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As Filed With The Securities And Exchange Commission on June 7, 2002

Registration No. 333-88776

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ANTHEM, INC.

(Exact name of Registrant as specified in its charter)

Indiana	6324	35-2145715
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

120 Monument Circle
Indianapolis, Indiana 46204
(317) 488-6000

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

DAVID R. FRICK
Executive Vice President and Chief Legal and Administrative Officer
Anthem, Inc.
120 Monument Circle
Indianapolis, Indiana 46204
(317) 488-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Stephen M. Kotran, Esq. Sullivan & Cromwell 125 Broad Street New York, New York 10004 (212) 558-4000	James A. Aschleman, Esq. Baker & Daniels 300 N. Meridian Street Suite 2700 Indianapolis, Indiana 46204 (317) 237-0300	J. Christopher Wiltshire, Esq. Trigon Healthcare, Inc. 2015 Staples Mill Road Richmond, Virginia 23230 (804) 354-7000	R. Gordon Smith, Esq. McGuireWoods LLP One James Center 901 East Cary Street Richmond, Virginia 23219 (804) 775-1000	Edward D. Herlihy, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000

        Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  / /

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

        Anthem, Inc. and Trigon Healthcare, Inc. have entered into a merger agreement and agreed to combine their companies. We believe that through combining operating expertise and capturing new efficiencies, the merger of Anthem and Trigon will allow us to advance the long-term interests of both companies and to create more shareholder value than could be achieved by either company individually.

        If the merger is completed, Trigon shareholders will have the right to receive, subject to adjustment as set forth in the merger agreement, $30.00 in cash, without interest, and 1.062 shares of Anthem common stock for each share of Trigon Class A common stock they hold. Anthem shareholders will continue to own their existing Anthem shares and will own approximately 72% of the combined company's common stock. The implied value of one share of Trigon Class A common stock on June 6, 2002, the last practicable trading day before the distribution of this document, was $104.82, based on the closing price of Anthem common stock on that date plus $30.00. This value will fluctuate prior to completion of the merger.

        We cannot complete the merger unless, among other things, the shareholders of both our companies approve it. Each of us will hold a special meeting of our shareholders to vote on this merger proposal. Your vote is important. The places, dates and times of the special meetings are as follows:

For Anthem shareholders:
July 23, 2002
10:00 a.m., local time
Anthem, Inc.
120 Monument Circle
Indianapolis, Indiana 46204
Anthem's board of directors unanimously recommends that Anthem shareholders vote FOR the issuance of Anthem common stock in the merger.
For Trigon shareholders:
July 23, 2002
11:00 a.m., local time
Trigon Healthcare, Inc.
2015 Staples Mill Road
Richmond, Virginia 23230
Trigon's board of directors unanimously recommends that Trigon shareholders vote FOR approval of the merger agreement.

        This document describes the shareholder meetings, the merger, the documents related to the merger and other related matters. Please read this entire document carefully, including the section discussing risk factors beginning on page 16. You can also obtain information about our companies from documents that we have each filed with the Securities and Exchange Commission.

LARRY C. GLASSCOCK	THOMAS G. SNEAD, JR.
President and Chief Executive Officer Anthem, Inc.	Chairman and Chief Executive Officer Trigon Healthcare, Inc.

        Anthem common stock is listed on the New York Stock Exchange under the symbol "ATH." Trigon Class A common stock is listed on the New York Stock Exchange under the symbol "TGH."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Anthem common stock to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

        The date of this joint proxy statement/prospectus is June 7, 2002, and it is first being mailed or otherwise delivered to Anthem shareholders and Trigon shareholders on or about June 12, 2002.

REFERENCES TO ADDITIONAL INFORMATION

        This document incorporates important business and financial information about Trigon from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document, other than certain exhibits to those documents, by requesting them in writing or by telephone from Trigon at the following address:

Trigon Healthcare, Inc.

2015 Staples Mill Road

Richmond, Virginia 23230

Attention:  Chris Drake

                    Investor Relations

Telephone: (804) 354-3463

        You will not be charged for any of these documents that you request. Trigon shareholders requesting documents should ensure that Trigon receives the request on or before July 15, 2002 in order to receive them before the Trigon special meeting.

        See "WHERE YOU CAN FIND MORE INFORMATION" on page 186.

120 Monument Circle
Indianapolis, Indiana 46204

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Anthem's Shareholders:

        NOTICE IS HEREBY GIVEN that a special meeting of Anthem shareholders will be held at Anthem's headquarters, 120 Monument Circle, Indianapolis, Indiana, at 10:00 a.m., local time, on July 23, 2002. The purpose of the Anthem special meeting is to consider and to vote upon the following matters:

  •
  a proposal to issue shares of Anthem common stock in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of April 28, 2002, among Anthem, AI Sub Acquisition Corp., a direct wholly owned subsidiary of Anthem, and Trigon Healthcare, Inc.; and
  •
  such other business as may properly come before the Anthem special meeting or any adjournment or postponement thereof.

        In the merger, each share of Trigon Class A common stock will be converted into, subject to adjustment as set forth in the merger agreement, the right to receive $30.00 in cash, without interest, and 1.062 shares of Anthem common stock. Your attention is directed to the joint proxy statement/prospectus accompanying this notice for a discussion of the merger. A copy of the merger agreement is included as Appendix A to the accompanying joint proxy statement/prospectus.

        Anthem has fixed the close of business on June 6, 2002 as the record date for the Anthem special meeting, and only Anthem shareholders of record at such time will be entitled to receive notice of and to vote at the special meeting or any adjournment or postponement thereof. In order to approve the issuance of Anthem common stock in the merger, the total number of votes cast at the Anthem special meeting must represent over 50% of all Anthem common stock entitled to vote, and a majority of the shares voting at the Anthem special meeting must vote in favor of the issuance. Therefore, your vote is very important. A complete list of Anthem shareholders entitled to vote at the Anthem special meeting will be made available for inspection by any Anthem shareholder for five business days prior to the Anthem special meeting at the principal executive offices of Anthem and at the time and place of the Anthem special meeting.

        All Anthem shareholders entitled to notice of, and to vote at, the Anthem special meeting are cordially invited to attend the Anthem special meeting in person. However, to ensure your representation at the special meeting, please submit your proxy, either by mail, by telephone or through the Internet with voting instructions. The submission of your proxy will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of Anthem common stock who is present at the Anthem special meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the vote is taken at the Anthem special meeting.

        The Anthem board of directors has unanimously approved the merger agreement and unanimously recommends that Anthem shareholders vote "FOR" the issuance of Anthem common stock in the merger.

        YOUR VOTE IS IMPORTANT.

                      BY ORDER OF THE BOARD OF DIRECTORS,

                      Nancy L. Purcell
                      Secretary

Indianapolis, Indiana
June 7, 2002

2015 Staples Mill Road
Richmond, Virginia 23230

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Trigon's Shareholders:

        NOTICE IS HEREBY GIVEN that a special meeting of Trigon shareholders will be held at Trigon's headquarters at 2015 Staples Mill Road, Richmond, Virginia, at 11:00 a.m., local time, on July 23, 2002. The purpose of the Trigon special meeting is to consider and to vote upon the following matters:

  •
  a proposal to approve the Agreement and Plan of Merger, dated as of April 28, 2002 among Anthem, Inc., AI Sub Acquisition Corp., a direct wholly owned subsidiary of Anthem, and Trigon, and the transactions contemplated by the merger agreement, including the merger; and
  •
  such other business as may properly come before the Trigon special meeting or any adjournment or postponement thereof.

        In the merger, each share of Trigon Class A common stock will be converted into, subject to adjustment as set forth in the merger agreement, the right to receive $30.00 in cash, without interest, and 1.062 shares of Anthem common stock. Your attention is directed to the joint proxy statement/prospectus accompanying this notice for a discussion of the merger. A copy of the merger agreement is included as Appendix A to the accompanying joint proxy statement/prospectus.

        Trigon has fixed the close of business on June 6, 2002 as the record date for the Trigon special meeting, and only Trigon shareholders of record at such time will be entitled to receive notice of and to vote at the special meeting or any adjournment or postponement thereof. In order to approve the merger agreement and the transactions contemplated by the merger agreement, more than 66 2/3% of the outstanding shares of Trigon Class A common stock entitled to vote must vote to approve the merger agreement. Therefore, your vote is very important. A list of Trigon shareholders entitled to vote at the special meeting will be available for inspection by any shareholder during regular business hours at Trigon's offices, 2015 Staples Mill Road, Richmond, Virginia, for ten days prior to the date of the special meeting and will also be available at the special meeting.

        All Trigon shareholders entitled to notice of, and to vote at, the Trigon special meeting are cordially invited to attend the Trigon special meeting in person. However, to ensure your representation at the special meeting, please submit your proxy, either by mail, by telephone or through the Internet with voting instructions. The submission of your proxy will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of Trigon common stock who is present at the Trigon special meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the vote is taken at the Trigon special meeting.

        The Trigon board of directors has unanimously determined that the terms of the merger agreement and the transactions contemplated by it are advisable, fair to and in the best interests of Trigon and its shareholders and unanimously recommends that Trigon shareholders vote "FOR" the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

        YOUR VOTE IS IMPORTANT.

                        BY ORDER OF THE BOARD OF DIRECTORS,

                        J. Christopher Wiltshire
                        Secretary

Richmond, Virginia
June 7, 2002

QUESTIONS AND ANSWERS ABOUT THE MERGER	1
SUMMARY	2
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF ANTHEM	9
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TRIGON	11
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION	13
COMPARATIVE PER SHARE DATA	14
RISK FACTORS	16
RISKS RELATING TO THE MERGER	16
RISKS RELATING TO THE BUSINESS OF ANTHEM, TRIGON AND THE COMBINED COMPANY	18
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	26
THE ANTHEM SPECIAL MEETING	27
THE TRIGON SPECIAL MEETING	31
INFORMATION ABOUT THE COMPANIES	35
REGULATORY AND OTHER APPROVALS REQUIRED FOR THE MERGER	37
THE MERGER	39
THE MERGER AGREEMENT	73
THE TRIGON STOCK OPTION AGREEMENT	89
ACCOUNTING TREATMENT	93
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	94
BUSINESS OF ANTHEM	97
BUSINESS OF AI SUB ACQUISITION CORP.	130
DESCRIPTION OF ANTHEM'S CAPITAL STOCK	131
DESCRIPTION OF ANTHEM'S EQUITY SECURITY UNITS	136
ANTHEM'S MANAGEMENT	139
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	156
TRIGON SHAREHOLDER PROTECTION RIGHTS AGREEMENT	158
COMPARISON OF SHAREHOLDERS' RIGHTS	159
COMPARATIVE MARKET PRICES AND DIVIDENDS	177
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION	178
EXPERTS	184
LEGAL MATTERS	184
OTHER MATTERS	184
WHERE YOU CAN FIND MORE INFORMATION	186
ANTHEM MANAGEMENT'S DISCUSSION AND ANALYSIS AND FINANCIAL STATEMENTS	F-1

APPENDICES

APPENDIX A	Agreement and Plan of Merger, dated as of April 28, 2002, among Anthem, Inc., AI Sub Acquisition Corp. and Trigon Healthcare, Inc.	A-1
APPENDIX B	Stock Option Agreement, dated as of April 28, 2002, between Anthem, Inc. and Trigon Healthcare, Inc.	B-1
APPENDIX C	Opinion of Goldman, Sachs & Co.	C-1
APPENDIX D	Opinion of Bear, Stearns & Co. Inc.	D-1

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:
What do I need to do now?
A:
After you have carefully read this entire document, please vote your shares of either Anthem common stock or Trigon Class A common stock. You may do this either by completing, signing, dating and mailing the enclosed proxy card or by submitting your proxy by telephone or through the Internet, as explained in this document. This will enable your shares to be represented and voted at the Anthem special meeting or the Trigon special meeting.
Q:
Why is my vote important?
A:
If you do not return your proxy card, submit your proxy by telephone or through the Internet or vote in person at your special meeting, it will be more difficult for Anthem and Trigon to obtain the necessary quorum to hold their special meetings. In addition, if you are an Anthem shareholder, your failure to vote will have the result of reducing the number of affirmative votes required to approve the issuance of Anthem common stock in the merger. If you are a Trigon shareholder, your failure to vote will have the same effect as a vote against approval of the merger agreement.
Q:
If my shares are held in "street name" by my broker, will my broker automatically vote my shares for me?
A:
No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions your broker provides. Please check the voting form used by your broker to see if it offers telephone or Internet voting.
Q:
What if I fail to instruct my broker?
A:
If you fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, the resulting broker "non-vote" will be counted toward a quorum at the respective special meeting, but it will otherwise have the consequences set forth above under "Why is my vote important?"
Q:
Can I attend the special meeting and vote my shares in person?
A:
Yes. Shareholders of record of both Anthem and Trigon are invited to attend their respective special meetings and can vote in person at their meetings. If a broker holds your shares, then you are not the shareholder of record and you must ask your broker how you can vote in person at the special meeting.
Q:
Can I change my vote?
A:
Yes. If you have not voted through your broker, there are three ways you can change your proxy instructions after you have submitted your proxy card, or submitted your proxy telephonically, or through the Internet.
•
First, you may send a written notice to the person to whom you submitted your proxy revoking your proxy.
•
Second, you may complete and submit a new proxy card or submit a new proxy by telephone or through the Internet. The latest proxy actually received by Anthem or Trigon before the shareholders' meeting will be counted, and any earlier proxies will be revoked.
•
Third, you may attend the Anthem special meeting or the Trigon special meeting and vote in person. Any earlier proxy will thereby be revoked. However, simply attending the meeting without voting will not revoke your proxy.

  If you have instructed a broker to vote your shares, you must follow directions you receive from your broker in order to change or revoke your vote.

Q:
Should I send in my stock certificates now?
A:
No. You should not send in your stock certificates at this time. Trigon shareholders will need to exchange their Trigon stock certificates for cash and Anthem stock certificates after we complete the merger. We will send you instructions for exchanging Trigon stock certificates at that time. Anthem shareholders do not need to exchange their stock certificates as a result of the merger.
Q:
Whom should I call with questions?
A:
Anthem and Trigon shareholders with any questions about the merger and related transactions should call Georgeson Shareholder Communications, Inc. toll-free at 1-866-811-4117.

SUMMARY

        This summary highlights selected information from this document. It does not contain all of the information that may be important to you. We urge you to read carefully the entire document and the other documents to which this document refers you in order to fully understand the merger and the related transactions. See "WHERE YOU CAN FIND MORE INFORMATION" on page 186. Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

The Companies (page 35)

Anthem, Inc.

        120 Monument Circle
Indianapolis, Indiana 46204
(317) 488-6000

        Anthem is one of the nation's largest health benefits companies, serving approximately eight million members, primarily in Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Maine, Colorado and Nevada. Anthem holds the leading market position in seven of these eight states and owns the exclusive right to market its products and services using the Blue Cross[nc_cad,176] Blue Shield[nc_cad,176], or BCBS, names and marks in all eight states under license agreements with the Blue Cross Blue Shield Association, or BCBSA, an association of independent BCBS plans. Anthem seeks to be a leader in the health benefits industry by offering a broad selection of flexible and competitively priced health benefits products.

Trigon Healthcare, Inc.

        2015 Staples Mill Road
Richmond, Virginia 23230
(804) 354-7000

        Trigon is Virginia's largest health benefits company, providing a broad range of health, wellness and healthcare financing programs and services to more than two million members. Trigon offers indemnity, preferred provider organization and health maintenance organization products as well as health management services such as disease management and high-risk maternity programs. Trigon owns the exclusive right to market its products and services using the BCBS names and marks in the Commonwealth of Virginia, excluding a small portion of northern Virginia consisting of suburbs adjacent to Washington, D.C.

AI Sub Acquisition Corp.

        AI Sub Acquisition Corp. is an Indiana corporation and a direct wholly owned subsidiary of Anthem. AI Sub Acquisition Corp. was formed exclusively for the purpose of completing the merger.

The Merger (page 39)

        We are proposing a merger of Trigon with and into AI Sub Acquisition Corp., with AI Sub Acquisition Corp. as the surviving corporation in the merger. After the merger is completed, the surviving corporation will be a wholly owned subsidiary of Anthem and will be named "Anthem Southeast, Inc."

Merger Consideration (page 39)

        As a result of the merger, each Trigon shareholder will have the right to receive, subject to adjustment as set forth in the merger agreement, $30.00 in cash, without interest, and 1.062 shares of Anthem common stock for each share of Trigon Class A common stock held. Upon completion of the merger, we expect that Anthem shareholders will own approximately 72% of the combined company and Trigon shareholders will own approximately 28% of the combined company. Anthem will not issue any fractional shares. Trigon shareholders will instead receive an amount in cash equal to the value of any fractional shares that would have been issued, which value will be based on the closing price of Anthem common stock on the trading day on which the merger is completed.

For example: if you hold 100 shares of Trigon Class A common stock you will receive $3,000 plus 106 shares of Anthem common stock. In addition, you will receive a cash payment in lieu of the 0.2 shares of Anthem common stock that you would have otherwise received.

        We have also agreed that if, at the time we would otherwise complete the merger, the market price of a share of Anthem common stock is less than $55.00 and has underperformed a weighted average index of the market prices of shares of common stock of the health benefits companies set forth in the merger agreement by 15% or more since April 26, 2002, Trigon may terminate the merger agreement. However, if Trigon elects to terminate the merger agreement under such circumstances, Anthem will have the right, but not the obligation, to prevent the merger agreement from being terminated by either increasing the number of shares of Anthem common stock to be issued for each share of Trigon Class A common stock or increasing the amount of cash to be paid for each share of Trigon Class A common stock, or a combination of both, in order to satisfy the minimum price criteria contained in the merger agreement. Anthem will not be able to increase the amount of cash to be paid for each share of Trigon Class A common stock unless after such increase, the status of the merger as a "reorganization" under the Internal Revenue Code is preserved.

Share Information and Comparative Market Prices (page 66 and page 177)

        Anthem common stock is listed on the New York Stock Exchange under the symbol "ATH." Trigon Class A common stock is listed on the New York Stock Exchange under the symbol "TGH." The following table sets forth the closing sale prices of Anthem common stock and Trigon Class A common stock as reported on the New York Stock Exchange on April 26, 2002, the last trading day before we announced the merger, and on June 6, 2002, the last practicable trading day before the distribution of this document. This table also shows the implied value of one share of Trigon Class A common stock, which we calculated by multiplying the closing price of Anthem common stock on those dates by 1.062 and adding $30.00.

	Anthem Common Stock	Trigon Class A Common Stock	Implied Value of One Share of Trigon Class A Common Stock
April 26, 2002	$70.70	$84.25	$105.08
June 6, 2002	$70.45	$104.70	$104.82

        The market prices of both Anthem common stock and Trigon Class A common stock will fluctuate prior to the merger. Therefore, you should obtain current market quotations for Anthem common stock and Trigon Class A common stock.

Material United States Federal Income Tax Consequences of the Merger to Trigon Shareholders (page 94)

        The receipt of Anthem common stock by Trigon shareholders in exchange for their Trigon Class A common stock in the merger will generally be tax-free. Trigon shareholders will generally recognize gain with respect to the cash they receive in the merger.

        Tax matters can be complicated and the tax consequences of the merger to Trigon shareholders will depend on each shareholder's particular tax situation. Trigon shareholders should consult their tax advisors to fully understand the tax consequences of the merger to them.

Reasons for the Merger (page 44 and page 47)

        Our companies are proposing to merge because, among other things, we believe that:

  •
  the merger will provide Anthem with an excellent opportunity to expand its services to a new region as well as to capitalize upon Anthem's and Trigon's business models;

  •
  both companies have a common strategic focus on delivering the highest value to customers and, working together, we expect to expand future opportunities and capture new efficiencies; and

  •
  the merger will strengthen the combined company's position as a competitor in the health benefits industry, which is rapidly changing, consolidating and growing more competitive.

Recommendations to Shareholders (page 44 and page 47)

        The Anthem board of directors has unanimously approved the merger agreement and unanimously recommends that Anthem's shareholders vote "FOR" the issuance of Anthem common stock in the merger.

        The Trigon board of directors has unanimously determined that the terms of the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Trigon and its shareholders and unanimously recommends that Trigon shareholders vote "FOR" approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Opinion of Anthem's Financial Advisor (page 50)

        Goldman, Sachs & Co. delivered its written opinion to Anthem's board of directors to the effect that, as of April 28, 2002, and based upon and subject to the factors and assumptions set forth therein, the $30.00 in cash and 1.062 shares of Anthem common stock to be paid for each outstanding share of Trigon Class A common stock is fair, from a financial point of view, to Anthem.

        The full text of the written opinion of Goldman Sachs, dated April 28, 2002, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C to this document. Goldman Sachs provided its opinion for the information and assistance of Anthem's board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any Anthem shareholder should vote with respect to the issuance of Anthem common stock in the merger. Anthem's shareholders are urged to read the opinion in its entirety.

Opinion of Trigon's Financial Advisor (page 59)

        Bear, Stearns & Co. Inc. has delivered its written opinion to Trigon's board of directors to the effect that, as of April 27, 2002, and based upon and subject to the considerations set forth therein, the $30.00 in cash, without interest, and 1.062 shares of Anthem common stock to be paid for each share of Trigon Class A common stock is fair, from a financial point of view, to the holders of Trigon Class A common stock.

        The written opinion of Bear Stearns, dated April 27, 2002, is attached as Appendix D to this document. The opinion sets forth assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Bear Stearns in providing its opinion. The written opinion of Bear Stearns is directed to Trigon's board of directors and addresses only the fairness from a financial point of view to the holders of Trigon Class A common stock, as of the date of the opinion, of the per share merger consideration to be paid by Anthem pursuant to the merger agreement. The written opinion of Bear Stearns does not address any other aspect of the transaction and does not constitute a recommendation to Trigon's shareholders as to how to vote at Trigon's shareholder meeting. If you are a Trigon shareholder, you are urged to carefully read the entire opinion in Appendix D.

Neither Anthem nor Trigon Shareholders have Dissenters' Rights (page 67)

        Anthem is incorporated in Indiana; Trigon is incorporated in Virginia. Under Indiana law, Anthem shareholders do not have any right to a court determination of the fair value of their shares of Anthem common stock in connection with the merger. Similarly, under Virginia law, Trigon shareholders do not have any right to a court determination of the fair value of their shares of Class A common stock in connection with the merger.

The Merger Agreement (page 73)

        The merger agreement is attached as Appendix A to this document. We urge you to read the entire document because it is the legal document governing the merger.

Conditions that Must be Satisfied or Waived for the Merger to Occur (page 77)

        As more fully described in this document and the merger agreement, the completion of the merger depends on a number of conditions being satisfied or waived, including receipt of shareholder, regulatory and BCBSA approvals and tax opinions.

        Although we expect to complete the merger during the second half of 2002, we cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (page 83)

        We may mutually agree to terminate the merger agreement before completing the merger, even after approval of the merger agreement by Trigon shareholders and approval of the issuance of Anthem common stock by Anthem shareholders. Each of us may also terminate the merger agreement if Anthem's shareholders do not approve the issuance of Anthem common stock in the merger or if a final injunction is issued against the merger.

        Also, either of us may decide to terminate the merger agreement, even after the requisite shareholder approvals have been received, if the merger has not been completed by January 28, 2003 or, generally, if the closing conditions in the merger agreement, such as obtaining the necessary regulatory approvals, have become incapable of satisfaction or the other party has materially breached the merger agreement and the breach has not been cured or is incapable of being cured.

        In addition, Anthem may terminate the merger agreement under the circumstances described in the merger agreement if Trigon's board of directors withdraws, amends or modifies its recommendation of the merger in a manner adverse to Anthem or approves or recommends a business combination transaction with a person other than Anthem or if Trigon's shareholders do not approve the merger agreement. Additionally, subject to Anthem's right to increase the merger consideration to prevent the merger agreement from being terminated, Trigon may terminate the merger agreement if, at the time the parties would otherwise complete the merger, the market price of a share of Anthem common stock, as determined as set forth in the merger agreement, is less than $55.00 and has underperformed a weighted average index of the market prices of shares of common stock of the health benefits companies set forth in the merger agreement by 15% or more since April 26, 2002.

Termination Fees (page 86)

        We have agreed that, under specific circumstances described in the merger agreement, Trigon will be obligated to pay Anthem a termination fee of up to $189.2 million. These circumstances generally include a third party proposing a business combination transaction with Trigon and, prior to the withdrawal of such proposal:

  •
  Trigon's board of directors withdraws, amends or modifies its recommendation of the merger in a manner adverse to Anthem or approves or recommends the business combination transaction with the third party;

  •
  Trigon shareholders do not approve the merger agreement; or

  •
  Trigon materially breaches its agreement to, among other things, use its reasonable best efforts to solicit and obtain its shareholders' approval of the merger agreement, not solicit, encourage or facilitate a business combination with a third party or negotiate with or provide confidential information to third parties in connection with such a business combination transaction.

        In addition, generally, in order for the termination fee to be payable, Trigon must sign an agreement regarding, or complete, a business combination transaction with a third party within 12 months after termination of the merger agreement; however, if Anthem terminates the merger agreement by the end of the first business day following notice that Trigon's board of directors has withdrawn, amended or modified its recommendation of the merger or approved or recommended a business combination transaction with a third party and such proposed transaction is still pending at the time of such termination, half of the termination fee—approximately $94.6 million—will be payable in cash within one business day of that termination. The other half will be payable only if and when a business combination transaction with a third party is actually signed or completed within 12 months after termination of the merger agreement.

Trigon Granted a Stock Option to Anthem (page 89)

        To induce Anthem to enter into the merger agreement, Trigon granted Anthem an option to purchase up to an aggregate of 19.9% of the shares of Trigon Class A common stock at a price per share of $84.25. Anthem cannot exercise this option, or require Trigon to repurchase this option or any shares purchased under it, unless the merger agreement is terminated and the full termination fee of approximately $189.2 million (or the remaining $94.6 million portion of such fee) due under the merger agreement is payable. Additionally, Anthem may not exercise the option for 5% or more of the outstanding shares of Trigon Class A common stock without receiving BCBSA approval.

        We do not know of any event that has occurred as of the date of this document that would allow Anthem to exercise this option. The aggregate value of the termination fees that could become due under the merger agreement and the profit realizable under the option are capped at approximately $189.2 million.

        The option could have the effect of discouraging other companies from trying to acquire Trigon until the merger is completed.

        The Trigon stock option agreement is attached to this document as Appendix B.

Treatment of Trigon Stock Options and Restricted Stock (page 87)

        As a general matter, each outstanding Trigon stock option will become fully vested and exercisable upon approval of the merger agreement by Trigon shareholders, and in the merger each then-outstanding option will be converted into vested options to purchase Anthem common stock.

        The number of shares of Anthem common stock underlying the new Anthem option will equal the number of shares of Trigon Class A common stock for which the corresponding Trigon option was exercisable, multiplied by the option exchange ratio. The per share exercise price of each new Anthem option will equal the exercise price of the corresponding Trigon option divided by the option exchange ratio. The option exchange ratio is equal to the sum of 1.062 plus a fraction, the numerator of which is $30.00 and the denominator of which is the closing trading price of Anthem common stock on the business day prior to the completion of the merger. All shares of Trigon restricted Class A common stock will also vest upon approval of the merger agreement by Trigon shareholders and will be treated in the merger like other shares of Trigon Class A common stock.

Trigon's Directors and Executive Officers Have Financial Interests in the Merger (page 68)

        Trigon's directors and executive officers have interests in the merger as individuals in addition to, and that may be different from, their interests as Trigon shareholders. Each of the Anthem board of directors and the Trigon board of directors was aware of these interests of Trigon directors and executive officers and considered them in its decision to respectively approve or adopt the merger agreement.

        These interests include:

  •
  employment, executive severance and noncompetition agreements that Anthem and Trigon entered into with principal executive officers of Trigon;

  •
  cash payments and other benefits that may be due to other Trigon executive officers under existing executive continuity agreements in the event of a termination of employment following the merger;

  •
  acceleration and vesting of options and restricted stock upon approval of the merger agreement by Trigon shareholders, although some executive officers have agreed to waive vesting of their stock options until completion of the merger; and

  •
  the right to continued indemnification and insurance coverage by the surviving corporation for events occurring prior to or at the time of the merger.

        In addition, three members of Trigon's board of directors will become members of Anthem's board of directors upon completion of the merger, and the Chairman and Chief Executive Officer of Trigon will become President of Anthem's Southeast Region, which will be headquartered in Richmond, Virginia.

Regulatory and Other Approvals We Must Obtain for the Merger (page 37)

        The Virginia State Corporation Commission must approve the change of control of Trigon. To accomplish this, Anthem and Trigon filed a Form A "Application for Approval of Acquisition of Control of or Merger with a Domestic Insurer or Health Maintenance Organization" on May 31, 2002. The Virginia State Corporation Commission has scheduled a public hearing on the Form A application to begin July 10, 2002.

        Additionally, the BCBSA must approve the transfer to Anthem of Trigon's license to use the BCBS names and marks in Trigon's geographical territory. Anthem and Trigon have submitted a joint application requesting that, in connection with completion of the merger, the BCBSA grant to Anthem the license for the Trigon territory.

        Furthermore, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, provide that the merger may not be completed until premerger notification filings have been made to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and the specified waiting period thereunder has expired or is terminated. Even after the waiting period expires or is terminated, the Justice Department and the Federal Trade Commission will have the authority to challenge the merger on antitrust grounds before or after the merger is completed. Each of Anthem and Trigon filed a notification and report form for the merger with the Federal Trade Commission and the Justice Department on May 31, 2002.

        Although we do not know of any reason why we cannot obtain these approvals in a timely manner, we cannot be certain when or if we will obtain them, or what conditions may be imposed by any governmental or other regulatory or licensing authority or licensing party as a condition to granting its approval.

The Rights of Trigon Shareholders will be Governed by Different Laws and New Governing Documents After the Merger (page 159)

        Anthem is incorporated in Indiana; Trigon is incorporated in Virginia. Indiana and Virginia law differ, as do the rights of shareholders under the organizational documents of Anthem and Trigon. Accordingly, the rights of Trigon shareholders may change materially as a result of the completion of the merger and the Trigon shareholders becoming Anthem shareholders.

Listing of Anthem Common Stock (page 66)

        The shares of Anthem common stock to be issued in connection with the merger will be listed on the New York Stock Exchange under the symbol "ATH."

Anthem Special Meeting (page 27)

        Meeting.    The Anthem special meeting will be held on July 23, 2002, at 10:00 a.m., local time, at the headquarters of Anthem, 120 Monument Circle, Indianapolis, Indiana. At the Anthem special meeting, Anthem shareholders will be asked:

  1.
  To approve the issuance of shares of Anthem common stock in the merger; and

  2.
  To act on such other matters as may be properly brought before the Anthem special meeting.

        Record Date.    Anthem shareholders may cast one vote at the Anthem special meeting for each share of Anthem common stock that they owned at the close of business on June 6, 2002. On that date, there were 102,887,815 shares of Anthem common stock entitled to vote at the special meeting.

        Required Vote.    To approve the issuance of Anthem common stock in the merger, the total number of votes cast at the Anthem special meeting must represent over 50% of all Anthem common stock entitled to vote, and a majority of the shares voting at the Anthem special meeting must vote in favor of the issuance. Accordingly, an Anthem shareholder's failure to vote, a broker non-vote or an abstention will not constitute a vote for or against the approval of the issuance of Anthem common stock in the merger, but will reduce the aggregate number of shares voting at the Anthem special meeting and the number of shares of Anthem common stock required to approve the issuance of shares of Anthem common stock in the merger.

        As of the Anthem record date, directors and executive officers of Anthem and their affiliates beneficially owned or had the right to vote 125,574 shares of Anthem common stock, or less than 1% of the outstanding Anthem common stock entitled to be voted at the special meeting. At that date, directors and executive officers of Trigon and their affiliates, including Trigon, beneficially owned or had the right to vote 9,000 shares of Anthem common stock entitled to be voted at the meeting, or less than 1% of the outstanding Anthem common stock. To Anthem's knowledge, directors and executive officers of Anthem and their affiliates intend to vote their Anthem common stock in favor of the issuance of Anthem common stock in the merger.

Trigon Special Meeting (page 31)

        Meeting.    The Trigon special meeting will be held on July 23, 2002, at 11:00 a.m., local time, at the headquarters of Trigon, 2015 Staples Mill Road, Richmond, Virginia. At the Trigon special meeting, Trigon shareholders will be asked:

  1.
  To approve the merger agreement and the transactions contemplated by the merger agreement, including the merger; and

  2.
  To act on such other matters as may be properly brought before the Trigon special meeting.

        Record Date.    Trigon shareholders may cast one vote at the Trigon special meeting for each share of Trigon Class A common stock they owned at the close of business on June 6, 2002. On that date, there were 36,282,335 shares of Trigon Class A common stock entitled to vote at the special meeting.

        Required Vote.    To approve the merger agreement, the holders of more than 66 2/3% of the outstanding shares of Trigon Class A common stock entitled to be voted must vote in favor of the approval of the merger agreement. Accordingly, a Trigon shareholder's failure to vote, a broker non-vote or an abstention will have the same effect as a vote against approval of the merger agreement.

        As of the Trigon record date, directors and executive officers of Trigon and their affiliates beneficially owned or had the right to vote 1,347,085 shares of Trigon Class A common stock, or approximately 3.7% of the outstanding Trigon Class A common stock entitled to be voted at the special meeting. On that date, directors and executive officers of Anthem and their affiliates, including Anthem, beneficially owned or had the right to vote 100 shares of Trigon Class A common stock entitled to be voted at the meeting, or less than 1% of the outstanding Trigon Class A common stock. To Trigon's knowledge, directors and executive officers of Trigon and their affiliates intend to vote their Class A common stock in favor of the approval of the merger agreement.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF ANTHEM

        The following table summarizes financial information for Anthem. Anthem prepared this information using its unaudited consolidated financial statements for the three-month periods ended March 31, 2002 and 2001 and its consolidated financial statements for each of the years in the five-year period ended December 31, 2001, which have been audited by Ernst & Young LLP. You should read this information with Anthem's unaudited and audited consolidated financial statements and notes, Anthem management's discussion and analysis of financial condition and results of operations and unaudited pro forma combined financial information. See "ANTHEM MANAGEMENT'S DISCUSSION AND ANALYSIS AND FINANCIAL STATEMENTS—Audited Consolidated Financial Statements" on page F-34, "ANTHEM MANAGEMENT'S DISCUSSION AND ANALYSIS AND FINANCIAL STATEMENTS—Unaudited Consolidated Financial Statements" on page F-65, "ANTHEM MANAGEMENT'S DISCUSSION AND ANALYSIS AND FINANCIAL STATEMENTS—Management's Discussion and Analysis of Financial Condition and Results of Operations" on page F-2, and "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION" on page 178. In Anthem's opinion, the selected financial data for the three-month periods ended March 31, 2002 and 2001 include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of that data. The selected consolidated financial data do not necessarily indicate the results to be expected in the future.

	As of and for the Three Months Ended March 31		As of and for the Year Ended December 31
	2002	2001	2001	2000[1]	1999[1,2]	1998	1997
	(unaudited)
	($ in Millions, Except Per Share Data)
Income Statement Data
Total operating revenue	$2,748.6	$2,493.4	$10,120.3	$8,543.5	$6,080.6	$5,389.7	$5,110.0
Total revenues	2,812.4	2,560.5	10,444.7	8,771.0	6,270.1	5,682.4	5,332.2
Income from continuing operations	99.8	70.6	342.2	226.0	50.9	178.4	79.1
Net income (loss)	99.8	70.6	342.2	226.0	44.9	172.4	(159.0)
Per Share Data[3]
Basic income from continuing operations	$0.97	$0.68	$3.31	$2.19	$0.49	$1.73	$0.77
Diluted income from continuing operations	0.95	0.68	3.30	2.18	0.49	1.72	0.76
Other Data (unaudited)[4]
Operating revenue and premium equivalents[5]	$3,793.2	$3,390.1	$14,057.4	$11,800.1	$8,691.6	$7,987.4	$7,269.3
Operating gain (loss)	106.6	59.9	319.5	184.1	28.5	35.4	(82.2)
Benefit expense ratio	84.5%	85.2%	84.5%	84.7%	84.6%	83.0%	83.7%
Administrative expense ratio:
Calculated using operating revenue	18.4%	20.0%	19.6%	21.2%	24.2%	26.3%	26.6%
Calculated using operating revenue and premium equivalents	13.3%	14.7%	14.1%	15.3%	16.9%	17.8%	18.7%
Operating margin	3.9%	2.4%	3.2%	2.2%	0.5%	0.7%	(1.6)%
Members (000s)[6]
Midwest	5,070	4,760	4,854	4,454	4,253	4,046	4,345
East	2,292	2,186	2,260	2,093	1,397	968	916
West	809	662	769	595	486	—	—
Total	8,171	7,608	7,883	7,142	6,136	5,014	5,261
Balance Sheet Data
Total assets	$6,403.0	$5,896.3	$6,276.6	$5,708.5	$4,816.2	$4,359.2	$4,131.9
Long term debt	818.7	597.4	818.0	597.5	522.0	301.9	305.7
Total shareholders' equity[7]	2,126.0	1,980.9	2,060.0	1,919.8	1,660.9	1,702.5	1,524.7

(See footnotes on following page.)

1
The net assets and results of operations for BCBS-NH, BCBS-CO/NV and BCBS-ME are included from their respective acquisition dates of October 27, 1999, November 16, 1999 and June 5, 2000.

2
The 1999 operating gain includes a non-recurring charge of $41.9 million related to the settlement agreement with the Office of Inspector General, or OIG. Net income for 1999 includes contributions totaling $114.1 million ($71.8 million, net of tax) to non-profit foundations in the states of Kentucky, Ohio and Connecticut to settle charitable asset claims.

3
There were no shares or dilutive securities outstanding prior to November 2, 2001 (date of demutualization and initial public offering). Accordingly, amounts prior to 2002 represent pro forma earnings per share. For comparative pro forma earnings per share presentation, the weighted average shares outstanding and the effect of dilutive securities for the period from November 2, 2001 to December 31, 2001 was used to calculate pro forma earnings per share for all periods prior to 2002.

4
Operating gain (loss) consists of operating revenue less benefit and administrative expenses. The benefit expense ratio represents benefit expense as a percentage of premium revenue. The administrative expense ratio represents administrative expense as a percentage of operating revenue and has also been presented as a percentage of operating revenue and premium equivalents. Operating margin represents operating gain (loss) as a percentage of operating revenue.

5
Operating revenue and premium equivalents is a measure of the volume of business serviced by Anthem that is commonly used in the health benefits industry to allow for a comparison of operating efficiency among companies. It is calculated by adding to premiums, administrative fees and other revenue the amount of claims attributable to non-Medicare, self-funded health business where Anthem provides a complete array of customer service, claims administration and billing and enrollment services. The self-funded claims included for the three months ended March 31, 2002 and 2001 were $1,044.6 and $896.7, respectively, and for the years ended December 31, 2001, 2000, 1999, 1998 and 1997 were $3,937.1, $3,256.6, $2,611.0, $2,597.7 and $2,159.3, respectively.

6
Excludes TRICARE members of 419,000 at March 31, 2001 and 128,000, 129,000 and 153,000 at December 31, 2000, 1999, and 1998, respectively. The TRICARE operations were sold on May 31, 2001.

7
Represents policyholders' surplus prior to November 2, 2001.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TRIGON

        The following table summarizes financial information for Trigon. Trigon prepared this information using its unaudited consolidated financial statements for the three-month periods ended March 31, 2002 and 2001 and its consolidated financial statements for each of the years in the five-year period ended December 31, 2001, which have been audited by KPMG LLP. You should read this information in conjunction with Trigon's unaudited and audited consolidated financial statements and notes and Management's Discussion and Analysis of Financial Condition and Results of Operations included in Trigon's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 and Annual Report on Form 10-K for the year ended December 31, 2001, each of which are incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION" on page 186. In Trigon's opinion, the selected financial data for the three-month periods ended March 31, 2002 and 2001 include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of that data. The selected consolidated financial data do not necessarily indicate the results to be expected in the future.

	As of and for the Three Months Ended March 31		As of and for the Year Ended December 31
	2002	2001	2001	2000	1999	1998	1997
	(unaudited)
	($ in Millions, Except Per Share Data)
Statement of Operations Data
Revenues
Premium and fee revenues	$805.5	$700.4	$2,906.0	$2,500.5	$2,247.0	$2,049.4	$1,909.4
Investment income, net realized gains (losses) and other revenues	20.2	27.7	69.0	111.1	99.4	187.0	153.1

Total revenues	825.7	728.1	2,975.0	2,611.6	2,346.4	2,236.4	2,062.5
Net income	35.2	32.4	116.1	112.0	20.5	123.6	95.1
Earnings per share[1]
Basic net income	$0.99	$0.87	$3.20	$2.98	$0.50	$2.92	$1.87
Diluted net income	0.96	0.84	3.11	2.90	0.49	2.88	1.86
Pro forma earnings per share[2]
Basic and diluted pro forma net income	$—	$—	$—	$—	$—	$—	$2.23
Balance Sheet Data
Cash and investments	$1,867.3	$1,803.1	$1,838.5	$1,781.7	$1,741.0	$1,590.0	$1,370.9
Total assets	2,726.4	2,528.9	2,582.5	2,448.5	2,314.1	2,174.2	1,928.8
Total borrowings[3]	299.7	285.4	299.7	275.4	248.0	89.3	90.1
Total liabilities	1,680.2	1,532.0	1,562.1	1,433.6	1,377.1	1,103.0	970.1
Total shareholders' equity	1,046.2	996.9	1,020.4	1,014.9	937.0	1,071.2	958.7
Other Data (unaudited)
Commercial medical cost ratio[4]	81.6%	81.3%	81.2%	80.6%	82.6%[6]	82.5%	83.5%
Selling, general and administrative expense ratio[4]	11.7%	12.3%	12.0%	12.7%	15.0%[6]	12.8%	12.4%
Operating income (loss)[5]	$41.8	$31.5	$139.5	$95.6	$(35.3)[6]	$31.6	$21.2
Operating margin ratio[5]	5.2%	4.5%	4.8%	3.8%	(1.6)%[6]	1.5%	1.1%
Diluted net income per share excluding net realized gains (losses)[7]	$1.14	$0.95	$4.09	$3.35 [8]	$0.84 [8]	$1.71	$—
Diluted pro forma net income per share excluding net realized gains[2,7]	$—	$—	$—	$—	$—	$—	$1.40

(See footnotes on following page.)

1
Reflects net income per share for the period after February 5, 1997, the effective date of the demutualization and initial public offering (IPO). For 1997, net income after demutualization and IPO was $79 million.

2
Pro forma per share data for 1997 gives effect to the demutualization and IPO as if they had taken place on January 1, 1997 using the assumptions in Trigon's pro forma presentation in its Form S-1 filed in connection with its IPO with the Securities and Exchange Commission in 1997.

3
The amounts reported for 2001 and 2000 include the current and noncurrent portions of the commercial paper liability while the amounts reported for 1997 to 1999 represent the noncurrent liability for a revolving credit facility repaid during 2000 with the issuance of the commercial paper. (See note 11 to the consolidated financial statements included in Trigon's Annual Report on Form 10-K for the year ended December 31, 2001.)

4
The commercial medical cost ratio is calculated as a percentage of commercial premiums, which relate to Trigon's health benefits business other than Federal Employee Program business and self-funded business. The selling, general and administrative expense ratio is calculated as a percentage of total revenues excluding amounts attributable to claims under self-funded arrangements, investment income and net realized gains (losses).

5
Operating income is calculated as the sum of premium and fee revenues and other revenues less the sum of medical and other benefit costs and selling, general and administrative expenses. It differs from income before income taxes and minority interest because it excludes both income and net realized gains or losses from investment securities and interest expense on debt. Operating income is intended to be used as a measure of operating performance of Trigon's health care business and does not capture Trigon's performance of its investment portfolio and the interest incurred on debt. The operating margin ratio is calculated by dividing operating income by the sum of premium and fee revenues and other revenues. Trigon's definition of operating income and the resulting operating margin ratio may not be comparable to similarly titled measures reported by other companies and should not be construed as a substitute for, or a better indicator of, pretax profitability than income before income taxes and minority interest, which is determined in accordance with generally accepted accounting principles in the U.S., or GAAP.

6
Operating income and the selected ratios for 1999 include the pretax charge of $79.9 million related to a subsidiary's exit of the health insurance market. (See note 17 to the consolidated financial statements included in Trigon's Annual Report on Form 10-K for the year ended December 31, 2001.) Excluding this item, operating income and the selected ratios for 1999 would have been: operating income, $44.6 million; commercial medical cost ratio, 81.4%; selling, general and administrative expense ratio, 13.2%; and operating margin ratio, 2.0%.

7
Net income per share excluding net realized gains and losses is defined as net income excluding the after-tax impact of net realized gains and losses on investment securities divided by the weighted average shares outstanding. Pro forma net income per share excluding net realized gains is calculated as pro forma net income per share excluding the pro forma after-tax amounts for net realized gains divided by pro forma weighted average shares outstanding. Investors use these calculations as a measure of profitability excluding the variability of net realized gains and losses on investment securities. Trigon's definition of this non-GAAP measure may not be comparable to similarly titled measures used by other companies and should not be construed as a substitute for, or a better indicator of, company performance than net income per share, which is determined in accordance with GAAP.

8
The 1999 amount includes the after-tax charge of $51.9 million, or a loss of $1.25 per common diluted share, related to a subsidiary's exit of the health insurance market. Excluding this charge, diluted net income per share excluding realized losses for 1999 would have been $2.09. The 2000 amount includes the favorable tax benefit of $2.7 million, or $0.07 per common diluted share, realized on the sale of a subsidiary. Excluding this tax benefit, net income per share excluding realized losses for 2000 would have been $3.28. (See note 17 to the consolidated financial statements included in Trigon's Annual Report on Form 10-K for the year ended December 31, 2001.)

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

        The following selected unaudited pro forma combined financial information combines historical amounts of Anthem and Trigon, adjusted to reclassify Trigon's information to Anthem's presentation format and to reflect the effects of the merger. The table sets forth the information as if the merger had become effective on March 31, 2002, with respect to balance sheet data, and at the beginning of the periods presented, with respect to income statement data. The pro forma data in the tables assume that the merger is accounted for using the purchase method of accounting. See "ACCOUNTING TREATMENT" on page 93. The selected unaudited pro forma combined financial data has been derived from and should be read in conjunction with the unaudited pro forma combined financial statements and the related notes included herein and should be read in conjunction with the consolidated financial statements of Trigon, which are incorporated herein by reference, and of Anthem, which are included herein. See "WHERE YOU CAN FIND MORE INFORMATION" on page 186, "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION" on page 178, "ANTHEM MANAGEMENT'S DISCUSSION AND ANALYSIS AND FINANCIAL STATEMENTS—Audited Consolidated Financial Statements" on page F-34 and "ANTHEM MANAGEMENT'S DISCUSSION AND ANALYSIS AND FINANCIAL STATEMENTS—Unaudited Consolidated Financial Statements" on page F-65.

        The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, should not be relied upon as being indicative of the results that could actually have been obtained if the merger had been in effect for the periods described below or the future results of the combined company.

	As of and for the Three Months Ended March 31, 2002	For the Year Ended December 31, 2001
Unaudited Pro Forma Combined Income Statement Data:
Total operating revenue	$3,575.4	$13,106.7
Total revenues	3,650.8	13,469.9
Net income	118.2	389.8
Unaudited Pro Forma Combined Balance Sheet Data:
Investments	$5,810.7	—
Goodwill and other intangible assets	3,643.0	—
Total assets	11,720.5	—
Total policy liabilities	2,353.3	—
Long term debt, less current portion	1,968.7	—
Total shareholders' equity	4,995.3	—

COMPARATIVE PER SHARE DATA

        The following table sets forth for Anthem common stock and Trigon Class A common stock certain historical, pro forma and pro forma equivalent per share financial information. The pro forma and pro forma equivalent per share information gives effect to the merger as if the merger had been effective at the beginning of the periods presented, in the case of the net income and dividends declared data presented, and on the dates presented, in the case of the book value data presented. The pro forma data in the tables assume that the merger is accounted for using the purchase method of accounting. See "ACCOUNTING TREATMENT" on page 93. The information in the following table is based on, and should be read together with, Anthem's historical financial information and the pro forma information that appears elsewhere in this document and Trigon's historical information which is incorporated into this document by reference to Trigon's Annual Report for the year ended December 31, 2001 on Form 10-K and Trigon's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002. See "WHERE YOU CAN FIND MORE INFORMATION" on page 186, "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION" on page 178, "ANTHEM MANAGEMENT'S DISCUSSION AND ANALYSIS AND FINANCIAL STATEMENTS—Audited Consolidated Financial Statements" on page F-34 and "ANTHEM MANAGEMENT'S DISCUSSION AND ANALYSIS AND FINANCIAL STATEMENTS—Unaudited Consolidated Financial Statements" on page F-65.

        The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, should not be relied upon as being indicative of the results that could actually have been obtained if the merger had been in effect for the periods described below or the future results of the combined company.

	Anthem Historical	Trigon Historical	Anthem Pro Forma Combined[1]		Per Equivalent Trigon Share[2]
Net income for the twelve months ended December 31, 2001:
Basic	$3.31	$3.20	$2.73		$2.90
Diluted	3.30	3.11	N/A	[3]	N/A	[3]
Net income for the three months ended March 31, 2002:
Basic	$0.97	$0.99	$0.83		$0.88
Diluted	0.95	0.96	0.81		0.86
Cash dividends declared
For the twelve months ended December 31, 2001	—	—	—		—
For the three months ended March 31, 2002	—	—	—		—
Book value
As of March 31, 2002	$20.58	$29.24	$34.92		$37.09

1
Shares of Trigon Class A common stock outstanding were converted at a rate of 1.062 shares of Anthem common stock for each share of Trigon Class A common stock. In addition, it was assumed that of the 3,516,612 options for Trigon Class A common stock outstanding, options for 2,750,533 shares were exercised prior to the completion of the merger and that Trigon used the proceeds to acquire and retire 1,129,242 shares of Class A common stock. The net new shares resulting from such exercise, totaling 1,621,291, were converted at a rate of 1.062 shares of Anthem common stock for each share of Trigon Class A common stock, for a total of 1,721,811 shares of Anthem common stock. It has also been assumed that options for the remaining 766,079 shares of Trigon Class A common stock were converted into Anthem stock options at a rate of 1.486 Anthem shares for each Trigon share, the exchange ratio resulting from an assumed value of Anthem common stock of $70.70.

2
The per equivalent Trigon share data was calculated by multiplying the pro forma combined per share data by 1.062, so that the pro forma combined per share data amounts are equated to the respective values for one share of Trigon Class A common stock.

3
We have not presented Anthem pro forma combined or per equivalent Trigon share diluted net earnings per share for the year ended December 31, 2001. Such amounts would not be meaningful as no stock or dilutive securities existed for the majority of the year and a relevant market price for the entire year does not exist. There were no dilutive securities outstanding prior to November 2, 2001, the effective date of the demutualization of Anthem Insurance, a subsidiary of Anthem, and Anthem's initial public offering. Historical and pro forma basic earnings per share for the year ended December 31, 2001 were calculated using the weighted average shares outstanding for the period from November 2, 2001 to December 31, 2001.

RISK FACTORS

        In addition to the other information contained or incorporated by reference in this document, you should consider the following risk factors in determining how to vote at the special meetings of Anthem and Trigon.

RISKS RELATING TO THE MERGER

Anthem may experience difficulties in integrating Trigon's business with the existing business of Anthem, which could cause Anthem to lose many of the anticipated potential benefits of the merger.

  •
  We have entered into the merger agreement because we believe that the merger will be beneficial to the combined companies. Achieving the anticipated benefits of the merger will depend in part upon whether our two companies integrate our businesses in an efficient and effective manner. In particular, the successful combination of Anthem and Trigon will depend on the integration of our respective businesses. We may not be able to accomplish this integration process smoothly or successfully. The necessity of coordinating geographically separated organizations and addressing possible differences in corporate cultures and management philosophies may increase the difficulties of integration. The integration of certain operations following the merger will require the dedication of significant management resources, which may temporarily distract management's attention from the day-to-day business of the combined companies. Employee uncertainty and lack of focus during the integration process may also disrupt the business of the combined companies. Any inability of our management to integrate successfully the operations of our two companies could have a material adverse effect on the business, results of operations and financial condition of Anthem.

We must obtain several governmental and other consents to complete the merger, which, if delayed, not granted, or granted with unacceptable conditions, may jeopardize or postpone completion of the merger, result in additional expenditures of money and resources or reduce the anticipated benefits of the merger.

  •
  We must obtain certain approvals and consents in a timely manner from federal and state agencies and the BCBSA prior to completion of the merger. If we do not receive these approvals, or do not receive them on terms that satisfy the merger agreement, then we will not be obligated to complete the merger. The governmental agencies from which we will seek these approvals have broad discretion in administering the governing regulations. As a condition to approval of the merger, agencies may impose requirements, limitations or costs that could negatively affect the way the combined companies conduct business. These requirements, limitations or costs could jeopardize or delay completion of the merger. If we agree to any material requirements, limitations or costs in order to obtain any approvals required to complete the merger, these requirements, limitations or additional costs could adversely affect Anthem's ability to integrate the operations of Trigon with those of Anthem or reduce the anticipated benefits of the merger. This could result in a material adverse effect on the business, results of operations and financial condition of Anthem.

Anthem will incur additional indebtedness to pay a portion of the merger consideration to Trigon's shareholders and may incur additional indebtedness in the future. Anthem will not be able to repay its indebtedness except through dividends from its subsidiaries, some of which are restricted in their ability under applicable insurance law to pay such dividends. Such indebtedness could also adversely affect its ability to pursue desirable business opportunities.

  •
  Anthem currently intends to incur up to $1.0 billion in long-term debt to finance a portion of the cash payments to be made to Trigon's shareholders in the merger and may incur additional indebtedness in the future for other corporate purposes. As a holding company, Anthem has no operations and is dependent on dividends from its subsidiaries for cash to fund its debt service and other corporate needs. State insurance laws restrict the ability of Anthem's regulated subsidiaries to pay dividends. Anthem's indebtedness could also limit its ability to pursue desirable business opportunities, and may affect its ability to maintain an investment grade rating for its indebtedness.

Anthem's bridge loan agreement contains conditions that may not be satisfied, in which case it would need to arrange for alternative sources of financing.

  •
  Anthem will have cash requirements of approximately $1.2 billion for the merger, including both the cash portion of the purchase price and transaction costs. Anthem has entered into a bridge loan agreement under which it may borrow up to $1.2 billion. The bridge loan agreement contains various conditions to Anthem's ability to borrow under the bridge loan, including conditions related to (1) the absence of any material adverse change since December 31, 2001 in the business, properties, condition (financial or otherwise) or operations of Anthem or in Anthem's ability to repay the bridge loan, (2) the absence of any new litigation or legal proceedings that could have a material adverse effect on Anthem as described in (1) above, (3) Anthem's failure to comply with the financial covenants and ratios set forth in the bridge loan agreement, and (4) the requirement that Anthem and its unregulated subsidiaries (after giving effect to the merger) must have cash or cash equivalents on hand of at least $300 million at the time of the merger. Anthem cannot be certain that these conditions will be satisfied and, because the merger agreement does not contain a financing condition, if they are not, Anthem would need to arrange for alternative sources of financing.

Trigon shareholders cannot be sure of the market value of the shares of Anthem common stock that will be issued in the merger. In addition, Trigon has the right to terminate the merger agreement if the market price of Anthem common stock decreases significantly, and significantly underperforms an agreed index of health benefit companies.

  •
  Upon completion of the merger, each share of Class A common stock of Trigon outstanding immediately prior to the merger will be converted into the right to receive cash and shares of Anthem common stock. Because the exchange ratio is generally fixed at 1.062 shares of Anthem common stock for each share of Trigon Class A common stock, the market value of the Anthem common stock issued in the merger will depend upon the market price of a share of Anthem common stock upon completion of the merger. This market value of Anthem common stock will fluctuate prior to the completion of the merger and therefore may be different at the time the merger is completed than it was at the time the merger agreement was signed and at the time of the shareholders' meetings. Accordingly, Trigon shareholders cannot be sure of the market value of the Anthem common stock that they will receive upon completion of the merger, or the market value of Anthem common stock at any time after the merger.
  •
  In the merger agreement, we have agreed that if, at the time we would otherwise complete the merger, the market price of a share of Anthem common stock is less than $55.00 and has underperformed a weighted average index of the market prices of shares of common stock of the health benefits companies set forth in the merger agreement by 15% or more since April 26, 2002, Trigon will have the right to terminate the merger agreement. However, if Trigon elects to terminate the merger agreement under such circumstances, Anthem will have the right, but not the obligation, and provided the status of the merger as a "reorganization" under the Internal Revenue Code is preserved, to prevent the merger agreement from being terminated by either increasing the number of shares of Anthem common stock to be issued for each share of Trigon Class A common stock or increasing the amount of cash to be paid for each share of Trigon

    Class A common stock, or a combination of both, in order to satisfy the minimum price criteria contained in the merger agreement. If the merger is completed under such circumstances, Anthem will have elected to pay either more cash or issue more common stock, or a combination of both, in the merger, either of which could adversely affect Anthem's results of operations.

RISKS RELATING TO THE BUSINESS OF ANTHEM, TRIGON AND THE COMBINED COMPANY

Changes in state and federal regulations may adversely affect our business, financial condition and results of operations. As holding companies, we are dependent on dividends from our subsidiaries. Our regulated subsidiaries are subject to state regulations, including restrictions on the payment of dividends and maintenance of minimum levels of capital.

  •
  Our insurance and health maintenance organization, or HMO, subsidiaries are subject to extensive regulation and supervision by the insurance regulatory authorities of each state in which they are licensed or authorized, as well as to regulation by federal and local agencies. We cannot assure you that future regulatory action by state insurance authorities will not have a material adverse effect on the profitability or marketability of our health benefits or managed care products or on our business, financial condition and results of operations. In addition, because of Anthem's participation in government-sponsored programs such as Medicare and both Anthem's and Trigon's participation in Medicaid, changes in government regulations or policy with respect to, among other things, reimbursement levels, could also adversely affect the business, financial condition and results of operations.
  •
  State legislatures and Congress continue to focus on health care issues. Congress is considering various forms of Patients' Bill of Rights legislation which, if adopted, could fundamentally alter the treatment of coverage decisions under the Employee Retirement Income Security Act of 1974, or ERISA. Additionally, there recently have been legislative attempts to limit ERISA's preemptive effect on state laws. If adopted, such limitations could increase our liability exposure and could permit greater state regulation of our operations. Other proposed bills and regulations at state and federal levels may impact certain aspects of our business, including provider contracting, claims payments and processing and confidentiality of health information. While we cannot predict if any of these initiatives will ultimately become effective or, if enacted, what their terms will be, their enactment could increase our costs, expose us to expanded liability or require us to revise the ways in which we conduct business. Further, as we continue to implement our e-business initiatives, uncertainty surrounding the regulatory authority and requirements in this area may make it difficult to ensure compliance.
  •
  In December 2000, the Department of Health and Human Services, known as HHS, promulgated certain regulations under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, related to the privacy of individually identifiable health information, or protected health information. The new regulations require health plans, clearinghouses and providers to:
  •
  comply with various requirements and restrictions related to the use, storage and disclosure of protected health information;
  •
  adopt rigorous internal procedures to protect protected health information; and
  •
  enter into specific written agreements with business associates to whom protected health information is disclosed.

      The regulations establish significant criminal penalties and civil sanctions for noncompliance. In addition, the regulations could expose us to additional liability for, among other things, violations by our business associates. We must comply with the new regulations by April 14,

  2003. Although we have not quantified the costs required to comply with the regulations, we believe the costs could be material.

  •
  We are holding companies whose assets include all of the outstanding shares of common stock of our licensed insurance company subsidiaries. As holding companies, we depend on dividends from our licensed insurance company subsidiaries and their receipt of dividends from our other regulated subsidiaries. Among other restrictions, state insurance laws may restrict the ability of our regulated subsidiaries to pay dividends. Our ability to pay dividends in the future to our shareholders and meet our obligations, including paying operating expenses and debt service on our outstanding and future indebtedness, will depend upon the receipt of dividends from our subsidiaries. An inability of our subsidiaries to pay dividends in the future in an amount sufficient for us to meet our financial obligations may materially adversely affect our business, financial condition and results of operations.
  •
  Our insurance and HMO subsidiaries are subject to risk-based capital, or RBC, standards, imposed by their states of domicile. These laws are based on the RBC Model Act adopted by the National Association of Insurance Commissioners, or NAIC, and require our regulated subsidiaries to report their results of risk-based capital calculations to the departments of insurance and the NAIC. Failure to maintain the minimum RBC standards could subject our regulated subsidiaries to corrective action, including state supervision or liquidation. Our insurance and HMO subsidiaries are currently in compliance with the risk-based capital requirements imposed by their respective states of domicile.

Our inability to contain health care costs, efficiently implement increases in premium rates, maintain adequate reserves for policy benefits, maintain our current provider agreements or avoid a downgrade in our ratings may adversely affect our business, financial condition and results of operations.

  •
  Our profitability depends in large part on accurately predicting health care costs and on our ability to manage future health care costs through underwriting criteria, utilization management, product design and negotiation of favorable provider contracts. The aging of the population and other demographic characteristics and advances in medical technology continue to contribute to rising health care costs. Government-imposed limitations on Medicare and Medicaid reimbursement have also caused the private sector to bear a greater share of increasing health care costs. Changes in health care practices, inflation, new technologies, the cost of prescription drugs, clusters of high cost cases, changes in the regulatory environment and numerous other factors affecting the cost of health care may adversely affect our ability to predict and manage health care costs, as well as our business, financial condition and results of operations.
  •
  In addition to the challenge of managing health care costs, we face pressure to contain premium rates. Our customer contracts may be subject to renegotiation as customers seek to contain their costs. Alternatively, our customers may move to a competitor to obtain more favorable premiums. Fiscal concerns regarding the continued viability of programs such as Medicare and Medicaid may cause decreasing reimbursement rates for government-sponsored programs in which Anthem participates. A limitation on our ability to increase or maintain our premium levels could adversely affect our business, financial condition and results of operations.
  •
  The reserves we establish for health insurance policy benefits and other contractual rights and benefits are based upon assumptions concerning a number of factors, including trends in health care costs, expenses, general economic conditions and other factors. Actual experience will likely differ from assumed experience, and to the extent the actual claims experience is less favorable than estimated based on our underlying assumptions, our incurred losses would increase and future earnings could be adversely affected.

  •
  Our profitability is dependent upon our ability to contract on favorable terms with hospitals, physicians and other health care providers. The failure to maintain or to secure new cost-effective health care provider contracts may result in a loss in membership or higher medical costs. In addition, our inability to contract with providers, or the inability of providers to provide adequate care, could adversely affect our business.
  •
  Claims paying ability and financial strength ratings by recognized rating organizations have become an increasingly important factor in establishing the competitive position of insurance companies and health benefits companies. Rating organizations continue to review the financial performance and condition of insurers. Each of the rating agencies reviews its ratings periodically and there can be no assurance that current ratings will be maintained in the future. We believe our strong ratings are an important factor in marketing our products to our customers, since ratings information is broadly disseminated and generally used throughout the industry. If our ratings are downgraded or placed under surveillance or review, with possible negative implications, the downgrade, surveillance or review could adversely affect our business, financial condition and results of operations. Our ratings reflect each rating agency's opinion of our financial strength, operating performance and ability to meet our obligations to policyholders, and are not evaluations directed toward the protection of investors in our common stock and should not be relied upon when making a decision on how to vote at the meetings.

We face risks related to litigation.

  •
  We may be a party to a variety of legal actions that affect any business, such as employment and employment discrimination-related suits, employee benefit claims, breach of contract actions, tort claims and intellectual property related litigation. In addition, because of the nature of our business, we are subject to a variety of legal actions relating to our business operations, including the design, management and offering of our products and services. These could include:
  •
  claims relating to the denial of health care benefits;
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  medical malpractice actions;
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  allegations of anti-competitive and unfair business activities;
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  provider disputes over compensation and termination of provider contracts;
  •
  disputes related to self-funded business;
  •
  disputes over co-payment calculations;
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  claims related to the failure to disclose certain business practices; and
  •
  claims relating to customer audits and contract performance.
  •
  A number of class action lawsuits have been filed against Anthem and certain of Anthem's competitors in the managed care business. The suits are purported class actions on behalf of certain of Anthem's managed care members and network providers for alleged breaches of various state and federal laws. While Anthem intends to defend these suits vigorously, Anthem will incur expenses in the defense of these suits and cannot predict their outcome.
  •
  Recent court decisions and legislative activity may increase our exposure for any of these types of claims. In some cases, substantial non-economic, treble or punitive damages may be sought. We currently have insurance coverage for some of these potential liabilities. Other potential liabilities may not be covered by insurance, insurers may dispute coverage or the amount of insurance may not be enough to cover the damages awarded. In addition, certain types of damages, such as punitive damages, may not be covered by insurance and insurance coverage for all or certain forms of liability may become unavailable or prohibitively expensive in the future.

A reduction in the enrollment in our health benefits programs could have an adverse effect on our business and profitability. The health benefits industry is subject to negative publicity, which can adversely affect our profitability. Additionally, we face significant competition from other health benefits companies.

  •
  A reduction in the number of enrollees in our health benefits programs could adversely affect our business, financial condition and results of operations. Factors that could contribute to a reduction in enrollment include:
  •
  failure to obtain new customers or retain existing customers;
  •
  premium increases and benefit changes;
  •
  our exit from a specific market;
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  reductions in workforce by existing customers;
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  negative publicity and news coverage;
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  failure to attain or maintain nationally-recognized accreditations; and
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  general economic downturn that results in business failures.
  •
  The health benefits industry is subject to negative publicity. Negative publicity may result in increased regulation and legislative review of industry practices, which may further increase our costs of doing business and adversely affect our profitability by:
  •
  adversely affecting our ability to market our products and services;
  •
  requiring us to change our products and services; or
  •
  increasing the regulatory burdens under which we operate.

      In addition, as long as we use the BCBS names and marks in marketing our health benefits products and services, any negative publicity concerning the BCBSA or other BCBSA licensees may adversely affect us and the sale of our health benefits products and services.

  •
  As a health benefits company, we operate in a highly competitive environment and in an industry that is currently subject to significant changes from business consolidations, new strategic alliances, legislative reform, aggressive marketing practices by other health benefits organizations and market pressures brought about by an informed and organized customer base, particularly among large employers. This environment has produced and will likely continue to produce significant pressures on the profitability of health benefits companies. Some of our competitors are larger and have greater financial and other resources. In addition, the Gramm-Leach-Bliley Act, which gives banks and other financial institutions the ability to affiliate with insurance companies, could result in new competitors with significant financial resources entering our markets. We cannot assure you that we will be able to compete successfully against current and future competitors or that competitive pressures faced by us will not materially and adversely affect our business, financial condition and results of operations.

Regional concentrations of our business may subject us to economic downturns in those regions.

  •
  Our business operations include or consist of regional companies located in the Midwest, East and West (in the case of Anthem), and in the Southeast (in the case of Trigon) with most of our revenues generated in the states of Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Maine, Colorado and Nevada (in the case of Anthem) and in the Commonwealth of Virginia (in the case of Trigon). Due to this concentration of business in a small number of states, we are exposed to potential losses resulting from the risk of an economic downturn in these states. If economic conditions in these states deteriorate, we may experience a reduction in existing and new business, which may have a material adverse effect on our business, financial condition and results of operations.

Anthem has built a significant portion of its current business through mergers and acquisitions and expects to pursue acquisitions in the future. The following are some of the risks associated with acquisitions that could have a material adverse effect on our business, financial condition and results of operations:

  •
  some of the acquired businesses may not achieve anticipated revenues, earnings or cash flow;
  •
  Anthem may assume liabilities that were not disclosed to it;
  •
  Anthem may be unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner, which could result in substantial costs and delays or other operational, technical or financial problems;
  •
  acquisitions could disrupt our ongoing business, distract management, divert resources and make it difficult to maintain our current business standards, controls and procedures;
  •
  Anthem may finance future acquisitions by issuing common stock for some or all of the purchase price, which could dilute the ownership interests of our shareholders;
  •
  Anthem may also incur additional debt related to future acquisitions; and
  •
  Anthem would be competing with other firms, many of which have greater financial and other resources, to acquire attractive companies.

Our investment portfolios are subject to varying economic and market conditions, as well as regulation. As Medicare fiscal intermediaries, we are subject to complex regulations. If we fail to comply with these regulations, we may be exposed to criminal sanctions and significant civil penalties. Moreover, we are using the BCBS names and marks as identifiers for our products and services under licenses from the BCBSA. The termination of these license agreements could adversely affect our business, financial condition and results of operations.

  •
  The market value of our investments varies from time to time depending on economic and market conditions. For various reasons, we may sell certain of our investments at prices that are less than the carrying value of the investments. In addition, in periods of declining interest rates, bond calls and mortgage loan prepayments generally increase, resulting in the reinvestment of these funds at the then lower market rates. We cannot assure you that our investment portfolios will produce positive returns in future periods. Our regulated subsidiaries are subject to state laws and regulations that require diversification of our investment portfolios and limit the amount of investments in certain riskier investment categories, such as below-investment-grade fixed income securities, mortgage loans, real estate and equity investments, which could generate higher returns on our investments. Failure to comply with these laws and regulations might cause investments exceeding regulatory limitations to be treated as non-admitted assets for purposes of measuring statutory surplus and risk-based capital, and, in some instances, require the sale of those investments.
  •
  Like a number of other BCBS companies, Anthem serves as a fiscal intermediary for the Medicare program, which generally provides coverage for persons who are 65 or older and for persons with end-stage renal disease. Part A of the Medicare program provides coverage for services provided by hospitals, skilled nursing facilities and other health care facilities. Part B of the Medicare program provides coverage for services provided by physicians, physical and occupational therapists and other professional providers. As a fiscal intermediary, Anthem receives reimbursement for certain costs and expenditures, which is subject to adjustment upon audit by the federal Centers for Medicare and Medicaid Services, or CMS, formerly the Health

    Care Financing Administration, or HCFA. The laws and regulations governing fiscal intermediaries for the Medicare program are complex, subject to interpretation and can expose a fiscal intermediary to penalties for non-compliance. Fiscal intermediaries may be subject to criminal fines, civil penalties or other sanctions as a result of such audits or reviews. In the fourth quarter of 1999, one of Anthem's subsidiaries reached a settlement agreement with the federal government in the amount of $41.9 million to resolve an investigation into the Medicare fiscal intermediary operations of a predecessor of the subsidiary. The period investigated was before Anthem acquired the subsidiary. While Anthem believes that it is in compliance in all material respects with the regulations governing fiscal intermediaries, there are ongoing reviews by the federal government of Anthem's activities under certain of Anthem's Medicare fiscal intermediary contracts. One of Anthem's subsidiaries, AdminaStar Federal, Inc., has received several subpoenas from the OIG, Health and Human Services, and from the U.S. Department of Justice seeking documents and information concerning its responsibilities as a Medicare Part B contractor in its Kentucky office, and requesting certain financial records from AdminaStar Federal, Inc. and from Anthem related to Anthem's Medicare fiscal intermediary Part A and Part B operations. For additional information, see "BUSINESS OF ANTHEM—Anthem's Other Contingencies" on page 128.

  •
  We are a party to license agreements with the BCBSA that entitle us to the exclusive use of the BCBS names and marks in our geographic territories. The license agreements contain certain requirements and restrictions regarding our operations and our use of the BCBS names and marks, including:
  •
  minimum capital and liquidity requirements;
  •
  enrollment and customer service performance requirements;
  •
  participation in programs which provide portability of membership between plans;
  •
  disclosures to the BCBSA relating to enrollment and financial conditions;
  •
  disclosures as to the structure of the BCBS system in contracts with third parties and in public statements;
  •
  plan governance requirements;
  •
  a requirement that at least 80% of a licensee's annual combined net revenue attributable to health benefits plans within its service area must be sold, marketed, administered or underwritten under the BCBS names and marks;
  •
  a requirement that neither a plan nor any of its licensed affiliates may permit an entity other than a plan or a licensed affiliate to obtain control of the plan or the licensed affiliate or to acquire a substantial portion of its assets related to licensable services;
  •
  a requirement that we guarantee the contractual and financial obligations of our licensed affiliates; and
  •
  a requirement that we indemnify the BCBSA against any claims asserted against it resulting from the contractual and financial obligations of any subsidiary which serves as a fiscal intermediary providing administrative services for Medicare Parts A and B.

        We believe that we and our licensed affiliates are currently in compliance with these standards.

        Upon the occurrence of an event causing termination of the license agreements, we would no longer have the right to use the BCBS names and marks in one or more of our geographic territories. Furthermore, the BCBSA would be free to issue a license to use the BCBS names and marks in these states to another entity. Events which could cause the termination of a license agreement with the BCBSA include failure to comply with minimum capital requirements imposed by the BCBSA, a change of control or violation of the BCBSA ownership limitations on our capital stock, impending financial insolvency, the appointment of a trustee or receiver or the commencement of any action against a licensee seeking its dissolution. We believe that the BCBS names and marks are valuable identifiers of our products and services in the marketplace. Accordingly, termination of the license agreements could have a material adverse effect on our business, financial condition and results of operations.

The failure to effectively maintain and modernize our operations in an Internet environment could adversely affect our business.

  •
  Our businesses depend significantly on effective information systems, and we have many different information systems for our various businesses. Our information systems require an ongoing commitment of significant resources to maintain and enhance existing systems and develop new systems in order to keep pace with continuing changes in information processing technology, evolving industry and regulatory standards, and changing customer preferences. For example, HIPAA's administrative simplification provisions and the Department of Labor's claim processing regulations may ultimately require significant changes to current systems. In addition, we may from time to time obtain significant portions of our systems-related or other services or facilities from independent third parties, which may make our operations vulnerable to such third parties' failure to perform adequately. As a result of our merger and acquisition activities, we have acquired additional systems. Our failure to maintain effective and efficient information systems, or our failure to efficiently and effectively consolidate our information systems to eliminate redundant or obsolete applications, could have a material adverse effect on our business, financial condition and results of operations.
  •
  Also, like many of our competitors in the health benefits industry, our vision for the future includes becoming a premier e-business organization by modernizing interactions with customers, brokers, agents, employees and other stakeholders through web-enabling technology and redesigning internal operations. We are developing our e-business strategy with the goal of becoming widely regarded as an e-business leader in the health benefits industry. The strategy includes not only sales and distribution of health benefits products on the Internet, but also implementation of advanced self-service capabilities benefiting customers, agents, brokers, partners and employees. There can be no assurance that we will be able to realize successfully our e-business vision or integrate e-business operations with our current method of operations. The failure to develop successful e-business capabilities could result in competitive and cost disadvantages to us as compared to our competitors.

Indiana law and Anthem's articles of incorporation and bylaws may prevent or discourage takeovers and business combinations that our current shareholders and Trigon's former shareholders after completion of the merger might consider in their best interests.

  •
  Indiana law and Anthem's articles of incorporation and bylaws may delay, defer, prevent or render more difficult a takeover attempt that Anthem's shareholders might consider in their best interests. For instance, they may prevent Anthem shareholders from receiving the benefit from any premium to the market price of Anthem's common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of Anthem's common stock if they are viewed as discouraging takeover attempts in the future.
  •
  Under the Indiana demutualization law, for a period of five years following November 2, 2001, the effective date of Anthem's demutualization, no person may acquire beneficial ownership of 5% or more of the outstanding shares of Anthem's common stock without the prior approval of the Indiana Insurance Commissioner and Anthem's board of directors. This restriction does not apply to acquisitions made by Anthem or made pursuant to an employee benefit plan or employee benefit trust sponsored by Anthem. The Indiana Insurance Commissioner has adopted rules under which passive institutional investors could purchase 5% or more but less than 10% of Anthem's outstanding common stock with the prior approval of Anthem's board of directors and prior notice to the Indiana Insurance Commissioner.

  •
  Anthem's articles of incorporation restrict the beneficial ownership of its capital stock in excess of specific ownership limits. The ownership limits restrict beneficial ownership of Anthem's voting capital stock to less than 10% for institutional investors and less than 5% for noninstitutional investors, both as defined in Anthem's articles of incorporation. Additionally, no person may beneficially own shares of Anthem common stock representing a 20% or more ownership interest in Anthem. These restrictions are intended to ensure Anthem's compliance with the terms of its licenses with the BCBSA. By agreement between Anthem and the BCBSA, these ownership limits may be increased. Anthem's articles of incorporation prohibit ownership of Anthem capital stock beyond these ownership limits without prior approval of a majority of Anthem's continuing directors (as defined in Anthem's articles of incorporation).
  •
  Certain other provisions included in Anthem's articles of incorporation and bylaws may also have anti-takeover effects and may delay, defer or prevent a takeover attempt that Anthem's shareholders might consider in their best interests. In particular, Anthem's articles of incorporation and bylaws:
  •
  permit Anthem's board of directors to issue one or more series of preferred stock;
  •
  divide Anthem's board of directors into three classes serving staggered three-year terms;
  •
  restrict the maximum number of directors;
  •
  limit the ability of shareholders to remove directors;
  •
  impose restrictions on shareholders' ability to fill vacancies on Anthem's board of directors;
  •
  prohibit shareholders from calling special meetings of shareholders;
  •
  impose advance notice requirements for shareholder proposals and nominations of directors to be considered at meetings of shareholders; and
  •
  impose restrictions on shareholders' ability to amend Anthem's articles of incorporation and bylaws.

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS

        This document contains a number of forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations and business of Anthem and Trigon. These statements may be made directly in this document or may be incorporated in this document by reference to other documents and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as "may," "will," "should," "anticipate," "estimate," "expect," "plan," "believe," "predict," "potential," "intend" or similar expressions. Health benefits companies operate in a highly competitive, constantly changing environment that is significantly influenced by aggressive marketing and pricing practices of competitors, regulatory oversight and organizations that have resulted from business combinations. The following is a summary of factors, the results of which, either individually or in combination, if markedly different from our planning assumptions, could cause our results to differ materially from those expressed in any forward-looking statements contained in this document:

  •
  trends in health care costs and utilization rates;

  •
  ability to secure sufficient premium rate increases;

  •
  competitor pricing below market trends of increasing costs;

  •
  increased government regulation of health benefits and managed care;

  •
  significant acquisitions or divestitures by major competitors;

  •
  introduction and utilization of new prescription drugs and technology;

  •
  a downgrade in our financial strength ratings;

  •
  litigation targeted at health benefits companies;

  •
  ability to contract with providers consistent with past practice;

  •
  general economic downturns;

  •
  the level of realization, if any, of expected cost savings and other synergies from the merger;

  •
  difficulties related to the integration of the business of Anthem and Trigon may be greater than expected; and

  •
  revenues following the merger may be lower than expected.

        Because such forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Anthem shareholders and Trigon shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this document or the date of any document incorporated by reference.

        All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Anthem or Trigon or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither Anthem nor Trigon undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE ANTHEM SPECIAL MEETING

        This section contains information from Anthem for Anthem shareholders about the special meeting of shareholders it has called to consider and approve the issuance of Anthem common stock in the merger.

        Together with this document, Anthem is also sending you a notice of the Anthem special meeting and a form of proxy that is solicited by Anthem's board of directors for use at the Anthem special meeting to be held on July 23, 2002, at 10:00 a.m., local time, at Anthem's headquarters, 120 Monument Circle, Indianapolis, Indiana, and any adjournments or postponements of the meeting.

Matters to Be Considered

        The purpose of the Anthem special meeting is to consider and to vote on a proposal to issue shares of Anthem common stock in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of April 28, 2002 among Anthem, AI Sub Acquisition Corp., a direct wholly owned subsidiary of Anthem, and Trigon.

        You may be asked to vote upon other matters that may properly be submitted to a vote at the Anthem special meeting. You also may be asked to vote on a proposal to adjourn or postpone the Anthem special meeting. Anthem could use any adjournment or postponement for the purpose of, among others, allowing additional time to solicit proxies.

Proxies

        Each copy of this document mailed to Anthem shareholders is accompanied by a form of proxy with voting instructions for submission by mail, telephone and through the Internet. You should complete and return the proxy card accompanying this document or submit your proxy or voting instructions electronically by telephone or through the Internet in order to ensure that your vote is counted at the Anthem special meeting, or any adjournment or postponement thereof, regardless of whether you plan to attend the special meeting.

        Please note that there are separate arrangements for using the telephone and the Internet depending on whether your shares are registered in Anthem's stock records in your name or in the name of a brokerage firm, bank or other holder of record. Anthem shareholders should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which options are available.

        The telephone and Internet procedures described below for submitting your proxy or voting instructions are designed to authenticate shareholders' identities, to allow shareholders to have their shares voted and to confirm that their instructions have been properly recorded. Shareholders submitting proxies or voting instructions through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the shareholder.

        Anthem holders of record may submit their proxies electronically:

  •
  by telephone by calling the toll-free number 1-877-779-8683 and following the recorded instructions; or

  •
  through the Internet by visiting a website established for that purpose at www.eproxyvote.com/ath and following the instructions.

        Anthem shareholders may revoke their proxies at any time before the vote is taken at the special meeting by:

  •
  submitting written notice of revocation to the Secretary of Anthem prior to the voting of such proxy;

  •
  submitting a properly executed proxy of a later date; or

  •
  voting in person at the special meeting; however, simply attending the special meeting without voting will not revoke an earlier proxy.

        If your shares are not held in street name, written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

    Anthem, Inc.
    120 Monument Circle
    Indianapolis, Indiana 46204
    Attention: Nancy L. Purcell, Secretary

as early as possible to ensure that the notice of revocation reaches Anthem at the above address prior to the date of the special meeting.

        If your shares are held in street name, you should follow the instructions of your broker regarding revocation of proxies.

        All shares represented by valid proxies that Anthem receives through this solicitation, and that are not revoked, on a timely basis, will be voted in accordance with the instructions on the proxy card or made by telephone or the Internet. If you make no specification on your proxy card as to how you want your shares to be voted before signing and returning it, your proxy will be voted "FOR" the issuance of Anthem common stock in the merger. The Anthem board of directors is currently unaware of any other matters that may be presented for action at the special meeting. If other matters properly come before the special meeting, or any adjournment or postponement thereof, Anthem intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card. However, proxies that indicate a vote against the issuance of shares of Anthem common stock in the merger will not be voted in favor of adjourning or postponing the special meeting to solicit additional proxies.

        Anthem shareholders should NOT send stock certificates with their proxy cards. If the merger is completed, Anthem shareholders will not need to exchange their current stock certificates.

Solicitation of Proxies

        Anthem will bear the entire cost of soliciting proxies from you except as noted above with respect to costs that may be associated with electronic voting and except that Anthem and Trigon have agreed to share the costs of filing, printing and mailing this document. In addition to soliciting proxies by mail, Anthem will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Anthem common stock and secure their voting instructions, if necessary. Anthem will reimburse the record holders for their reasonable expenses in taking those actions. Anthem and Trigon have also made arrangements with Georgeson Shareholder Communications, Inc. to assist in soliciting proxies and have agreed to pay Georgeson a base fee of $15,000, direct telephone solicitation and shareholder inquiries fees, and reasonable out-of-pocket expenses for these services. If necessary, Anthem may also use several of its regular employees, who will not be specially compensated, to solicit proxies from Anthem shareholders, either personally or by telephone, telegram, facsimile or letter.

Record Date

        Anthem has fixed the close of business on June 6, 2002 as the record date for determining the Anthem shareholders entitled to receive notice of and to vote at the Anthem special meeting. At that time, 102,887,815 shares of Anthem common stock were outstanding, held by approximately 186,000 holders of record.

Voting Rights and Vote Required

        Under Anthem's bylaws, the presence, in person or by properly executed proxy, of the holders of more than 25% of Anthem common stock entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. Under the applicable New York Stock Exchange rules, brokers or members who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote those shares with respect to the issuance of Anthem common stock in the merger without specific instructions from such customers. An unvoted proxy submitted by a broker is sometimes referred to as a "broker non-vote."

        Notwithstanding the quorum requirement set forth in Anthem's bylaws, the rules of the New York Stock Exchange require that, in order to approve the issuance of Anthem common stock in the merger, the total number of votes cast represent more than 50% of all Anthem common stock entitled to vote and that a majority of the shares voting at the Anthem special meeting vote in favor of the issuance. You are entitled to one vote for each share of Anthem common stock you held as of the record date. However, Anthem's articles of incorporation provide that shareholders of record who beneficially own in excess of (a) 10% for institutional investors, (b) 5% for non-institutional investors or (c) any higher percentage the BCBSA agrees to permit in writing, are not entitled to any vote with respect to shares in excess of such limitations. A person or entity is deemed to beneficially own shares that are owned by an affiliate as well as by any person acting in concert with such person or entity.

        Because of the requirement that more than 50% of all outstanding Anthem common stock must be voted on the proposal to issue shares of Anthem common stock in the merger, if you do not vote by proxy or in person, it will make it less likely that this requirement will be met. Additionally, a failure to vote by proxy or in person, although not constituting a vote for or against the approval of the issuance of Anthem common stock in the merger, will reduce the aggregate number of shares voting at the special meeting and will reduce the number of shares of Anthem common stock required to approve the issuance of Anthem common stock in the merger. The Anthem board of directors urges Anthem shareholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope or to promptly submit their proxies by telephone or through the Internet.

        As of the record date:

  •
  Directors and executive officers of Anthem and their affiliates beneficially owned or had the right to vote 125,574 shares of Anthem common stock, or less than 1% of the Anthem common stock outstanding on that date.

  •
  Directors and executive officers of Trigon and their affiliates, including Trigon, beneficially owned 9,000 shares of Anthem common stock, or less than 1% of the Anthem common stock outstanding on that date.

  •
  To Anthem's knowledge, directors and executive officers of Anthem and their affiliates have indicated that they intend to vote their shares of Anthem common stock in favor of the issuance of Anthem common stock in the merger.

Recommendation of the Board of Directors

        The Anthem board of directors has unanimously approved the merger agreement and unanimously recommends that you vote "FOR" the issuance of Anthem common stock in the merger.

        See "THE MERGER—Anthem's Reasons for the Merger; Recommendation of Anthem's Board of Directors" on page 44 for a more detailed discussion of the Anthem board of directors' recommendation.

Attending the Meeting

        If you are a beneficial owner of Anthem common stock held by a broker, bank or other holder of record (i.e., in "street name"), you will need proof of ownership to be admitted to the special meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Anthem common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other holder of record who holds your shares.

THE TRIGON SPECIAL MEETING

        This section contains information from Trigon for Trigon shareholders about the special meeting of shareholders it has called to consider and approve the merger agreement and the transactions contemplated by the merger agreement, including the merger.

        Together with this document, we are also sending you a notice of the Trigon special meeting and a form of proxy that is solicited by Trigon's board of directors for use at the Trigon special meeting to be held on July 23, 2002, at 11:00 a.m., local time, at 2015 Staples Mill Road, Richmond, Virginia, and any adjournments or postponements of the meeting.

Matters to Be Considered

        The purpose of the Trigon special meeting is to consider and to vote on a proposal to approve the Agreement and Plan of Merger, dated as of April 28, 2002, among Anthem, Inc., AI Sub Acquisition Corp, a direct, wholly owned subsidiary of Anthem, and Trigon, and the transactions contemplated by the merger agreement, including the merger.

        You may be asked to vote upon other matters that may properly be submitted to a vote at the Trigon special meeting. You also may be asked to vote on a proposal to adjourn or postpone the Trigon special meeting. Trigon could use any adjournment or postponement for the purpose of, among others, allowing additional time to solicit proxies.

Proxies

        Each copy of this document mailed to Trigon shareholders is accompanied by a form of proxy with voting instructions for submission by mail, telephone and through the Internet. You should complete and return the proxy card accompanying this document or submit your proxy or voting instructions electronically by telephone or through the Internet in order to ensure that your vote is counted at the Trigon special meeting, or any adjournment or postponement thereof, regardless of whether you plan to attend the special meeting.

        Please note that there are separate arrangements for using the telephone and the Internet depending on whether your shares are registered in Trigon's stock records in your name or in the name of a brokerage firm, bank or other holder of record. Trigon shareholders should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which options are available.

        The telephone and Internet procedures described below for submitting your proxy or voting instructions are designed to authenticate shareholders' identities, to allow shareholders to have their shares voted and to confirm that their instructions have been properly recorded. Shareholders submitting proxies or voting instructions through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the shareholder.

        Trigon holders of record may submit their proxies electronically:

  •
  by telephone by calling the toll-free number 1-800-542-1160 and following the recorded instructions; or

  •
  through the Internet by visiting a website established for that purpose at www.votefast.com and following the instructions.

        Trigon shareholders may revoke their proxies at any time before the vote is taken at the special meeting by:

  •
  submitting written notice of revocation to Trigon's Assistant Treasurer prior to the voting of such proxy,

  •
  submitting a properly executed proxy of a later date, or

  •
  voting in person at the special meeting; however, simply attending the special meeting without voting will not revoke an earlier proxy.

        If your shares are not held in street name, written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

    Trigon Healthcare, Inc.
    (Notice of Proxy Revocation)
    2015 Staples Mill Road
    Richmond, Virginia 23230
    Attention: Assistant Treasurer, MD42B

as early as possible to ensure that the notice of revocation reaches Trigon at the above address prior to the date of the special meeting.

        If your shares are held in street name, you should follow the instructions of your broker regarding revocation of proxies.

        All shares represented by valid proxies that Trigon receives through this solicitation, and that are not revoked on a timely basis, will be voted in accordance with the instructions on the proxy card or made by telephone or the Internet. If you make no specification on your proxy card as to how you want your shares to be voted before signing and returning it, your proxy will be voted "FOR" the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Trigon board of directors is currently unaware of any other matters that may be presented for action at the special meeting. If other matters properly come before the special meeting, or any adjournment or postponement thereof, Trigon intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card. However, proxies that indicate a vote against approval of the merger agreement will not be voted in favor of adjourning or postponing the special meeting to solicit additional proxies.

  Trigon shareholders should NOT send stock certificates with their proxy cards.

Solicitation of Proxies

        Trigon will bear the entire cost of soliciting proxies from you except as noted above with respect to costs that may be associated with electronic voting and except that Anthem and Trigon have agreed to share the costs of filing, printing and mailing this document. In addition to soliciting proxies by mail, Trigon will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Trigon Class A common stock and secure their voting instructions, if necessary. Trigon will reimburse the record holders for their reasonable expenses in taking those actions. Trigon and Anthem have also made arrangements with Georgeson Shareholder Communications, Inc. to assist in soliciting proxies and have agreed to pay Georgeson a base fee of $15,000, direct telephone solicitation and shareholder inquiries fees, and reasonable out-of-pocket expenses for these services. If necessary, Trigon may also use several of its regular employees, who will not be specially compensated, to solicit proxies from Trigon shareholders, either personally or by telephone, telegram, facsimile or letter.

Record Date

        Trigon has fixed the close of business on June 6, 2002 as the record date for determining the Trigon shareholders entitled to receive notice of and to vote at the Trigon special meeting. At that time, 36,282,335 shares of Trigon common stock were outstanding, held by approximately 71,000 holders of record.

Voting Rights and Vote Required

        The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Trigon common stock entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. Under the applicable New York Stock Exchange rules, brokers or members who hold shares in "street name" for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote those shares with respect to approving the merger agreement without specific instructions from such customers. An unvoted proxy submitted by a broker is sometimes referred to as a "broker non-vote."

        The approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, requires the affirmative vote of more than 66 2/3% of the shares of Trigon Class A common stock outstanding as of the record date. You are entitled to one vote for each share of Trigon Class A common stock you held as of the record date.

        Because of the requirement that more than 66 2/3% of all outstanding shares of Trigon Class A common stock entitled to vote to approve the merger agreement, if you do not vote by proxy or in person, it will make it less likely that the merger agreement will be approved. Accordingly, the Trigon board of directors urges Trigon shareholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope or to promptly submit their proxies by telephone or through the Internet.

        As of the record date:

  •
  Directors and executive officers of Trigon and their affiliates beneficially owned or had the right to vote 1,347,085 shares of Trigon Class A common stock, or approximately 3.7% of the Trigon Class A common stock outstanding on that date.

  •
  Directors and executive officers of Anthem and their affiliates, including Anthem, beneficially owned 100 shares of Trigon Class A common stock, or less than 1% of the Trigon Class A common stock outstanding on that date.

  •
  To Trigon's knowledge, directors and executive officers of Trigon and their affiliates have indicated that they intend to vote their shares of Trigon Class A common stock in favor of approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Recommendation of the Board of Directors

        The Trigon board of directors has unanimously determined that the terms of the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Trigon and its shareholders and unanimously recommends that Trigon's shareholders vote "FOR" approval of the merger agreement and the transactions contemplated by it, including the merger.

        See "THE MERGER—Trigon's Reasons for the Merger; Recommendation of Trigon's Board of Directors" on page 47 for a more detailed discussion of the Trigon board of directors' recommendation.

Attending the Meeting

        If you are a beneficial owner of Trigon Class A common stock held by a broker, bank or other holder of record (i.e., in "street name"), you will need proof of ownership to be admitted to the special meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Trigon Class A common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other holder of record who holds your shares.

Participants in Trigon's Benefit Plans

        If you are a participant in the Employee's 401(k) Thrift Plan of Trigon Insurance Company, or 401(k) Plan, or in the 1997 Employee Stock Purchase Plan, or ESPP, you will receive a proxy card with voting instructions with this joint proxy statement/prospectus indicating the number of shares of Trigon Class A common stock held by the trustee or custodian for the relevant plan on your behalf. Neither Trigon nor the trustee or custodian can exercise discretion as to the voting of shares in these plans. However, if you own shares in either of the plans and do not provide instructions, or if your instructions as to the voting of your shares are not received in a timely manner, your shares will be voted as follows:

  •
  with respect to the 401(k) Plan, the trustee will vote your shares in the plan in the same proportion to the shares for which it has received timely instructions from participants; and

  •
  with respect to the ESPP, because this plan does not provide for the voting of shares as to which the custodian has not received timely instructions, and the shares are held in a custodial account under the participant's name, failure to provide instructions will have the same effect as a vote against the merger.

        Because the trustee or custodian for the relevant plan must process voting instructions from participants before the date of the special meeting, you are urged to deliver your instructions well in advance of the special meeting so that the instructions are received no later than July 18, 2002.

        If you vote your plan shares and then wish to revoke your instructions, you should submit a notice of revocation to Trigon as soon as possible, as described under "—Proxies" above.

INFORMATION ABOUT THE COMPANIES

Anthem, Inc.
120 Monument Circle
Indianapolis, Indiana 46204
(317) 488-6000

        Anthem is one of the nation's largest health benefits companies, serving approximately eight million members, primarily in Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Maine, Colorado and Nevada. Anthem holds the leading market position in seven of these eight states and owns the exclusive right to market products and services using the BCBS names and marks in all eight states under license agreements with the BCBSA, an association of independent BCBS plans. Anthem seeks to be an industry leader by offering a broad selection of flexible and competitively priced health benefits products. As of March 31, 2002, Anthem had total assets of $6.4 billion and total operating revenue of $2.7 billion for the three months ended March 31, 2002.

        Anthem's product portfolio includes a diversified mix of managed care products, including HMOs, preferred provider organizations, and point of service plans, as well as traditional indemnity products. Anthem also offers a broad range of administrative and managed care services and partially insured products for employer self-funded plans. These services and products include underwriting, stop loss insurance, actuarial services, provider network access, medical cost management, claims processing and other administrative services. In addition, Anthem offers customers several specialty products including group life, disability, prescription management, dental and vision. Anthem's products allow customers to choose from a wide array of funding alternatives. For insured products, Anthem charges a premium and assumes all or a majority of the health care risk. For self-funded and partially insured products, Anthem charges a fee for services, and the employer or plan sponsor reimburses Anthem for all or a majority of the health care costs.

        Anthem's managed care plans and products are designed to encourage providers and members to select quality, cost-effective health care by utilizing the full range of Anthem's innovative medical management services, quality initiatives and financial incentives. Anthem's leading market share enables it to realize the long-term benefits of investing in preventive and early detection programs. Anthem's ability to provide cost-effective health benefits products and services is enhanced through a disciplined approach to internal cost containment, prudent management of risk exposure and successful integration of acquired businesses. These measures have allowed Anthem to achieve significant growth in membership (93%), revenue (100%), and net income (256%) from the beginning of 1997 through 2001.

        For more information on Anthem, see "BUSINESS OF ANTHEM" on page 97.

Trigon Healthcare, Inc.
2015 Staples Mill Road
Richmond, Virginia 23230
(804) 354-7000

        Trigon is Virginia's largest health benefits company, providing a broad range of health, wellness and healthcare financing programs and services to more than 2 million members. Trigon owns the exclusive right to market its products and services using the BCBS names and marks in the Commonwealth of Virginia, excluding a small portion of northern Virginia consisting of suburbs adjacent to Washington, D.C. As of March 31, 2002, Trigon had total assets of $2.7 billion and total operating revenues of $0.8 billion for the three months ended March 31, 2002.

        Trigon offers indemnity, preferred provider organization and health maintenance organization products as well as health management services such as disease management and high-risk maternity programs. Within the company's network product offerings, employer groups may choose various funding options ranging from fully insured to partially or fully self-funded financial arrangements.

While self-funded customers participate in Trigon's networks, the customers bear all, or some portion of, the claims risk. In addition, through its participation in the national contract between the BCBSA and the U.S. Office of Personnel Management, Trigon provides health benefits to federal employees in Virginia. Trigon also serves multi-state customers through the BlueCard™ program, which links all BCBSA affiliated plans for claims submission and payment purposes. The BlueCard™ program has enabled Trigon to serve a growing share of self-funded business outside Virginia through the coordination of service and claims functions across the BCBSA affiliated plans.

        For more information on Trigon, see "WHERE YOU CAN FIND MORE INFORMATION" on page 186.

REGULATORY AND OTHER APPROVALS REQUIRED FOR THE MERGER

        Under the merger agreement, each of Anthem and Trigon has agreed to use its reasonable best efforts to prepare and file as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents, to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to complete the merger and the other transactions contemplated by the merger agreement, and to take all actions reasonably necessary to satisfy the closing conditions contained in the merger agreement and to complete the merger.

        Notwithstanding the foregoing, Anthem is not obligated to agree to, among other things, any condition that would impose any obligation, restriction, limitation, qualification or condition (including any limitation on its ownership or operation of all or any portion of its, any of its subsidiaries' or Trigon's or any of Trigon's subsidiaries' business or assets), which would be reasonably likely to have a material and adverse effect on Anthem and its subsidiaries, taken as a whole, or on Trigon and its subsidiaries, taken as a whole, or materially impair the long-term benefits sought to be derived from the merger.

        A condition to the parties' respective obligations to consummate the merger is that any waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or HSR Act, will have expired or earlier termination thereof will have been granted, that the approval of the Virginia State Corporation Commission, together with any other material governmental regulatory consents and approvals, will have been obtained, and that the approval of the BCBSA will have been obtained, in each case, on terms that satisfy the materiality standard described above. See "THE MERGER AGREEMENT—Conditions to Completion of the Merger" on page 77.

        U.S. Antitrust Filing.    Under the HSR Act and the rules and regulations promulgated thereunder, certain transactions, including the merger, may not be consummated unless certain waiting period requirements have expired or been terminated. Each of Anthem and Trigon filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Justice Department and the FTC on May 31, 2002. Under the HSR Act, the merger may not be consummated until 30 days after the initial filing (unless early termination of this waiting period is granted) or, if the Antitrust Division of the Department of Justice or the FTC issues a request for additional information, 30 days after Anthem and Trigon have complied with such request for additional information (unless this period is shortened pursuant to a grant of early termination). At any time before the effective time of the merger, the FTC, the Justice Department or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger, to rescind the merger, or to require the divestiture of certain assets of Anthem or Trigon. Anthem and Trigon have no reason to believe that a challenge to the merger on antitrust grounds is likely to be made or, if such a challenge is made, that it is likely to be successful.

        Virginia Insurance Regulations.    Pursuant to the Virginia insurance laws, and in order to consummate the merger, the Virginia State Corporation Commission must approve the change of control of Trigon. To accomplish this, on May 31, 2002, Anthem and Trigon filed a Form A "Application for Approval of Acquisition of Control of or Merger with a Domestic Insurer or Health Maintenance Organization," as required by the Virginia insurance laws, with the Virginia State Corporation Commission. The Virginia State Corporation Commission has scheduled a public hearing on the Form A application to begin July 10, 2002. The Virginia insurance laws provide that the Virginia

State Corporation Commission must approve the change of control unless, after giving notice and opportunity to be heard, the Commission finds that:

          (1) following the merger, Trigon's insurance and health maintenance organization, or HMO, subsidiaries would be unable to satisfy requirements for the issuance of the insurance and HMO licenses that they presently have;

          (2) the merger would lessen competition substantially or tend to create a monopoly;

          (3) the financial condition of Anthem might jeopardize the financial stability of Trigon's insurance or HMO subsidiaries, or prejudice the interest of their policyholders;

          (4) any plans or proposals of Anthem to liquidate Trigon's insurance or HMO subsidiaries, sell their assets or consolidate or merge them with any person, or to make any other material change in their business or corporate structure or management, are unfair and unreasonable to policyholders and not in the public interest;

          (5) permitting the merger would not be in the interest of policyholders and the public because of the competence, experience and integrity of the persons who would control the operations of Trigon after the merger; or

          (6) after the merger, the surplus to policyholders of any of Trigon's insurance or HMO subsidiaries would not be reasonable in relation to its outstanding liabilities or adequate to its financial needs.

        Blue Cross Blue Shield Association.    The BCBSA generally requires that the ultimate controlling entity of an organization be the licensee and that the licensee guarantee the contractual and financial customer obligations of the licensee's subsidiaries that offer BCBS branded products. The merger will result in Anthem becoming the ultimate controlling entity of the Trigon subsidiaries, including those that use the BCBS names and marks. Trigon owns the exclusive right to market its products and services using the BCBS names and marks in the Commonwealth of Virginia, excluding a small portion of northern Virginia consisting of suburbs adjacent to Washington, D.C. Trigon's rights to use the BCBS names and marks may not be transferred to another entity (in the case of the merger, to Anthem) without the approval of the BCBSA. The process for obtaining approval is initiated by the entity seeking a license. Thereafter, the BCBSA considers the application, and action is taken by its board of directors. Anthem and Trigon have submitted a joint application requesting that, in connection with and subject to completion of the merger, the BCBSA grant to Anthem the license for the Trigon territory. That application also includes Anthem's commitment, subject to completion of the merger and the granting of the license to Anthem, to guarantee the contractual and financial obligations to the customers of certain Trigon subsidiaries.

        While Anthem and Trigon believe that the requisite regulatory approvals and consents for the merger will be received in a timely manner, Anthem and Trigon cannot give any assurance regarding the timing of the required approvals and consents or the ability to obtain the required approvals and consents on satisfactory terms or otherwise, or that no action will be brought challenging the merger or the governmental or other actions.

THE MERGER

        The following discussion contains material information pertaining to the merger. This discussion is subject, and qualified in its entirety by reference, to the merger agreement, the Trigon stock option agreement and the financial advisor opinions attached as Appendices to this document. We urge you to read and review those entire documents as well as the discussion in this document.

General

        This section provides material information about the merger of Anthem and Trigon and the circumstances surrounding the merger. The next sections of this document, entitled "THE MERGER AGREEMENT" on pages 73 through 88 and "THE TRIGON STOCK OPTION AGREEMENT" on pages 89 through 92, have additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to completion of the merger and the provisions for terminating the merger agreement.

        At the Anthem special meeting, Anthem shareholders will be asked to consider and vote upon a proposal to issue shares of Anthem common stock in the merger. At the Trigon special meeting, Trigon shareholders will be asked to consider and vote upon a proposal to approve the merger agreement. Approval of the merger agreement will constitute approval of the transactions it contemplates, including, among others, the merger of Trigon with and into AI Sub Acquisition Corp., a direct wholly owned subsidiary of Anthem.

        We are furnishing this document to Anthem shareholders and Trigon shareholders in connection with the solicitation of proxies by the board of directors of each of Anthem and Trigon for use at their respective special meeting of shareholders and any adjournment or postponement of the meetings.

Structure

        The merger agreement provides for the merger of Trigon with and into AI Sub Acquisition Corp., an Indiana corporation and a direct wholly owned subsidiary of Anthem. Upon completion of the merger, the separate corporate existence of Trigon will cease and AI Sub Acquisition Corp. will continue as the surviving corporation. Anthem intends to change the name of the surviving corporation to "Anthem Southeast, Inc." promptly after the merger.

        Upon completion of the merger, Trigon shareholders will be entitled to receive, subject to adjustment as set forth in the merger agreement, $30.00 in cash, without interest, and 1.062 shares of Anthem common stock for each share of Trigon Class A common stock that they hold. Trigon shareholders will receive cash instead of any fractional shares of Anthem common stock that would have otherwise been issued at the completion of the merger. The 1.062 shares of Anthem common stock that will be issued for each share of Trigon Class A common stock is sometimes referred to in this document as the "exchange ratio." If the number of shares of Anthem common stock changes before the merger is completed because of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar event, then an appropriate and proportionate adjustment will be made to the exchange ratio. In addition, as explained more fully beginning on page 84, if Trigon elects to terminate the merger agreement because, at the time we would otherwise complete the merger, the price of Anthem common stock fails to satisfy the minimum price thresholds set forth in the merger agreement, Anthem will have the right, but not the obligation, to either increase the number of shares of Anthem common stock to be issued for each share of Trigon Class A common stock or increase the amount of cash to be paid for each share of Trigon Class A common stock, or a combination of both, in order to satisfy the minimum price criteria contained in the merger agreement.

        As a result of the merger, Anthem shareholders will own approximately 72% and Trigon shareholders will own approximately 28% of the outstanding shares of Anthem common stock. These percentages are based on the number of shares of Anthem common stock outstanding or issuable upon exercise of outstanding stock options as of March 31, 2002 and the number of shares of Trigon Class A common stock outstanding or issuable upon exercise of outstanding stock options as of April 28, 2002.

        Anthem will account for the merger as a purchase for financial reporting purposes. See "ACCOUNTING TREATMENT" on page 93. The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes. See "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" on page 94.

Background of the Merger

        The health benefits industry is undergoing significant consolidation. Blue Cross and Blue Shield companies have been part of this consolidation trend. Prior to the mid 1980s, there were more than 125 separate Blue Cross or Blue Shield companies. Many of these organizations have merged, reducing the number of independent BCBS plans to 43 as of December 2001.

        As part of its business strategy, Anthem has become one of the leading consolidators of BCBS plans. Its executives meet periodically with executives of other BCBS plans to discuss the consolidation occurring within the health benefits industry, the strategic implications of such consolidation and Anthem's business and management philosophies and goals.

        From time to time over the past few years, Trigon's chairman and chief executive officer, Thomas G. Snead, Jr., has had conversations with various third parties interested in exploring the possibility of a business combination with Trigon. During this time period, Mr. Snead regularly reviewed with the board of directors Trigon's business and strategic plans and potential approaches to enhance shareholder value. Except for the discussions described below with Anthem, Mr. Snead had neither solicited nor received any formal offers from any third parties regarding a possible acquisition of Trigon.

        In late 2001, Larry Glasscock, president and chief executive officer of Anthem, met with Mr. Snead. Mr. Glasscock expressed Anthem's interest in commencing a process to explore a possible business combination with Trigon.

        In early December 2001, Mr. Snead and a member of Trigon's senior management team met with Mr. Glasscock and two members of Anthem's senior management team in Richmond, Virginia. Mr. Glasscock and Mr. Snead discussed the long-term strategies and goals of their respective organizations, the similarity of their cultures, their belief in the local nature of health care and their common focus on operational excellence as the foundation for their competitive approaches. They discussed the strategic options of both firms in light of recent market and industry developments, including increased merger and acquisition activity within the BCBS system. Mr. Glasscock indicated his interest in entering into preliminary discussions with Trigon about a possible business combination, although no terms of a possible transaction were discussed.

        At the regularly scheduled December 12, 2001 meeting of Trigon's board of directors, senior management and Bear Stearns reviewed with the board various factors influencing the health benefits industry in general and Trigon specifically, the various strategic alternatives potentially available to Trigon, in light of market and industry developments including Anthem's recent successful initial public offering, the announcement of the proposed sale of CareFirst, Inc. (the BCBS plan operating in Maryland, Delaware and the District of Columbia) to Wellpoint Health Networks, Inc., and recent announcements by other regional BCBS plans regarding progress in their efforts to convert to for-profit public companies. The participants discussed the advantages and disadvantages of a variety of alternatives, including continuing with Trigon's current business plan, growing through strategic acquisitions of other companies, and a merger with, or acquisition by, a larger company in the health benefits industry. Senior management and Bear Stearns also discussed with the board companies that would likely be interested in a business combination with Trigon. Mr. Snead relayed to the board his recent informal discussions with Mr. Glasscock, including his expression of interest in initiating discussions regarding a possible transaction with Trigon. The directors discussed the matter further with senior Trigon management and Trigons' financial and legal advisors, and the members of the board indicated that it would be desirable to schedule a further meeting of the Trigon board to discuss in greater detail the health benefits market, the outlook for Trigon and Trigon's various strategic alternatives.

        On December 20, 2001, a special meeting of the Trigon board of directors was held to review more fully the strategic options available to the company. Mr. Snead discussed with the board the various risks and opportunities relating to Trigon's current business plan and remarked on the decreasing opportunities for growth through acquisitions in view of increasing consolidation in the health benefits industry. Mr. Snead expressed his view that in view of his initial contacts with Mr. Glasscock and management's analysis of Anthem, Trigon should consider entering into discussions with Anthem about a possible strategic business combination. At the conclusion of the meeting, after discussion with its financial and legal advisors, the Trigon board of directors authorized Mr. Snead to renew exploratory discussions with Anthem regarding a possible strategic business combination.

        From late December 2001 to the third week of January 2002, Mr. Glasscock and Mr. Snead spoke several times via telephone and met individually and together with their respective financial advisors. During this time, Messrs. Glasscock and Snead had further discussions regarding their respective companies and the possible strategic and economic benefits to both companies from a potential business combination.

        During this period, Mr. Glasscock made an initial proposal to combine Anthem with Trigon in an exchange of cash and stock that, based on the then market price of Anthem common stock, would provide Trigon shareholders a premium to the then current market price of Trigon Class A common stock, and suggested that the companies exchange due diligence information. Mr. Snead indicated that he believed that the Trigon board of directors would likely find the value implied by such proposal to be insufficient.

        On January 21, 2002, Mr. Glasscock called Mr. Snead and reiterated his belief in the strategic rationale for a merger and his desire to continue discussions. Mr. Glasscock indicated that Anthem would share confidential information with Trigon senior management if the parties executed a confidentiality agreement.

        On January 28, 2002, a special meeting of the board of directors of Trigon was held. At the meeting, Mr. Snead updated the board on his discussions with Mr. Glasscock and outlined Anthem's offer to share confidential information with Trigon. Trigon's legal advisor briefed the Trigon board of directors on its fiduciary duties under the circumstances, and its legal and financial advisors reviewed possible responses to Mr. Glasscock's proposal. Trigon's board then indicated its support for a more detailed review of Anthem's strategy, organization, performance and prospects by members of Trigon senior management.

        At a regular meeting of the Anthem board of directors on January 28, 2002, Mr. Glasscock reviewed in detail with Anthem's board the discussions between the two companies. Publicly available background information on Trigon was also reviewed, and the strategic and financial opportunities presented by a combination of the two companies were reviewed and discussed. Anthem's board encouraged management to continue the discussions.

        Trigon's representatives and Anthem's representatives then negotiated a confidentiality agreement which was executed on February 5, 2002, after which Trigon management requested detailed information about Anthem.

        On February 12, 2002, Mr. Snead and other members of Trigon's senior management and its financial advisor attended a meeting with Mr. Glasscock and other senior management of Anthem and its financial advisor in Indianapolis, Indiana, during which Anthem management presented an overview of Anthem, its business strategies, plans and forecasts, and both management teams discussed the similarities of the businesses of their respective companies and the opportunities presented by a combination of the two companies. After the senior management discussion, Mr. Snead and Mr. Glasscock met privately. Mr. Glasscock indicated his desire to combine Anthem with Trigon in an exchange of cash and stock that, based on the then market price of Anthem common stock, would deliver Trigon shareholders a premium to the current market price of Trigon Class A common stock and suggested that Trigon provide Anthem due diligence information in order to permit the parties to further develop their respective views regarding the value of the consideration to be paid in any possible transaction.

        On February 20, 2002, Trigon held a regularly scheduled board meeting. Mr. Snead and Trigon's senior management team described their observations and conclusions from their due diligence review of Anthem. Mr. Snead relayed the proposal from Mr. Glasscock and his request for additional information. Trigon's legal advisor briefed the Trigon board of directors on its fiduciary duties under the circumstances, and its legal and financial advisors reviewed various alternatives. The board authorized Trigon management to share certain confidential information with Anthem.

        On March 13, 2002, Mr. Glasscock and members of Anthem's senior management and its financial advisor met with Mr. Snead and various representatives of Trigon and its financial advisor in Richmond, Virginia, at which time Trigon management presented an overview of Trigon and its business strategies, plans and forecasts. At this meeting and afterwards, Trigon made available various due diligence materials requested by Anthem.

        On March 26, 2002, members of Anthem's senior management and its financial advisor met with various representatives of Trigon and its financial advisor in Richmond, Virginia. Trigon made available additional due diligence materials requested by Anthem, and the parties discussed in detail the value creation opportunities that might be developed through a combination of the two companies. Trigon continued to make available various due diligence materials requested by Anthem thereafter.

        During the second week of April 2002, Mr. Glasscock and Anthem's financial advisor and Mr. Snead and Trigon's financial advisor spoke several times via telephone and met in Richmond, Virginia. They discussed in greater detail the potential terms, including the merger consideration, and the strategic and economic benefits of a merger.

        On April 14, 2002, at a special meeting of the Anthem board of directors, the board received a comprehensive update on the discussions between the two companies. Anthem's financial and legal advisors outlined the preliminary terms of a proposed transaction. In addition, the board discussed the strategic and financial benefits and risks of a merger. Anthem's board authorized Anthem senior management to continue negotiations with Trigon towards a possible business combination.

        On April 16, 2002, a special meeting of Trigon's board of directors was held, at which Mr. Snead and the company's financial advisor outlined the current terms of Anthem's proposal. Trigon's legal advisor briefed the Trigon board of directors on its fiduciary duties under the circumstances, and its legal and financial advisors reviewed Trigon's alternatives. Mr. Snead stated that he viewed a combination with Anthem as having strong strategic value for the company and its shareholders. At the conclusion of the meeting, the Trigon board of directors authorized Trigon's senior management to continue negotiations with Anthem towards a possible business combination.

        Later that evening, Mr. Snead, several other Trigon senior managers and Trigon's financial advisor had a telephone conference with Mr. Glasscock, several other Anthem senior managers and Anthem's financial advisor regarding the material terms of the Anthem proposal. Conversations between these parties continued into the evening of April 17, 2002, at which point Mr. Glasscock increased the proposed financial terms to $30.00 in cash, without interest, plus 1.062 shares of Anthem common stock for each share of Trigon Class A common stock.

        On April 18, 2002, the board of directors of Trigon held a meeting to consider the terms of Anthem's revised proposal. At the meeting, the board reviewed a written summary of terms of the proposed transaction with members of Trigon's senior management and its legal and financial advisors. After discussing the terms, including a number of changes suggested by Trigon's legal and financial advisors, the Trigon board of directors authorized Trigon's senior management to continue negotiations with Anthem towards a possible business combination on substantially the terms discussed.

        In addition, on April 18, 2002, a special meeting of the Anthem board of directors was held. At the meeting, the board reviewed a proposed term sheet with respect to the proposed merger with members of Anthem's senior management and Anthem's legal and financial advisors. The Anthem board also reviewed the rationale for, and potential benefits of the proposed merger and authorized senior management to proceed with the negotiations.

        On various dates between April 18, 2002 and April 27, 2002, members of Trigon management and its legal and financial advisors met or had telephone conversations with members of Anthem management and its legal and financial advisors to negotiate a definitive merger agreement, stock option agreement and employee related agreements.

        On April 18, 19 and 20, 2002, members of the Anthem senior management team and their legal advisors met with members of the Trigon management team in Richmond, Virginia and reviewed additional due diligence materials requested by Anthem.

        On April 22, 2002, members of the Trigon senior management team and their legal advisors met with members of the Anthem management team in Indianapolis, Indiana and reviewed additional due diligence materials requested by Trigon.

        On April 23, 2002, Trigon's board held a special meeting to discuss in detail the proposed business combination. The board reviewed Trigon's performance, prospects and strategic alternatives. Mr. Snead reviewed the activities and discussions of the past weeks, and presented a summary of the proposed transaction, the strategic rationale that supported it, the economic and operational benefits that it could create, the corporate organization structure after closing, the governance representation to be provided by Trigon, and the impact that the transaction would be expected to have on each of the key constituent groups served by Trigon. Senior management presented the forecast and synergies upon which the merger valuation was predicated, and outlined the findings of the due diligence process in which the Trigon senior management team had engaged over the prior weeks. Mr. Glasscock attended a portion of the meeting and discussed Anthem's vision, strategy and operating approach and responded to questions of the Trigon board. Through the company's legal advisors, the Trigon board received detailed information regarding the proposed transaction, including a comprehensive overview of the terms of the merger agreement and employment agreements, and of their fiduciary duties under the circumstances. Trigon's financial advisor reviewed with the Trigon board financial aspects of the merger, including detailed financial analyses of the financial terms of the proposed merger. Bear Stearns stated that it would be able to give its opinion, barring any unforeseen events, as to the fairness, from a financial point of view, of the per share merger consideration to be paid to holders of Trigon Class A common stock based on such analyses. Mr. Snead discussed the proposed plan for the execution and communication of the transaction to various stakeholders. No action was taken by the Trigon board of directors at this meeting. The parties continued negotiation of the terms of a definitive merger agreement, stock option agreement and employment and retention-related matters.

        The Anthem board of directors met on April 26, 2002 in Tucson, Arizona. Mr. Glasscock reviewed the activities and discussions of the past weeks, and presented a summary of the proposed transaction, the rationale that supported it, and the financial and strategic benefits that it was expected to create. Senior management presented the forecast and synergies upon which the merger valuation was predicated and outlined the findings of the due diligence process in which the Anthem management team had engaged over the prior weeks. Anthem's legal advisor reviewed in detail with the Anthem board information regarding the proposed transaction, including a comprehensive overview of the terms of the merger agreement, the stock option agreement and the employee related agreements. Anthem's legal advisor also reviewed with the board the fiduciary duties of Anthem's directors. At this meeting, Goldman Sachs provided the Anthem board of directors a detailed analysis of the financial terms of the proposed combination and an oral opinion, which was subsequently confirmed by delivery of a written opinion dated April 28, 2002, that, as of that date, the merger consideration to be paid to the holders of Trigon Class A common stock was fair, from a financial point of view, to Anthem. At the conclusion of this meeting, the Anthem board of directors unanimously approved the merger agreement, the stock option agreement and the employee related agreements and authorized the signing thereof.

        On April 27, 2002, the Trigon board of directors held a meeting. Mr. Snead reviewed in detail the proposed transaction terms as reflected in the draft definitive agreements and the strategic rationale for the merger. Senior management then summarized the results of Trigon's due diligence investigation of Anthem and its business operations that were reported on in detail at the April 23 meeting and information about Anthem's arrangements for financing the cash component of the merger consideration. At this meeting, Bear Stearns reviewed with the Trigon board of directors its detailed, updated analyses of the financial terms of the proposed merger and provided an oral opinion, which was subsequently confirmed by delivery of a written opinion dated the same date, that as of such date, the per share merger consideration was fair, from a financial point of view, to the holders of Trigon Class A common stock. Trigon's legal advisors discussed in detail the terms of the merger agreement and related agreements. At the conclusion of this meeting, the Trigon board of directors unanimously authorized the signing of the merger agreement, the stock option agreement and the employee related agreements.

        Following such meeting, on April 28, 2002, Anthem and Trigon signed the merger agreement, the stock option agreement and the employee related agreements.

        On April 29, 2002, the parties publicly announced the proposed merger.

Anthem's Reasons for the Merger; Recommendation of Anthem's Board of Directors

        The Anthem board of directors believes that the merger presents a unique opportunity to combine and expand two complementary health benefits companies. The Anthem board consulted with financial and other advisors and determined that the merger was consistent with the strategic plans of Anthem and was in the best interests of Anthem and its shareholders. In reaching its conclusion to unanimously approve the merger agreement, the Anthem board considered a number of factors, including the following:

          Strategic growth.    The Anthem board observed that the acquisition of Trigon will provide Anthem with an excellent opportunity to expand its products and services to a new region as well as to capitalize upon Anthem's and Trigon's business models. The Anthem board took note of the fact that Trigon holds the number one market share position in Virginia, with 2.1 million members and approximately 35% of the market, and that, after the merger is completed, the combined company will be the fifth largest publicly traded health benefits company as measured either by revenues or by medical membership. In addition, the board took into account the opportunity to share best practices among the companies, including:

    •
    Trigon's history of growth in profitable enrollment;
    •
    Trigon's operating efficiencies as demonstrated by its operating margins;
    •
    Trigon's expertise in the individual and small group markets;
    •
    Trigon's strong management and operating expertise;
    •
    Trigon's outstanding sales and marketing operations;
    •
    Trigon's imaging technology, which may be useful on a larger scale; and
    •
    Trigon's experience in the disease management area through its subsidiary Health Management Corporation, or HMC, one of the largest disease management companies in the nation.

          Synergies.    The board observed that the synergies expected from the merger should result in expense savings and revenue enhancements. The board took into account the fact that the parties expect post-closing pre-tax synergies of at least $40 million in 2003 and at least $75 million in annual pre-tax synergies by 2004. Anthem's management outlined the following synergy opportunities, among others:

    •
    by applying Anthem's investment management model to Trigon's portfolio and through integration of investment activities, Anthem expects to increase pre-tax earnings by $10 million to $15 million per year;
    •
    Anthem expects to be able to save about $20 million to $25 million per year by developing technologies that can be shared by both companies, consolidating certain existing data center functions, taking advantage of volume discounts and eliminating duplicate software licenses and other technology redundancies;
    •
    Anthem expects to be able to save about $10 million to $15 million annually through the elimination of Anthem's and Trigon's redundant public company costs, reduced legal and audit fees, reduced BCBSA dues, reduced insurance expenses, elimination of redundant directors' fees and expenses, and elimination of redundant shareholder services and other back office redundancies; and
    •
    Anthem expects to be able to generate approximately $15 million to $20 million in additional operating gain from the opportunity for additional penetration of Anthem's specialty products in the Virginia market.

        Anthem's management also discussed additional synergies identified during due diligence.

          Similar corporate cultures.    The board considered management's belief that Anthem and Trigon have similar corporate cultures and values focused on providing quality products and services to customers, the complementary nature of the two companies' operations and operating regions, and the experience, reputation and financial strength of Trigon.

          Trends in the health benefits industry.    The Anthem board considered the current environment and trends in the health benefits industry, including the regulatory uncertainty related to managed care generally and industry consolidation. The Anthem board considered the advantage that large companies have in such an environment and that the increased size and scope of the combined company would place it in a better position to take advantage of growth opportunities, meet competitive pressures and serve customers more efficiently.

          Effect on earnings per share.    The board noted management's view that, assuming the projected synergies are realized, the merger is expected to be essentially neutral to Anthem's 2003 earnings per share and is expected to be accretive to earnings thereafter. In addition, realizing such synergies should allow Anthem to continue its strategy of generating at least 15% earnings per share growth annually for its shareholders.

          Revenue and revenue enhancements.    The board took note of the opportunity for additional penetration of Anthem's specialty products into Trigon's customer base, as well as the ability to potentially offer HMC disease management programs to Anthem's customer base. The board further noted the fact that the combined company is anticipated to have cash flows of nearly $900 million, well in excess of anticipated net income, and that the merger offers the opportunity for continued margin improvement.

          Additional growth.    The board noted that there is ample opportunity for Trigon to sustain growth in its core health benefits offerings in light of the structure of the Virginia market. At six times the size of its nearest competitor, Trigon is one of the most uniquely positioned health plans in the nation in terms of market advantages. Nearly 40% of the Virginia market is comprised of indemnity health products offered by nearly 400 insurers, some of which are already beginning to exit the Virginia marketplace.

          Merger consideration and stock prices.    The board took into account that the consideration to be paid in the merger was consistent with recent comparable transactions in the health benefits industry. In connection with this review, the board also considered the relative contributions of Trigon and Anthem to certain pro forma income statement and balance sheet items as prepared by management. The board also took note of the historical and current market prices of Anthem common stock and Trigon common stock.

          Financing.    The board considered Anthem's ability to borrow and repay the funds needed for the cash portion of the merger consideration and for transaction costs, on both a short and long-term basis. It reviewed possible funding needs for potential future transactions, including Anthem's share repurchase program and the pending acquisition of Blue Cross and Blue Shield of Kansas, Inc. The board also noted the likely impact of a borrowing on its financial strength and credit ratings.

          Personnel.    The board considered the fact that, upon completion of the merger, Thomas G. Snead, Jr., current Chairman and Chief Executive Officer of Trigon, will become the President of Anthem's Southeast Region and that Thomas Byrd, current Senior Vice President and Chief Financial Officer of Trigon, will serve in various financial and other management roles in Anthem's Southeast Region. The board also considered the fact that upon completion of the merger, three of Trigon's current non-employee directors will become members of Anthem's board of directors.

          Recent acquisitions.    The board also noted Anthem's record of successfully integrating past acquisitions without sacrificing continuous improvement in profitability.

          Continuity.    The board considered the ability of Anthem to maintain continuity of management and of corporate structure, including retention of 13 directors and the chief executive officer position, as well as its governing documents under the proposed merger.

          Due diligence.    The board considered the reports of management and outside advisors concerning the operations, financial condition and prospects of Trigon.

          Tax treatment.    The board considered that the intended treatment of the merger would be as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

          Regulatory approvals and clearances.    The board considered its belief, after consultation with its legal counsel, that the regulatory approvals and clearances necessary to complete the merger would be obtained.

          Transaction agreements.    The board reviewed the terms of the merger agreement, the Trigon stock option agreement and the employee related agreements.

          Goldman, Sachs & Co. opinion.    The board evaluated the detailed financial analyses and presentation of Goldman, Sachs & Co. as well as its opinion that, based on and subject to the considerations set forth in the opinion, the merger consideration is fair, from a financial point of view, to Anthem. We have described the opinion of Goldman, Sachs & Co. in detail under the heading "THE MERGER—Opinion of Anthem's Financial Advisor—Goldman, Sachs & Co.," on page 50.

        The Anthem board of directors weighed these advantages and opportunities against the challenges inherent in the combination of two business enterprises of the size and scope of Anthem and Trigon and the possible resulting diversion of management attention for an extended period of time. The Anthem board realized that there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding price-to-earnings multiples, potential revenue enhancements, anticipated cost savings and earnings accretion. However, the Anthem board concluded that the potential positive factors outweighed the potential risks of consummating the merger.

        The foregoing discussion of the information and factors considered by the Anthem board of directors is not exhaustive, but includes all material factors considered by the Anthem board. In view of the wide variety of factors considered by the Anthem board in connection with its evaluation of the merger and the complexity of such matters, the Anthem board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Anthem board discussed the factors described above, asked questions of Anthem's management and Anthem's legal and financial advisors, and reached general consensus that the merger was advisable and in the best interests of Anthem and its shareholders. In considering the factors described above, individual members of the Anthem board of directors may have given different weight to different factors. It should be noted that this explanation of the Anthem board's reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS" on page 26.

        At a special meeting held on April 26, 2002, after due consideration with financial and legal advisors, the Anthem board of directors unanimously approved the merger agreement. Accordingly, the Anthem board of directors unanimously recommends that Anthem shareholders vote "FOR" the issuance of Anthem common stock in the merger.

Trigon's Reasons for the Merger; Recommendation of Trigon's Board of Directors

        At a special meeting held on April 27, 2002, after due consideration and consultation with financial and other advisors, the Trigon board of directors unanimously determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Trigon and its shareholders. The Trigon board unanimously adopted the merger agreement and unanimously recommends that Trigon shareholders vote to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger. In reaching its conclusion to unanimously adopt the merger agreement and to recommend that Trigon shareholders vote to approve the merger agreement, the Trigon board considered a number of factors, including the following:

          Merger consideration.    The Trigon board considered the relationship of the consideration to be paid pursuant to the merger to recent and historical market prices of Trigon Class A common stock. The merger consideration represents an implied value for one share of Trigon Class A common stock as of April 26, 2002, the last business day prior to the announcement of the merger transaction, of $105.08, based on the closing price of Anthem common stock on that date. This implied value represents a 24.7% premium over the $84.25 closing price of Trigon Class A common stock on April 26, 2002, a 36.6% premium over the $76.94 average closing price of Trigon Class A common stock for the 20-day period ending on April 26, 2002, and a 57.6% premium over the $66.68 average closing price of Trigon Class A common stock for the 52-week period ending on April 26, 2002.

          The Trigon board also considered the form of the merger consideration to be received in the merger by the holders of Trigon Class A common stock. The Trigon board considered the certainty of the value of the cash component of the merger consideration as well as the ability of holders of Trigon Class A common stock to become holders of Anthem common stock and participate in the future prospects of the combined businesses of Anthem and Trigon.

          Strategic alternatives.    The Trigon board considered trends and competitive developments in the health benefits industry and the range of strategic alternatives available to Trigon, including Trigon continuing its existing strategy of seeking internal growth and improving its cost structure.

          Similar corporate cultures and operating philosophies.    The Trigon board considered management's belief that Anthem and Trigon have similar corporate cultures focused on providing quality products and services to customers, the complementary nature of the two companies' operations and operating regions, and the experience, reputation and financial strength of Anthem, including its proven track record of quickly and successfully integrating acquisitions. In addition, the Trigon board considered Anthem's operating philosophy, which provides significant decision making responsibility to local management, thereby allowing local managers to more effectively deliver products and services to members. Furthermore, the Trigon board considered Anthem's belief that its ongoing growth is dependent upon its commitment to work with providers to optimize the cost and quality of care while improving the health of its members and improving the quality of its service.

          Increased size and strength.    After the merger is completed, the combined company is expected to be the fifth largest publicly traded health benefits company as measured either by revenues or by medical membership. The combined company will have annual revenues of over $13 billion, over $11 billion in assets and over 10 million members, which will solidify the combined company's position as a top-tier health benefits industry leader. The Trigon board considered this size and scope, which would allow the combined company to compete more effectively in the increasingly competitive market for health benefits, to be in a better position to take advantage of growth opportunities and to serve customers more efficiently. The Trigon board believed that the combined company would be financially stronger, with a broader customer base, than Trigon would be as an independent entity.

          Synergies of the combination.    The Trigon board considered its knowledge of the business, operations, financial condition, earnings and prospects of Anthem. Based on these considerations, the Trigon board considered the benefits that would be derived from the complementary strengths and regional coverage of the two companies, including the superior growth opportunity for the combined company. The Trigon board considered the ability of the combined company to achieve better economies of scale and thereby enhance profitability by leveraging the experienced management teams and best practices from both companies and extending each company's geographical reach. The Trigon board also considered the ability of the combined company to achieve operating efficiencies from technology, investment management, redundant supporting services and further penetration of specialty products. The Trigon board considered that the synergies expected from the merger should result in expense savings and revenue enhancements. The Trigon board took into account that the parties expect post-closing pre-tax synergies of at least $40 million in 2003 and at least $75 million in annual pre-tax synergies by 2004.

          Corporate governance.    The Trigon board considered the corporate governance aspects of the merger, including that (a) at the closing of the merger, Thomas G. Snead, Jr., the current Chairman and Chief Executive Officer of Trigon will be named the President of Anthem's Southeast Region, with the responsibility for Anthem's health benefits operations in the Southeast Region, (b) at the closing of the merger, several other Trigon executives including Thomas Byrd, the current Senior Vice President and Chief Financial Officer of Trigon, will serve in various financial and other management roles in Anthem's Southeast Region and (c) immediately after the closing of the merger, Anthem will appoint three of Trigon's current non-employee directors to Anthem's board of directors.

          Community presence and involvement.    The Trigon board considered the location of the headquarters and the principal executive offices of Anthem's Southeast Region and of Trigon BCBS, both of which will be in Richmond, Virginia. The communities served by the expanded company should benefit from a combined company that is expected to compete more effectively in the health benefits industry.

          Continuation of BCBS affiliation.    The Trigon board considered that Trigon's long tradition as a BCBS licensee would continue following the merger with Anthem because Anthem would continue to operate Trigon BCBS as part of its newly created Southeast Region.

          Impact on Trigon employees.    The Trigon board considered the potential benefits to Trigon employees from the expanded opportunities available to employees of a larger organization.

          Changes and consolidation in the health benefits industry.    The Trigon board considered the current environment of the health benefits industry, including the regulatory uncertainty related to managed care generally, and the trends toward consolidation in the industry in order to obtain the advantage of scale in developing and delivering products in a cost-effective manner. The Trigon board noted that the health benefits industry is increasingly competitive and to be successful over the long-term, Trigon needed to be strategically positioned to provide its members with access to a wide range of health benefits products and services that are competitively priced and locally delivered. The Trigon board considered the likelihood that the merger would better position Trigon to address changes in the industry, to meet competitive pressures and to develop and deliver new products and value to current and potential customers.

          Tax treatment.    The Trigon board considered that the intended treatment of the merger would be as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

          Regulatory approvals and clearances.    The Trigon board considered the likelihood, after consultation with its legal counsel, that the regulatory approvals and clearances necessary to complete the merger would be obtained.

          Transaction agreements.    The Trigon board reviewed the terms of the merger agreement, the Trigon stock option agreement and the employee related agreements.

          Bear, Stearns & Co. Inc. opinion.    The Trigon board of directors evaluated the detailed financial analyses and presentation of Bear Stearns as well as its opinion that, based on and subject to the considerations set forth in the opinion, as of the date of such opinion, the per share merger consideration is fair, from a financial point of view, to the holders of Trigon Class A common stock. We have described the opinion of Bear Stearns in detail under the heading "THE MERGER—Opinion of Trigon's Financial Advisor—Bear, Stearns & Co. Inc." on page 59.

        The Trigon board of directors weighed these advantages and opportunities against the challenges inherent in the combination of two business enterprises of the size and scope of Anthem and Trigon and the possible resulting diversion of management attention for an extended period of time. The Trigon board also considered the implications associated with a fixed exchange ratio. The Trigon board realizes that there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding long-term value, competitive and financial strength, synergies and anticipated cost savings. However, the Trigon board concluded that the potential positive factors outweighed the potential risks of completing the merger. It should be noted that this explanation of the Trigon board's reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS" on page 26. The Trigon board of directors also considered the fact that some members of the board and of Trigon management may have interests in the merger that are different from those of shareholders generally. See "THE MERGER—Interests of Trigon's Directors and Officers in the Merger that Differ From Your Interests" on page 68.

        The foregoing discussion of the information and factors considered by the Trigon board of directors is not exhaustive, but includes the material factors considered by the Trigon board. In view of the wide variety of factors considered by the Trigon board in connection with its evaluation of the merger and the complexity of such matters, the Trigon board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of the Trigon board may have given different weight to different factors.

        At a special meeting held on April 27, 2002, the Trigon board of directors determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Trigon and its shareholders. Accordingly, the Trigon board of directors unanimously adopted the merger agreement and unanimously recommends that Trigon shareholders vote "FOR" the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Opinion of Anthem's Financial Advisor—Goldman, Sachs & Co.

        Goldman Sachs delivered its written opinion to Anthem's board of directors to the effect that, as of April 28, 2002, and based upon and subject to the factors and assumptions set forth in the opinion, the $30.00 in cash and 1.062 shares of Anthem common stock to be paid for each outstanding share of Trigon Class A common stock is fair, from a financial point of view, to Anthem.

        The full text of the written opinion of Goldman Sachs, dated April 28, 2002, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C. Goldman Sachs provided its opinion for the information and assistance of Anthem's board of directors in its consideration of the merger. The Goldman Sachs opinion does not constitute a recommendation to any Anthem shareholder as to how such shareholder should vote. Anthem shareholders are urged to read the opinion in its entirety.

        In connection with rendering the opinion described above and performing its related financial analysis, Goldman Sachs, among other things:

  •
  reviewed the merger agreement;
  •
  reviewed Annual Reports to Shareholders and Annual Reports on Form 10-K of Trigon for the five years ended December 31, 2001;
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  reviewed the Annual Report to Shareholders and the Annual Report on Form 10-K for Anthem for the year ended December 31, 2001;
  •
  reviewed Anthem's Registration Statement on Form S-1, including the prospectus contained therein, dated October 26, 2001, relating to the initial public offering of Anthem common stock and Anthem's 6.00% Equity Security Units;
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  reviewed certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Trigon and Anthem;
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  reviewed certain other communications from Anthem and Trigon to their respective shareholders;
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  reviewed certain internal financial analyses and forecasts for Anthem and Trigon prepared by their respective management;
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  reviewed certain internal financial analyses and forecasts for Trigon prepared by the management of Anthem, including certain cost savings and operating synergies projected by the management of Anthem to result from the transaction contemplated by the merger agreement;
  •
  held discussions with members of the senior managements of Anthem and Trigon regarding their assessment of the past and current business operations, financial condition and future prospects of their respective companies and the strategic rationale for, and the potential benefits of, the transaction contemplated by the merger agreement;
  •
  reviewed the reported price and trading activity for the Anthem common stock and the Trigon Class A common stock;
  •
  compared certain financial and stock market information for Anthem and Trigon with similar information for certain other companies the securities of which are publicly traded;
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  reviewed the financial terms of certain recent business combinations in the health benefits industry specifically and in other industries generally; and
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  performed such other studies and analyses as it considered appropriate.

        Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed, with Anthem's consent, that the internal financial analyses and forecasts for Anthem and Trigon prepared by the management of Anthem, including the synergies projected to result from the transaction contemplated by the merger agreement, were reasonably prepared on a basis reflecting Anthem's best currently available estimates and judgments, and that these forecasts and synergies would be realized in the amounts and time periods contemplated thereby. Goldman Sachs was advised that the management of Anthem believes the merger is important to Anthem's overall strategic goals, including extending its geographic reach into the Southeast. Goldman Sachs is not an actuarial firm and its services did not include any actuarial determinations or evaluations by Goldman Sachs or an attempt to evaluate actuarial assumptions. Goldman Sachs made no analyses of, and expresses no opinion as to, the adequacy of the reserves of Anthem or Trigon and relied upon information supplied to it by Anthem and Trigon as to such adequacy. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance sheet assets or liabilities or insurance reserves) of Anthem or Trigon or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs also assumed that all material governmental, regulatory or other consents or approvals necessary for the consummation of the transaction contemplated by the merger agreement will be obtained without any adverse effect on Anthem or Trigon or on the expected benefits to be realized from the transaction contemplated by the merger agreement.

        The following is a summary of the material financial analyses used by Goldman Sachs in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the analyses performed by Goldman Sachs. The order of analyses described, and the results of those analyses, do not represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand such analyses, the tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 25, 2002 and is not necessarily indicative of current market conditions.

        Stock Price History.    Goldman Sachs reviewed the historical prices of Trigon Class A common stock from April 23, 1999 to April 25, 2002, both separately and in relation to the S&P 500 Index and to an index comprised of the following fourteen managed care companies:

Aetna Inc.	Humana Inc.
Anthem, Inc.	Mid Atlantic Medical Services, Inc.
CIGNA Corporation	Oxford Health Plans, Inc.
Cobalt Corporation	PacifiCare Health Systems, Inc.
Coventry Health Care, Inc.	Sierra Health Services, Inc.
First Health Group Corp.	UnitedHealth Group Incorporated
Health Net, Inc.	WellPoint Health Networks Inc.

Goldman Sachs reviewed the volume of shares of Trigon Class A common stock traded at various price ranges. In addition, Goldman Sachs also reviewed the historical prices of Anthem common stock from its initial public offering on October 29, 2001 to April 25, 2002, both separately and in relation to Trigon Class A common stock. Finally, Goldman Sachs also reviewed, both individually and in relation to each other, the daily forward price to earnings ratio history of Trigon, WellPoint and an index of managed care companies from April 23, 1999 to April 25, 2002, and of Anthem from October 29, 2001 to April 25, 2002. The index of managed care companies was comprised of the following ten companies:

CIGNA Corporation	Mid Atlantic Medical Services, Inc.
Coventry Health Care, Inc.	Oxford Health Plans, Inc.
First Health Group Corp.	PacifiCare Health Systems, Inc.
Health Net, Inc.	Sierra Health Services, Inc.
Humana Inc.	UnitedHealth Group Incorporated

        Analysis of Implied Offer Price.    Using the closing price of Anthem common stock on April 25, 2002, as well as the average closing price of Anthem common stock for the thirty and sixty day periods ended on April 25, 2002, Goldman Sachs analyzed the $30.00 in cash and the 1.062 shares of Anthem common stock to be paid for each share of Trigon Class A common stock to derive premiums over the latest twelve months high and low closing prices, the thirty and sixty day average closing prices, and the April 25, 2002, closing price for the Trigon Class A common stock. The results of this analysis are set forth below.

	Implied Premium Based on Anthem Share Price as of
	4/25/2002 Close	30 Day Average	60 Day Average
Premium to Trigon closing share price
April 25, 2002	28.6%	15.4%	12.3%
52 week high	28.6%	15.4%	12.3%
52 week low	90.4%	70.8%	66.2%
30 day average	40.4%	26.0%	22.6%
60 day average	42.1%	27.5%	24.1%

        In addition, Goldman Sachs reviewed certain implied multiples for the merger, using the closing price of Anthem common stock on April 25, 2002, as well as the average closing price of Anthem common stock for the thirty and sixty day periods ended on April 25, 2002. The multiples reviewed included: enterprise value as a multiple of total operating revenue; enterprise value as a multiple of earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA; enterprise value as a multiple of earnings before interest and taxes, commonly referred to as EBIT; equity consideration as a multiple of net income; and enterprise value per member. This analysis was based on estimates for Trigon prepared by the management of Anthem.

The results of this analysis are set forth below:

		Implied Multiples Based on Anthem Share Price as of
		4/25/2002 Close		30 Day Average		60 Day Average
Enterprise value as a multiple of total operating revenue	FY 2001A	1.5	x	1.3	x	1.3	x
	FY 2002E	1.3		1.1		1.1
	FY 2003E	1.1		1.0		1.0
Enterprise value as a multiple of EBITDA	FY 2001A	16.1	x	14.5	x	14.1	x
	FY 2002E	13.5		12.2		11.8
	FY 2003E	12.0		10.9		10.6
Enterprise value as a multiple of EBIT	FY 2001A	17.6	x	15.9	x	15.5	x
	FY 2002E	14.9		13.4		13.1
	FY 2003E	13.5		12.2		11.9
Equity consideration (diluted) as a multiple of net income	FY 2001A	26.2	x	23.4	x	22.8	x
	FY 2002E	23.0		20.6		20.0
	FY 2003E	19.2		17.1		16.6
Enterprise value per member	FY 2001A	$2,019		$1,820		$1,773

        Selected Companies Analysis.    Goldman Sachs reviewed and compared certain financial and stock market information for Trigon with the following publicly traded managed care companies:

National Managed Care Companies	Super-Regional Managed Care Companies	Regional Managed Care Companies	Local Managed Care Companies
Aetna Inc.	Anthem, Inc.	Mid Atlantic Medical Services, Inc.	Oxford Health Plans, Inc.
CIGNA Corporation	WellPoint Health Networks Inc.	Sierra Health Services, Inc.	Cobalt Corporation
UnitedHealth Group Incorporated	Health Net, Inc.	Coventry Health Care, Inc.
First Health Group Corp.	Humana Inc. PacifiCare Health Systems, Inc.

The historical financial data used was as of the latest twelve months ended December 31, 2001 and the market data and earnings estimates were as of April 25, 2002. Projected EBITDA for 2002 was based on equity research analysts' estimates. Projected earnings per share and five year earnings per share growth rates were based on analysts' estimates from the Institutional Brokerage Estimate System, or IBES, a data service that compiles estimates of securities research analysts, as of April 25, 2002.

        The following table compares certain information derived by Goldman Sachs with respect to Trigon and the selected companies:

	High		Low		Trigon
April 25, 2002 stock price as a percentage of 52 week high	100.0%		78.1%		100.0%
Levered market capitalization as a multiple of latest twelve months revenue	5.4	x	0.2	x	1.2	x
Levered market capitalization as a multiple of latest twelve months EBITDA	36.4	x	5.4	x	12.7	x
Levered market capitalization as a multiple of latest twelve months EBIT	20.9	x	8.2	x	13.9	x
Levered market capitalization per member (membership as of December 31, 2001)	$2,896.6		$532.8		$1,588.0
Levered market capitalization as a multiple of 2002 estimated EBITDA	37.3	x	5.4	x	11.6	x
Stock price as a multiple of estimated 2002 earnings per share	78.0	x	8.3	x	17.3	x
Stock price as a multiple of estimated 2003 earnings per share	27.4	x	7.5	x	14.9	x
Stock price as a multiple of estimated 2003 earnings per share to projected five year earnings per share growth rate	2.2	x	0.6	x	1.0	x

        Selected Transaction Analysis—Anthem, Trigon and WellPoint.    Goldman Sachs reviewed publicly or, in the case of transactions involving Anthem, privately available information for completed, announced or proposed merger or acquisition transactions involving Anthem, Trigon or WellPoint Health Networks, Inc. These selected transactions considered by Goldman Sachs included:

  •
  Anthem/Blue Cross Blue Shield of Kansas, Inc.

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  Anthem/Associated Hospital Service d/b/a Blue Cross Blue Shield of Maine

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  Anthem/Rocky Mountain Hospital and Medical Service d/b/a Blue Cross Blue Shield of Colorado

  •
  Anthem/New Hampshire-Vermont Health Service d/b/a Blue Cross Blue Shield of New Hampshire

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  WellPoint Health Networks Inc./CareFirst, Inc. d/b/a CareFirst Blue Cross Blue Shield

  •
  WellPoint Health Networks Inc./RightCHOICE Managed Care, Inc.

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  WellPoint Health Networks Inc./Cerulean Companies, Inc.

  •
  WellPoint Health Networks Inc./Rush Prudential Health Plans

  •
  Trigon/Cerulean Companies, Inc.

        The following table compares information with respect to the ranges of implied multiples for the selected transactions involving Anthem, WellPoint or Trigon:

Selected Transactions
	Latest Calendar Year Prior to Announcement Range	Calendar Year of Announcement Range	Forward Calendar Year Range
Aggregate consideration per member	$266.5-$488.3	$222.8-$477.0	$226.5-$448.3
Aggregate consideration as a multiple of revenue	0.2x-1.3x	0.2x-1.1x	0.2x-0.9x
Aggregate consideration as a multiple of EBITDA	12.2-17.4x	8.2x-16.4x	5.8x-9.8x
Aggregate consideration as a multiple of EBIT	16.4x-23.2x	14.4x-17.4x	9.3x-12.2x
Equity consideration as a multiple of net income	18.9x-37.4x	23.3x-30.0x	15.2x-22.6x

Data for membership, revenue, EBITDA, EBIT and net income for Anthem, WellPoint and Trigon were based on estimates prepared by the management of Anthem, in the case of Anthem's transactions, on public filings, press releases and research published by equity research analysts, in the case of WellPoint's transactions, and on public filings and press releases, in the case of Trigon's transaction.

        Selected Transaction Analysis—Other Transactions.    Goldman Sachs then reviewed publicly available information for completed merger or acquisition transactions in the health benefits industry. These selected transactions considered by Goldman Sachs included:

  •
  First Health Group Corp./CCN Managed Care, Inc. (of HCA Inc.)

  •
  The Carlyle Group and Liberty Partners/ConnectiCare Inc.

  •
  Omint SA/SPM (Sistema de Proteccion Medica SA, an Exxel Group SA held company)

  •
  United Wisconsin Services, Inc./Blue Cross & Blue Shield of Wisconsin

  •
  Coventry Health Care, Inc./WellPath Community Health Plans

  •
  BCE Emergis Inc./United Payors & United Providers, Inc.

  •
  PacifiCare Health Systems, Inc./Harris Methodist Health Plan of Texas, Inc.

  •
  Humana Inc./Memorial Sisters of Charity Health Network, Inc.

  •
  Health Care Services Corporation d/b/a Blue Cross & Blue Shield of Texas/NYLCare of Texas (of Aetna U.S. Healthcare)

  •
  Venture Health Partnership Group of Louisiana, L.L.C./SMA Health Plan, Inc.

        The following table compares information with respect to the ranges of multiples for these selected transactions:

Selected Transactions Range
Aggregate consideration per member (membership as of end of latest twelve months)	$159.2-$938.1
Aggregate consideration as a multiple of last twelve months revenue	0.1x-5.2x
Aggregate consideration as a multiple of last twelve months EBITDA	11.9x-11.9x
Aggregate consideration as a multiple of last twelve months EBIT	13.1x-13.1x
Equity consideration as a multiple of last twelve months net income	21.0x-21.0x

Financial data used was for the latest twelve months ended prior to the transaction date.

        Discounted Cash Flow Analysis.    Goldman Sachs performed a discounted cash flow analysis to determine a range of implied present values per share of Trigon Class A common stock. All cash flows were discounted back to December 31, 2002. In performing this analysis, Goldman Sachs used projections supplied by the management of Anthem that did not include any of the synergies expected to result from the transaction. Using discount rates ranging from 11% to 15%, and terminal EBITDA multiples ranging from 9.0x to 13.0x, this analysis resulted in a range of implied present values of $85.94 to $128.56 per share of Trigon Class A common stock.

        Using the same set of projections, Goldman Sachs also performed a sensitivity analysis to illustrate the effect of increases or decreases in sales growth and EBIT margin. The analysis was based on a 13% discount rate and a terminal EBITDA multiple of 11.0x, and used a range of changes in sales growth of -2.0% to 2.0% and a range of changes in EBIT margin from -2.0% to 2.0%. This analysis resulted in a range of implied present values of $74.60 to $141.33 per share of Trigon Class A common stock.

        Utilizing a range of perpetuity growth rates from 5.0% to 9.0% instead of terminal EBITDA multiples, Goldman Sachs performed another discounted cash flow analysis, using the same set of projections and range of discount rates. This analysis resulted in a range of implied present values from $70.37 to $279.89 per share of Trigon Class A common stock.

        Using a perpetuity growth rate instead of a terminal EBITDA multiple, Goldman Sachs performed another sensitivity analysis to illustrate the effect of increases or decreases in sales growth and EBIT margin. The analysis was based on a 13% discount rate and a perpetuity growth rate of 7%, and used a range of changes in sales growth of -2.0% to 2.0% and a range of changes in EBIT margin from -2.0% to 2.0%. This analysis resulted in a range of implied present values of $72.01 to $143.95 per share of Trigon Class A common stock.

        Goldman Sachs also performed a discounted cash flow analysis using projections supplied by the management of Anthem that included synergies expected to result from the transaction. Using discount rates ranging from 11% to 15%, and terminal EBITDA multiples ranging from 9.0x-13.0x, this analysis resulted in a range of implied present values of $100.17 to $150.27 per share of Trigon Class A common stock.

        Using the same set of projections, Goldman Sachs also performed a sensitivity analysis to illustrate the effect of increases or decreases in sales growth and EBIT margin. The analysis was based on a 13% discount rate and a terminal EBITDA multiple of 11.0x, and used a range of changes in sales growth from -2.0% to 2.0% and a range of changes in EBIT margin from -2.0% to 2.0%. This analysis resulted in a range of implied present values of $90.93 to $160.48 per share of Trigon Class A common stock.

        Utilizing a range of perpetuity growth rates from 5.0% to 9.0% instead of terminal EBITDA multiples, Goldman Sachs performed another discounted cash flow analysis using the same projections and range of discount rates. This analysis resulted in a range of implied present values of $82.78 to $333.07 per share of Trigon Class A common stock.

        Using a perpetuity growth rate instead of a terminal EBITDA multiple, Goldman Sachs also performed another sensitivity analysis to illustrate the effect of increases or decreases in sales growth and EBIT margin. The analysis was based on a 13% discount rate and a perpetuity growth rate of 7.0%, and used a range of changes in sales growth of -2.0% to 2.0% and a range of changes in EBIT margin from -2.0% to 2.0%. This analysis resulted in a range of implied present values of $89.76 to $164.82 per share of Trigon Class A common stock.

        Exchange Ratio Analysis.    Goldman Sachs calculated the average adjusted historical exchange ratios of Trigon Class A common stock to Anthem common stock based on the closing prices of Trigon Class A common stock and Anthem common stock for the thirty-day, sixty-day, and ninety-day periods ended April 25, 2002. After taking into account the $30.00 in cash component of the consideration to be paid for each share of Trigon Class A common stock, this analysis indicated that the average adjusted historical exchange ratios for such periods were 0.74x, 0.76x and 0.78x and the range of adjusted historical exchange ratios for the period from October 29, 2001 to April 25, 2002 was 0.68x to 0.94x.

        Contribution Analysis.    Goldman Sachs analyzed the relative contributions of Trigon and Anthem to certain income statement items for the projected fiscal years 2003 and 2004 as well as the equity and enterprise valuations for the combined company. Estimates of 2003 and 2004 total operating revenue, EBITDA, EBIT and net income were based on projections prepared by the management of Anthem for both Anthem and Trigon that did not include any of the synergies expected to result from the transaction. This analysis indicated that Trigon would contribute, for years 2003 and 2004, respectively, the following to the combined company: 23.5% and 23.2% of total operating revenue; 28.7% and 26.8% of EBITDA; 28.6% and 27.7% of EBIT; and 30.1% and 28.9% of net income. This analysis further indicated that Trigon would contribute 29.4% and 29.2% of the diluted equity market capitalization and enterprise value, respectively, of the combined company. After taking into account the $30.00 in cash component of the consideration to be paid for each share of Trigon Class A Common Stock and using a weighted average multiple to calculate implied per share values, this analysis resulted in a range of adjusted implied exchange ratios of 0.442x to 0.769x. In addition, Goldman Sachs analyzed the relative contributions of Trigon and Anthem to the combined total membership of the two companies based on membership figures as of December 31, 2001. This analysis indicated that Trigon would contribute 21.3% of the combined total membership.

        Goldman Sachs also performed and utilized discounted cash flow analysis to determine the relative contribution of Trigon and Anthem to the present equity value of the combined company and to derive a range of adjusted implied exchange ratios. Using estimates prepared by the management of Anthem for both Anthem and Trigon that did not include any of the synergies expected to result from the transaction, a discount rate of 13% and terminal EBITDA multiples of 9.0x to 13.0x, Goldman Sachs determined a range of implied present equity values and implied present per share values for Anthem and Trigon and the Anthem common stock and the Trigon Class A common stock, respectively. Based on those implied equity values, this analysis indicated that Trigon would contribute 22.7% to 34.2% of the implied present equity value of the combined company. Based on the implied present values per share and taking into account the $30.00 in cash component of the consideration to be paid for each share of Trigon Class A common stock, this analysis resulted in a range of adjusted implied exchange ratios of 0.571x to 1.124x.

        Pro Forma Analyses.    Goldman Sachs analyzed the pro forma impact of the merger on earnings per share from the point of view of the holders of Anthem common stock. Based upon estimates prepared by the management of Anthem for both Anthem and Trigon, including the synergies expected to result from the transaction, and excluding the effects of future stock repurchases, this analysis indicated that the merger would be slightly dilutive to earnings per share in 2003 and slightly accretive to earnings per share in 2004.

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Trigon, Anthem or the merger.

        Goldman Sachs prepared these analyses solely for purposes of Goldman Sachs' providing its opinion to the Anthem board of directors. The analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Anthem, Trigon, Goldman Sachs or any other person assumes responsibility if future results are different from those forecast.

        As described above, Goldman Sachs' opinion to Anthem's board of directors was one of many factors taken into consideration by the Anthem board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Appendix C.

        Goldman Sachs, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. Goldman Sachs is familiar with Anthem having provided certain investment banking services to Anthem from time to time, including having acted as its financial advisor in connection with its acquisition of New Hampshire-Vermont Health Service d/b/a Blue Cross Blue Shield of New Hampshire in February 1999, its Alliance Agreement with Rocky Mountain Hospital and Medical Service d/b/a Blue Cross and Blue Shield of Colorado in March 1999 and its acquisition of Associated Hospital Service d/b/a Blue Cross Blue Shield of Maine in July 1999; having acted as its financial advisor in connection with the sale of its TRICARE business to Humana Inc. in June 2001; having acted as its financial advisor in connection with its demutualization; having acted as lead managing underwriter of Anthem's initial public offering of 55,200,000 shares of Anthem common stock and 4,600,000 of Anthem's 6.00% Equity Security Units in October 2001; having coordinated a Large Holder Sale Program for Anthem common stock since its initial public offering; having acted as financial advisor in connection with its pending acquisition of Blue Cross and Blue Shield of Kansas, Inc., announced in January 2001; and having acted as its financial advisor in connection with, and having participated in certain negotiations leading to, the merger agreement. Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., is the sole lead arranger, bookrunner and administrative agent in connection with the $1.2 billion bridge loan facility that Anthem has entered into in connection with the transaction contemplated by the merger agreement. In addition, Goldman Sachs may provide other investment banking services to Anthem in the future. The Anthem board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger.

        Goldman Sachs also has provided certain investment banking services to Trigon from time to time, including having acted as its financial advisor in connection with its proposed acquisition of Cerulean Companies, Inc. in November 2000. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of Anthem or Trigon for its own account and for the account of customers.

        Pursuant to a letter agreement dated December 5, 2001, Anthem engaged Goldman Sachs to act as its financial advisor in connection with the contemplated merger. Under the terms of this engagement letter, Anthem has agreed to pay Goldman Sachs a customary transaction fee, a portion of which is payable upon completion of the merger. In addition, Anthem has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

Opinion of Trigon's Financial Advisor—Bear, Stearns & Co. Inc.

        Pursuant to a letter agreement, dated April 18, 2002, Trigon retained Bear, Stearns & Co. Inc. to act as its exclusive financial advisor in connection with the merger. Trigon's board of directors selected Bear Stearns based on its qualifications, expertise, reputation and knowledge of Trigon's business and affairs. At Trigon's board of directors meeting on April 27, 2002, Bear Stearns provided an oral opinion, subsequently confirmed in a written opinion dated April 27, 2002, that, as of that date, and based upon and subject to the various considerations set forth in the written opinion, the per share merger consideration of $30.00 in cash, without interest, and 1.062 shares of Anthem common stock to be paid by Anthem pursuant to the merger agreement was fair from a financial point of view to the holders of Trigon Class A common stock.

        The written opinion of Bear Stearns, dated April 27, 2002, is attached as Appendix D to this Joint Proxy Statement/Prospectus. The opinion sets forth assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Bear Stearns in providing its opinion. The written opinion of Bear Stearns is directed to Trigon's board of directors and addresses only the fairness from a financial point of view to the holders of Trigon Class A common stock, as of the date of the opinion, of the per share merger consideration to be paid by Anthem pursuant to the merger agreement. The written opinion of Bear Stearns does not address any other aspect of the transaction and does not constitute a recommendation to Trigon's shareholders as to how to vote at Trigon's shareholder meeting. If you are a Trigon shareholder, you are urged to carefully read the entire opinion in Appendix D.

        Bear Stearns' opinion does not address the merits of the underlying business decision by Trigon to engage in the merger and related transactions. In addition, Bear Stearns' opinion does not address the prices at which Trigon Class A common stock and/or Anthem common stock will actually trade at any time and Bear Stearns does not express any recommendation or opinion as to how the holders of Trigon Class A common stock should vote at Trigon's special meeting.

        In arriving at its opinion, Bear Stearns:

  •
  reviewed a draft copy of the merger agreement, which draft did not materially differ from the executed copy;

  •
  reviewed Trigon's Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 1999 through 2001, its preliminary results for the quarter ended March 31, 2002 and its Reports on Form 8-K for the three years ended April 27, 2002;

  •
  reviewed certain operating and financial information, including projections for the five years ended December 31, 2006, provided to Bear Stearns by Trigon's management relating to Trigon's business and prospects;

  •
  reviewed certain estimates of revenue enhancements, cost savings and other combination benefits (collectively, "Synergies") expected by Trigon and Anthem to result from the merger, prepared and provided to Bear Stearns jointly by Trigon's management and Anthem's management;

  •
  met with certain members of Trigon's senior management to discuss Trigon's business, operations, historical and projected financial results and future prospects;

  •
  reviewed Anthem's initial public offering prospectus, dated October 30, 2001;

  •
  reviewed Anthem's Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2001, its preliminary results for the quarter ended March 31, 2002 and its Reports on Form 8-K between Anthem's initial public offering on November 2, 2001 and April 27, 2002;

  •
  reviewed certain operating and financial information, including projections for the three years ended December 31, 2004, provided to Bear Stearns by Anthem's management relating to Anthem's business and prospects;

  •
  met with certain members of Anthem's senior management to discuss Anthem's business, operations, historical and projected financial results and future prospects;

  •
  reviewed the historical prices, trading multiples and trading volumes of the Class A common stock of Trigon and Anthem common stock;

  •
  reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to Trigon and Anthem;

  •
  reviewed the terms of recent mergers and acquisitions of companies which Bear Stearns deemed generally comparable to the merger;

  •
  performed discounted cash flow analyses based on the projections for Trigon, Anthem, the combined company and synergy estimates for the combined company furnished to Bear Stearns;

  •
  reviewed the pro forma financial results, financial condition and capitalization of the combined company giving effect to the merger; and

  •
  conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

        Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the projections and Synergies, provided to Bear Stearns by Trigon and Anthem or otherwise reviewed by Bear Stearns in connection with its engagement. With respect to Trigon and Anthem's projected financial results and the Synergies that could be achieved upon completion of the merger, Bear Stearns relied on representations that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of Trigon and Anthem as to the expected future performance of Trigon and Anthem, respectively. Bear Stearns did not assume any responsibility for the independent verification of any such information or of the projections and Synergies provided to Bear Stearns (or the achievability thereof), and Bear Stearns relied upon the assurances of the senior managements of Trigon and Anthem that they were unaware of any facts that would make the information, projections and Synergies provided to Bear Stearns incomplete or misleading or which would suggest that such projections and Synergies were not reasonably achievable.

        In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of Trigon and Anthem, nor was Bear Stearns furnished with any such appraisals. Bear Stearns assumed that the merger would qualify as a tax-free

"reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. In connection with its engagement, pursuant to the instructions of Trigon, Bear Stearns did not solicit third party indications of interest in the possible acquisition of all or a part of Trigon. Bear Stearns also assumed that the merger would be consummated in a timely manner and in accordance with the terms of the merger agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that would have an adverse effect on the parties to the merger agreement or on Trigon and Anthem on a combined basis or on the contemplated benefits of the merger and Bear Stearns further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger would be obtained without any such adverse effect.

Presentations to Trigon's Board of Directors

        On April 23, 2002, Bear Stearns presented to Trigon's board of directors the financial analyses performed by Bear Stearns, as of such date, in connection with its opinion. At that meeting of the board of directors, Bear Stearns stated that it would be able to give its opinion, barring any unforeseen events, as to the fairness, from a financial point of view, of the per share merger consideration to be paid to the holders of Trigon Class A common stock based on such analyses. Subsequently, on April 27, 2002, Bear Stearns reviewed with Trigon's board of directors again the financial analyses performed by Bear Stearns, as updated through the close of business on April 26, 2002, except for the Contribution Analysis and the Accretion/Dilution Analysis described below, which are as of the close of business on April 25, 2002. The following is a summary of the material financial analyses performed by Bear Stearns and presented to Trigon's board of directors in connection with the rendering of the oral and written opinion of Bear Stearns on April 27, 2002. Bear Stearns prepared the presentations made to Trigon's board of directors and relied on the analyses included in the presentations in rendering its opinion.

        While the following summaries describe the material analyses and factors reviewed by Bear Stearns for its opinion, the description is not intended to be a comprehensive description of all the analyses performed and factors considered by Bear Stearns in arriving at its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and, therefore, is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Bear Stearns considered the results of all of its analyses as a whole. Furthermore, Bear Stearns believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the processes underlying its opinion. In addition, Bear Stearns may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described below should not be taken to be the views of Bear Stearns of the actual value of Trigon.

        Some of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Bear Stearns, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

        Discounted Cash Flow Analysis.    Bear Stearns performed an analysis of the present value of the estimated unlevered, after-tax free cash flows that Trigon could generate over calendar years 2002 through 2006 based on projections and guidance provided by the management of Trigon. Bear Stearns applied terminal value multiples ranging from 10x to 12x to Trigon's estimated calendar year 2006 EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization) including investment income. The cash flows and terminal values were then discounted to present value using discount rates ranging from 11% to 15% based on Trigon's weighted average cost of capital. This analysis indicated an implied equity range per share of Trigon Class A common stock of approximately $81 to $109, as compared to the implied value of the merger consideration of $105.08 as of April 26, 2002 (based on Anthem's common stock closing price of $70.70 as of such date).

        Analysis of Selected Precedent Transactions.    Bear Stearns reviewed the implied equity values and enterprise values in selected managed care transactions since 1994. Bear Stearns reviewed equity values as a multiple of last-twelve-month (LTM) net income and enterprise values as multiples of (i) LTM EBITDA and (ii) LTM revenues. Bear Stearns deemed the WellPoint acquisition of Cerulean, the WellPoint acquisition of RightCHOICE and the WellPoint proposed acquisition of CareFirst as the most relevant precedents. Bear Stearns then compared the implied multiples derived from these most relevant precedent transactions with corresponding multiples resulting from the implied value as of April 26, 2002, of the implied merger consideration to be received by Trigon shareholders.

Target/Acquiror	Equity Value/ LTM Net Income	Enterprise Value/ LTM EBITDA	Enterprise Value/ LTM Revenues
Cerulean/WellPoint	18.9x	12.8x	0.42x
RightCHOICE/WellPoint	27.7x	12.4x	1.21x
CareFirst/WellPoint	16.8x	10.9x	0.33x
Relevant Range	16.8x-27.7x	11.0x-13.0x	0.75x-1.25x
Trigon/Anthem	26.1x	16.0x	1.46x

        This analysis indicated an implied equity range per share of Trigon Class A common stock of approximately $70 to $116, as compared to the implied value of the merger consideration of $105.08 as of April 26, 2002 (based on Anthem's common stock closing price of $70.70 as of such date).

        No transaction used in the analysis of selected precedent transactions is identical to the merger. In evaluating these transactions, Bear Stearns made judgments and assumptions with regard to industry performance, business, economic, market and financial conditions an other matters, many of which are beyond the control of Trigon. These other matters include the impact of competition on Trigon, or the companies involved in the precedent transactions and the industries in which they are principally engaged, such industries' growth and the absence of any material adverse change in the financial condition and prospects of Trigon, or the companies involved in the precedent transactions or the industries in which they are principally engaged or in the financial markets in general.

        Takeover-Adjusted Comparable Company Analysis.    Bear Stearns used public managed care companies and compared certain of their operating statistics and trading multiples with those of Trigon. These public comparable companies included companies affiliated with the BCBSA ("Blue Plans"), as well as those that are not Blue Plans serving multiple markets, referred to as the national plans, and companies serving various regional areas, referred to as the regional plans.

        Bear Stearns reviewed equity value as a multiple of 2001 and 2002 net income and enterprise value (calculated as equity value plus debt), as a multiple of (i) 2001 revenues; and (ii) 2001 and 2002 EBITDA. Bear Stearns then compared the multiples derived from the public comparables to the corresponding multiples of Trigon based on the closing price of April 26, 2002 and for the merger consideration. Financial data for the selected companies and Trigon were based on public filings, company reports, publicly available research analysts' estimates and First Call estimates.

Enterprise Value/
	P/E Multiple		Revenue	EBITDA
Company
	2001	2002	2001	2001	2002
Blues
High	48.7x	19.3x	0.93x	13.0x	16.3x
Median	24.8x	18.9x	0.82x	12.5x	11.4x
Mean	32.2x	19.0x	0.72x	12.6x	12.9x
Low	23.0x	18.7x	0.41x	12.2x	10.9x
Non-Blues
High	31.3x	22.5x	1.31x	26.9x	24.8x
Median	20.6x	14.0x	0.55x	9.6x	9.3x
Mean	21.6x	15.8x	0.69x	12.3x	11.6x
Low	13.3x	8.6x	0.15x	5.4x	4.9x
Relevant Range	20.0x-23.0x	16.0x-19.0x	0.80x-1.15x	11.0x-13.0	10.0x-12.0x
Trigon	21.0x	17.7x	1.19x	13.0x	11.7x

        Based on a relevant multiple range, primarily based on Blue Plans, a value range per share of Trigon Class A common stock was estimated, in turn increased by an assumed takeover premium of 20% to 40%. An implied equity range per Trigon share of approximately $88 to $127 share was obtained, as compared to the implied value of the merger consideration of $105.08 as of April 26, 2002 (based on Anthem's common stock closing price of $70.70 as of such date).

        No company used in the takeover-adjusted comparable company analysis is identical to Trigon. In evaluating the takeover-adjusted comparable company analysis, Bear Stearns made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Trigon. These other matters include the impact of competition on Trigon and the comparable companies and the industries in which they are principally engaged, such industries' growth and the absence of any material adverse change in the financial condition and prospects of Trigon or the comparable companies or the industries in which they are principally engaged or in the financial markets in general.

        Premium Paid Analysis.    Bear Stearns reviewed the premiums paid in 62 selected transactions over $1.0 billion announced since January 1, 2001. Bear Stearns reviewed the purchase prices paid in the selected transactions relative to the target company's closing stock prices one day prior, 20-day average prior and 52-week high and low prior to announcement. Bear Stearns then compared the mean and median of premiums implied in the selected transactions over the specified periods with the premiums implied in the merger for Trigon based on the merger consideration. This analysis indicated the following implied premiums in the selected transactions, as compared to the premium implied in the merger.

	Announcement Premium
	1-Day Prior	20-Day Average	52-Week High Prior	52-Week Low Prior
Mean	32.9%	32.5%	-9.2%	123.0%
Median	31.3%	31.3%	0.8%	115.3%
Implied in Transaction	24.7%	36.6%	24.7%	89.4%

        In addition, a takeover premium of 20% to 40% was applied to Trigon's stock prices one day prior, 5-day average prior and 20-day average prior to April 26, 2002. An implied equity range per share of Trigon Class A common stock of approximately $92 to $118 was estimated, which compares to the implied value of the merger consideration of $105.08 as of April 26, 2002 (based on Anthem's common stock closing price of $70.70 as of such date).

        Present Value of Hypothetical Future Stock Price.    Based on projected earnings per share for calendar years 2003 and 2004 and a forward price-to-earnings ratio range of 16x to 19x, a hypothetical future stock price range was estimated. Such hypothetical future stock price range was discounted back at 12% and 15% based on Trigon's cost of equity and an implied value range of approximately $81 to $102 per Trigon share was obtained, which compares to an implied value per share of Trigon Class A common stock of the merger consideration of $105.08 as of April 26, 2002 (based on Anthem's common stock closing price of $70.70 as of such date).

        Contribution Analysis.    Bear Stearns performed a contribution analysis of a variety of different metrics for the Trigon/Anthem combination. The methodology consisted of certain metrics of Trigon and Anthem on a stand-alone basis as a percentage of the total combined. The selected metrics are: membership, projected revenues, projected net income, assets, book equity and market capitalization. No adjustments were made for Synergies or consolidation accounting.

	Trigon	Anthem
12/31/01 Members	25%	75%
2002 Revenues	23%	77%
2002 Net Income	30%	70%
12/31/01 Assets	29%	71%
12/31/01 Book Equity	33%	67%
Market Capitalization	29%	71%

The above percentages compared to the 28% pro forma ownership in the combined entity to be held by Trigon shareholders, in addition to receiving approximately $1.1 billion in cash.

        Accretion/Dilution Analysis.    Bear Stearns analyzed the potential pro forma financial effect of the merger on Anthem's estimated earnings per share for calendar years 2003, 2004 and 2005. Estimated data for Trigon and Anthem were based on financial projections and estimates of Synergies provided by Trigon's and Anthem's management. Based on this analysis and assuming the Synergies and the timing of their realization as set forth by management, this model suggested that the merger could be slightly dilutive in 2003 and accretive thereafter. Trigon's shareholders should note that the actual results achieved by the combined company may vary from projected results and the variations may be material.

        In performing its analyses, Bear Stearns made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Anthem or Trigon. Any estimates contained in Bear Stearns' analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by the estimates. These analyses were prepared solely as part of the analyses of Bear Stearns of the fairness from a financial point of view of the per share merger consideration to be paid by Anthem to the holders of Trigon Class A common stock and were conducted in connection with the delivery of the opinion of Bear Stearns to Trigon's board of directors.

        The per share merger consideration to be paid by Anthem and other terms of the merger were determined through arm's-length negotiations between Anthem and Trigon and were approved by Trigon's board of directors. Bear Stearns provided advice to Trigon during the negotiations; however, Bear Stearns did not recommend any specific merger consideration to Trigon nor give advice that any given merger consideration constituted the only appropriate consideration for the merger. As described above, the opinion of Bear Stearns was among many factors taken into consideration by Trigon's board of directors in making its decision to adopt the merger agreement and approve the related transactions. Consequently, the analyses of Bear Stearns as described above should not be viewed as determinative of whether Trigon's board of directors would have been willing to agree to a different amount or form of merger consideration to be paid by Anthem in connection with the merger.

Miscellaneous

        Bear Stearns is an internationally recognized investment banking and advisory firm. Bear Stearns, as part of its investment banking and financial advisory businesses, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

        In its opinion, Bear Stearns stated that (1) it previously has been engaged by Trigon to provide certain investment banking and financial advisory services for which Bear Stearns received customary fees and (2) in the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Trigon and/or Anthem for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities or bank debt. In the past, Bear Stearns has advised Trigon in various strategic assignments.

        Pursuant to its engagement letter with Trigon, Bear Stearns provided financial advisory services and financial fairness opinion to Trigon's board of directors in connection with the merger and Trigon agreed to pay a customary fee to Bear Stearns in respect of the services provided. A substantial portion of this fee is contingent on the completion of the merger. Trigon has also agreed to reimburse Bear Stearns for its expenses incurred in performing its services. In addition, Trigon has agreed to indemnify Bear Stearns and its affiliates, directors, officers, agent and employees and each person, if any, controlling Bear Stearns or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of the engagement of Bear Stearns.

Board of Directors and Management of Anthem Following the Merger

        Board of Directors of Anthem.    Upon completion of the merger, three current, non-employee directors of Trigon will be appointed to the board of directors of Anthem. The appointment of the Trigon directors to the Anthem board will be structured in such a way that one Trigon director's term of office will expire at Anthem's annual meeting in 2003, another Trigon director's term of office will expire in 2004 and the third Trigon director's term of office will expire in 2005. Anthem and Trigon currently intend that each of these Trigon directors appointed to the Anthem board be nominated for election at the expiration of his or her term.

        Upon completion of the merger, Thomas G. Snead, Jr., the Chairman and Chief Executive Officer of Trigon, will be named President of the Southeast Region for Anthem. The headquarters and principal executive offices of Anthem's Southeast Region will be located in Richmond, Virginia. As President, Mr. Snead will be responsible for Anthem's health benefits operations in that region and will report directly to the Chief Executive Officer of Anthem. Additionally, Thomas R. Byrd, currently a Senior Vice President and the Chief Financial Officer of Trigon, will serve in various financial and other management roles for Anthem's Southeast Region.

        In connection with the merger agreement, Anthem and Trigon have entered into employment agreements and noncompetition agreements with Messrs. Snead and Byrd, which will take effect at the completion of the merger. Mr. Snead's employment agreement has a term of three years and Mr. Byrd's employment agreement and each of Mr. Snead's and Mr. Byrd's noncompetition agreements have a term of two years.

        Additional executive officers of Trigon will hold positions with Anthem after the merger.

        Information about the current Anthem directors and executive officers can be found on page 139 of this document under the section entitled "ANTHEM'S MANAGEMENT". Information about the current Trigon directors and executive officers can be found in Trigon's proxy statement, which is incorporated by reference into Trigon's Annual Report on Form 10-K for the year ended December 31,

2001. Trigon's Annual Report on Form 10-K is incorporated by reference into this joint proxy statement/prospectus. See "WHERE YOU CAN FIND MORE INFORMATION" on page 186.

        For more information see "THE MERGER—Interests of Trigon's Directors and Officers in the Merger that Differ From Your Interests" on page 68.

Distribution of the Merger Consideration

        At or prior to the completion of the merger, Anthem will cause to be deposited, with a bank or trust company acting as exchange agent, the cash portion of the merger consideration, certificates representing shares of Anthem common stock to be issued in the merger and cash in lieu of any fractional shares that would otherwise be issued in the merger.

        Promptly after the completion of the merger, Anthem will cause the exchange agent to send a letter of transmittal and instructions to each holder of a Trigon stock certificate for use in exchanging Trigon Class A common stock certificates for cash, without interest, certificates representing shares of Anthem common stock, cash in lieu of fractional shares, if applicable, and any dividend or other distribution with respect to Anthem common stock with a record date after completion of the merger and before such certificates are delivered to the exchange agent. Holders of Trigon stock certificates should NOT surrender their Trigon stock certificates for exchange until they receive the letter of transmittal and instructions. The exchange agent will deliver cash, certificates for Anthem common stock and/or a check instead of any fractional shares of Anthem common stock once it receives the properly completed transmittal materials together with certificates representing a holder's shares of Trigon Class A common stock.

        Trigon stock certificates may be delivered to the exchange agent for the merger consideration for up to one year after the completion of the merger. At the end of that period, any Anthem stock certificates and cash will be returned to Anthem. Any holders of Trigon stock certificates who have not by that time exchanged their certificates will be entitled to look to Anthem and the surviving corporation for cash, Anthem stock certificates and any cash to be received instead of fractional shares of Anthem common stock. Neither Anthem, Trigon nor AI Sub Acquisition Corp. or the exchange agent will be liable to any person in the event that any merger consideration is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        If your Trigon stock certificate has been lost, stolen or destroyed you may receive cash and an Anthem stock certificate upon the making of an affidavit of that fact. Anthem may require you to post a bond in a reasonable amount as an indemnity against any claim that may be made against Anthem with respect to the lost, stolen or destroyed Trigon stock certificate.

        After completion of the merger, there will be no further transfers on the stock transfer books of Trigon and any certificates presented to the exchange agent or Anthem for any reason will be converted into the right to receive the merger consideration.

Public Trading Markets

        Anthem common stock is currently listed on the New York Stock Exchange under the symbol "ATH." Trigon Class A common stock is currently listed on the New York Stock Exchange under the symbol "TGH." Upon completion of the merger, Trigon Class A common stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended. The newly issued Anthem common stock issuable pursuant to the merger agreement will be listed on the New York Stock Exchange.

        The shares of Anthem common stock to be issued in connection with the merger will be freely transferable under the Securities Act of 1933, as amended, except for shares issued to any shareholder who may be deemed to be an affiliate of Trigon, as discussed in "THE MERGER—Resales of Anthem Stock by Affiliates" on page 68.

        As reported on the New York Stock Exchange, the closing sale price per share of Anthem common stock on April 26, 2002, the last business day prior to the date of the merger agreement, was $70.70, and the closing sale price per share of Trigon Class A common stock on April 26, 2002 was $84.25. Based on the closing sale price per share of Anthem common stock, the implied value to be paid in the merger for each share of Trigon Class A common stock was $105.08 as of that date. The closing sale price per share of Anthem common stock on June 6, 2002, the last practicable trading day before the date of this document, was $70.45 and the closing sale price per share of Trigon Class A common stock on June 6, 2002 was $104.70. Based on the closing sale price per share of Anthem common stock, the implied value to be paid in the merger for each share of Trigon Class A common stock was $104.82 as of that date. The implied value to be paid in the merger for each share of Trigon Class A common stock as of these dates was calculated by multiplying Anthem's closing sale price per share by 1.062, and adding the $30 per share cash component of the merger consideration. Because the stock price of both of our companies will fluctuate, you should obtain current quotations of these prices.

Repurchases of Common Stock

        Anthem has previously announced a common stock repurchase program under which it is authorized to acquire up to $400 million of its common stock in the open market or in privately negotiated transactions.

        Regulation M under the federal securities laws prohibits Anthem from bidding for or repurchasing its common stock during:

  •
  the period commencing with the mailing of this joint proxy statement/prospectus through the date of the Trigon shareholders' meeting; and

  •
  the 20-trading-day period during which the Average Anthem Price is determined. See "THE MERGER AGREEMENT—Trigon's Additional Right of Termination Related to Anthem's Stock Price" on page 84.

        Subject to applicable law, Anthem may from time to time repurchase shares of Anthem common stock and Trigon may from time to time repurchase shares of Trigon Class A common stock. During the course of the solicitation being made by this joint proxy statement/prospectus, Anthem may, subject to applicable law, be bidding for and purchasing shares of Trigon Class A common stock.

Anthem Dividends

        Anthem does not currently pay dividends on shares of its common stock. Anthem shareholders, including Trigon shareholders who receive shares of Anthem common stock in the merger and hold such stock as of the relevant record date, will be entitled to receive dividends only when and if declared by Anthem's board of directors out of funds legally available for dividends.

Absence of Dissenters' Rights

        Dissenters' rights are statutory rights that enable shareholders who object to extraordinary transactions, such as mergers, to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding, instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Dissenters' rights are not available in all circumstances, and exceptions to such rights are set forth in the laws of Indiana and Virginia, the states of incorporation of Anthem and Trigon, respectively. These exceptions are applicable with respect to the rights of Anthem shareholders and Trigon shareholders in the merger.

        Anthem shareholders are not entitled to dissenters' rights under Indiana law in connection with the merger because Anthem shareholders are not required to approve the merger. Trigon shareholders are not entitled to dissenters' rights under Virginia law because the shares of Trigon Class A common stock are traded on the New York Stock Exchange, a national securities exchange, Trigon shareholders are receiving only cash and Anthem common stock, which is traded on the New York Stock Exchange, as consideration in the merger, and the merger is not an "Affiliated Transaction," as defined under Virginia law.

Resales of Anthem Stock by Affiliates

        Affiliates of Trigon, as defined under Rule 145 under the Securities Act, generally may not sell their shares of Anthem common stock acquired in the merger except pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rules 144 and 145 issued by the Securities and Exchange Commission under the Securities Act. Affiliates include directors, executive officers, and beneficial owners of 10% or more of any class of capital stock.

        Under the merger agreement, Trigon has provided Anthem with a list of the persons who, to Trigon's knowledge, may be deemed to be affiliates of Trigon as of the date of the Trigon special meeting. Trigon will also deliver to Anthem a letter agreement executed by each of these persons by which that person will agree, among other things, not to offer to sell, transfer or otherwise dispose of any of the shares of Anthem common stock distributed to him or her pursuant to the merger except in compliance with Rules 144 and Rule 145 under the Securities Act, in a transaction that, in the opinion of counsel reasonably satisfactory to Anthem, is otherwise exempt from the registration requirements of the Securities Act, or in an offering registered under the Securities Act. Anthem may place restrictive legends on its common stock certificates that are issued to persons who are deemed to be affiliates of Trigon under the Securities Act.

        This document does not cover any resales of Anthem common stock received in the merger by any person who may be deemed an affiliate of Trigon.

Interests of Trigon's Directors and Officers in the Merger that Differ from Your Interests

        Trigon's directors and executive officers have interests in the merger as individuals in addition to, and that may be different from, their interests as shareholders. Each of the Anthem board of directors and the Trigon board of directors was aware of these interests of Trigon directors and executive officers and considered them in its decision to adopt the merger agreement.

Agreements with Executive Officers

        Trigon maintains Executive Continuity Agreements with certain executive officers. As described below, the Executive Continuity Agreements provide the executive officers benefits in connection with a change in control of Trigon. Anthem and Trigon have entered into new employment agreements and non-competition agreements with each of Thomas G. Snead, Jr. and Thomas R. Byrd, that upon completion of the merger will replace and supersede their existing employment arrangements, including their Executive Continuity Agreements. Anthem has also entered into executive agreements and non-competition agreements with each of William P. Bracciodieta, John J. Brighton, Kathy A. Merry, Paul F. Nezi, Peter L. Perkins and David P. Wade, that upon completion of the merger will replace and supersede all their existing employment arrangements, including their Executive Continuity Agreements. Trigon has amended its employment agreement with Ronald M. Nash to provide that if his employment is terminated prior to December 31, 2002, he will be treated as if he had retired on December 31, 2002, and to provide that he will not be entitled to benefits under his Executive Continuity Agreement. The amendment also provides him with the maximum annual and long-term incentive awards under Trigon's incentive plans for the 2002 calendar year upon retirement. As a consequence, only the Executive Continuity Agreements with the following Trigon executive officers, James W. Copley, Jr., John W. Coyle, Timothy P. Nolan, Thomas W. Payne and J. Christopher Wiltshire, and two other Trigon employees, will be effective following the merger.

        Executive Continuity Agreements.    The Executive Continuity Agreements provide that if the executive's employment is terminated without "cause" or for "good reason" within a specified number of years after a change in control of Trigon (a "compensable termination"), the executive will be entitled to receive a cash lump sum severance payment equal to a specified severance multiple times the greater of (1) the executive's highest annual compensation during the three years preceding the change in control (including base salary, annual and long-term incentives, and equity awards other than options) or (2) 155% of the executive's base salary for the year of termination. The number of years following a change in control in which a compensable termination must occur and the severance multiple is three for Messrs. Copley, Coyle, Payne, and Wiltshire, and two for Mr. Nolan. In addition to the severance payment, upon a compensable termination, each of the executives would be entitled to health benefits for a number of years equal to the severance multiple (with such years being credited for purposes of determining eligibility under Trigon's retiree welfare plan) and to a lump sum payout under Trigon's supplemental executive retirement plan (taking into account an additional five years age and service, in the case of Messrs. Copley, Coyle and Payne). For the year in which a change in control of Trigon occurs, the executive is entitled to receive an annual and long-term bonus equal to the greater of his annual and long-term bonus targets or his annual and long-term bonuses determined based on actual performance for the year (and a pro rata portion of such bonuses if terminated in the year of the change in control), as well as vesting of all outstanding stock options. In addition, if the executive is subject to federal excise tax on "excess parachute payments," he will be made whole for that tax by Trigon. Approval of the merger agreement by Trigon's shareholders is treated as a change in control under the Executive Continuity Agreements.

        Messrs. Copley, Coyle, Nolan, Payne and Wiltshire have received from Anthem and Trigon acknowledgment that a voluntary termination of their employment after the merger will constitute a compensable termination within the meaning of their Executive Continuity Agreements. The total aggregate cash severance payable to these five executive officers for a compensable termination would be approximately $10.6 million. In addition, the merger will constitute a compensable termination for two other Trigon employees.

        New Employment Agreements with Messrs. Snead and Byrd.    Anthem has entered into new employment agreements with Messrs. Snead and Byrd, that upon completion of the merger will replace and supersede their existing employment arrangements, including their Executive Continuity Agreements. The new employment agreements are substantially the same as agreements Anthem has entered into with its own similarly situated executives and have a term of three years, in the case of Mr. Snead, and two years, in the case of Mr. Byrd. Mr. Snead has agreed to transition to the Anthem compensation structure, beginning in 2003, which includes a reduction in base salary. Mr. Byrd has agreed to transition to the Anthem compensation structure by 2004, which will include a reduction in base salary. The new employment agreements also provide that Mr. Snead and Mr. Byrd will have the opportunity to participate in Anthem's 2001 management and key associate stock incentive program on a level consistent with similarly situated executives, which in 2003 consists of grants of options to purchase shares of Anthem common stock (40,000, in the case of Mr. Snead, and 10,000, in the case of Mr. Byrd).

        Under the new employment agreement, upon a termination of employment without "cause" or for "good reason," Mr. Snead will be entitled to receive: base salary through the remainder of the term of employment; vesting of long-term incentive awards; pro rated annual and long-term incentive awards for the year of termination (based upon actual performance, or, in the year of the merger, target performance, if greater); 80% of his annual and long-term incentive opportunity had he remained employed for the remainder of the term (100% if he agrees to provide certain consulting services); a payment of $768,503 with respect to his supplemental pension with Trigon; and medical and dental benefits for the remainder of the term. In addition, if Mr. Snead is subject to federal excise tax on "excess parachute payments" for any payments he receives, he will be made whole for that tax by Anthem. Under the new employment agreement, upon a termination of Mr. Byrd's employment without "cause," Mr. Byrd will be entitled to receive for the greater of one year or the remainder of the term: base salary; vesting of long-term incentive awards; pro rated annual and long-term incentive awards for the year of termination (based upon actual performance, or, in the year of the merger, target performance, if greater); 50% of his annual and long-term incentive opportunity had he remained employed for the remainder of the term; and medical and dental benefits. In addition, if Mr. Byrd is subject to federal excise tax on "excess parachute payments" for any payments made in connection with the merger or pursuant to the non-competition agreement (but not for payments made solely under the new employment agreement), he will be made whole for that tax by Anthem.

        Executive Severance Agreements with Other Executive Officers.    On May 15, 2002, Anthem entered into executive agreements and non-competition agreements with Messrs. Nezi, Perkins, Brighton, Bracciodieta and Wade, and Ms. Merry, whom we refer to as the "Continuing Executives," which upon completion of the merger replace and supersede their existing employment arrangements, including their Executive Continuity Agreements. The executive agreements are substantially the same as agreements Anthem has entered into with its own similarly situated executives and provide severance payments upon termination of employment without "cause." The Continuing Executives have agreed to transition to the Anthem compensation structure by January 1, 2004, which includes a reduction in base salary. The new executive agreements also provide that the Continuing Executives will have the opportunity to participate in Anthem's 2001 management and key associate stock incentive program on a level consistent with similarly situated executives, which includes a specified grant of options in 2003. Upon a termination of employment without "cause," each of the Continuing Executives will be entitled to receive one year of base salary and benefits, and a pro rated target annual award (but not less than half of the target award). In addition, if any Continuing Executive is subject to federal exercise tax on "excess parachute payments" for any payment made in connection with the merger or pursuant to the non-competition agreement (but not for payments made solely under the executive non-severance agreement) he or she will be made whole for that tax by Anthem.

        Non-competition Agreements.    Prior to the date of this joint proxy statement/prospectus, Anthem also entered into non-competition agreements with Mr. Snead, Mr. Byrd and the Continuing Executives, pursuant to which these executive officers agreed not to compete with Anthem for a period of 26 months from the date of the merger in exchange for a cash payment. The cash payment will be made in three equal annual installments, commencing 60 days after the merger. Twenty-five percent of an executive officer's cash payment is subject to forfeiture if the executive officer violates the non-competition agreement. In addition to the non-competition restriction, these executive officers have agreed to be bound by non-solicitation restrictions. The maximum amount of non-competition payments that could be made to these executive officers under the non-competition agreements is approximately $15.9 million.

Equity Awards

        Generally, Trigon options and restricted stock will vest upon approval of the merger agreement by Trigon shareholders, and all options that are unexercised at the time of the merger will be converted into vested options to purchase Anthem common stock in the merger. See "THE MERGER AGREEMENT—Treatment of Trigon Stock Options and Restricted Stock" on page 87. However, each of Messrs. Snead, Byrd and the Continuing Executives has agreed to waive vesting of their stock options until completion of the merger. Based on the market price of Anthem common stock on June 6, 2002, the last practicable trading day before the distribution of this document, the aggregate in-the-money value of Trigon options held by Trigon directors and executive officers that will vest in connection with the merger is $28,685,791 and the number of restricted shares of Trigon Class A common stock held by Trigon directors and executive officers that will vest upon approval of the merger agreement by Trigon shareholders is approximately 42,013.

Insurance and Indemnification

        The merger agreement provides that, following the merger, Anthem will ensure that AI Sub Acquisition Corp. will indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Trigon and its subsidiaries to the same extent such persons are indemnified or have the right to advancement of expenses under Trigon's articles of incorporation and bylaws as of the date of the merger agreement for acts or omissions occurring at or prior to the merger. Anthem will also ensure that AI Sub Acquisition Corp. will purchase as of the completion of the merger a tail policy to the current Trigon policy of directors' and officers' liability insurance and fiduciary liability insurance, providing for substantially the same coverage and amounts as, and containing terms and conditions no less advantageous in the aggregate than, the current policy, which tail policy will be effective for a period from the closing of the merger through and including the date six years after the closing date with respect to claims arising from facts or events that occurred on or before the closing of the merger. In no event, however, will AI Sub Acquisition Corp. be required to expend an amount for such tail policy in excess of 400% of the annual premium currently paid by Trigon for its current policy of directors and officers' liability insurance and fiduciary liability insurance. If the premium for such insurance exceeds that amount, then AI Sub Acquisition Corp. must purchase a tail policy with the greatest coverage available for a cost not exceeding such amount.

        In addition, to the extent permitted by the IBCL and for a period of six years following completion of the merger, the articles of incorporation and bylaws of AI Sub Acquisition Corp. will contain provisions concerning indemnification, advancement of expenses and exculpation from liability at least as favorable as those set forth in Trigon's existing articles of incorporation and bylaws and, in the event any claim, action, suit, proceeding or investigation is made on or prior to the end of such six-year period, such provisions will continue in effect until the final resolution of any such claim, action, suit, proceeding or investigation.

Merger Financing

        Anthem will have cash requirements of approximately $1.2 billion for the merger, including both the cash portion of the purchase price and transaction costs. Anthem has entered into a bridge loan agreement under which it may borrow up to $1.2 billion. The bridge loan agreement contains various conditions to Anthem's ability to borrow under the bridge loan, including conditions related to (1) the absence of any material adverse change since December 31, 2001 in the business, properties, condition (financial or otherwise) or operations of Anthem or in Anthem's ability to repay the bridge loan, (2) the absence of any new litigation or legal proceedings that could have a material adverse effect on Anthem as described in (1) above, (3) Anthem's failure to comply with the financial covenants and ratios set forth in the bridge loan agreement, and (4) the requirement that Anthem and its unregulated subsidiaries (after giving effect to the merger) must have cash or cash equivalents on hand of at least $300 million at the time of the merger.

        Interest under the bridge loan will be payable periodically at a floating rate equal, at Anthem's option, to either the "Base Rate" (essentially, the higher of a commercial "prime rate" or the federal funds rate plus 0.50%) or the "reserve adjusted Eurodollar Rate" plus 1.05%. All indebtedness under the bridge loan must be repaid in full no later than January 28, 2003, and a prepayment in the amount of $300 million must be made no later than one month after the completion of the merger.

        Anthem intends to obtain permanent or long-term financing for part of the cash portion of the merger consideration through a combination of (1) borrowings under an amended and restated version of Anthem's existing $800 million credit facility and (2) the issuance of long-term debt securities. The ultimate mix of bank debt and long-term debt securities will be determined based on market conditions and other financial factors. Anthem is currently working with its lender group to amend and restate its existing $800 million credit facility. As amended and restated, it is expected that the credit facility would provide for Anthem to be the primary borrower and that the facility would provide for up to $1.0 billion of available borrowings.

        Borrowings under (or the availability of borrowings under) the amended and restated credit facility and the net proceeds from issuance of long-term debt securities would reduce the amount of the loan commitment under the bridge loan. To the extent that indebtedness under the bridge loan agreement has been incurred, borrowings under the amended and restated credit facility and/or the net proceeds from the issuance of long-term debt securities would be used to repay indebtedness under the bridge loan.

        Anthem has represented to Trigon in the merger agreement that it will have available to it, at the time the merger is completed, sufficient funds to enable Anthem to complete the transactions contemplated by the merger agreement. The availability of such funds is not a condition to Anthem's obligation to complete the merger and the other transactions contemplated by the merger agreement.

THE MERGER AGREEMENT

        The following describes certain aspects of the proposed merger, including material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached as Appendix A to this document and is incorporated by reference into this document. We urge you to read the entire merger agreement carefully.

Terms of the Merger

        The merger agreement contemplates the merger of Trigon with and into AI Sub Acquisition Corp., a direct wholly owned subsidiary of Anthem, with AI Sub Acquisition Corp. continuing as the surviving corporation. Anthem intends to change the name of the surviving corporation to "Anthem Southeast, Inc." promptly after the merger. The merger agreement provides that each share of Trigon Class A common stock issued and outstanding immediately prior to the completion of the merger will be canceled and converted into, subject to adjustment as set forth in the merger agreement, the right to receive $30.00 in cash, without interest, and 1.062 fully paid and nonassessable shares of Anthem common stock. All shares of Trigon Class A common stock that are owned by Trigon as treasury stock, and all shares of Trigon Class A common stock owned by Anthem or AI Sub Acquisition Corp., will be canceled and retired and will cease to exist without consideration of any kind being paid for them.

Manner and Basis of Converting Shares; Procedure; No Fractional Shares; Effect on Certificates

        Within five business days after completion of the merger, transmittal letters and exchange instructions will be mailed to each holder of Trigon Class A common stock to be used to surrender and exchange certificates formerly evidencing shares of Trigon Class A common stock. After receiving the transmittal letters and instructions, each holder of certificates formerly representing Trigon Class A common stock will be able to surrender such certificates to the exchange agent appointed by Anthem, and, in exchange, each such holder will receive the cash to which such holder is entitled, certificates evidencing the number of whole shares of Anthem common stock to which such holder is entitled, any cash which may be payable in lieu of a fractional share of Anthem common stock, and any dividend or other distribution with respect to Anthem common stock with a record date after completion of the merger and before such certificates are delivered to the exchange agent. Trigon shareholders should not send in their certificates until they receive their transmittal letters and instructions.

        After the merger is completed, each certificate formerly representing Trigon Class A common stock, until so surrendered and exchanged, will evidence only the right to receive the cash and the number of whole shares of Anthem common stock that the holder is entitled to receive in the merger, any cash payment in lieu of a fractional share of Anthem common stock and any dividend or other distribution with respect to Anthem common stock with a record date after completion of the merger and before such certificates are delivered to the exchange agent. The holder of such an unexchanged certificate will not be entitled to receive any dividends or distributions payable by Anthem until the certificate has been exchanged. Subject to applicable laws, following surrender of such certificates, such dividends and distributions, together with any cash payment in lieu of a fractional share of Anthem common stock, will be paid without interest.

        Anthem will not issue any fractional shares of Anthem common stock in the merger. Instead, a Trigon shareholder who otherwise would have received a fraction of a share of Anthem common stock will receive an amount in cash determined by multiplying the fractional share by the closing price for a share of Anthem common stock, as reported on the New York Stock Exchange, on the day that the merger is completed, or, if such a day is not a trading day, on the trading day immediately preceding the completion of the merger.

Closing and Effective Time of the Merger

        Closing.    Unless the parties agree otherwise, the closing of the merger will take place on the second business day after the date on which all closing conditions have been satisfied or waived (other than any conditions which by their terms cannot be satisfied until the closing date) or such other time as agreed to in writing by Anthem and Trigon. We currently expect to complete the merger in the second half of 2002.

        Effective Time.    The merger will be effective upon the last filing of Articles of Merger with the Secretary of the Commonwealth of Virginia and State of Indiana or at such later time as Anthem and Trigon specify in the Articles of Merger. Such filings of Articles of Merger will be made simultaneously with the closing of the transactions contemplated by the merger agreement.

Representations, Warranties, Covenants and Agreements

        The merger agreement contains various customary representations and warranties of Trigon and Anthem relating to, among other things:

  •
  proper organization and good standing of each party and its respective subsidiaries;
  •
  their capital structure;
  •
  the corporate authorization and enforceability of the merger agreement and the Trigon stock option agreement;
  •
  the filing and accuracy of their SEC reports and the preparation and accuracy of financial statements;
  •
  notices from governmental agencies regarding accounting policies or practices under review or any off-balance sheet special purpose entities or financing arrangements;
  •
  information supplied in this joint proxy statement/prospectus;
  •
  board approval;
  •
  the shareholder vote required to complete the merger;
  •
  brokers and finders;
  •
  litigation and compliance with laws;
  •
  taxes; and
  •
  the opinions of financial advisors.

        The merger agreement also contains additional customary representations and warranties of Trigon relating to:

  •
  reserves;
  •
  environmental matters;
  •
  intellectual property matters;
  •
  material contracts;
  •
  employee benefit matters;
  •
  labor matters;
  •
  affiliate transactions;
  •
  absence of any Material Adverse Effect and certain other changes or events;
  •
  statutory financial statements;

  •
  insurance;
  •
  amendment of Trigon's rights agreement; and
  •
  absence of Virginia dissenters' rights.

        The merger agreement also contains additional representations and warranties of Anthem relating to:

  •
  ownership of Trigon capital stock;
  •
  absence of any Material Adverse Effect; and
  •
  financing.

        "Material Adverse Effect" means, with respect to Anthem or Trigon, as the case may be,

(1)
any effect that is materially adverse to the business, assets, operations or condition (financial or otherwise) of Anthem and its subsidiaries, taken as a whole, or Trigon and its subsidiaries, taken as a whole, respectively, other than any effect relating to
(A)
the United States or global economy or securities markets in general;
(B)
the announcement of the merger agreement or the transactions contemplated by it or the identity of Anthem;
(C)
changes in applicable law or regulations or in generally accepted accounting principles or regulatory accounting principles; or
(D)
general changes in the health benefits business;

  provided, that with respect to each of clauses (A), (C) and (D) that such effect is not materially more adverse with respect to Trigon and its subsidiaries, taken as a whole, or Anthem and its subsidiaries, taken as a whole, as the case may be, than the effect on comparable health benefits businesses generally, and

(2)
any effect that materially impairs, materially delays or prevents completion of the transactions contemplated by the merger agreement, including the merger.

No Solicitation of Alternative Transactions

        The merger agreement provides that during its term, Trigon will not, and will not permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, to directly or indirectly, initiate, solicit, encourage or facilitate, or provide or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to an Alternative Transaction, as defined below, or negotiate, explore or otherwise engage in discussions with any third party with respect to an Alternative Transaction, or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the merger or any other transactions contemplated by the merger agreement or the Trigon stock option agreement.

        Despite this general prohibition on soliciting, encouraging, negotiating or engaging in discussions with respect to an Alternative Transaction, Trigon may, at any time prior to approval of the merger agreement by Trigon shareholders, provide information to, negotiate or otherwise engage in discussions with, any third party that delivers an unsolicited bona fide written proposal for an Alternative Transaction if the Trigon board of directors determines in good faith:

  •
  after consultation with its outside legal counsel, that the failure to provide such information or to engage in such negotiations or discussions is or would reasonably be expected to constitute a breach of the directors' fiduciary duties under Virginia law; and
  •
  that the proposal is a "Superior Proposal," as defined below.

        Trigon has also agreed that, prior to providing any information or data to, or entering into any negotiations or discussions with, any such third party, it will:

  •
  give Anthem five business days' prior written notice of Trigon's intention to provide such information or data or enter into such negotiations or discussions, and during that five-day period, if requested by Anthem, engage in good faith negotiations to amend the merger agreement such that the board of directors of Trigon will not be required to provide such information pursuant to its fiduciary duties; and
  •
  receive from such third party an executed confidentiality agreement containing terms and provisions at least as restrictive as contained in the confidentiality agreement executed with Anthem.

        Trigon has agreed to notify Anthem promptly of any such inquiry, proposal or offer or discussion or negotiations and to provide Anthem with the name of the person making the unsolicited bona fide written proposal for an Alternative Transaction; in addition, Trigon has agreed to provide Anthem with a copy of any such written proposal or offer. Trigon has also agreed to keep Anthem informed on a prompt basis, regarding the status and terms of any such proposals or offers and the status of any such discussions or negotiations, and that it will deliver to Anthem copies of (or, if oral, summaries of) any changes to any proposals or offers.

        Additionally, Trigon has agreed that it will not take any actions during the term of the merger agreement to exempt a third party from Trigon's rights agreement, the threshold restrictions on common stock ownership contained in Trigon's articles of incorporation, or make any Virginia state takeover statute or similar statute inapplicable to any Alternative Transaction, unless Trigon's board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such actions would reasonably be expected to constitute a breach of the directors' fiduciary duties under Virginia law.

        "Alternative Transaction" means any of the following events:

  (1)
  the acquisition of Trigon by merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction (these transactions are referred to in this section as "business combination transactions") by a party other than Anthem, AI Sub Acquisition Corp. or any of their affiliates;
  (2)
  Trigon's acquisition of a third party in a business combination transaction in which the shareholders of the third party immediately prior to completion of such business combination transaction will own more than 50% of Trigon's outstanding capital stock immediately following such transaction; or
  (3)
  the acquisition by a third party of 20% or more of the outstanding shares of Trigon Class A common stock or of 20% or more of the assets of Trigon and its subsidiaries taken as a whole, in a single transaction or a series of related transactions.

        "Superior Proposal" means a bona fide written proposal made by a person other than Anthem, AI Sub Acquisition Corp. or one of their affiliates,

  (1)
  which is for a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving, or any purchase or acquisition of,
  (A)
  more than 50% of the voting power of Trigon's capital stock; or
  (B)
  all or substantially all of the consolidated assets of Trigon and its subsidiaries; and

  (2)
  which is otherwise on terms which Trigon's board of directors determines, in good faith,

    (A)
    would result in a transaction that, if consummated, is more favorable to Trigon's shareholders, from a long-term financial point of view, than the merger with Anthem or, if applicable, any proposal by Anthem to amend the terms of the merger agreement, (based on the written advice of a nationally recognized investment banking firm) taking into account all the terms and conditions of such proposal and the merger agreement and the relative impact of the merger with Anthem and such other proposed transaction on the other persons whose interests the board of directors of Trigon may consider under Virginia law (to the extent they may do so), and
    (B)
    is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal;

provided, however, that no proposal will be deemed to be a Superior Proposal if any financing required to consummate the proposal is not committed.

Expenses and Fees

        In general, each party will be responsible for all expenses incurred by it in connection with the transactions contemplated by the merger agreement. However, Anthem and Trigon will each pay one-half of the expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus. In addition, if Trigon withdraws, amends or modifies its recommendation of the merger, Anthem will not be responsible for any costs or expenses associated with the delivery of any materials to Trigon's shareholders reflecting such change.

Conditions to Completion of the Merger

        Conditions to Each Party's Obligations to Complete the Merger.    The respective obligations of Trigon, Anthem and AI Sub Acquisition Corp. to complete the merger are subject to the satisfaction or waiver, at or prior to the completion of the merger, of the following conditions:

  •
  No Injunctions or Restraints. No judicial order or other legal impediment is in effect that would prevent or prohibit the completion of the merger and no proceeding by a governmental authority will have been instituted for that purpose.
  •
  HSR Act. The waiting period (and any extension thereof) applicable to completion of the merger under the HSR Act will have expired or been terminated.
  •
  Stock Exchange Listing. The shares of Anthem common stock issuable in the merger and those to be reserved for issuance upon exercise of stock options have been approved for listing on the New York Stock Exchange.
  •
  Effective Registration Statement. The registration statement filed by Anthem to register the shares of Anthem common stock to be issued in the merger, of which this joint proxy statement/prospectus is a part, has been declared effective by the SEC and is not subject to any stop order suspending its effectiveness and no proceeding for that purpose has been initiated or threatened by the SEC.
  •
  Shareholder Approval. The merger agreement has been approved by Trigon's shareholders and the issuance of Anthem common stock in the merger has been approved by Anthem's shareholders.
  •
  Required Governmental Consents. Any material governmental consents or approvals required to consummate the transactions contemplated by the merger agreement, including that required by the Virginia State Corporation Commission, have been obtained.
  •
  BCBSA. Any required approval of the BCBSA has been obtained.

        Additional Conditions to the Obligations of Anthem and AI Sub Acquisition Corp.    The obligation of Anthem and AI Sub Acquisition Corp. to effect the merger is further subject to the satisfaction or waiver, at or prior to the completion of the merger, of the following conditions:

  •
  Representations and Warranties.

  (1)
  Trigon's representations and warranties in the merger agreement relating to, among other things, Trigon's organizational documents, its capital structure, its corporate authority and power to enter into and consummate, and the enforceability of, the merger agreement and the Trigon stock option agreement, board and shareholder approvals, and the opinion of Trigon's financial advisor are, in the aggregate, true and correct in all material respects on and as of the closing date as if made at and as of such date (except to the extent that such representations and warranties speak as of another date).

  (2)
  The remainder of Trigon's representations and warranties contained in the merger agreement (in each case, read without reference to any materiality or Material Adverse Effect qualifications) will be true and correct on and as of the closing date as if made at and as of such date (except to the extent that such representations and warranties speak as of another date), except for any failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Trigon.

  (3)
  Anthem has received a certificate of Trigon's Chief Executive Officer and Chief Financial Officer to the effect described in (1) and (2) above.

  •
  Performance of Obligations. Trigon has performed or complied in all material respects with all agreements and covenants required to be performed by it under the merger agreement at or prior to the closing and Anthem has received a certificate of Trigon's Chief Executive Officer and Chief Financial Officer to that effect.

  •
  Tax Opinion. Anthem has received a written opinion of Baker & Daniels that: (1) the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (2) Trigon, Anthem and AI Sub Acquisition Corp. will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

  •
  Necessary Consents. None of the specified consents or approvals necessary to complete the merger contains any restrictions that would be reasonably likely to have a material and adverse effect on Anthem and its subsidiaries, taken as a whole, or on Trigon and its subsidiaries, taken as a whole, or materially impair the long-term benefits sought to be derived from the merger.

  •
  Accountant's Letter. Anthem has received a customary comfort letter from Trigon's independent public accountants.

        Additional Conditions to the Obligations of Trigon.    The obligation of Trigon to effect the merger is further subject to the satisfaction or waiver, at or prior to the completion of the merger, of the following additional conditions:

  •
  Representations and Warranties.

  (1)
  Anthem's and AI Sub Acquisition Corp.'s representations and warranties in the merger agreement relating to, among other things, Anthem's organizational documents, its capital structure, its corporate authority and power to enter into and consummate, and the enforceability of, the merger agreement and the Trigon stock option agreement, board and shareholder approvals, Anthem's financing commitment for the merger and the opinion of Anthem's financial advisor are, in the aggregate, true and correct in all material respects on and as of the closing date as if made at and as of such date (except to the extent that such representations and warranties speak as of another date).

    (2)
    The remainder of Anthem's representations and warranties contained in the merger agreement (in each case, read without reference to any materiality or Material Adverse Effect qualifications) will be true and correct on and as of the closing date as if made at and as of such date (except to the extent that such representations and warranties speak as of another date), except for any failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem.

    (3)
    Trigon has received a certificate of Anthem's Chief Executive Officer and Chief Financial Officer to the effect described in (1) and (2) above.

  •
  Performance of Obligations. Anthem and AI Sub Acquisition Corp. have performed or complied in all material respects with all agreements and covenants required to be performed by it under the merger agreement at or prior to closing and Trigon has received a certificate of Anthem's Chief Executive Officer and Chief Financial Officer to that effect.

  •
  Tax Opinion. Trigon has received a written opinion of McGuireWoods LLP that: (1) the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (2) Trigon, Anthem and AI Sub Acquisition Corp. will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

  •
  Accountant's Letter. Trigon has received a customary comfort letter from Anthem's independent public accountants.

  •
  Termination of Walkaway Right. Any right that Trigon may have or had to terminate the merger agreement and abandon the merger as a result of a decrease in the market price of Anthem common stock since the date of the merger agreement has terminated, lapsed, been withdrawn or been eliminated. For more information on Trigon's walkaway right, see "THE MERGER AGREEMENT—Trigon's Additional Right of Termination Related to Anthem's Stock Price" on page 84.

Conduct of the Business of Anthem and Trigon Prior to the Merger

        Pursuant to the merger agreement, Trigon has agreed that, prior to the consummation of the merger, except as expressly contemplated by the merger agreement or agreed to by Anthem in writing, it will, and will cause each of its subsidiaries, to conduct their respective businesses in the ordinary course of business and consistent with past practice and use commercially reasonable efforts to preserve substantially intact their respective business organizations.

        Additionally, Trigon has agreed that, prior to the consummation of the merger, without the prior written consent of Anthem (not to be unreasonably withheld or delayed), it will not, and will not permit any of its subsidiaries to, subject to previously agreed exceptions:

  •
  amend their respective organizational documents;

  •
  issue, deliver or dispose of any shares of any class of capital stock, any options or other right to acquire any shares of capital stock or any other ownership interest, of Trigon or any of its subsidiaries, except pursuant to outstanding options or grants of equity or equity-based awards as previously disclosed to Anthem;

  •
  declare or pay any dividend, other than from a wholly owned subsidiary to Trigon or to another wholly owned subsidiary;

  •
  except pursuant to share repurchases in connection with option exercises as previously disclosed to Anthem, split, combine or reclassify, redeem, purchase or otherwise acquire any of their capital stock, stock options, or debt securities;

  •
  acquire any business organization or division;

  •
  modify their current investment policies in any material respect, except as a result of changes in applicable law;

  •
  dispose of or subject to any lien (other than permitted liens) any of its assets with a fair market value in excess of $10 million individually or $25 million in the aggregate, except in the ordinary course of business consistent with past practice;

  •
  repay any indebtedness (except as required by the terms of such indebtedness or as otherwise permitted under the merger agreement) or incur any indebtedness or issue any debt securities or assume, guarantee or endorse or otherwise become responsible for any obligations or loans or capital contributions to any other person in excess of $5 million individually or $10 million in the aggregate;

  •
  enter into or amend any material contract, or a contract or agreement which involves Trigon incurring a liability in excess of $10 million individually or $25 million in the aggregate and which is not terminable without penalty upon one year or less notice (other than (1) contracts or amendments entered into in the ordinary course of business or required by law or (2) customer agreements that are not terminable within one year solely as a result of statutory or regulatory requirements) or, generally, an agreement with an affiliate of Trigon;

  •
  except to the extent required by the merger agreement, applicable law or existing obligations under Trigon's benefits plans or collective bargaining agreements or as previously disclosed to Anthem, increase the compensation or fringe benefits of any of its directors, officers or employees, except for ordinary course increases in salary and wages, or enter into or alter any employment, benefit, or severance agreement for the benefit of any directors, officers or employees;

  •
  except as may be required as a result of a change in law or in generally accepted accounting or actuarial principles, make any change to its accounting practices or principles, or reserving or underwriting practices or principles;

  •
  knowingly take any action that would prevent the merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code;

  •
  settle or compromise any pending or threatened suit, action or claim involving a payment by Trigon or any of its subsidiaries in excess of $1 million or agree to any settlement or compromise in respect thereof, if such settlement or compromise is the first settlement or compromise for Trigon of this type of claim or is substantially different from an existing settlement or compromise if either would create an adverse and material precedent;

  •
  adopt a plan of complete or partial liquidation, or other reorganization;

  •
  effectuate a "plant closing" or "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, affecting in whole or in part any site of employment, facility, operating unit or employee;

  •
  fail to use reasonable commercial efforts to maintain their existing insurance policies or comparable insurance policies to the extent available for a cost not exceeding 150% of the current cost of such policy;

  •
  authorize or make capital expenditures other than expected aggregate capital expenditures previously disclosed to Anthem plus $2 million;

  •
  expand their marketing efforts beyond those states in which their products are offered as of the date of the merger agreement;

  •
  make any material tax election or settle any material tax liability, change any annual tax accounting period, change any method of tax accounting in any material respect, enter into any closing agreement relating to any material amount of tax, or surrender any right to claim a material tax refund;

  •
  in relation to any of Trigon's stock option plans or any awards under such plans:

  •
  amend or alter, or waive any provisions of, or exercise discretionary right in relation to, such plans so that Trigon would be required to pay optionholders a cash-out payment equal to the difference between the applicable exercise price of such option and any other value; or

  •
  make any such cash-out payment on any Trigon options, or make any loan or guarantee to optionholders to fund the exercise price thereof (except prior to approval of the merger agreement by Trigon's shareholders in respect of an immaterial number of options, and share withholding upon exercise of options for purposes of withholding tax); and

  •
  take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described above.

        Pursuant to the merger agreement, Anthem has agreed that prior to the consummation of the merger, without the prior written consent of Trigon (not to be unreasonably withheld or delayed), it will not, subject to previously agreed exceptions:

  •
  amend their respective certificate of incorporation or bylaws;

  •
  knowingly take any action that would prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

  •
  issue, deliver or dispose of any shares of capital stock of any class, or any option or other right to acquire any shares of capital stock, or any other ownership interest, of Anthem or any of its subsidiaries, except pursuant to options outstanding, grants of equity or equity-based awards in the ordinary course, the issuance of securities previously disclosed by Trigon, issuances related to the demutualization of Anthem Insurance Companies, Inc., and issuances in registered primary offerings or in connection with business combinations up to a maximum aggregate value of $100 million;

  •
  declare, or pay any dividend (other than repurchases of Anthem common stock);

  •
  adopt a complete or partial plan of liquidation, or other reorganization;

  •
  merge or consolidate with, or acquire a material amount of assets or capital stock of, merge with any other person, if such merger or consolidation would reasonably be expected to materially impair, materially delay or prevent consummation of the merger; and

  •
  take or propose to take or agree to take in writing or otherwise any of the actions described above or any action which would result in any of the closing conditions not being satisfied or materially delay the closing.

Additional Covenants

        Board Recommendations. Anthem has agreed that its board of directors will recommend approval of the stock issuance to its shareholders, include its recommendation in this joint proxy statement/prospectus, and use its reasonable best efforts to solicit and obtain such approval, and will not withhold, withdraw or modify its recommendation in a manner adverse to Trigon, or announce publicly its intention to do so, except for factual disclosure relating to the transactions contemplated by the merger agreement if advisable under applicable law. Trigon has agreed that its board of directors will recommend approval of the merger agreement, include its recommendation in this joint proxy statement/prospectus and use its reasonable best efforts to solicit and obtain shareholder approval.

        If, prior to approval of the merger by Trigon's shareholders, Trigon's board of directors receives a "superior proposal" and determines in good faith, after consultation with outside legal counsel, that failure to consider the proposal would reasonably be expected to constitute a breach of its fiduciary duties under Virginia law, the board may withdraw, amend or modify in a manner adverse to Anthem its recommendation, provided that, prior to the taking of such action, Trigon has given Anthem five business days' prior written notice and engaged in good faith negotiations with Anthem to amend the merger agreement so that Trigon's board of directors can continue to recommend the approval of the merger agreement, and subject to Anthem's right to terminate the merger agreement as described under "THE MERGER AGREEMENT—Termination" on page 83 and "THE MERGER AGREEMENT—Termination Fees" on page 86. Trigon has agreed that, even if its board of directors withdraws, amends or modifies its recommendation, it will not change its adoption of the merger agreement or any other board approval that would have the effect of causing the stock ownership restrictions in Trigon's articles of incorporation and rights agreement or any Virginia takeover statute or similar statute to be applicable to the merger, or change its obligation to submit the merger agreement to its shareholder for approval. Trigon may disclose to its shareholders its position with respect to a tender offer or that a proposal for an "Alternative Transaction" has been made and the material terms of such proposal, if such disclosure is advisable under applicable law.

        Transition Team.    In accordance with the merger agreement, we have established a transition planning team comprised of an equal number of representatives of Anthem and Trigon to facilitate a transition and integration planning process in order to ensure the successful combination of the operations of Trigon with those of Anthem following completion of the merger. The transition team is responsible for developing, and monitoring the development of, and deliverables due under, an action plan for the combination of the businesses following completion of the merger and will meet regularly to review the financial performance of Trigon and its affiliates. At those meetings, Trigon also will advise the transition team on its compliance with any operating plan previously presented to Anthem.

        Employee Benefit Matters.    Until December 31, 2003, Anthem has agreed to provide current and former employees of Trigon and its subsidiaries with compensation and benefits that are no less favorable in the aggregate than the compensation and benefits provided prior to the merger. After December 31, 2003, Anthem will provide compensation and benefits to such individuals that are comparable in the aggregate to those it provides to its similarly situated employees. In addition, Anthem has agreed to provide such employees with service credit for certain purposes under its plans and to waive pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements under its benefits plans.

        Anthem has agreed to honor Trigon's benefit plans, and has specifically agreed to continue Trigon's Retirement Program without modification through December 31, 2003 (and to continue the final average pay component of the program until October 1, 2003). Anthem has agreed to continue Trigon's annual and long-term incentive plans until December 31, 2003, except that,

  (1)
  with the consent of Thomas G. Snead, Jr., which will not be unreasonably withheld, performance measures may be adjusted to reflect the merger;

  (2)
  target bonus percentages must be maintained throughout such period; and

  (3)
  performance in respect of 2002 and 2003 will not take in account expenses or charges related to the merger.

        Trigon employees will be entitled to participate in the Anthem employee stock purchase plan as soon as possible after completion of the merger.

        If after the merger Anthem disposes of any of its subsidiaries including the surviving corporation or all or substantially all of their respective assets prior to December 31, 2003, it has promised to require the purchaser of the surviving corporation, its subsidiaries or their respective assets, as the case may be, to expressly agree to assume and perform its obligations under the merger agreement with respect to compensation and benefits through December 31, 2003.

        Trigon's Commercial Paper and Cash Requirements.    Trigon has agreed that it will, in accordance with prudent business practices

  (1)
  use commercially reasonable efforts to meet the goal of repurchasing, prior to the completion of the merger, all of its outstanding commercial paper for cash; and

  (2)
  pursue as a goal the existence of cash and/or cash equivalents at the time of completion of the merger, in an amount in the aggregate that is consistent with the disclosures made to rating agencies prior to the signing of the merger agreement in connection with the merger.

        Anthem and Trigon have acknowledged that unexpected contingencies or facts may arise such that Trigon may, in its reasonable judgement, vary from the obligations above, provided that it consult and cooperate with Anthem in good faith prior to any such variance.

Termination

        The merger agreement may be terminated at any time prior to the closing date, before or after the requisite approval of the Anthem and Trigon shareholders has been received:

  •
  by the mutual written consent of Trigon and Anthem;

  •
  by either Anthem or Trigon, if the merger has not been completed on or before January 28, 2003 (other than due principally to the failure of the terminating party to perform its obligations under the merger agreement);

  •
  by Anthem, if the board of directors of Trigon withdraws, amends or modifies its recommendation of the merger agreement to Trigon's shareholders in a manner adverse to Anthem;

  •
  by Anthem, if the Trigon board of directors adopts or recommends any Alternative Transaction;

  •
  by Anthem, if Trigon's shareholders fail to approve the merger agreement;

  •
  by Anthem or Trigon, if Anthem's shareholders fail to approve the issuance of shares of Anthem common stock in the merger;

  •
  by Anthem or Trigon, if any court or other governmental body of competent jurisdiction has issued a final, non-appealable order or taken any, final and non-appealable action restraining, enjoining or otherwise prohibiting the merger;

  •
  by Trigon, if there has been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of Anthem or AI Sub Acquisition Corp. which breach would permit Trigon to not complete the merger and which breach is not cured within 45 days of notice of such breach or by the closing date, if sooner, or any of the conditions to both parties' obligations

    (see "THE MERGER AGREEMENT—Conditions to Completion of the Merger" on page 77) have become incapable of fulfillment;

  •
  by Anthem, if there has been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of Trigon which breach would permit Anthem to not complete the merger and which breach is not cured within 45 days of notice of such breach or by the closing date, if sooner, or any of the conditions to both parties' obligations (see "THE MERGER AGREEMENT—Conditions to Completion of the Merger" on page 77) have become incapable of fulfillment; or

  •
  by Trigon, under the circumstances described below under "Trigon's Additional Right of Termination Related to Anthem's Stock Price."

Trigon's Additional Right of Termination Related to Anthem's Stock Price

        Trigon has the right to terminate the merger agreement if the market price of Anthem common stock decreases significantly, and significantly underperforms an agreed index of health benefit companies, from April 26, 2002 through the time we are otherwise ready to complete the merger.

        Trigon must exercise this termination right within a period of five business days following the "determination date" (as defined below) if, on the determination date, both of the following two conditions are satisfied:

  (1)
  the Average Anthem Price (as defined below) is less than $55; and

  (2)
  the number obtained by dividing the Average Anthem Price by $70.70 (which was the closing price of Anthem common stock on April 26, 2002) is less than the number obtained by dividing the Index Price (as defined below) on the determination date by $73.40 (which was the Index Price on April 26, 2002) and subtracting 0.15 from the quotient.

        However, if Trigon elects to terminate the merger agreement under such circumstances, Anthem will have the right, but not the obligation, to prevent the merger agreement from being terminated by increasing the merger consideration to be paid to the holders of Trigon Class A common stock in the merger.

        Specifically, if Anthem exercises that right, it will be able to elect among the three options discussed below. For the purposes of the following examples, it is assumed:

  •
  that the Average Anthem Price is $50.00; and

  •
  that the condition set forth in clause (2) above has been satisfied.

        1.    Anthem may elect to continue to pay $30.00 per share of Trigon Class A common stock, without interest, and increase the number of shares of Anthem common stock to be exchanged for each outstanding share of Trigon Class A common stock to a number equal to the quotient (rounded to the nearest one-thousandth and subject to adjustment) of:

$58.41 Average Anthem Price

        Example: If Anthem makes the foregoing election, each share of Trigon Class A common stock will be canceled and converted into the right to receive $30.00 in cash, without interest, and 1.1682 shares of Anthem common stock.

        2.    Anthem may elect to continue to issue 1.062 shares of Anthem common stock per share of Trigon Class A common stock and increase the amount of cash to be paid for each outstanding share of Trigon Class A common stock by the cash value (based on the Average Anthem Price) of the positive difference between 1.062 and the number of shares that Anthem would have issued if it had made the election in paragraph 1 above. The value of the increase is referred to in this document as the "Top-Up Amount."

        Example: If Anthem makes the foregoing election, each share of Trigon Class A common stock will be canceled and converted into the right to receive $35.31 in cash, without interest, and 1.062 shares of Anthem common stock. The increase of $5.31 in the cash consideration is determined by subtracting 1.062 from 1.1682 and multiplying that difference by the assumed Average Anthem Price of $50.00.

        3.    Anthem may elect to both increase the cash portion of the merger consideration and adjust the exchange ratio as Anthem may determine, so long as the sum of the value of such adjustments equals the Top-Up Amount. The value of any increase in the number of shares of Anthem common stock to be issued for each share of Trigon Class A common stock will be determined based on the Average Anthem Price.

        Example: If Anthem makes an election in the foregoing manner, Anthem could elect to cancel and convert each share of Trigon Class A common stock into, for example, $33.00 in cash, without interest, and 1.1082 shares of Anthem common stock.

        Notwithstanding the foregoing, Anthem will not be entitled to elect to increase the cash portion of the merger consideration as explained in paragraphs 2 or 3 above unless Anthem and Trigon agree (each acting reasonably and in good faith) that the transaction, as adjusted, qualifies as a tax-free "reorganization" within the meaning of Section 368 of the Internal Revenue Code.

        For purposes of this document and the merger agreement:

    "Average Anthem Price" means the average closing price of Anthem common stock on the New York Stock Exchange for the 20 full trading days ending on, and including, the determination date;

    "determination date" means the business day on which the last of the Trigon shareholder approval of the merger agreement, the Anthem shareholder approval of the issuance of shares of Anthem common stock in the merger, the approval of the BCBSA and the receipt of all governmental consents, on terms that satisfy the merger agreement, occurs; and

    "Index Price" means the weighted average of the closing prices of the following health benefit companies: Aetna, CIGNA, Coventry, First Health Group, Health Net, Humana, Mid Atlantic Medical Services, Oxford Health Plans, PacifiCare Health Systems, United Health Group and Wellpoint Health Networks.

        Anthem will have five business days from the date of receipt of Trigon's termination notice to increase the merger consideration as described above and, if Anthem so elects, the merger agreement will not terminate.

Effect of Termination

        In the event of termination of the merger agreement, the obligations of Anthem, AI Sub Acquisition Corp. and Trigon will terminate, except for the confidentiality provisions and the provisions related to termination of the merger agreement, including Trigon's obligations to pay Anthem a termination fee under the circumstances described in the merger agreement, as described below. There will be no liability on the part of any party to the merger agreement upon termination except those liabilities arising from a willful breach of any provision of the merger agreement. Termination of the merger agreement will not affect the Trigon stock option agreement, other than in accordance with its terms.

Termination Fees

        In the merger agreement, Trigon has agreed to pay Anthem a termination fee if Anthem terminates the merger agreement under the following circumstances.

        First, if:

  1.
  Trigon's board of directors is aware of the existence of a bona fide proposed Alternative Transaction or of the intention to propose a bona fide Alternative Transaction and such proposed Alternative Transaction or intention has not been withdrawn, and

  2.
  the board of directors of Trigon withdraws, amends or modifies its recommendation that Trigon shareholders approve the merger agreement in a manner that is adverse to Anthem, or adopts or recommends an Alternative Transaction, then, so long as Anthem terminates the merger agreement by the end of the first business day following notice by Trigon that its board of directors has taken such action, and so long as the proposed Alternative Transaction or intention has not been withdrawn prior to such termination by Anthem, Trigon will pay Anthem a fee of $94,605,750 within one business day following Anthem's termination of the merger agreement. Further, if Trigon either consummates an Alternative Transaction or enters into a definitive agreement for an Alternative Transaction, within twelve months after Anthem's termination of the merger agreement under such circumstances, Trigon will be obligated to pay Anthem an additional fee of $94,605,750 simultaneously with such completion or entry into such definitive agreement.

        If Anthem terminates the merger agreement later than the end of the first business day following notice by Trigon that its board of directors has taken the action set forth above or after the proposed Alternative Transaction or intention has been withdrawn, then Trigon shall not be obligated to pay Anthem any amount at the time of such termination; however, if Trigon either consummates an Alternative Transaction, or enters into a definitive agreement for an Alternative Transaction within twelve months after Anthem's termination of the merger agreement under such circumstances, Trigon will be obligated to pay Anthem a fee of $189,211,500 simultaneously with such completion or entry into such definitive agreement.

        Second, if

  1.
  there has been a public announcement of a bona fide proposed Alternative Transaction prior to the Trigon special meeting, and such proposed Alternative Transaction has not been publicly withdrawn at least two business days prior to such meeting date, and

  2.
  Trigon shareholders do not approve the merger agreement upon a vote taken at the Trigon special meeting or at any adjournment thereof,

        then, if Trigon either consummates an Alternative Transaction or enters into a definitive agreement for an Alternative Transaction within twelve months after Anthem's termination of the merger agreement under such circumstances, Trigon will be obligated to pay Anthem a fee of $189,211,500 simultaneously with such completion or entry into such definitive agreement.

        Third, if,

  1.
  Trigon materially breaches its agreement to, among other things:

  •
  promptly call a special meeting of its shareholders to approve the merger agreement,

  •
  recommend approval of the merger agreement (except as provided under specific provisions of the merger agreement, as described above under "THE MERGER AGREEMENT—Additional Covenants—Board Recommendations" on page 82),

    •
    use its reasonable best efforts to solicit and obtain approval of the merger agreement by its shareholders,

    •
    subject to Trigon's board fiduciary duties, not take any action to exempt any person from Virginia law restrictions on ownership of Trigon's common stock, or ownership restrictions contained in Trigon's organizational documents, or

    •
    not solicit, facilitate, negotiate or engage in discussions with third parties with respect to any Alternative Transaction (as described above under "THE MERGER AGREEMENT—No Solicitations of Alternative Transactions" on page 75); and

  2.
  such breach occurs at a time when Trigon's board of directors is aware of the existence of a bona fide proposed Alternative Transaction or of the intention to propose a bona fide Alternative Transaction and such Alternative Transaction or intention has not been withdrawn prior to such breach, then, if Trigon either consummates an Alternative Transaction or enters into a definitive agreement for an Alternative Transaction within twelve months after Anthem's termination of the merger agreement under such circumstances, Trigon will be obligated to pay Anthem a fee of $189,211,500 simultaneously with such completion or entry into such definitive agreement.

Treatment of Trigon Stock Options and Restricted Stock

        Each outstanding Trigon stock option will become vested and fully exercisable upon approval of the merger agreement by Trigon shareholders, other than those stock options held by executive officers who have agreed to waive vesting until completion of the merger. At the completion of the merger, each outstanding Trigon employee or director stock option will be converted into fully vested options to purchase Anthem common stock.

        The number of shares of Anthem common stock underlying the new Anthem option will equal the number of shares of Trigon Class A common stock to which the corresponding Trigon option was subject, multiplied by the option exchange ratio. The per share exercise price of each new Anthem option will be equal to the exercise price of the corresponding Trigon option divided by the option exchange ratio. The option exchange ratio is equal to the sum of 1.062 (as such may be increased in accordance with the terms of the merger agreement) plus a fraction the numerator of which is 30 (as may be increased in accordance with the terms of the merger agreement) and the denominator of which is the closing trading price of Anthem common stock on the New York Stock Exchange on the business day prior to the completion of the merger. All other terms of the Trigon stock option will remain unchanged after the conversion. All shares of restricted Trigon Class A common stock will vest upon approval of the merger agreement by Trigon shareholders and be treated in the merger like other shares of Trigon Class A common stock.

        Anthem has agreed to assume Trigon's obligations with respect to the Trigon stock options that are converted into Anthem options as described above. Anthem has agreed to file a registration statement with the SEC on Form S-8 no later than completion of the merger to the extent necessary to register Anthem common stock subject to the converted options.

Amendments and Assignment

        The boards of directors of Anthem and Trigon may amend the merger agreement at any time before or after it has been presented to Anthem and Trigon's shareholders but no amendment may be made after shareholder approval has been obtained if under applicable law or stock exchange requirements, such amendment would require the approval of Anthem's or Trigon's shareholders.

        At any time prior to the completion of the merger, the boards of directors of Anthem and Trigon may (1) extend the time permitted for performance of any obligations or other acts of the other parties to the merger agreement, (2) waive any inaccuracies in the parties' representations and warranties, or (3) waive compliance with any of the agreements or conditions contained in the merger agreement.

        No rights, interests or obligations under the merger agreement are assignable by one party without the prior written consent of the other; provided that AI Sub Acquisition Corp. may assign, in its sole discretion, any or all of its rights, interests or obligations to another direct wholly owned subsidiary of Anthem without Trigon's prior written consent, but will continue to be obligated under the merger agreement.

THE TRIGON STOCK OPTION AGREEMENT

        The following description sets forth the material provisions of the Trigon stock option agreement. This description is not complete and it is subject to, and qualified by reference to, the Trigon stock option agreement which is attached as Appendix B to this document and is incorporated herein by reference. We urge you to read the entire Trigon stock option agreement carefully.

  General

        To induce Anthem to enter into the merger agreement, Trigon issued Anthem an option to purchase up to 19.9% of the number of Trigon Class A common shares outstanding as of April 28, 2002. The exercise price is $84.25 per share, which was the closing price of a share of Trigon Class A common stock on April 26, 2002, the last trading day before we announced the merger. The exercise price of each option and the number of shares subject to the option may be adjusted if the capitalization of Trigon changes, including through issuance of additional Class A common stock, stock dividends and recapitalizations. However, the option can never be exercised for more than 19.9% of the number of Trigon's outstanding Class A common shares.

        The Trigon stock option agreement may have the effect of making an acquisition or other business combination with Trigon by or with a third party more costly because of the need in any such transaction to: (i) acquire any shares issued pursuant to the Trigon stock option agreement, (ii) grant a substitute option to Anthem for shares of such third party's common stock or (iii) make any cash payments that may be due pursuant to the terms of the Trigon stock option agreement. As a result, the Trigon stock option agreement may have the effect of discouraging offers by third parties to acquire Trigon, even if such persons were prepared to offer to pay consideration to Trigon's shareholders which has a value that is higher than the combination of the value of Anthem's common stock and the cash consideration to be received by Trigon shareholders pursuant to the merger.

        The Trigon stock option agreement is not subject to the approval of Anthem or Trigon shareholders and is effective regardless of any actions taken or not taken by Anthem or Trigon shareholders at their special meetings. To the best knowledge of Anthem and Trigon, no event giving Anthem the right to exercise the Trigon stock option agreement has occurred as of the date of this joint proxy statement/prospectus.

  Exercise

        The option will only become exercisable if the merger agreement has been terminated and Trigon consummates, or enters into a definitive agreement with respect to, an Alternative Transaction, and the merger agreement provides that such completion or entering into such definitive agreement requires Trigon to pay Anthem the full amount of the termination fee (or the remaining portion of such fee). See "THE MERGER AGREEMENT—Termination Fees" on page 86 for a description of the circumstances under which Trigon is obligated to pay Anthem a termination fee either in whole or in part.

        Once the option becomes exercisable, it may be exercised in whole or in part for up to 90 days. However, the right to exercise the option will be extended for up to a maximum of 6 additional months if time is needed to obtain regulatory or other approvals, including as may be required from the BCBSA or the Virginia State Corporation Commission for the exercise of such right, or to avoid liability under the short-swing trading restrictions contained in Section 16(b) of the Securities Exchange Act of 1934 or if an injunction prohibits exercise of such right.

  Expiration

        Unless previously exercised, the option will expire on the first of the following events to occur:

  •
  the completion of the Anthem/Trigon merger;

  •
  the termination of the merger agreement in accordance with its terms, so long as such termination would not then or thereafter result in a termination fee (or partial fee) being payable to Anthem under the merger agreement; or

  •
  15 months after the termination of the merger agreement if such termination then or thereafter results in a termination fee (or partial fee) being payable to Anthem under the merger agreement.

  Repurchase and Surrender

        After the option has become exercisable, Anthem may, at its election, require Trigon to repurchase the option or shares of Trigon Class A common stock purchased thereunder at any time before the option expires. The repurchase of the option will be at a price per share equal to the amount by which the market or offer price of Trigon Class A common stock, calculated in accordance with the Trigon stock option agreement, is higher than the option price; and the repurchase of the option shares will be at such market or offer price.

  Limit on Profit

        Anthem's "total profit" (as defined below) from the option and any termination fee paid pursuant to the terms of the merger agreement cannot be more than $189,211,500. If Anthem's "total profit" would be more than such amount, before exercising its rights under the option Anthem must take actions to reduce the total profit to $189,211,500 as described below. "Total profit" is defined to mean:

        the sum of:

  •
  any excess of the net value received by Anthem on the sale of any option shares to any unaffiliated party over the aggregate purchase price paid for such shares;

  •
  all amounts received by Anthem on the repurchase or surrender of the option or option shares;

  •
  all equivalent amounts with respect to the substitute option (as described below) and related excess cash payments; and

  •
  the amount of any termination fee paid or due and payable to Anthem under the merger agreement (unless such termination fee is payable and has not been paid by Trigon in breach of the merger agreement or due to written waiver of such fee by Anthem);

        minus:

  •
  any cash paid and the value of all option shares or other securities delivered to the issuer to reduce Anthem's total profit.

        Also, the option may not be exercised for a number of shares that would result in a "notional total profit" (as defined below) of more than $189,211,500. If the exercise of the option would otherwise result in a higher notional amount, then before purchasing the shares the holder must take actions to reduce the notional total profit to $189,211,500. "Notional total profit" is defined to mean, with respect to any shares subject to a proposed exercise of the option, the total profit (as defined above) on the proposed exercise date assuming the exercise occurred on such date and all shares purchased under the option and then held by the holder and its affiliates were sold for cash at the closing market price on the preceding trading day.

        If the total profit or notional total profit exceeds $189,211,500, Anthem at its sole election, must take one or more of the following actions so that its actual realized total profit does not exceed $189,211,500:

  •
  reduce the number of shares subject to the option (and any substitute option);

  •
  deliver to Trigon (or the issuer of a substitute option) for cancellation shares of Trigon Class A common stock (or such third party's common stock), previously purchased by Anthem, at fair market value at the time of delivery;

  •
  pay cash to Trigon (or such third party);

  •
  increase or adjust the exercise price of the option (or substitute option);

  •
  reduce the amount of the repurchase price of the option (or substitute option); or

  •
  any combination of the foregoing.

  Substitute Option

        The Trigon stock option agreement provides that, while the option is outstanding, if Trigon agrees to one of the following transactions:

  •
  a merger, consolidation or plan of exchange with a third party in which Trigon does not survive;

  •
  a merger or plan of exchange with a third party in which Trigon survives but its Class A common stock is converted into securities of another company or cash or other property or ends up representing less than 50% of the merged or acquiring company; or

  •
  a sale to a third party of all or substantially all of Trigon's or any significant subsidiary's assets,

then, any agreement by Trigon to one of these transactions must allow Anthem to receive a new option when the transaction is completed. This new option is called a "substitute option" because it substitutes for the existing option.

        Anthem will have the ability to select the common shares that are covered by the new substitute option. Anthem can select the common shares of any of the following, although not all may apply to any particular transaction:

  •
  the continuing or surviving person of a consolidation or merger with Trigon (if other than Trigon);

  •
  the acquiring person in a plan of exchange in which Trigon is acquired;

  •
  Trigon in a merger or plan of exchange in which Trigon is the continuing or surviving acquiring person;

  •
  the transferee of all or substantially all of the assets of Trigon or any of its significant subsidiaries; or

  •
  any person that controls any of the foregoing entities.

        The substitute option will have the same economic value as the original option, but the number of shares for which the substitute option will be exercisable will be equal to a number of shares calculated according to the following formula:

M × S AP

Where:

M=	the market or offer price for Trigon's Class A common stock, calculated in accordance with the Trigon stock option agreement;
S=	twice the number of shares for which the original option was exercisable; and
AP=	the average closing price of a share of the common stock issued by the issuer of the substitute option for the one year immediately preceding the transaction resulting in the issuance of the substitute option, but in no event higher than the closing price of the shares of such common stock on the day preceding such transaction.

However, in no event will the sum of (1) shares issuable pursuant to the terms of the substitute option and (2) the number of shares that Anthem would hold if all shares of Trigon Class A common stock received upon the exercise of the original option were converted in a transaction in which the substitute option were issued, exceed 19.9% of the common stock of the issuer of the substitute option prior to the exercise of the substitute option and Anthem will receive a cash payment equal to the value of the substitute option (had the foregoing restriction not applied) minus the value of the substitute option applying such restriction. Other than its exercise price and the number of shares purchasable thereunder, which will be adjusted as provided in the Trigon stock option agreement, the substitute option will otherwise have the same terms and conditions as the original option, unless otherwise required by law.

        The following summarizes some terms of the original option and the substitute option:

Original Option	Substitute Option
Issuer: Trigon	Issuer: Selected by Anthem based on the transaction Trigon agrees to
Number of shares covered: 19.9% of Trigon's Class A common shares	Number of shares covered: Determined based on the formula set forth above, but not to exceed 19.9% of Issuer's common stock
Exercise Price: $84.25, representing the closing price of Trigon's Class A common stock on the last trading day prior to announcement of the merger	Exercise Price: Determined so that, taking into account the increase in the number of shares subject to the option, the economic value of the option is the same as the original option
Maximum Profit: Approximately $189 million	Maximum Profit: Approximately $189 million

ACCOUNTING TREATMENT

        The merger of Trigon with and into AI Sub Acquisition Corp., a direct wholly owned subsidiary of Anthem, in which AI Sub Acquisition Corp. will be the surviving corporation, will be accounted for using the purchase method of accounting. Anthem will establish a new accounting basis for the assets and liabilities of Trigon based upon their fair values, the value of the consideration deemed to be provided to Trigon's shareholders in connection with the merger and the costs of the merger. Anthem will record as goodwill the excess, if any, of the consideration over the fair values of Trigon's assets and liabilities. A final determination of required purchase accounting adjustments, including the allocation of consideration to the assets acquired and liabilities assumed, based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the pro forma combined financial statements of Anthem appearing elsewhere in this document are preliminary and have been made solely for purposes of developing pro forma combined financial information. Anthem will undertake to determine the fair value of certain of Trigon's assets and liabilities (as so adjusted) and will make appropriate purchase accounting adjustments upon completion of that determination. For financial reporting purposes, the results of operations of Trigon will be included in Anthem's consolidated statement of income following the completion of the merger. Anthem's financial statements for prior periods will not be restated as a result of the merger or related transactions.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
OF THE MERGER

        A condition to the completion of the merger is that each of Anthem and Trigon receives an opinion from its respective tax counsel that (1) the merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (2) Anthem, AI Sub Acquisition Corp. and Trigon will each be a party to the reorganization within the meaning of Section 368(b) of the Code. These opinions will be based on updated representations provided by Anthem and Trigon at the time of closing, and on customary factual assumptions.

        Anthem and Trigon have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described herein.

        The following discussion sets forth the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Trigon Class A common stock. This discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect on the date of this joint proxy statement/prospectus, any of which may change, possibly retroactively. A change could affect the continuing validity of this discussion. This discussion does not address tax consequences that may vary with, or are contingent upon, the individual circumstances of holders of Trigon Class A common stock. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to holders of Trigon Class A common stock will depend upon the facts of their particular situation. Accordingly, we strongly urge holders of Trigon Class A common stock to consult with their tax advisors to determine the particular federal, state, local or foreign income or other tax consequences to them of the merger.

        For purposes of this discussion, the term "U.S. holder" means a holder of Trigon Class A common stock who is:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation, partnership or other entity created or organized under the laws of the United States or any of its political subdivisions;

  •
  a trust that (1) is subject to the supervision of a court within the United States and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury regulations to be treated as a United States person; or

  •
  an estate that is subject to U.S. federal income tax on its income regardless of its source.

        This discussion assumes that you hold your shares of Trigon Class A common stock as a capital asset within the meaning of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

  •
  a financial institution;

  •
  a tax-exempt organization;

  •
  an S corporation or other pass-through entity;

  •
  an insurance company;

  •
  a mutual fund;

  •
  a dealer in stocks and securities, or foreign currencies;

  •
  a trader in securities who elects the mark-to-market method of accounting for your securities;

  •
  a holder of Trigon Class A common stock subject to the alternative minimum tax provisions of the Code;

  •
  a holder of Trigon Class A common stock who received your Trigon Class A common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

  •
  a foreign holder or a person that has a functional currency other than the U.S. dollar;

  •
  a holder of options granted under any Trigon benefit plan; or

  •
  a holder of Trigon Class A common stock who holds Trigon Class A common stock as part of a hedge against currency risk, a straddle or a constructive sale or a conversion transaction.

        Based on representations provided by Anthem and Trigon and on certain customary factual assumptions, all of which must continue to be true, accurate and complete in all material respects as of the completion of the merger, it is the opinion of Baker & Daniels, counsel to Anthem, and McGuireWoods LLP, counsel to Trigon, that the material U.S. federal income tax consequences of the merger will be as follows:

  •
  the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code;

  •
  subject to the paragraph captioned "Additional Considerations—Recharacterization of Gain as a Dividend" below, upon exchanging Trigon Class A common stock for a combination of cash and shares of Anthem common stock in the merger, a holder of Trigon Class A common stock will recognize gain (but not loss) in an amount equal to the lesser of:

  •
  the excess, if any, of: (i) the sum of the cash (excluding any cash received in lieu of a fractional share of Anthem common stock) and the fair market value of the shares of Anthem common stock you receive (including any fractional share of Anthem you are deemed to receive and exchange for cash), over (ii) your tax basis in the Trigon Class A common stock surrendered in the merger, or

  •
  the cash that you receive in the merger;

  •
  your tax basis in the shares of Anthem common stock that you receive in the merger (including any fractional share interest you are deemed to receive and exchange for cash) will equal your tax basis in the Trigon Class A common stock you surrendered in the merger, increased by the amount of taxable gain, if any, you recognize on the exchange and decreased by the amount of any cash received by you in the merger (excluding any cash received in lieu of a fractional share of Anthem common stock); and

  •
  your holding period for the shares of Anthem common stock that you receive in the merger (including any fractional share interest that you are deemed to receive and exchange for cash) will include your holding period for the shares of Trigon Class A common stock that you surrender in the exchange.

        If you acquired different blocks of Trigon Class A common stock at different times and at different prices, any gain or loss will be determined separately with respect to each block of Trigon Class A common stock, and the cash and shares of Anthem common stock you receive will be allocated pro rata to each such block of stock. In addition, your basis and holding period in your shares of Anthem common stock may be determined with reference to each block of Trigon Class A common stock.

        Taxation of Capital Gain.    Except as described under "Additional Considerations—Recharacterization of Gains as a Dividend" below, gain or loss that you recognize in connection with the merger will generally constitute capital gain or loss and will constitute long-term capital gain or loss if your holding period in your Trigon Class A common stock is greater than one year as of the date of the merger. If you are a non-corporate holder of Trigon Class A common stock, long-term capital gain generally will be taxed at a maximum United States federal income tax rate of 20%. The deductibility of capital losses is subject to limitation.

        Additional Considerations—Recharacterization of Gain as a Dividend.    All or part of the gain you recognize could be treated as ordinary dividend income rather than capital gain if (i) you are a significant shareholder of Anthem or (ii) if taking into account constructive ownership rules, your percentage ownership in Anthem after the merger is not less than what your percentage ownership would have been if you had received solely shares of Anthem common stock rather than a combination of cash and shares of Anthem common stock in the merger. This could happen, for example, because of a purchase of additional shares of Anthem common stock by you, a purchase of shares of Anthem common stock by a person related to you or a share repurchase by Anthem from other holders of Anthem common stock. Because the possibility of dividend treatment depends upon your particular circumstances, including the application of certain constructive ownership rules, you should consult your own tax advisor regarding the potential tax consequences of the merger to you. Under the constructive ownership rules, a shareholder may be deemed to own stock that is owned by others, such as a family member, trust, corporation or other entity.

        Cash in lieu of Fractional Shares.    You will generally recognize capital gain or loss on any cash received in lieu of a fractional share of Anthem common stock equal to the difference between the amount of cash received and the basis allocated to such fractional share. Any such capital gain or loss will be long-term capital gain or loss if your holding period in your Trigon Class A common stock is greater than one year at the time of the merger.

        Backup Withholding.    If you are a non-corporate holder of Trigon Class A common stock you may be subject to information reporting and backup withholding on any cash payments you receive. You will not be subject to backup withholding, however, if you:

  •
  furnish a correct taxpayer identification number and certify that you are a U.S. person (including a U.S. resident alien) not subject to backup withholding on the substitute Form W-9 or successor form you will receive; or

  •
  otherwise establish that you are exempt from backup withholding.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

BUSINESS OF ANTHEM

General Description of Anthem's Business

        Anthem is one of the nation's largest health benefits companies, serving approximately eight million members, primarily in Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Maine, Colorado and Nevada. Anthem holds the leading market position in seven of these eight states and owns the exclusive right to market its products and services using the BCBS names and marks in all eight states under license agreements with the BCBSA, an association of independent BCBS plans. Anthem seeks to be a leader in its industry by offering a broad selection of flexible and competitively priced health benefits products.

        Its product portfolio includes a diversified mix of managed care products, including health maintenance organizations, or HMOs, preferred provider organizations, or PPOs, and point of service, or POS plans, as well as traditional indemnity products. Anthem also offers a broad range of administrative and managed care services and partially insured products for employer self-funded plans. These services and products include underwriting, stop loss insurance, actuarial services, provider network access, medical cost management, claims processing and other administrative services. In addition, Anthem offers its customers several specialty products including group life, disability, prescription management, dental and vision. Its products allow its customers to choose from a wide array of funding alternatives. For its insured products, Anthem charges a premium and assumes all or a majority of the health care risk. Under its self-funded and partially insured products, Anthem charges a fee for services, and the employer or plan sponsor reimburses Anthem for all or a majority of the health care costs. Anthem's 2001 operating revenue was 91.3% derived from fully insured products, while 8.7% was derived from administrative services and other revenues.

        Anthem's customer base primarily includes large groups (contracts with 51 or more eligible employees), individuals and small groups (one to 50 employees), each of which accounted for 40.4%, 18.1% and 17.7% of its 2001 operating revenue, respectively. Other major customer categories include National accounts, Medicare recipients, federal employees and other federally funded programs. Anthem principally markets its products through an extensive network of independent agents and brokers who are compensated on a commission basis for new sales and retention of existing business.

        Anthem's managed care plans and products are designed to encourage providers and members to make quality, cost-effective health care decisions by utilizing the full range of its innovative medical management services, quality initiatives and financial incentives. Anthem's leading market shares enable Anthem to realize the long-term benefits of investing in preventive and early detection disease management programs. Anthem further improves its ability to provide cost-effective health benefits products and services through a disciplined approach to internal cost containment, prudent management of its risk exposure and successful integration of acquired businesses. These measures have allowed Anthem to achieve significant growth in membership (93%), revenue (100%), and net income (256%) from the beginning of 1997 through 2001.

        Anthem intends to continue to expand through a combination of organic growth and strategic acquisitions in both existing and new markets. Anthem's growth strategy is designed to enable Anthem to take advantage of the additional economies of scale provided by increased overall membership. In addition, Anthem believes geographic diversity reduces its exposure to local or regional economic, regulatory and competitive pressures and provides Anthem with increased opportunities for expansion. While the majority of its growth has been the result of strategic mergers and acquisitions, Anthem has also achieved growth in its existing markets by providing excellent service, offering competitively priced products and effectively capturing the brand strength of the BCBS names and marks.

        Anthem is an Indiana corporation that was formed in July 2001 as a wholly owned subsidiary of Anthem Insurance. Anthem was formed in connection with the conversion of Anthem Insurance from a mutual insurance company into a stock insurance company in a process called demutualization. The demutualization was effective on November 2, 2001, and at that time Anthem Insurance was converted into a stock insurance company and became a wholly owned subsidiary of Anthem, and Anthem became a publicly held company. In addition, effective November 2, 2001, all membership interests in Anthem Insurance were extinguished and Anthem Insurance's eligible statutory members received shares of Anthem common stock or cash, as consideration for the extinguishment of their membership interests in Anthem Insurance.

Industry Overview

        The health benefits industry has experienced significant change in recent years. The increasing focus on health care costs by employers, the government and consumers has led to the growth of alternatives to traditional indemnity health insurance. HMO, PPO and hybrid plans, such as POS plans, incorporating features of each, are among the various forms of managed care products that have developed in recent years. Through these types of products, the cost of health care is contained by negotiating contracts with hospitals, physicians and other providers to deliver health care at favorable rates. These products also can feature medical management and other quality and cost containment measures such as pre-admission review and approval for non-emergency hospital services, pre-authorization of outpatient surgical procedures, and network credentialing to determine that network doctors and hospitals have the required certifications and expertise. In addition, providers may share medical cost risk or have other incentives to deliver quality medical services in a cost-effective manner. HMO, PPO and POS enrollees generally are charged periodic, pre-paid premiums, and pay co-payments or deductibles when they receive services. PPO and POS plans provide benefits for out-of-network usage, typically at higher out-of-pocket costs to members. HMO members generally select one of the network's primary care physicians who then assumes responsibility for coordinating their health care services. Typically, there is no out-of-network benefit for HMO members. PPOs and other open access plans generally provide coverage when members select non-network providers without coordination through a primary care physician, but at a higher out-of-pocket cost. Hybrid plans, such as POS plans, typically involve the selection of primary care physicians similar to HMOs, but allow members to self refer or to choose non-network providers at higher out-of-pocket costs similar to those of PPOs.

        Recently, economic factors and greater consumer awareness have resulted in the increasing popularity of products that offer larger, more extensive networks, more member choice related to coverage and the ability to self refer within those networks. There is also a growing preference for greater flexibility to assume larger deductibles and co-payments in exchange for lower premiums. Anthem believes it is well positioned in each of its regions to respond to these market preferences. Anthem's PPO products, which contain most or all of the features noted above, have experienced significant growth over the past few years.

        The BCBSA has also undergone significant change in recent years. Historically, most states had at least one Blue Cross (hospital coverage) and a separate Blue Shield (physician coverage) company. Prior to the mid 1980s there were more than 125 separate Blue Cross or Blue Shield companies. Many of these organizations have merged, reducing the number of independent licensees to 43 as of December 2001. Anthem expects this trend to continue, with plans merging or affiliating to address capital needs and other competitive pressures.

        Each of the BCBS plans work cooperatively in a number of ways that create significant market advantages, especially when competing for very large multi-state employer groups. As a result of this cooperation, each plan is able to take advantage of other member plans' substantial provider networks and discounts when any member from one state works or travels outside of the state in which the policy is written. Anthem receives a substantial and growing source of revenue under this "BlueCard"

program for providing member services in its states for individuals who are customers of other BCBS plans.

Anthem's Operating Segments

        Anthem's reportable segments are strategic business units delineated by geographic areas within which Anthem offers similar products and services, but manages with a local focus to address each geographic region's unique market, regulatory and health care delivery characteristics. The regions are:

  •
  the Midwest, which includes Indiana, Kentucky and Ohio;

  •
  the East, which includes Connecticut, New Hampshire and Maine; and

  •
  the West, which includes Colorado and Nevada.

        In addition to Anthem's three geographic regions, Anthem has a Specialty segment and an Other segment. Anthem's Specialty segment includes business units providing:

  •
  group life and disability insurance benefits;

  •
  pharmacy benefit management;

  •
  dental and vision administration services; and

  •
  third party occupational health services.

        Various ancillary business units (reported with the Other segment) include AdminaStar Federal, a subsidiary which administers Medicare programs in Indiana, Illinois, Kentucky and Ohio.

        The Other segment also includes intersegment revenue, expense eliminations and corporate expenses not allocated to reportable segments.

Anthem's Strategy

        Anthem's strategic objective is to be among the best and biggest in its industry with the size and scale to deliver the best product value with the best people.

        To achieve these goals, Anthem offers a broad selection of flexible and competitively priced products and seeks to establish leading market positions. Anthem believes that increased scale in each of its regional markets will provide Anthem competitive advantages, cost efficiencies and greater opportunities to sustain profitable growth. The key to Anthem's ability to deliver this growth is its commitment to work with providers to optimize the cost and quality of care while improving the health of its members and improving the quality of its service.

Promote Quality Care

        Anthem believes that its ability to help its members receive quality, cost-effective health care will be key to its success. Anthem promotes the health of its members through education and through products that cover prevention and early detection programs that help its members and their providers manage illness before higher cost intervention is required. To help develop those programs, Anthem collaborates with the providers in its networks to promote improved quality of care for its members. The following policies and programs are key to improving the quality of care that its members receive:

  •
  Selection and continued assessment of provider networks: Anthem's networks consist of providers who meet and maintain its standards of medical education, training and professional experience.

  •
  Disease management: Anthem develops disease management programs that educate members on actions they can take to help monitor and better control their illnesses and to manage diseases such as diabetes, asthma and congestive heart failure.

  •
  Prevention measures: Anthem works with providers and members to promote preventive measures such as childhood and adult immunizations, as well as breast cancer screening.

  •
  Education: Anthem helps its members prevent disease and illness or minimize their impact by promoting lifestyle modification through education. For example, its nationally recognized smoking cessation program in Maine has helped to reduce the number of its members in Maine who smoke by 49% over four years.

  •
  Technology: Anthem also utilizes technology to evaluate the medical care provided to its customers. For example, its Anthem Prescription Management decision support system helps to identify potentially harmful drug interactions and helps prevent members from receiving potentially dangerous combinations of drugs.

Product Value

        Anthem works to create products that offer value to its customers. By offering a wide spectrum of products supported by broad provider networks, Anthem seeks to meet the differing needs of its various customers. The breadth and flexibility of its benefit plan options, coupled with quality care initiatives, are designed to appeal to a broad base of employer groups and individuals with differing product and service preferences. Anthem uses innovative product design, such as a three-tiered prescription program that provides customer selection among generic, brand and formulary drugs at various out-of-pocket costs. Innovative product designs help Anthem contain costs and allow its products to be competitively priced in the market.

        Formulary drugs are prescription drugs that have been reviewed and selected by a committee of practicing doctors and clinical pharmacists for their quality and cost effectiveness. Use of medications from the formulary, which includes hundreds of brand name and generic medications, is encouraged through pharmacy benefit design. A three-tier pharmacy benefit and the use of formulary drugs allow members access to highly useful prescription medications, while also helping to control the cost of pharmacy benefits to employers. Members have the same access to medications but share a greater portion of the cost for brand name drugs through the co-payment structure. Under a three-tier program, the customer pays the lowest price for generic drugs, a higher price for formulary brand name drugs and the highest price for brand name drugs not included in the formulary.

Operational Excellence

        To provide cost-effective products, Anthem continuously strives to improve operational efficiency. Anthem actively benchmarks its performance against other leading health benefits companies to identify opportunities to drive continuous performance improvement. Important performance measures Anthem uses include operating margin, administrative expense ratio, administrative expense per member per month, or PMPM, and return on equity. Current initiatives to drive operational efficiency include:

  •
  consolidating and eliminating information systems;

  •
  standardizing operations and processes;

  •
  implementing e-business strategies; and

  •
  integrating acquired businesses.

Technology

        Anthem continuously reviews opportunities to improve its interactions with customers, brokers and providers. By utilizing technologies, Anthem seeks to make the interactions as simple, efficient and productive as possible. Anthem monitors itself using industry standard customer service metrics, which measure, among other things, call center efficiency, claims paying accuracy and speed of enrollment. Anthem eases the administrative burden of enrolling new accounts, processing claims and updating records for its brokers and providers by automating many of these processes. Anthem also collects information that enables Anthem to further improve customer service, product design and underwriting decisions.

Growth

        Anthem believes that profitable growth, both organic and through acquisitions, is an important part of its business. Increased scale allows Anthem to increase customer convenience and improve operating margins, while keeping its products competitively priced. Expansion into new geographic markets enables Anthem to reduce exposure to economic cycles and regulatory changes and provides options for business expansion. Anthem plans to generate earnings growth first by increasing revenues through new enrollment, while maintaining pricing discipline. In addition, Anthem plans to grow its specialty segment by increasing the penetration of specialty products to existing health members through cross selling and expansion into non-Anthem markets. These specialty products include prescription management, vision, dental, group life and disability insurance. While enjoying a leading market share in seven of its eight markets, Anthem has market shares ranging from 18% to 47% and believes there is remaining opportunity to grow profitably in each market. Anthem also intends to make strategic acquisitions to augment its internal growth.

Anthem's History

        Anthem was formed in 1944 under the name of Mutual Hospital Insurance, Inc., commonly known as Blue Cross of Indiana. In 1946, Mutual Medical Insurance Inc., also known as Blue Shield of Indiana, was incorporated as an Indiana mutual insurance company. In 1985, these two companies merged under the name Associated Insurance Companies, Inc. In 1993, Southeastern Mutual Insurance Company, a Kentucky-domiciled mutual insurance company doing business as Blue Cross and Blue Shield of Kentucky, was merged into Anthem. In 1995, Community Mutual Insurance Company, an Ohio-domiciled mutual insurance company doing business as Community Mutual Blue Cross and Blue Shield, was merged into Anthem. Anthem changed its name to Anthem Insurance Companies, Inc. in 1996. In 1997, Blue Cross & Blue Shield of Connecticut, Inc., or BCBS-CT, a Connecticut-domiciled mutual insurance company, was merged into Anthem Insurance. Anthem completed its purchases of New Hampshire-Vermont Health Service, which did business as Blue Cross and Blue Shield of New Hampshire, or BCBS-NH, and Rocky Mountain Hospital and Medical Service, which did business as Blue Cross and Blue Shield of Colorado and Blue Cross and Blue Shield of Nevada, or BCBS-CO/NV, during 1999. In 2000, Anthem completed its purchase of Associated Hospital Service of Maine, which did business as Blue Cross and Blue Shield of Maine, or BCBS-ME. In November of 2001, Anthem completed its demutualization, in which Anthem Insurance converted from a mutual insurance company to a stock insurance company, and became a wholly owned subsidiary of Anthem, a holding company formed in connection with the demutualization.

Anthem's Acquisitions and Merger History

        Much of Anthem's recent growth in membership has resulted from strategic mergers and acquisitions, primarily with other BCBS licensees. These combinations, coupled with growth in existing markets, have enabled Anthem to establish multi-regional centers of focus with a significant share of each region's health benefits market. The following table sets forth Anthem's membership by state as of the dates indicated:

Membership

	March 31	December 31
	2002	2001	2000	1999	1998	1997
	(In Thousands)
Midwest
Ohio	2,289	2,212	2,118	1,987	2,096	1,990
Indiana	1,674	1,543	1,410	1,358	1,175	1,226
Kentucky	1,107	1,099	1,054	1,037	928	1,129

Subtotal	5,070	4,854	4,582	4,382	4,199	4,345
East
Connecticut	1,263	1,217	1,127	1,031	968	916
New Hampshire	529	539	479	366	—	—
Maine	500	504	487	—	—	—

Subtotal	2,292	2,260	2,093	1,397	968	916
West
Colorado	628	606	463	395	—	—
Nevada	181	163	132	91	—	—

Subtotal	809	769	595	486	—	—

Total	8,171	7,883	7,270	6,265	5,167	5,261

Percentage increase (decrease) from previous year end	4%	8%	16%	21%	(2)%	29%

        During the last three years, Anthem has completed the following acquisitions:

  •
  On June 5, 2000, Anthem purchased substantially all of the assets and liabilities of BCBS-ME. The cash purchase price was $95.4 million (including direct costs of acquisition).

  •
  On November 16, 1999, Anthem purchased the stock of BCBS-CO/NV. The cash purchase price was $160.7 million (including direct costs of acquisition).

  •
  On October 27, 1999, Anthem purchased the assets and liabilities of BCBS-NH. The cash purchase price was $125.4 million (including direct costs of acquisition).

        When integrating new operations, Anthem focuses on improving customer service, underwriting, medical management and administrative operations. Anthem improves operations by centralizing certain management and support functions, sharing best practices and consolidating information systems. Anthem also improves underwriting practices by establishing discipline in its data analysis and product design.

Pending Acquisition of Blue Cross and Blue Shield of Kansas

General

        On May 30, 2001, Anthem signed a definitive agreement with Blue Cross and Blue Shield of Kansas, Inc., or BCBS-KS, in which Anthem agreed to acquire BCBS-KS. On February 11, 2002, the Kansas Insurance Commissioner disapproved the proposed transaction, which had been previously approved by the BCBS-KS policyholders in January 2002. On February 19, 2002, the board of directors of BCBS-KS voted unanimously to appeal the Kansas Insurance Commissioner's decision and BCBS-KS is seeking to have the decision overturned in Shawnee County District Court. The Company joined BCBS-KS in the appeal, which was filed on March 7, 2002. On June 7, 2002, the Court ruled in favor of Anthem and BCBS-KS, vacating the Commissioner's decision and remanding the matter to the Commissioner for further proceedings not inconsistent with the Court's order. Anthem and BCBS-KS are reviewing the ruling and considering their next steps.

        Under the proposed transaction, BCBS-KS would convert from a mutual insurance company to a stock insurance company through a process known as a sponsored demutualization. Under the agreement, BCBS-KS policyholders eligible to receive consideration in its demutualization would be entitled to receive $190.0 million, a portion of which (totaling $48.0 million) Anthem would pay in cash to the escrow described below at the closing of the transaction. The remaining $142.0 million not placed in escrow would be distributed directly to eligible BCBS-KS policyholders. The amount placed in the escrow account would be held in escrow pending the resolution of a matter involving a subpoena dated February 28, 2001, received by BCBS-KS from the Office of Inspector General, or OIG. The subpoena seeks documents related to an investigation of possible improper claims against Medicare. The amount held in escrow would be used to pay costs, expenses and liabilities related to the OIG investigation, and to pay costs and expenses of the escrow, with any remaining amount to be distributed to eligible BCBS-KS members following final resolution of the matter. In addition, at or prior to the closing, BCBS-KS would declare a special distribution payable after the closing to its eligible policyholders in an amount equal to the excess of BCBS-KS' consolidated closing book value over $155.0 million.

BCBS-KS

        BCBS-KS is the largest health insurer in Kansas. BCBS-KS provides insurance coverage or self-insured administration services to more than 800,000 individuals in all Kansas counties except Johnson and Wyandotte, two counties near Kansas City. BCBS-KS also administers Medicare and Medicaid government programs.

        BCBS-KS offers a wide range of health benefit products including traditional indemnity products and HMO, POS and PPO managed care products. BCBS-KS also offers claims administration and stop-loss coverage for employer self-funded plans, as well as underwriting, actuarial services, provider network access, and medical cost management. Additionally, BCBS-KS offers several specialty insurance products, including group life, disability, dental and long-term care.

        For the year ended December 31, 2001, BCBS-KS had total revenue of $1,011.5 million and a net loss of $12.2 million and, at December 31, 2001, assets of $723.1 million and surplus of $314.5 million.

Anthem's Core Health Benefits Products and Services

        Anthem offers a diversified mix of managed care products, including HMO, PPO and POS plans, as well as traditional indemnity products. Anthem's managed care products incorporate a broad range of options and financial incentives for both members and participating providers, including co-payments and provider risk pools. Anthem also offers a broad range of administrative and managed care services and partially insured products for employer self-funded plans. These services and products include underwriting, stop loss insurance, actuarial services, network access, medical cost management, claims processing and other administrative services. Anthem charges a premium for insured plans and typically assumes all or a majority of the liability for the cost of health care. For self-funded or partially-insured products, Anthem charges a fee for services while the employer assumes all or a majority of the risks. The fee is based upon the customer's selection from its portfolio of services. Anthem also provides specialty products including group life, disability, prescription management, dental and vision care. Anthem's principal health products, offered both on an insured and employer-funded basis, are described below. Some managed care and medical cost containment features may be included in each of these products, such as inpatient pre-certification, benefits for preventive services and reimbursement at its maximum allowable amount with no additional billing to members.

        Preferred Provider Organization, or PPO.    PPO products offer the member an option to select any health care provider, with benefits paid at a higher level when care is received from a participating network provider. Coverage is subject to co-payments or deductibles and coinsurance, with member cost sharing limited by out-of-pocket maximums.

        Traditional Indemnity.    Indemnity products offer the member an option to select any health care provider for covered services. Coverage is subject to deductibles and coinsurance, with member cost sharing limited by out-of-pocket maximums.

        Health Maintenance Organization, or HMO.    HMO products include comprehensive managed care benefits, generally through a participating network of physicians, hospitals and other providers. A member in one of Anthem's HMOs must typically select a primary care physician, or PCP, from its network. PCPs generally are family practitioners, internists or pediatricians who provide necessary preventive and primary medical care, and are generally responsible for coordinating other necessary health care. Preventive care services are emphasized in these plans. Anthem offers HMO plans with varying levels of co-payments, which result in different levels of premium rates.

        Point-of-Service, or POS.    POS products blend the characteristics of HMO and indemnity plans. Members can have comprehensive HMO-style benefits through participating network providers with minimum out-of-pocket expense (co-payments) and also can go directly, without a referral, to any provider they choose, subject to, among other things, certain deductibles and coinsurance. Member cost sharing is limited by out-of-pocket maximums.

        BlueCard Plan.    BCBS plans across the United States share their local provider networks in a unique arrangement, where one plan's enrolled members travel or live in another plan's service area. The local or "host" plan is paid an administrative fee by the "home" or selling plan in exchange for providing claims and member services to home plan customers in the host plan's service area. All claims are reimbursed by the home plan, which may have an insured or self-funded relationship with the member's employer under any of the product designs discussed above. BlueCard membership is calculated based on the amount of BlueCard administrative fees Anthem receives from the BlueCard members' home plans. Generally, the administrative fees Anthem receives are based on the number and type of claims processed and a portion of the network discount on those claims. The administrative fees are then divided by an assumed per member per month, or PMPM, factor in order to calculate the number of members. The assumed PMPM factor is based on an estimate of Anthem's experience and BCBSA guidelines.

        The following table sets forth Anthem's health benefits membership data by product:

	March 31	December 31
	2002	2001	2000	1999
	(In Thousands)
PPO	3,265	3,193	2,733	2,427
Traditional Indemnity	1,115	1,113	1,155	1,048
HMO	1,222	1,211	1,121	964
POS	636	740	813	723

Directly Contracted Membership	6,238	6,257	5,822	5,162
BlueCard[nc_cad,226] (Anthem Host)	1,933	1,626	1,320	974

Total without TRICARE	8,171	7,883	7,142	6,136
TRICARE	—	—	128	129

Total	8,171	7,883	7,270	6,265

Anthem's Specialty Products and Services

        Prescription Management Services.    Anthem provides pharmacy network management, pharmacy benefits and mail order prescription services through its subsidiary, Anthem Prescription Management, or APM, its pharmacy benefit manager. APM administers its programs primarily to customers who are also Anthem health plan members. Anthem Rx, Anthem's retail pharmacy network, provides members access to more than 49,000 chain and independent pharmacies across the United States, and Anthem Rx Direct, its mail service pharmacy, provides long-term therapy medications through convenient home delivery.

        Group Life and Disability.    Anthem offers an array of competitive group life insurance and disability benefit products to both large and small group customers. At March 31, 2002, Anthem had over $22.9 billion of life insurance in force, insuring over 33,500 groups with more than 850,000 employees. Anthem's traditional group insurance products include term life, accidental death and dismemberment, short-term disability income and long-term disability income. In addition, Anthem offers voluntary group life and disability products through employers which payroll-deduct premiums from their participating employees.

        Vision and Dental Care Programs.    These programs are primarily for customers enrolled in Anthem's BCBS health plans. Vision and dental products available include both fully insured and self-insured products. In addition, Anthem provides dental third-party administration services through Health Management Systems, Inc., its wholly owned subsidiary.

Anthem's Other Products and Services

        In addition to the above-described products and services, Anthem provides services as a fiscal intermediary for the Medicare Part A and Part B program in certain states.

Anthem's Marketing

        Anthem markets its managed care and specialty products through three regional business units. Anthem's health plans are generally marketed under the BCBS brand, except for certain government programs. Anthem organizes its marketing efforts by customer segment and by region in order to maximize its ability to meet the specific needs of its customers. Marketing programs are developed by a cross-functional team including the actuarial, underwriting, sales, operations and finance departments to evaluate risk and pricing and to ensure adherence to established underwriting guidelines. Anthem believes its reputation, financial stability, high quality customer service and exclusive BCBS license provide Anthem with competitive advantages and allow Anthem to gain share in its markets. Anthem strives to develop solutions for its customers. Anthem's keys to success include developing long-term relationships and providing stable pricing of its products. Most contracts are for one year, although Anthem occasionally enters into multi-year arrangements.

        Anthem maintains the quality of its sales staff and independent brokers through regularly held training seminars and advisory groups, which familiarize them with evolving consumer preferences, as well as its products and current marketing strategies. In addition, Anthem structures sales commissions to provide incentives to its sales staff and brokers to promote the full value of its products. Each region is responsible for enrolling, underwriting and servicing its respective businesses.

Anthem's Customers

        In each region, Anthem balances the need to customize products with the efficiencies of product standardization. Overall, Anthem seeks to establish pricing and product designs to achieve an appropriate level of profitability for each of its customer categories. Anthem's customers include several distinguishable categories:

  •
  Local Large groups, defined as contracts with 51 or more eligible employees (but excluding "National business," described below), accounted for 41.3% of Anthem's operating revenue and

    34.2% of its members as of and for the three months ended March 31, 2002. These groups are generally sold through brokers or consultants working with industry specialists from Anthem's in-house sales force. Large group cases are usually experience rated or sold on a self-insured basis. The customer's buying decision is typically based upon the size and breadth of Anthem's networks, the quality of its medical management services, the administrative cost included in its quoted price, its financial stability and its ability to effectively service large complex accounts.

  •
  Small groups, defined as contracts with one to 50 eligible employees, accounted for 18.3% of Anthem's operating revenue and 9.9% of its members as of and for the three months ended March 31, 2002. These groups are sold exclusively through independent agents and brokers. Small group cases are sold on a fully insured basis. Underwriting and pricing is done on a community rated basis, with individual state insurance departments approving the rates. See "BUSINESS OF ANTHEM—Regulation—Small Group Reform" below. Small group customers are generally more sensitive to product pricing and, to a lesser extent, the configuration of the network and the efficiency of administration. Account turnover is generally higher with small groups.
  •
  Individual policies (under age 65) accounted for 5.6% of Anthem's operating revenue and 4.1% of its members as of and for the three months ended March 31, 2002. These policies are generally sold through independent agents and brokers. In some cases an in-house telemarketing unit is used to generate leads. This business is usually medically underwritten at the point of initial issuance. Rates are filed with and approved by state insurance departments. In several of Anthem's markets, there is much less competition for individual business than group business.
  •
  Medicare Supplement business accounted for 6.7% of Anthem's operating revenue and 4.9% of its members as of and for the three months ended March 31, 2002. These standardized policies are sold to Medicare recipients as supplements to the benefits they receive from the Medicare program. New policyholders come from independent agents or brokers or through the conversion of existing group members or individual policyholders when they retire and reach age 65.
  •
  The Federal Employee Program accounted for 10.9% of Anthem's operating revenue and 5.5% of its members as of and for the three months ended March 31, 2002. As a BCBSA licensee, Anthem participates in a nationwide contract with the Federal government whereby Anthem covers Federal employees and their dependents in its eight-state service area. Under a complex formula, Anthem is reimbursed for its costs plus a fee. Anthem also participates in the overall financial risk for medical claims on a pooled basis with the other participating BCBS plans.
  •
  Medicare + Choice accounted for 5.8% of Anthem's operating revenue and 1.2% of its members as of and for the three months ended March 31, 2002. This program is the managed care alternative to the federally funded Medicare program. Most of the premium is paid directly by the Federal government on behalf of the participant who may also be charged a small premium. Medicare + Choice is marketed in the same manner as Medicare Supplement products.
  •
  National business (including BlueCard) accounted for 5.4% of Anthem's operating revenue, but 38.7% of its members as of and for the three months ended March 31, 2002, because much of its National business is self-insured. These groups are generally sold through brokers or consultants working with Anthem's in-house sales force. Anthem has significant competitive advantage when competing for very large National accounts due to its ability to access the national network of BCBS plans and take advantage of their provider discounts in their local markets.

        The following chart shows Anthem's membership by customer segment:

Membership

	March 31
		December 31
Customer Segment
	2002	2001	2000	1999
Local Large group	2,792	2,827	2,634	2,249
Small group	811	813	775	637
Individual (under age 65)	332	311	260	215
Medicare Supplement (age 65 and over)	398	390	390	371
Federal Employee Program	449	423	407	362
Medicare + Choice	101	97	106	96
National	3,163	2,903	2,468	2,106
Other[1]	125	119	230	229

Total	8,171	7,883	7,270	6,265

1
Includes TRICARE and Medicaid at December 31, 2000, 1999 and 1998. Consists of Medicaid only at March 31, 2002 and December 31, 2001, since Anthem sold its TRICARE operations on May 31, 2001.

Anthem's Blue Cross Blue Shield License

        Anthem has the exclusive right to use the BCBS names and marks for all of its health benefits products in Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Maine, Colorado and Nevada. Anthem believes that the BCBS names and marks are valuable identifiers of its products and services in the marketplace. The license agreements, which have a perpetual term, contain certain requirements and restrictions regarding its operations and its use of the BCBS names and marks. Upon termination of the license agreements, Anthem would cease to have the right to use the BCBS names and marks in one or more of Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Maine, Colorado and Nevada, and the BCBSA could thereafter issue a license to use the BCBS names and marks in these states to another entity. Events that could cause the termination of a license agreement with the BCBSA include:

  •
  failure to comply with minimum capital requirements imposed by the BCBSA;
  •
  impending financial insolvency;
  •
  the appointment of a trustee or receiver;
  •
  a change of control or violation of the BCBSA ownership limitations on its capital stock; and
  •
  the commencement of any action seeking our dissolution.

        Pursuant to the rules and license standards of the BCBSA, Anthem guarantees the contractual and financial obligations to respective customers of its subsidiaries that hold controlled affiliate licenses from the BCBSA. Those subsidiaries are Anthem Health Plans of Kentucky, Inc., Anthem Life Insurance Company, Anthem Health Plans, Inc., Community Insurance Company, Anthem Health Plans of New Hampshire, Inc., Rocky Mountain Hospital and Medical Service, Inc., Anthem Health Plans of Maine, Inc., HMO Colorado, Inc., Matthew Thornton Health Plan, Inc., Maine Partners Health Plan, Inc. and Health Management Systems, Inc.

        In addition, pursuant to the rules and license standards of the BCBSA, Anthem has agreed to indemnify BCBSA against any claims asserted against it resulting from the contractual and financial obligations of AdminaStar Federal, its subsidiary which serves as a fiscal intermediary providing administrative services for Medicare Part A and B.

        Each license requires an annual fee to be paid to the BCBSA. The fee is based upon enrollment and premium. BCBSA is a national trade association of BCBS licensees, the primary function of which is to promote and preserve the integrity of the BCBS names and marks, as well as provide certain coordination among the member plans. Each BCBSA licensee is an independent legal organization and is not responsible for obligations of other BCBSA member organizations. Anthem has no right to market products and services using the BCBS names and marks outside of its eight core states.

Anthem's Information Systems

        Information systems have played and will continue to play a key role in Anthem's ongoing efforts to continuously improve quality, lower costs and increase benefit flexibility for its customers. Anthem's analytical technologies are designed to support increasingly sophisticated methods of managing costs and monitoring quality of care, and Anthem believes that its information systems are sufficient to meet current needs and future expansion plans.

        Anthem uses a combination of custom developed and licensed systems throughout its regions. An overall systems architecture is maintained to promote consistency of data and reduce duplicative platforms. This architecture assumes single separate core systems supporting each of Anthem's operating regions with centralized systems for key company-wide functions such as financial services, human resources and servicing National accounts. Focus is placed on identifying and eliminating redundant or obsolete applications with an emphasis on increasing Anthem's capability to operate in an Internet-enabled environment. Regional administration systems serving unique products and markets feed data to a combination of regional and corporate decision support systems. These systems provide sources of information for all of Anthem's data reporting and analysis needs.

        Anthem's architecture calls for significant standardization of software, hardware and networking products. Enhancements are undertaken based on a defined information systems plan. This plan, which is developed collaboratively by Anthem's technical and operating leadership, is revalidated regularly and maps out business-driven technology requirements for the upcoming three-to-five year period.

        Anthem recognizes consumer demand will cause an increasing need for more of its business to be conducted electronically. Toward that end Anthem has developed several Internet-enabled initiatives focused on improving interactions with its customers, members, providers, brokers and associates. Anthem also is improving communication and data collection through compliance with the provisions of the Federal Health Insurance Portability and Accountability Act, or HIPAA. See "Regulation—Regulation of Insurance Company and HMO Business Activities" below.

        Anthem is also engaged in a series of pilot programs that will result in web-enabled services such as on-line membership enrollment and on-line price quoting for brokers. Brokers will receive on-line quoting capabilities for life, dental and vision related products. For its members, Anthem has on-line access to health information using carefully chosen content providers for consumer health information. All of its members currently have on-line access to physician and hospital network directories for their specific health plan.

Collaborations with Anthem

        In addition to internal efforts to leverage technology, Anthem is actively involved as investors and leaders in several collaborative technology initiatives. As an example, Anthem is one of seven major national health benefits companies that are initial investors in MedUnite, Inc., an e-business company.

MedUnite is designing Internet-based technology that will permit real-time transactions between providers and insurance companies. MedUnite's solutions will address claims filing, eligibility determination and specialist referrals. These programs will make these transactions more convenient for members while improving efficiencies among doctors, hospitals and health insurers. Additionally, Anthem is a founding member of the Coalition for Affordable Quality Healthcare. This group, founded by 26 of the nation's largest health benefits companies and associations, develops programs to improve access to quality health care coverage and to simplify plan administration.

Pricing and Underwriting of Anthem's Products

        Anthem prices its products based on its assessment of underwriting risk and competitive factors. Anthem continually reviews its underwriting and pricing guidelines on a national and regional basis so that its products remain competitive and consistent with its marketing strategies and profitability goals.

        Anthem has focused its efforts to maintain consistent, competitive and strict underwriting standards. Anthem's individual and group underwriting targets have been based on its proprietary accumulated actuarial data. Subject to applicable legal constraints, Anthem has traditionally employed case specific underwriting procedures for small group products and traditional group underwriting procedures with respect to large group products. Also, Anthem employs credit underwriting procedures with respect to its self-funded products.

        In most circumstances, Anthem's pricing and underwriting decisions follow a prospective rating process. A fixed premium rate is determined at the beginning of the policy period. Unanticipated increases in medical costs may not be able to be recovered in that current policy year. However, prior experience, in the aggregate, is considered in determining premium rates for future periods.

        For larger groups (over 300 lives) with PPO, POS or traditional benefit designs, Anthem sometimes employs retrospective rating reviews. In retrospective rating, a premium rate is determined at the beginning of the policy period. Once the policy period has ended, the actual experience is reviewed. If the experience is positive (i.e., actual claim costs and other expenses are less than those expected), then a refund may be credited to the policy. If the experience is negative, then the resulting deficit may either be recovered through contractual provisions or the deficit may be considered in setting future premium levels for the group. If a customer elects to terminate coverage, deficits generally are not recovered.

        Anthem has contracts with the federal Centers for Medicare and Medicaid Services, or CMS (formerly the Health Care Financial Administration, or HCFA), to provide HMO Medicare + Choice coverage to Medicare beneficiaries who choose health care coverage through one of its HMO programs. Under these annual contracts, CMS pays Anthem a set rate based on membership that is adjusted for demographic factors. These rates are subject to annual unilateral revision by CMS. In addition to premiums received from CMS, most of the Medicare products offered by Anthem require a supplemental premium to be paid by the member.

        See "BUSINESS OF ANTHEM—Regulation—Small Group Reform" below for a discussion of certain regulatory restrictions on Anthem's underwriting and pricing.

Anthem's Reserves

        Anthem establishes and reports liabilities or reserves on its balance sheet for unpaid health care costs by estimating the ultimate cost of incurred claims that have not yet been reported to Anthem by members or providers and reported claims that Anthem has not yet paid. Since these reserves represent its estimates, the process requires a degree of judgment. Reserves are established according to Actuarial Standards of Practice and generally accepted actuarial principles and are based on a number of factors. These factors include experience derived from historical claims payments and actuarial assumptions to arrive at loss development factors. Such assumptions and other factors include healthcare cost trends, the incidence of incurred claims, the extent to which all claims have been reported and internal claims processing charges. Due to the variability inherent in these estimates, reserves are sensitive to changes in medical claims payment patterns and changes in medical cost trends. A worsening (or improvement) of the medical cost trend or changes in claims payment patterns from the trends and patterns assumed in estimating reserves would trigger a change. See Note 9 to Anthem's audited consolidated financial statements included herein for quantitative information on its reserves, including a progression of reserve balances for each of the last three years.

Medical Management Programs of Anthem

        Anthem's medical management programs include a broad array of activities that are intended to maintain cost effectiveness while facilitating improvements in the quality of care provided to its members. One of the goals of these benefit features is to assure that the care delivered to its members is supported by appropriate medical and scientific evidence.

        Precertification. A traditional medical management program that Anthem uses involves assessment of the appropriateness of certain hospitalizations and other medical services. For example, precertification is used to determine whether a set of hospital and medical services is being appropriately applied to the member's clinical condition in accordance with its criteria for medical necessity as that term is defined in the member's benefits contract.

        Concurrent review. Another traditional medical management strategy Anthem uses is concurrent review, which is based on nationally recognized criteria developed for the industry. With concurrent review, the requirements and intensity of services during a patient's hospital stay are reviewed, often by an onsite skilled nurse professional in coordination with the hospital's medical and nursing staff, in order to determine whether those services are covered under a member's benefits contract.

        Disease management. More and more, health plans, including Anthem's, are moving away from traditional medical management approaches to more sophisticated models built around disease management and advanced care management. These programs focus on those members who require the greatest amount of medical services. Anthem provides important information to its providers and members to help them optimally manage the care of their specific conditions. For example, certain therapies and interventions for patients with diabetes help prevent some of the serious, long-term medical consequences of diabetes and reduce the risks of kidney, eye and heart disease. Anthem's information systems can provide feedback to its physicians to enable them to improve the quality of care. For other prevalent medical conditions such as heart disease or asthma, Anthem's ability to correlate pharmacy data and medical management data allows Anthem to provide important information to its members and providers which enables them to more effectively manage these conditions.

        Formulary management. APM develops a formulary, a selection of drugs based on clinical quality and effectiveness, which is used across all of Anthem's regions. A pharmacy and therapeutics committee consisting of 20 physicians, 16 of whom are academic and community physicians practicing in Anthem's markets, make pharmacy medical decisions about the clinical quality and efficacy of drugs. Anthem's three-tiered co-pay strategy enables members to have access to all drugs that are not covered on formulary for an additional co-pay.

        Medical policy. A medical policy group comprised of physician leaders from all Anthem regions, working in close cooperation with national organizations such as the Centers for Disease Control, the American Cancer Society and community physician leaders, determines Anthem's national policy for best approaches to the application of new technologies.

        Patient outcomes. A significant amount of health care expenditures are used by a small percentage of Anthem's members who suffer from complex or chronic illnesses. Anthem has developed a series of programs aimed at helping its providers better manage and improve the health of these members. Often, these programs provide benefits for home care services and other support to reduce the need for repeated, expensive hospitalizations. Increasingly, Anthem is providing information to its hospital networks to enable them to improve medical and surgical care and outcomes to its members. Anthem endorses, encourages and incentivizes hospitals to support national initiatives to improve patient outcomes and reduce medication errors. Anthem has been recognized as a national leader in developing hospital quality programs.

        External review procedures (Patients' Bill of Rights). In light of increasing public concerns about health plans denying coverage of medical services, Anthem works with outside experts through a process of external review to help provide its members with timely medical care. When Anthem receives member concerns, Anthem has formal appeals procedures that ultimately allow coverage disputes related to medical necessity decisions under the benefits contract to be settled by independent expert physicians.

        Service management. In HMO and POS networks, primary care physicians serve as the overall coordinators of members' health care needs by providing an array of preventive health services and overseeing referrals to specialists for appropriate medical care. In PPO networks, patients have greater access to network physicians without a primary care physician serving as the coordinator of care.

Anthem's Health Care Quality Initiatives

        Increasingly, the health care industry is able to define quality health care based on preventive health measurements and outcomes of care. A key to Anthem's success has been its ability to work with its network providers to improve the quality and outcomes of the health care services provided to its members. Anthem's ability to provide high quality service has been recognized by the National Committee on Quality Assurance, or NCQA, the largest and most respected national accreditation program for managed care health plans. All but one of Anthem's HMO plans in the East region hold the highest NCQA rating. Anthem's HMO plan for Colorado has received a three-year accreditation. In Anthem's Midwest region, its Ohio HMO and POS plans hold the highest NCQA rating. Anthem expects to seek accreditation for its managed care plans in Indiana and Kentucky in 2002.

        A range of quality health care measures have been adopted by the Health Plan Employer Data and Information Set, or HEDIS, which has been incorporated into the oversight certification by NCQA. These HEDIS measures range from preventive services, such as screening mammography and pediatric immunization, to elements of care, including decreasing the complications of diabetes and improving treatment for heart patients. While its results on specific measures have varied over time, Anthem is seeing continuous improvement overall in its HEDIS measurements, and a number of its state plans are among the best performers in the nation with respect to certain HEDIS standards.

        In addition, Anthem has initiated a broad array of quality programs, including those built around smoking cessation and transplant management, and an array of other programs specifically tailored to local markets. Many of these programs have been developed in conjunction with organizations such as the Arthritis Foundation and regional diabetes associations.

Anthem's Provider Arrangements

        Anthem's relationships with health care providers, physicians, hospitals and those professionals that provide ancillary health care services are guided by regional and national standards for network development, reimbursement and contract methodologies.

        In contrast to some health benefits companies, generally Anthem's philosophy is not to delegate full financial responsibility to its providers in the form of capitation-based reimbursement. While capitation can be a useful method to lower costs and reduce underwriting risk, Anthem has observed that, in general, providers do not positively accept the burden of maintaining the necessary financial reserves to meet the risks related to capitation contracts.

        Anthem attempts to provide fair, market-based hospital reimbursement along industry standards. Anthem also seeks to ensure physicians in its network are paid in a timely manner at appropriate rates. Anthem uses multi-year contracting strategies, including case or fixed rates, to limit trend exposure and increase cost predictability. In all regions, Anthem seeks to maintain broad provider networks to ensure member choice while implementing effective management programs designed to improve the quality of care received by its members.

        Depending on the consolidation and integration of physician groups and hospitals, reimbursement strategies vary substantially across markets. Fee-for-service is Anthem's predominant reimbursement methodology for physicians. Anthem generally uses a resource-based relative value system fee schedule to determine fee-for-service reimbursement. This structure was developed and is maintained by CMS and is used by the Medicare system and other major payers. This system is independent of submitted fees and therefore is not as vulnerable to inflation. In addition, physician incentive contracting is used to reward physician quality and performance.

        Like Anthem's physician contracts, its hospital contracts provide for a variety of reimbursement arrangements depending on the network. Anthem's hospital contracts recognize the size of the facility and the volume of care performed for its members. Many hospitals are reimbursed on a fixed allowance per day for covered services (per diem) or a case rate basis similar to Medicare (Diagnosis Related Groups). Other hospitals are reimbursed on a discount from approved charge basis for covered services. Hospital outpatient services are reimbursed based on fixed case rates, fee schedules or percent of charges. To improve predictability of expected cost, Anthem frequently uses a multi-year contracting approach which provides stability in its competitive position versus other health benefit plans in the market.

        Anthem believes its market share enables Anthem to negotiate favorable provider reimbursement rates. In some markets, Anthem has a "modified favored rate" provision in its hospital and ancillary contracts that guarantees contracted rates at least as favorable as those given to its competitors with an equal or smaller volume of business.

Behavioral Health and Other Provider Arrangements of Anthem

        Anthem has a series of contracts with third party behavioral health networks and care managers who organize and provide for a continuum of behavioral health services focusing on access to appropriate providers and settings for behavioral health care. These contracts are generally multi-year capitation based arrangements. Substance abuse and alcohol dependency treatment programs are an integral part of these behavioral health programs. In addition, Anthem has recently acquired assets and retained personnel to develop its own behavioral health networks and benefit services.

        In addition, a number of other ancillary service providers, including laboratory service providers, home health agency providers and intermediate and long-term care providers, are contracted on a region-by-region basis to provide access to a wide range of services. These providers are normally paid on either a fee schedule, fixed-per-day or per case basis.

Anthem's Competition

        The health benefits industry is highly competitive, both nationally and in its regional markets. Competition has intensified in recent years due to more aggressive marketing and pricing, a proliferation of new products and increased quality awareness and price sensitivity among customers. Significant consolidation within the industry has also added to competition. In addition, with the 1999 enactment of the Gramm-Leach-Bliley Act, banks and other financial institutions have the ability to affiliate with insurance companies, which may lead to new competitors in the insurance and health benefits fields.

        Industry participants compete for customers mainly on the following factors:

  •
  price;

  •
  quality of service;

  •
  access to provider networks;

  •
  flexibility of benefit designs;

  •
  reputation (including NCQA accreditation status);

  •
  brand recognition; and

  •
  financial stability.

        Anthem believes its exclusive right to market products under the Blue Cross Blue Shield brand in its markets provides Anthem with an advantage over its competition. In addition, Anthem's strong market share and existing provider networks in both its Midwest and East regions enable Anthem to achieve cost-efficiencies and service levels that allow Anthem to offer a broad range of health benefits to its customers on a more cost-effective basis than many of its competitors. In Anthem's West region, the marketplace is highly fragmented with no single player having a dominant market share. There, as in all regions, Anthem strives to distinguish its products through excellent service, product value and brand recognition.

        Competitors in Anthem's markets include local and regional managed care plans, and national health benefits companies. In its Midwest region, its largest competitors include UnitedHealthcare, Humana Inc., Aetna U.S. Healthcare and Medical Mutual of Ohio. In Anthem's East region, its main competitors are Aetna U.S. Healthcare, Health Net, Inc., CIGNA HealthCare, ConnectiCare, Inc. and Harvard Pilgrim Health Care. In Anthem's West region, its principal competitors include Sierra Health Services, Inc., PacifiCare Health Systems, Inc., UnitedHealthcare, Kaiser Permanente, Aetna U.S. Healthcare and Hometown Health Plan, Inc. To build its provider networks, Anthem also competes with other health benefits plans for contracts with hospitals, physicians and other providers. Anthem believes that physicians and other providers primarily consider member volume, reimbursement rates, timeliness of reimbursement and administrative service capabilities along with the "non-hassle" factor or reduction of non-value added administrative tasks when deciding whether to contract with a health benefits plan. At the distribution level, Anthem competes for qualified agents and brokers to distribute its products. Strong competition exists among insurance companies and health benefits plans for agents and brokers with demonstrated ability to secure new business and maintain existing accounts. The basis of competition for the services of such agents and brokers are:

  •
  commission structure;

  •
  support services;

  •
  reputation and prior relationships; and

  •
  quality of the products.

        Anthem believes that it has good relationships with its agents and brokers, and that its products, support services and commission structure compare favorably to its competitors in all of its regions.

Anthem's Ratings

        Financial strength ratings are the opinions of the rating agencies regarding the financial ability of an insurance company to meet its obligations to its policyholders. Ratings provide both industry participants and insurance consumers with meaningful information on specific insurance companies and have become an increasingly important factor in establishing the competitive position of insurance companies. Rating agencies continually review the financial performance and condition of insurers and higher ratings generally indicate financial stability and a strong ability to pay claims. The current financial strength ratings of Anthem Insurance and its consolidated subsidiaries are as follows:

Rating Agency	Financial Strength Rating	Rating Description
AM Best Company, Inc. ("Best")	A ("Excellent")	Second highest of nine ratings categories and second highest within the category based on modifiers (i.e., A and A- are "Excellent")
Standard & Poor's Rating Services ("S&P")	A ("Strong")	Third highest of nine ratings categories and mid-range within the category based on modifiers (i.e., A+, A and A- are "Strong")
Moody's Investor Service, Inc. ("Moody's")	A2 ("Good")	Third highest of nine ratings categories and mid-range within the category based on modifiers (i.e., A1, A2 and A3 are "Good")
Fitch, Inc. ("Fitch")	A+ ("Strong")	Third highest of eight ratings categories and highest within the category based on modifiers (i.e., A+, A and A- are "Strong")

        These financial strength ratings reflect each rating agency's opinion as to the financial strength, operating performance and ability to meet claim obligations to policyholders. In May 2002, Best upgraded its rating to A. In April 2002, S&P reaffirmed its A rating and revised its outlook to stable, Moody's reaffirmed its rating of A2 and Fitch reaffirmed its A+ rating and reaffirmed its outlook as positive. Each of the rating agencies reviews its ratings periodically and there can be no assurance that current ratings will be maintained in the future. Anthem believes its strong ratings are an important factor in marketing its products to its customers, since ratings information is broadly disseminated and generally used throughout the industry. The above ratings reflect each rating agency's opinion of the financial strength, operating performance and ability to meet obligations to policyholders of Anthem Insurance and its subsidiaries, and are not evaluations directed toward the protection of investors in Anthem's common stock.

        Anthem's senior debt is rated BBB by S&P. Anthem's 6.00% equity security units are rated BB+ by S&P.

Anthem's Investments

        Anthem's investment objective is to preserve its asset base and to achieve rates of return, which are consistent with its defined risk parameters, mix of products, liabilities and surplus. Anthem's portfolio is structured to provide sufficient liquidity to meet general operating needs, special needs arising from changes in its financial position and changes in financial markets. As of March 31, 2002, fixed maturity securities accounted for 95% of total investments. Anthem's fixed maturity portfolio consists exclusively of U.S. dollar-denominated assets, invested primarily in U.S. government securities, corporate bonds, asset-backed bonds and mortgage-related securities. As of March 31, 2002, Anthem's corporate fixed maturity portfolio (approximately 40% of the total fixed maturity portfolio as of March 31, 2002) had an average credit rating of approximately double-A. Anthem's investment policy prohibits investments in derivatives.

        Anthem's portfolio is exposed to three primary sources of risk: credit quality risk, interest rate risk, and market valuation risk for equity holdings. Credit quality risk is defined as the risk of a credit downgrade to an individual fixed income security and the potential loss attributable to that downgrade. Anthem manages this risk through its investment policy, which establishes credit quality limitations on the overall portfolio as well as dollar limits of its investment in securities of individual issuers. Interest rate risk is defined as the potential for economic losses on fixed-rate securities, due to an adverse change in market interest rates. Anthem manages interest rate risk by maintaining a duration commensurate with its insurance liabilities and shareholders' equity. Market valuation risk for the equity holdings is defined as the potential for economic losses due to an adverse change in equity prices. Anthem manages these risks by investing in index mutual funds that replicate the risk and performance of the S&P 500 and S&P 400 indices, resulting in a diversified equity portfolio.

        For additional information regarding Investments, refer to Note 5 to Anthem's audited consolidated financial statements included herein.

Anthem's Employees

        As of December 31, 2001, Anthem had approximately 14,800 full-time equivalent employees primarily located in Cincinnati and Columbus, Ohio; Indianapolis, Indiana; Louisville, Kentucky; North Haven, Connecticut; Denver, Colorado; South Portland, Maine; and Manchester, New Hampshire. Employees were also located in various other cities within its regions, as well as in Illinois and New York. Anthem's employees are an important asset, and Anthem seeks to develop them to their full potential. Anthem believes that its relationships with its employees are good. No employees are subject to collective bargaining agreements.

Anthem's Properties

        Anthem's principal executive offices are located at 120 Monument Circle, Indianapolis, Indiana. In addition to this property, Anthem's principal operating facilities are located in Denver, Colorado; North Haven, Connecticut; Indianapolis, Indiana; Mason/Cincinnati, Ohio; Worthington/Columbus, Ohio; Manchester, New Hampshire; Louisville, Kentucky and South Portland, Maine. In total, Anthem owns approximately 14 facilities and leases approximately 45 facilities. These locations total 4.8 million square feet, of which Anthem occupies 4.3 million square feet, and are located in 13 states. Anthem believes that its properties are adequate and suitable for its business as presently conducted.

Regulation

General

        Anthem's operations are subject to comprehensive and detailed state and federal regulation throughout the United States in the jurisdictions in which Anthem does business. Supervisory agencies, including state health, insurance and corporation departments, have broad authority to:

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  grant, suspend and revoke licenses to transact business;

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  regulate many aspects of Anthem's products and services;

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  monitor Anthem's solvency and reserve adequacy; and

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  scrutinize Anthem's investment activities on the basis of quality, diversification and other quantitative criteria.

        To carry out these tasks, these regulators periodically examine Anthem's operations and accounts.

Regulation of Insurance Company and HMO Business Activities

        The federal government and the governments of the states in which Anthem conducts its operations have adopted laws and regulations that govern its business activities in various ways. These laws and regulations may restrict how Anthem conducts its businesses and may result in additional burdens and costs to Anthem. Areas of governmental regulation include:

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  licensure;

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  premium rates;

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  benefits;

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  service areas;

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  market conduct;

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  utilization review activities;

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  prompt payment of claims;

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  member rights and responsibilities;

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  sales and marketing activities;

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  quality assurance procedures;

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  plan design and disclosures;

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  disclosure of medical information;

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  eligibility requirements;

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  provider rates of payment;

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  surcharges on provider payments;

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  provider contract forms;

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  underwriting and pricing;

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  financial arrangements;

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  financial condition (including reserves); and

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  corporate governance.

        These laws and regulations are subject to amendments and changing interpretations in each jurisdiction.

        States generally require health insurers and HMOs to obtain a certificate of authority prior to commencing operations. If Anthem were to establish a health insurance company or an HMO in any state where Anthem does not presently operate, Anthem generally would have to obtain such a certificate. The time necessary to obtain such a certificate varies from state to state. Each health insurer and HMO must file periodic financial and operating reports with the states in which it does business. In addition, health insurers and HMOs are subject to state examination and periodic license renewal.

        There has been a recent trend of increased health care regulation at the federal and state levels. Legislation, regulation and initiatives relating to this trend include, among other things, the following:

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  eliminating or reducing the scope of ERISA pre-emption of state medical and bad faith claims under state law, thereby exposing health benefits companies to expanded liability for punitive and other extra-contractual damages;

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  extending malpractice and other liability for medical and other decisions from providers to health plans;

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  imposing liability for negligent denials or delays in coverage;

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  requiring:

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  coverage of experimental procedures and drugs,

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  direct access to specialists for patients with chronic conditions,

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  direct access to specialists (including OB/GYNs) and chiropractors,

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  expanded consumer disclosures and notices and expanded coverage for emergency services,

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  liberalized definitions of medical necessity,

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  liberalized internal and external grievance and appeal procedures (including expedited decision making),

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  maternity and other lengths of hospital inpatient stay,

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  point of service benefits for HMO plans, and

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  payment of claims within specified time frames or payment of interest on claims that are not paid within those time frames;

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  prohibiting:

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  so-called "gag" and similar clauses in physician agreements,

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  incentives based on utilization, and

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  limitation of arrangements designed to manage medical costs such as capitated arrangements with providers or provider financial incentives;

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  regulating and restricting the use of utilization management and review;

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  regulating and monitoring the composition of provider networks, such as "any willing provider" and pharmacy laws (which generally provide that providers and pharmacies cannot be denied participation in a managed care plan where the providers and pharmacies are willing to abide by the terms and conditions of that plan);

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  imposing:

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  payment levels for out-of-network care, and

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    requirements to apply lifetime limits to mental health benefits with parity;

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  exempting physicians from the antitrust laws that prohibit price fixing, group boycotts and other horizontal restraints on competition;

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  restricting the use of health plan claims information;

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  regulating procedures that protect the confidentiality of health and financial information;

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  implementation of a state-run single payer system;

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  imposing third-party review of denials of benefits (including denials based on a lack of medical necessity); and

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  restricting or eliminating the use of formularies for prescription drugs.

        The health benefits business also may be adversely impacted by court and regulatory decisions that expand the interpretations of existing statutes and regulations. It is uncertain whether Anthem can recoup, through higher premiums or other measures, the increased costs of mandated benefits or other increased costs caused by potential legislation or regulation.

Patients' Bill of Rights

        On August 8, 2001, the House of Representatives passed a version of the Patients' Bill of Rights legislation (an amended version of the Ganske-Dingell bill) which would permit health plans to be sued in state court for certain coverage determinations. The current administration has indicated a willingness to pass some form of patient protection legislation which could adversely affect the health benefits business, and, in fact, the bill adopted by the House was the result of a compromise reached by President Bush and Representative Charles Norwood (R-GA). Under the bill a claim would be permitted for a wrongful coverage denial which is the proximate cause of personal injury to, or the death of, a patient. Medically reviewable claims against health insurers would be tried in state court but under federal law. Patients would be required to exhaust external review before filing suit. Patients who lose an external review decision would have to overcome a rebuttable presumption that the insurer made the correct decision. The bill caps non-economic damages at $1.5 million. Punitive damages would be available only if insurers do not follow an external review decision and would be capped at an additional $1.5 million. The bill also limits class action lawsuits (both future suits and pending suits where a class has not yet been certified) against health insurers under both ERISA and the Racketeer Influenced and Corrupt Organizations Act to group health plans established by a single plan sponsor.

        The Senate version of the Patients' Bill of Rights legislation (the McCain-Edwards bill) was passed on June 29, 2001 and contains broader liability provisions than the House bill. The Senate bill would permit patients to sue health plans in state court over medical judgments or in federal court over contractual issues, and it would not cap damages in state courts. In federal court, punitive damages would be allowed, up to $5 million, and there would be no limit on economic and non-economic damages. President Bush has stated that he will veto any Patients' Bill of Rights legislation that contains liability provisions similar to the Senate bill. The House and Senate versions of the bill are expected to be reconciled in the Conference Committee. Anthem cannot predict the provisions of the Patients' Bill of Rights legislation that may emerge from the Conference Committee, if any, and whether any Patients' Bill of Rights legislation would be enacted into law. Anthem also cannot predict what impact any Patients' Bill of Rights legislation would have on its business, financial condition and results of operations.

Small Group Reform

        All of the principal states in which Anthem does business have enacted statutes that limit the flexibility of Anthem and other health insurers relative to their small group underwriting and rating practices. Commonly referred to as "small group reform" statutes, these laws are generally consistent with model laws originally adopted by the NAIC.

        In 1991, the NAIC adopted the Small Group Health Insurance Availability Model Act. This model law limits the differentials in rates carriers could charge between new business and health insurance renewal business, and with respect to small groups with similar demographic characteristics (commonly referred to as a "rating law"). It also requires that insurers disclose to customers the basis on which the insurer establishes new business and renewal rates, restricts the applicability of pre-existing condition exclusions and prohibits an insurer from terminating coverage of an employer group because of the adverse claims experience of that group. The model law requires that all small group insurers accept for coverage any employer group applying for a basic and standard plan of benefits (commonly known as a "guarantee issue law"), and provides for a voluntary reinsurance mechanism to spread the risk of high risk employees among all small group carriers participating in the reinsurance mechanism. Representatives of Anthem actively participated in the committees of the NAIC, which drafted and proposed this model law. NAIC model laws are not applicable to the industry until adopted by individual states, and there is significant variation in the degree to which states adopt and/or alter NAIC model laws. Some, if not all, of these rating and underwriting limitations are present in small group reform statutes currently adopted in all of the principal states in which Anthem does business.

Underwriting Limitations

        In the past, insurance companies were free to select and reject risks based on a number of factors, including the medical condition of the person seeking to become insured. Small group health insurers were free to accept some employees and reject other employees for coverage within one employer group. An insurance company was also free to exclude from coverage medical conditions existing within a group which the insurance company believed represented an unacceptable risk level. Also, for the most part, insurance companies were free to cancel coverage of a group due to the medical conditions which were present in that group. Additionally, a new employee seeking medical coverage under an existing group plan could be either accepted or rejected for coverage, or could have coverage excluded or delayed for existing medical conditions.

        The small group health insurance reform laws limit or abolish a number of these commonly utilized practices to address a societal need to extend availability of insurance coverage more broadly to those who were previously not eligible for coverage. Reform laws have been adopted which at a minimum generally require that a group either be accepted or rejected for coverage as one unit. The law in all of the states in which Anthem does business now prohibits the practice of terminating the coverage of an employer group based on the medical conditions existing within that group. (Insurers may still cancel business for a limited number of reasons.) These states also generally require "portability" of coverage, which means that an insurer cannot exclude coverage for a pre-existing condition of a new employee of an existing employer group if that person had previously satisfied a pre-existing condition limitation period with the prior insurer, and if that person maintained continuous coverage. Most state small group reform statutes also prohibit insurers from denying coverage to employer groups based upon industry classification.

        All states in which Anthem does business require the "guarantee issue" of small group policies, either through specific state law or the states' requirement to enforce a federal law, the Health Insurance Portability and Accountability Act of 1996, known as HIPAA. These laws require an insurer to issue coverage to any group that applies for coverage under any of the small group policies marketed by the insurer in that state, regardless of the medical risks presented by that group.

        Rating Limitations.    Prior to the adoption of state rate reform laws, there was very limited regulation of the rating practices utilized in the small group health insurance market. There was virtually no regulation of the amount by which one group's rate could vary from that of a demographically similar group with different claims experience, and there was no statutorily placed limit on the extent and frequency of rate increases that could be applied to any one employer group.

        Over the last nine years, all of the principal states in which Anthem does business have enacted rating laws. These laws are designed to reduce the variation in rates charged to insured groups who have favorable and unfavorable claims experience. They also limit the extent and frequency of rate increases. They do not, however, establish an appropriate base or "manual" rate level for an insurer. Most existing rating laws also impose a limit on the extent and frequency of a group's rate increases. Also, most existing ratings laws impose a limit on the extent and frequency of a group's rate increases.

Small Group Statutory Reinsurance Mechanisms

        At this time, the Connecticut, New Hampshire and Nevada (HMO only) Anthem plans are subject to involuntary assessments from state small group reinsurance mechanisms. These mechanisms are designed to provide risk-spreading mechanisms for insurers doing business in jurisdictions that mandate that health insurance be issued on a guarantee issue basis. Guarantee issue requirements increase underwriting risk for insurers by forcing them to accept higher-risk business than they would normally accept. This reinsurance mechanism allows the insurer to cede this high-risk business to the reinsurance facility, thus sharing the underwriting experience with all insurers in the state. Each of Connecticut and New Hampshire subject insurance companies doing business in that jurisdiction to assessments to fund losses from the reinsurance mechanisms. Each of Indiana, Ohio and Nevada provide voluntary reinsurance mechanisms in which the assessment is against only those carriers electing to participate in the reinsurance mechanism. Anthem has elected not to participate in these voluntary reinsurance mechanisms. Neither Kentucky nor Maine has a small group reinsurance mechanism.

Recent Medicare Changes

        In 1997, the federal government passed legislation related to Medicare that changed the method for determining premiums that the government pays to HMOs for Medicare members. In general, the new method has reduced the premiums payable to Anthem compared to the old method, although the level and extent of the reductions varies by geographic market and depends on other factors. The legislation also requires Anthem to pay a "user fee." The changes began to be phased in on January 1, 1998 and will continue over five years. The federal government also announced in 1999 that it planned to begin to phase in risk adjustments to its premium payments over a five-year period commencing January 1, 2000. While Anthem cannot predict exactly what effect these Medicare reforms will have on its results of operations, Anthem anticipates that the net impact of the risk adjustments will be to reduce the premiums payable to Anthem. Further changes proposed in the Congress to the Medicare program would create a competitive bidding system, starting in 2005, in which health plans would compete to deliver Medicare coverage to enrollees in certain areas. Anthem cannot predict if this legislation will be enacted, or how it might affect its Medicare business.

HIPAA and Gramm-Leach-Bliley Act

        HIPAA and its regulations impose obligations on issuers of health insurance coverage and health benefit plan sponsors. This law requires guaranteed health care coverage for small employers having 50 or fewer employees and for individuals who meet certain eligibility requirements. It also requires guaranteed renewability of health care coverage for most employers and individuals. The law limits exclusions based on preexisting conditions for individuals covered under group policies to the extent the individuals had prior creditable coverage, and the gap between the prior coverage and the new coverage cannot exceed certain time frames.

        In addition, HIPAA authorized the Secretary of the United States Department of Health and Human Services, known as HHS, to issue standards for administrative simplification, as well as privacy and security of medical records and other individually identifiable patient data. HIPAA requirements apply to plan sponsors, health plans, health care providers and health care clearinghouses that transmit, maintain or have maintained health information electronically (collectively referred to as "Covered Entities"). Regulations adopted to implement HIPAA also require that business associates acting for or on behalf of these Covered Entities be contractually obligated to meet HIPAA standards.

        Although HIPAA was intended ultimately to reduce administrative expenses and burdens faced within the health care industry, Anthem believes the law will initially bring about significant and, in some cases, costly changes. HHS has released two rules to date mandating the use of new standards with respect to certain health care transactions, including health information. The first rule requires the use of uniform standards for common health care transactions, including health care claims information, plan eligibility, referral certification and authorization, claims status, plan enrollment and disenrollment, payment and remittance advice, plan premium payments and coordination of benefits, and it establishes standards for the use of electronic signatures. The new transaction standards became effective in October 2000. Originally, almost all Covered Entities were required to comply with these standards by October 16, 2002. However, legislation was enacted in December 2001 giving Covered Entities the option of extending their compliance date to October 16, 2003, provided that a filing is made with HHS prior to October 16, 2002. Anthem intends to take advantage of the extension.

        Second, HHS has developed new standards relating to the privacy of individually identifiable health information. In general, these regulations restrict the use and disclosure of medical records and other individually identifiable health information held or disclosed by health plans and other affected entities in any form, whether communicated electronically, on paper or orally, subject only to limited exceptions. In addition, the regulations provide patients with significant new rights to understand and control how their health information is used. These regulations do not preempt more stringent state laws and regulations that may apply to Anthem. The privacy standards became effective on April 14, 2001. Anthem must comply with these privacy standards by April 14, 2003. Anthem believes the cost of complying with these new standards could be material.

        Other recent federal legislation includes the Gramm-Leach-Bliley Act, which generally required insurers to provide affected customers with notice regarding how their personal health and financial information is used and the opportunity to "opt out" of certain disclosures before the insurer shares non-public personal information with a non-affiliated third party. These requirements were to be implemented on a state-by-state basis by July 1, 2001. The Gramm-Leach-Bliley Act also gives banks and other financial institutions the ability to affiliate with insurance companies, which may lead to new competitors in the insurance and health benefits fields.

Investment and Retirement Products and Services

        Anthem is subject to regulation by various government agencies where Anthem conducts business, including the insurance departments of Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Maine, Colorado and Nevada. Among other matters, these agencies may regulate premium rates, trade practices, agent licensing, policy forms, underwriting and claims practices, the maximum interest rates that can be charged on life insurance policy loans, and the minimum rates that must be provided for accumulation of surrender value.

ERISA

        The provision of services to certain employee health benefit plans is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), a complex set of laws and regulations subject to interpretation and enforcement by the Internal Revenue Service and the Department of Labor ("DOL"). ERISA regulates certain aspects of the relationships between Anthem and employers who maintain employee benefit plans subject to ERISA. Some of Anthem's administrative services and other activities may also be subject to regulation under ERISA. In addition, some states require licensure or registration of companies providing third party claims administration services for benefit plans. Anthem provides a variety of products and services to employee benefit plans that are covered by ERISA.

        In December 1993, in a case involving an employee benefit plan and an insurance company, the United States Supreme Court ruled that assets in the insurance company's general account that were attributable to a portion of a group pension contract issued to the plan that was not a "guaranteed benefit policy" were "plan assets" for purposes of ERISA and that the insurance company had fiduciary responsibility with respect to those assets. In reaching its decision, the Supreme Court declined to follow a 1975 DOL interpretive bulletin that had suggested that insurance company general account assets were not plan assets.

        The Small Business Job Protection Act (the "Act") was signed into law in 1996. The Act created a framework for resolving potential issues raised by the Supreme Court decision. The Act provides that, absent criminal conduct, insurers generally will not have liability with respect to general account assets held under contracts that are not guaranteed benefit policies based on claims that those assets are plan assets. The relief afforded extends to conduct that occurs before the date that is 18 months after the DOL issues final regulations required by the Act, except as provided in the anti-avoidance portion of the regulations. The regulations, which were issued on January 5, 2000, address ERISA's application to the general account assets of insurers attributable to contracts issued on or before December 31, 1998 that are not guaranteed benefit policies. The conference report relating to the Act states that policies issued after December 31, 1998 that are not guaranteed benefit policies will be subject to ERISA's fiduciary obligations. Anthem is not currently able to predict how these matters may ultimately affect its businesses.

        The United States Supreme Court is presently deciding a case which should clarify whether health plans provided to employers under the Federal ERISA law must comply with laws in some 40 states which give patients the right to independent outside review of medical coverage decisions. Anthem cannot predict what that decision will be or what impact it will have on the law and regulations with which its plans must comply.

HMO and Insurance Holding Company Laws

        Since the demutualization, Anthem has been regulated as an insurance holding company and has been subject to the insurance holding company acts of the states in which its subsidiaries are domiciled. These acts contain certain reporting requirements as well as restrictions on transactions between an insurer or HMO and its affiliates. These holding company laws and regulations generally require insurance companies and HMOs within an insurance holding company system to register with the insurance department of each state where they are domiciled and to file with those states' insurance departments certain reports describing capital structure, ownership, financial condition, certain intercompany transactions and general business operations. In addition, various notice and reporting requirements generally apply to transactions between insurance companies and HMOs and their affiliates within an insurance holding company system, depending on the size and nature of the transactions. Some insurance holding company laws and regulations require prior regulatory approval or, in certain circumstances, prior notice of certain material intercompany transfers of assets as well as certain transactions between insurance companies, HMOs, their parent holding companies and affiliates.

        Additionally, the holding company acts for the states of domicile of Anthem and its subsidiaries restrict the ability of any person to obtain control of an insurance company or HMO without prior regulatory approval. Under those statutes, without such approval (or an exemption), no person may acquire any voting security of an insurance holding company which controls an insurance company or HMO, or merge with such a holding company, if as a result of such transaction such person would "control" the insurance holding company. "Control" is generally defined as the direct or indirect power to direct or cause the direction of the management and policies of a person and is presumed to exist if a person directly or indirectly owns or controls 10% or more of the voting securities of another person.

Guaranty Fund Assessments

        Under insolvency or guaranty association laws in most states, insurance companies can be assessed for amounts paid by guaranty funds for policyholder losses incurred when an insurance company becomes insolvent. Most state insolvency or guaranty association laws currently provide for assessments based upon the amount of premiums received on insurance underwritten within such state (with a minimum amount payable even if no premium is received). Substantially all of Anthem's premiums are currently derived from insurance underwritten in Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Maine, Colorado and Nevada.

        Under many of these guaranty association laws, assessments against insurance companies that issue policies of accident or sickness insurance, such as Anthem, are made retrospectively and are based (up to prescribed limits) upon the ratio of (i) the insurance company's premiums received in the applicable state over the previous three calendar years on accident and sickness insurance to (ii) the aggregate amount of premiums received by all assessed member insurance companies over such three calendar years on accident and sickness insurance. The guaranty fund assessments made under these acts are administered by the state's Guaranty Association, which has its own board of directors selected by member insurers with the approval of the State Insurance Department. In general, an assessment may be abated or deferred by the Guaranty Association if, in the opinion of the board, payment would endanger the ability of the member to fulfill its contractual obligations. The other member insurers, however, may be assessed for the amount of such abatement or deferral. Any such assessment paid by a member insurance company may be offset against its premium tax liability to the state in question over a multiple year period (generally five to 10 years) following the year in which the assessment was paid. The amount and timing of any future assessments, however, cannot be reasonably estimated and are beyond its control.

        While the amount of any assessments applicable to life and health guaranty funds cannot be predicted with certainty, Anthem believes that future guaranty association assessments for insurer insolvencies will not have a material adverse effect on its liquidity and capital resources.

Risk-Based Capital Requirements

        The states of domicile of Anthem's subsidiaries have statutory risk-based capital, or RBC, requirements for health and other insurance companies based on the RBC Model Act. These RBC requirements are intended to assess the capital adequacy of insurers and HMOs, taking into account the risk characteristics of their investments and products. The RBC Model Act sets forth the formula for calculating the RBC requirements which are designed to take into account asset risks, insurance risks, interest rate risks and other relevant risks with respect to an individual insurance company's business. In general, under these laws, an insurance company must submit a report of its RBC level to the Insurance Department or Insurance Commissioner, as appropriate, of its state of domicile as of the end of the previous calendar year.

        The RBC Model Act provides for four different levels of regulatory attention depending on the ratio of a company's total adjusted capital (defined as the total of its statutory capital, surplus and asset valuation reserve) to its risk-based capital. The "Company Action Level" is triggered if a company's total adjusted capital is less than 200 percent but greater than or equal to 150 percent of its risk-based capital. At the "Company Action Level", a company must submit a comprehensive plan to the regulatory authority which discusses proposed corrective actions to improve its capital position. A company whose total adjusted capital is between 250 percent and 200 percent of its risk-based capital is subject to a trend test. The trend test calculates the greater of any decrease in the margin (i.e., the amount in dollars by which a company's adjusted capital exceeds its risk-based capital) between the current year and the prior year and between the current year and the average of the past three years, and assumes that the decrease could occur again in the coming year. If a similar decrease in margin in the coming year would result in a risk-based capital ratio of less than 190 percent, then "Company Action Level" regulatory action would be triggered. The "Regulatory Action Level" is triggered if a company's total adjusted capital is less than 150 percent but greater than or equal to 100 percent of its risk-based capital. At the "Regulatory Action Level", the regulatory authority will perform a special examination of the company and issue an order specifying corrective actions that must be followed. The "Authorized Control Level" is triggered if a company's total adjusted capital is less than 100 percent but greater than or equal to 70 percent of its risk-based capital, at which level the regulatory authority may take any action it deems necessary, including placing the company under regulatory control. The "Mandatory Control Level" is triggered if a company's total adjusted capital is less than 70 percent of its risk-based capital, at which level the regulatory authority is mandated to place the company under its control.

        The law requires increasing degrees of regulatory oversight and intervention as an insurance company's RBC declines. The level of regulatory oversight ranges from requiring the insurance company to inform and obtain approval from the domiciliary Insurance Commissioner of a comprehensive financial plan for increasing its RBC to mandatory regulatory intervention requiring an insurance company to be placed under regulatory control in a rehabilitation or liquidation proceeding. As of December 31, 2001, the RBC levels of Anthem and its insurance subsidiaries exceeded all RBC thresholds.

NAIC IRIS Ratios

        In the 1970's, the NAIC developed a set of financial relationships or "tests" called the Insurance Regulatory Information System, or IRIS, that were designed for early identification of companies that may require special attention by insurance regulatory authorities. Insurance companies submit statutory financial data on an annual basis to the NAIC, which in turn analyzes the data using ratios covering eleven categories of data with defined "usual ranges" for each category. An insurance company may fall out of the usual range for one or more ratios because of specific transactions or events that are, in and of themselves, immaterial. Generally, an insurance company will become subject to regulatory scrutiny if its IRIS results fall outside of the usual ranges on four or more of the ratios. If a company is outside the ranges on four or more of the ratios, a written explanation is prepared and sent to regulators. Neither Anthem nor its subsidiaries is currently subject to regulatory scrutiny based on IRIS ratios.

Anti-Money Laundering Compliance Program

        In October 2001 the U.S. Congress approved the USA PATRIOT Act, part of which addresses money laundering by financial institutions. Under this legislation, insurance companies are subject to certain new regulations regarding money laundering detection and compliance programs. On April 23, 2002 the U.S. Treasury Department announced that it was exercising its discretion under the law to defer for up to six months certain compliance program requirements otherwise applicable to insurance companies as of April 24, 2002. Although Anthem believes there are few opportunities for money laundering in insurance, Anthem cannot predict the requirements of upcoming U.S. Treasury regulations or their effect, if any, on its business.

Anthem's Litigation

        A number of managed care organizations have been sued in class action lawsuits asserting various causes of action under federal and state law. These lawsuits typically allege that the defendant managed care organizations employ policies and procedures for providing health care benefits that are inconsistent with the terms of the coverage documents and other information provided to their members, and because of these misrepresentations and practices, a class of members has been injured in that they received benefits of lesser value than the benefits represented to and paid for by such members. Two such proceedings which allege various violations of ERISA have been filed in Connecticut against Anthem and/or Anthem's Connecticut subsidiary. One proceeding, The State of Connecticut v. Anthem Blue Cross and Blue Shield of Connecticut, Anthem Health Plans, Inc., et al., No. 3:00 CV 1716 (AWT), filed on September 7, 2000 in the United States District Court, District of Connecticut, was brought by the Connecticut Attorney General on behalf of a purported class of HMO and Point of Service members in Connecticut. No monetary damages are sought, although the suit does seek injunctive relief from the court to preclude Anthem from allegedly utilizing arbitrary coverage guidelines, making late payments to providers or members, denying coverage for medically necessary prescription drugs and misrepresenting or failing to disclose essential information to enrollees. The complaint contends that these alleged policies and practices are a violation of ERISA. A second proceeding, William Strand v. Anthem Blue Cross and Blue Shield of Connecticut, Anthem Health Plans, Inc., et al., No. 3:00 CV 2037 (SRU), filed on October 20, 2000 in the United States District Court, District of Connecticut, was brought on behalf of a purported class of HMO and Point of Service members in Connecticut and elsewhere, and seeks injunctive relief to preclude Anthem from allegedly making coverage decisions relating to medical necessity without complying with the express terms of the policy documents, and unspecified monetary damages (both compensatory and punitive).

        In addition, Anthem's Connecticut subsidiary is a defendant in three class action lawsuits brought on behalf of professional providers in Connecticut. Edward Collins, M.D., et al. v. Anthem Health Plans, Inc., d/b/a Anthem Blue Cross and Blue Shield of Connecticut, No. CV 99 0156198 S, was filed on December 14, 1999, in the Superior Court Judicial District of Waterbury, Connecticut. Stephen R. Levinson, M.D., Karen Laugel, M.D. and J. Kevin Lynch, M.D. v. Anthem Health Plans, Inc. d/b/a Anthem Blue Cross and Blue Shield of Connecticut, No. 3:01 CV 426 (JBA), was filed on February 14, 2001 in the Superior Court Judicial District of New Haven, Connecticut. Connecticut State Medical Society v. Anthem Health Plans, Inc., d/b/a Anthem Blue Cross and Blue Shield Connecticut, No. 3:01 CV 428 (JBA) was filed on February 14, 2001 in the Superior Court Judicial District of New Haven, Connecticut. The suits allege that the Connecticut subsidiary has breached its contracts by, among other things, allegedly failing to pay for services in accordance with the terms of the contracts. The suits also allege violations of the Connecticut Unfair Trade Practices Act, breach of the implied duty of good faith and fair dealing, negligent misrepresentation and unjust enrichment. The Collins and Levinson suits seek injunctive relief. Collins seeks an accounting under the terms of the provider agreements and injunctive relief prohibiting Anthem from continuing the unfair actions alleged in the complaint and violating its agreements. Levinson seeks permanent injunctive relief prohibiting Anthem from, among other things, utilizing methods to reduce reimbursement of claims, paying claims in an untimely fashion and providing inadequate communication with regards to denials and appeals. Both of the suits seek unspecified monetary damages (both compensatory and punitive). The third suit, brought by the Connecticut State Medical Society, seeks the same injunctive relief as the Levinson case, but no monetary damages.

        On July 19, 2001, the court in the Collins suit certified a class as to three of the plaintiff's fifteen allegations. The class is defined as those physicians who practice in Connecticut or group practices which are located in Connecticut that were parties to either a Participating Physician Agreement or a Participating Physicians Group Agreement with Anthem and/or its Connecticut subsidiary during the period from 1993 to the present, excluding risk-sharing arrangements and certain other contracts. The claims which were certified as class claims are: Anthem's alleged failure to provide plaintiffs and other similarly situated physicians with consistent medical utilization/quality management and administration of covered services by paying financial incentive and performance bonuses to providers and Anthem staff members involved in making utilization management decisions; an alleged failure to maintain accurate books and records whereby improper payments to the plaintiffs were made based on claim codes submitted; and an alleged failure to provide senior personnel to work with plaintiffs and other similarly situated physicians. Anthem has appealed the class certification decision.

        Anthem intends to vigorously defend these proceedings. Anthem denies all the allegations set forth in the complaints and has asserted defenses, including improper standing to sue, failure to state a claim and failure to exhaust administrative remedies. All of the proceedings are in the early stages of litigation, and their ultimate outcomes cannot presently be determined.

        On October 10, 2001, the Connecticut State Dental Association along with five dental providers filed suit against Anthem's Connecticut subsidiary. Connecticut State Dental Association, Dr. Martin Rutt, Dr. Michael Egan, Dr. Sheldon Natkin, Dr. Suzanna Nemeth, and Dr. Bruce Tandy v. Anthem Health Plans, Inc. d/b/a Anthem Blue Cross and Blue Shield of Connecticut was filed in the Superior Court Judicial District of Hartford, Connecticut. On November 9, 2001, this suit was, with the consent of the parties, voluntarily withdrawn without prejudice. The suit alleged that Anthem's Connecticut subsidiary violated the Connecticut Unfair Trade Practices Act by allegedly unilaterally altering fee schedules without notice or a basis to do so, instituting unfair and deceptive cost containment measures and refusing to enroll new providers unless they agreed to participate in all available networks. The plaintiffs sought declaratory relief that the practices alleged in the complaint constituted deceptive and unfair trade practices. A permanent injunction was also sought prohibiting Anthem from, among other things, failing and refusing to inform network providers of the methodology supporting Anthem's fee schedules and substituting its medical judgment for that of dental providers. The suit requested costs and attorney fees, but no other specified monetary damages. Anthem denied the allegations set forth in this complaint and vigorously defended this suit.

        On April 15, 2002, the Connecticut State Dental Association and two dental providers re-filed the claims as two separate suits. Connecticut State Dental Association v. Anthem Health Plans, Inc. d/b/a Anthem Blue Cross Blue Shield of Connecticut was filed in the Superior Court Judicial District of New Haven, Connecticut. Martin Rutt, D.D.S and Michael Egan, D.D.S, et al., v. Anthem Health Plans, Inc. d/b/a Anthem Blue Cross Blue Shield of Connecticut was also filed in the Superior Court Judicial District of New Haven, Connecticut. The suits make many of the same allegations as the prior withdrawn suit. The Rutt suit is filed as a purported class action. Both suits seek injunctive relief, as well as unspecified monetary damages (both compensatory and punitive), along with costs and attorneys' fees. Anthem denies the allegations set forth in these complaints and intends to vigorously defend these suits.

        Following Anthem's purchase of BCBS-ME, the Attorney General of Maine and Consumers for Affordable Health Care filed administrative appeals challenging the Superintendent of Insurance's (the "Superintendent") decision approving the conversion of BCBS-ME to a stock insurer, which was a required step before the acquisition. Both the Attorney General and the consumers group filed a petition for administrative review seeking, among other things, a determination that the decision of the Superintendent in regard to the application of BCBS-ME to convert to a stock insurer was in violation of statute or unsupported by substantial evidence on the record. Consumers for Affordable Health Care, et al. v. Superintendent of Insurance, et al., Nos. AP-00-37, AP-00-42 (Consolidated). On December 21, 2001, the court issued an opinion affirming the decision of the Superintendent approving the conversion of BCBS-ME and the subsequent acquisition by Anthem. The Consumers for Affordable Health Care have appealed this decision to the Maine Supreme Judicial Court. The Attorney General did not appeal the decision, and the appeals time has passed. Anthem does not believe that the Consumers' appeal will have a material adverse effect on its consolidated financial position or results of operations.

        On March 11, 1998, Anthem and its Ohio subsidiary, Community Insurance Company ("CIC") were named as defendants in a lawsuit, Robert Lee Dardinger, Executor of the Estate of Esther Louise Dardinger v. Anthem Blue Cross and Blue Shield, et al., filed in the Licking County Court of Common Pleas in Newark, Ohio. The plaintiff sought compensatory damages and unspecified punitive damages in connection with claims alleging wrongful death, bad faith and negligence arising out of Anthem's denial of certain claims for medical treatment for Ms. Dardinger. On September 24, 1999, the jury returned a verdict for the plaintiff, awarding $1,350 for compensatory damages, $2.5 million for bad faith in claims handling and appeals processing, $49.0 million for punitive damages and unspecified attorneys' fees in an amount to be determined by the court. The court later granted attorneys' fees of $0.8 million. Both companies filed an appeal of the verdict on November 19, 1999. On May 22, 2001, the Ohio Court of Appeals (Fifth District) affirmed the jury award of $1,350 for breach of contract against CIC, affirmed the award of $2.5 million compensatory damages for bad faith in claims handling and appeals processing against CIC, but dismissed the claims and judgments against Anthem. The court also reversed the award of $49.0 million in punitive damages against both Anthem and CIC, and remanded the question of punitive damages against CIC to the trial court for a new trial. Anthem and CIC, as well as the plaintiff, appealed certain aspects of the decision of the Ohio Court of Appeals. On October 10, 2001, the Supreme Court of Ohio agreed to hear the plaintiff's appeal, including the question of punitive damages, and denied the cross-appeals of Anthem and CIC. In December 2001, CIC paid the award of $2.5 million compensatory damages for bad faith and the award of $1,350 for breach of contract, plus accrued interest. On April 24, 2002, the Supreme Court of Ohio held oral arguments. The ultimate outcome of the matters that are the subject of the pending appeal cannot be determined at this time.

        On October 25, 1995, Anthem Insurance and two Indiana affiliates were named as defendants in a lawsuit titled Dr. William Lewis, et al. v. Associated Medical Networks, Ltd., et al., that was filed in the Superior Court of Lake County, Indiana. The plaintiffs are three related health care providers. The health care providers assert that Anthem failed to honor contractual assignments of health insurance benefits and violated equitable liens held by the health care providers by not paying directly to them the health insurance benefits for medical treatment rendered to patients who had insurance with Anthem. Anthem paid its customers' claims for the health care providers' services by sending payments to its customers as called for by their insurance policies, and the health care providers assert that the patients failed to use the insurance benefits to pay for the health care providers' services. The plaintiffs filed the case as a class action on behalf of similarly situated health care providers and seek compensatory damages in unspecified amounts for the insurance benefits not paid to the class members, plus prejudgment interest. The case was transferred to the Superior Court of Marion County, Indiana, where it is now pending. On December 3, 2001, the Court entered summary judgment for Anthem on the health care providers' equitable lien claims. The Court also entered summary judgment for Anthem on the health care providers' contractual assignments claims to the extent that the health care providers do not hold effective assignments of insurance benefits from patients. On the same date, the Court certified the case as a class action. As limited by the summary judgment order, the class consists of health care providers in Indiana who (1) were not in one of Anthem's networks, (2) did not receive direct payment from Anthem for services rendered to a patient covered by one of Anthem's insurance policies that is not subject to ERISA, (3) were not paid by the patient (or were otherwise damaged by its payment to its customer instead of to the health care provider), and (4) had an effective assignment of insurance benefits from the patient. Anthem has filed a motion seeking an interlocutory appeal of the class certification order in the Indiana Court of Appeals. In any event, Anthem intends to continue to vigorously defend the case and believes that any liability that may result from the case will not have a material adverse effect on its consolidated financial position or results of operations.

        In addition to the lawsuits described above, Anthem is involved in other pending and threatened litigation of the character incidental to its business or arising out of its insurance and investment operations, and are from time to time involved as a party in various governmental and administrative proceedings. Anthem believes that any liability that may result from any one of these actions is unlikely to have a material adverse effect on its financial position or results of operations.

Anthem's Other Contingencies

        Anthem, like a number of other Blue Cross and Blue Shield companies, serves as a fiscal intermediary providing administrative services for Medicare Parts A and B. The fiscal intermediaries for these programs receive reimbursement for certain costs and expenditures, which are subject to adjustment upon audit by the federal Centers for Medicare and Medicaid Services. The laws and regulations governing fiscal intermediaries for the Medicare program are complex, subject to interpretation and can expose an intermediary to penalties for non-compliance. Fiscal intermediaries may be subject to criminal fines, civil penalties or other sanctions as a result of such audits or reviews. In the last five years, at least eight Medicare fiscal intermediaries have made payments to settle issues raised by such audits and reviews. These payments have ranged from $0.7 million to $51.6 million, plus a payment by one company of $144.0 million. While Anthem believes it is currently in compliance in all material respects with the regulations governing fiscal intermediaries, there are ongoing reviews by the federal government of Anthem's activities under certain of its Medicare fiscal intermediary contracts.

        On December 8, 1999, Anthem Health Plans, Inc., or AHP, one of Anthem's subsidiaries, reached a settlement agreement with the Office of Inspector General, or OIG, Health and Human Services, in the amount of $41.9 million, to resolve an investigation into misconduct in the Medicare fiscal intermediary operations of BCBS-CT, AHP's predecessor. The period investigated was before Anthem's merger with BCBS-CT. The resolution of this case involved no criminal penalties against Anthem as successor-in-interest nor any suspension or exclusion from federal programs. This expense was included in administrative expense in Anthem's statement of consolidated income for the year ended December 31, 1999.

        AdminaStar Federal, Inc., one of Anthem's subsidiaries, has received several subpoenas prior to May 2000 from the OIG and the U.S. Department of Justice, seeking documents and information concerning its responsibilities as a Medicare Part B contractor in its Kentucky office, and requesting certain financial records from AdminaStar Federal, Inc. and from Anthem related to its Medicare fiscal intermediary Part A and Part B operations. Anthem has made certain disclosures to the government relating to its Medicare Part B operations in Kentucky. Anthem was advised by the government that, in conjunction with its ongoing review of these matters, the government has also been reviewing separate allegations made by individuals against AdminaStar, which are included within the same timeframe and involve issues arising from the same nucleus of operative facts as the government's ongoing review. Anthem is not in a position to predict either the ultimate outcome of these reviews or the extent of any potential exposure should claims be made against Anthem. However, Anthem believes any fines or penalties that may arise from these reviews would not have a material adverse effect on its consolidated financial position or results of operations.

        As a BCBSA licensee, Anthem participates in a nationwide contract with the federal Office of Personnel Management to provide coverage to federal employees and their dependents in its core eight-state area. The program is called the Federal Employee Program, or FEP. On July 11, 2001, Anthem received a subpoena from the OIG, Office of Personnel Management, seeking certain financial documents and information, including information concerning intercompany transactions, related to its operations in Ohio, Indiana and Kentucky under the FEP contract. The government has advised Anthem that, in conjunction with its ongoing review, the government is also reviewing a separate allegation made by an individual against Anthem's FEP operations, which is included within the same timeframe and involves issues arising from the same nucleus of operative facts as the government's ongoing review. Anthem is currently cooperating with the OIG and the U.S. Department of Justice on these matters. The ultimate outcome of these reviews cannot be determined at this time.

        Anthem guaranteed certain financial contingencies of its subsidiary, Anthem Alliance Health Insurance Company ("Anthem Alliance"), under a contract between Anthem Alliance and the United States Department of Defense. Under that contract, Anthem Alliance managed and administered the TRICARE Managed Care Support Program for military families from May 1, 1998 through May 31, 2001. The contract required Anthem Alliance, as the prime contractor, to assume certain risks in the event, and to the extent, the actual cost of delivering health care services exceeded the health care cost proposal submitted by Anthem Alliance (the "Health Care Risk"). The contract has a five-year term, but was transferred to a third party, effective May 31, 2001. Anthem guaranteed Anthem Alliance's assumption of the Health Care Risk, which is capped by the contract at $20.0 million annually and $75.0 million cumulatively over the contract period. Through December 31, 2000, Anthem Alliance had subcontracts with two other BCBS companies not affiliated with Anthem by which the subcontractors agreed to provide certain services under the contract and to assume approximately 50% of the Health Care Risk. Effective January 1, 2001, one of those subcontracts terminated by mutual agreement of the parties, which increased Anthem Alliance's portion of the Health Care Risk to 90%. Effective May 1, 2001, the other subcontract was amended to eliminate the Health Care Risk sharing provision, which resulted in Anthem Alliance assuming 100% of the Health Care Risk for the period from May 1, 2001 to May 31, 2001. There was no call on the guarantee for the period from May 1, 1998 to April 30, 1999 (which period is now "closed"), and Anthem does not anticipate a call on the guarantee for the periods beginning May 1, 1999 through May 31, 2001 (which periods remain "open" for possible review by the Department of Defense).

BUSINESS OF AI SUB ACQUISITION CORP.

        AI Sub Acquisition Corp. is an Indiana corporation and a direct wholly owned subsidiary of Anthem. AI Sub Acquisition Corp. was formed exclusively for the merger and has not conducted any activities other than in connection with the merger. At the completion of the merger, Trigon will merge with and into AI Sub Acquisition Corp., which will be the surviving corporation in the merger. Anthem intends to change the name of the surviving corporation to "Anthem Southeast, Inc." promptly after the merger. Immediately after the completion of the merger, the surviving corporation will, through its subsidiaries acquired from Trigon, operate all of the business operated by Trigon immediately prior to the merger, in Anthem's new Southeast region.

DESCRIPTION OF ANTHEM'S CAPITAL STOCK

        In this section, we describe the material features and rights of Anthem's capital stock. This summary is qualified in its entirety by reference to applicable Indiana law, Anthem's articles of incorporation and Anthem's bylaws, as described below. See "WHERE YOU CAN FIND MORE INFORMATION" on page 186.

        Anthem's authorized capital stock consists of 900,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, without par value. As of March 31, 2002, Anthem had 103,323,299 shares of common stock outstanding. There are no shares of preferred stock outstanding. An additional 10,000,000 shares of common stock are reserved for issuance under Anthem's employee benefit plans. Additional shares of common stock will be issuable upon settlement of the purchase contracts included in the 6.00% equity security units. See "DESCRIPTION OF ANTHEM'S EQUITY SECURITY UNITS" on page 136.

Common Stock

        Each holder of Anthem common stock is entitled to one vote per share of record on all matters to be voted upon by the shareholders. Holders do not have cumulative voting rights in the election of directors or any other matter. Subject to the preferential rights of the holders of any preferred stock that may at the time be outstanding, each share of common stock will entitle the holder of that share to an equal and ratable right to receive dividends when, if and as declared from time to time by the board of directors and paid out of legally available funds. Anthem does not anticipate paying cash dividends. See "THE MERGER—Anthem Dividends" on page 67.

        In the event of Anthem's liquidation, dissolution or winding up, the holders of common stock will be entitled to share ratably in all assets remaining after payments to creditors and after satisfaction of the liquidation preference, if any, of the holders of any preferred stock that may at the time be outstanding. Holders of common stock have no preemptive or redemption rights and will not be subject to further calls or assessments by Anthem. All of the shares of common stock to be issued and sold in the merger will be validly issued, fully paid and non-assessable.

Preferred Stock

        The authorized preferred stock is available for issuance from time to time at the discretion of the board of directors without shareholder approval. The board of directors has the authority to prescribe for each series of preferred stock it establishes the number of shares in that series, the number of votes, if any, to which the shares in that series are entitled, the consideration for the shares in that series, and the designations, powers, preferences and other rights, qualifications, limitations or restrictions of the shares in that series. Depending upon the rights prescribed for a series of preferred stock, the issuance of preferred stock could have an adverse effect on the voting power of the holders of common stock and could adversely affect holders of common stock by delaying or preventing a change in control of Anthem, making removal of Anthem's present management more difficult or imposing restrictions upon the payment of dividends and other distributions to the holders of common stock.

Authorized But Unissued Shares

        Indiana law does not require shareholder approval for any issuance of authorized shares. Authorized but unissued shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions. One of the effects of the existence of authorized but unissued shares may be to enable the board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Anthem by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of current management and possibly deprive the shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Limitations on Ownership of Anthem Common Stock in Its Articles of Incorporation

        Anthem's license agreements with the BCBSA require as a condition to its retention of the licenses that its articles of incorporation contain certain provisions, including limitations on the ownership of its common stock. Anthem's articles of incorporation provide that after the demutualization no person may beneficially own shares of its voting capital stock in excess of the specified BCBSA ownership limit, except with the prior approval of a majority of the continuing directors (as defined in Anthem's articles of incorporation). The BCBSA ownership limit, which may not be exceeded without the prior approval of the BCBSA, is the following:

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  for any "Institutional Investor," one share less than 10% of Anthem's outstanding voting securities;
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  for any "Noninstitutional Investor," one share less than 5% of Anthem's outstanding voting securities; and
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  for any person, one share less than the number of shares of Anthem's common stock or other equity securities (or a combination thereof) representing a 20% or more ownership interest in Anthem.

        "Institutional Investor" means any person if (but only if) such person is:

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  a broker or dealer registered under Section 15 of the Exchange Act;
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  a bank as defined in Section 3(a)(6) of the Exchange Act;
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  an insurance company as defined in Section 3(a)(19) of the Exchange Act;
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  an investment company registered under Section 8 of the Investment Company Act of 1940;
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  an investment adviser registered under Section 203 of the Investment Advisers Act of 1940;
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  an employee benefit plan, or pension fund which is subject to the provisions of ERISA or an endowment fund;
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  a parent holding company, provided the aggregate amount held directly by the parent, and directly and indirectly by its subsidiaries which are not persons specified in the six bullet points listed above, does not exceed one percent of the securities of the subject class such as common stock; or
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  a group, provided that all the members are persons specified in the seven bullet points listed above.

        In addition, every filing made by such person with the SEC under Regulations 13D-G (or any successor regulations) under the Exchange Act with respect to that person's beneficial ownership must contain a certification substantially to the effect that Anthem's common stock acquired by that person was acquired in the ordinary course of business and was not acquired for the purpose of and does not have the effect of changing or influencing the control of Anthem and was not acquired in connection with or as a participant in any transaction having such purpose or effect.

        "Noninstitutional Investor" means any person that is not an Institutional Investor.

        Any transfer of stock that would result in any person beneficially owning shares of capital stock in excess of the ownership limit will result in the intended transferee acquiring no rights in such shares (with certain exceptions) and the person's shares will be deemed transferred to an escrow agent to be held until the shares are transferred to a person whose ownership of the shares will not violate the ownership limit. These provisions prevent a third party from obtaining control of Anthem without obtaining the prior approval of its continuing directors or the 75% supermajority vote required to amend these provisions of Anthem's articles of incorporation and may have the effect of discouraging or even preventing a merger or business combination, a tender offer or similar extraordinary transaction involving Anthem.

Certain Other Provisions of Anthem's Articles of Incorporation and Bylaws

        Certain other provisions of Anthem's articles of incorporation and bylaws may delay or make more difficult unsolicited acquisitions or changes of control of Anthem. These provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change in control of Anthem, although these proposals, if made, might be considered desirable by a majority of Anthem's shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current management without the concurrence of the board of directors. These provisions include:

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  the division of the board of directors into three classes serving staggered terms of office of three years;
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  provisions allowing the removal of directors only upon a 66 2/3% shareholder vote or upon the affirmative vote of both a majority of all directors and a majority of continuing directors (as defined in Anthem's articles of incorporation);
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  provisions limiting the maximum number of directors to 19, and requiring that any increase in the number of directors then in effect must be approved by a majority of continuing directors;
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  permitting only the board of directors, the Chairman, the Chief Executive Officer or the President to call a special meeting of shareholders;
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  requirements for a 75% supermajority vote to amend certain provisions of Anthem's articles of incorporation, including those provisions discussed in this section; and
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  requirements for advance notice for raising business or making nominations at shareholders' meetings.

        Anthem's bylaws establish an advance notice procedure with regard to business to be brought before an annual or special meeting of shareholders and with regard to the nomination of candidates for election as directors, other than by or at the direction of the board of directors. Although Anthem's bylaws do not give the board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of those nominees or proposals might be harmful or beneficial to Anthem and Anthem's shareholders.

        Anthem's articles of incorporation provide that, in the case of a merger, sale or purchase of assets, issuance of securities or reclassification, each a "business combination," involving a beneficial owner of 10% or more of the voting power of Anthem's capital stock (a "related person"), or any affiliate or associate of a related person, such business combination must be approved by (1) 66 2/3% of the voting power of Anthem's outstanding voting stock and (2) a majority of the then outstanding voting power of the voting stock held by shareholders other than the related person. However, these shareholder approval requirements do not apply if the business combination is approved prior to the time that the related person became a related person by at least two-thirds of the continuing directors (as defined in Anthem's articles of incorporation) or the consideration to be received by shareholders in the business combination is at least equal to the higher of the highest price paid by the related person in acquiring its interest in Anthem, with specified adjustments, or the fair market value determined by the closing price during the previous thirty-day period and some other requirements are met.

Certain Provisions of Indiana Law

        Demutualization.    Under the Indiana demutualization law, for a period of five years following the effective date of the demutualization of Anthem Insurance, a subsidiary of Anthem, which took place on November 2, 2001, no person may acquire beneficial ownership of 5% or more of the outstanding shares of Anthem's common stock without the prior approval of the Indiana Insurance Commissioner and Anthem's board of directors.

        This restriction does not apply to acquisitions made by Anthem or made pursuant to an employee benefit plan or employee benefit trust sponsored by Anthem. The Indiana Insurance Commissioner has adopted rules under which passive institutional investors could purchase 5% or more but less than 10% of any outstanding common stock with the approval of Anthem's board of directors and prior notice to the Indiana Insurance Commissioner.

        Certain Provisions of the IBCL.    In addition, under specified circumstances, the following provisions of the IBCL may delay, prevent or make more difficult unsolicited acquisition or changes of control of Anthem. These provisions also may have the effect of preventing changes in Anthem's management. It is possible that these provisions could make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interests.

        Control Share Acquisitions.    Under Sections 23-1-42-1 to 23-1-42-11 of the IBCL, an acquiring person or group who makes a "control share acquisition" in an "issuing public corporation" may not exercise voting rights on any "control shares" unless these voting rights are conferred by a majority vote of the disinterested shareholders of the issuing corporation at a special meeting of those shareholders held upon the request and at the expense of the acquiring person. If control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of all voting power, all shareholders of the issuing public corporation have dissenters' rights to receive the fair value of their shares pursuant to Section 23-1-44 of the IBCL.

        Under the IBCL, "control shares" means shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect to which that person may exercise or direct the exercise of voting power, would otherwise entitle that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges:

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  one-fifth or more but less than one-third;
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  one-third or more but less than a majority; or
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  a majority or more.

        "Control share acquisition" means, subject to specified exceptions, the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. For the purposes of determining whether an acquisition constitutes a control share acquisition, shares acquired within 90 days or under a plan to make a control share acquisition are considered to have been acquired in the same acquisition. "Issuing public corporation" means a corporation which is organized in Indiana and has (i) 100 or more shareholders, (ii) its principal place of business, its principal office or substantial assets within Indiana and (iii) either:

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  more than 10% of its shareholders resident in Indiana;
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  more than 10% of its shares owned by Indiana residents; or
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  10,000 shareholders resident in Indiana.

        The above provisions do not apply if, before a control share acquisition is made, the corporation's articles of incorporation or bylaws, including a board adopted by-law, provide that they do not apply.

Anthem's articles of incorporation and bylaws do not currently exclude Anthem from the restrictions imposed by the above provisions.

        Certain Business Combinations.    Sections 23-1-43-1 to 23-1-43-24 of the IBCL restrict the ability of a "resident domestic corporation" to engage in any combinations with an "interested shareholder" for five years after the date the interested shareholder's became such, unless the combination or the purchase of shares by the interested shareholder on the interested shareholder's date of acquiring shares is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested shareholder may effect a combination after the five-year period only if that shareholder receives approval from a majority of the disinterested shares or the offer meets specified fair price criteria. For purposes of the above provisions, "resident domestic corporation" means an Indiana corporation that has 100 or more shareholders. "Interested shareholder" means any person, other than the resident domestic corporation or its subsidiaries, who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (2) an affiliate or associate of the resident domestic corporation, which at any time within the five-year period immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation. The above provisions do not apply to corporations that so elect in an amendment to their articles of incorporation approved by a majority of the disinterested shares. That amendment, however, cannot become effective until 18 months after its passage and would apply only to share acquisitions occurring after its effective date. Anthem's articles of incorporation do not exclude Anthem from the restrictions imposed by the above provisions.

  Directors' Duties and Liability

        Under Section 23-1-35-1 of the IBCL, directors are required to discharge their duties:

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  in good faith;
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  with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and
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  in a manner the directors reasonably believe to be in the best interests of the corporation.

        However, the IBCL also provides that a director is not liable for any action taken as a director, or any failure to act, unless the director has breached or failed to perform the duties of the director's office and the action or failure to act constitutes willful misconduct or recklessness. The exoneration from liability under the IBCL does not affect the liability of directors for violations of the federal securities laws.

        Section 23-1-35-1 of the IBCL also provides that a board of directors, in discharging its duties, may consider, in its discretion, both the long-term and short-term best interests of the corporation, taking into account, and weighing as the directors deem appropriate, the effects of an action on the corporation's shareholders, employees, suppliers and customers and the communities in which offices or other facilities of the corporation are located and any other factors the directors consider pertinent. If a determination is made with the approval of a majority of the disinterested directors of the board, that determination is conclusively presumed to be valid unless it can be demonstrated that the determination was not made in good faith after reasonable investigation. Once the board, in exercising its business judgment, has determined that a proposed action is not in the best interests of the corporation, it has no duty to remove any barriers to the success of the action, including a shareholder rights plan. Section 23-1-35-1 specifically provides that specified judicial decisions in Delaware and other jurisdictions, which might be looked upon for guidance in interpreting Indiana law, including decisions that propose a higher or different degree of scrutiny in response to a proposed acquisition of the corporation, are inconsistent with the proper application of the business judgment rule under that section.

Transfer Agent and Registrar

        The transfer agent and registrar for Anthem's common stock is EquiServe Trust Company, N.A.

DESCRIPTION OF ANTHEM'S EQUITY SECURITY UNITS

The Units

        Anthem has outstanding 4,600,000 6.00% equity security units. Each unit consists of and represents:

  •
  a purchase contract under which the holder agrees to purchase, for $50, shares of Anthem common stock on November 15, 2004. The number of shares the holder will receive will be determined by the settlement rate described below, based on the average trading price of Anthem common stock at that time; and

  •
  a subordinated debenture with a principal amount of $50. The debenture is pledged to secure the holder's obligations under the purchase contract.

The Purchase Contracts

        The purchase contract underlying a unit obligates the holder to purchase, and Anthem to sell, for $50, on November 15, 2004, a number of newly issued shares of Anthem common stock. Anthem will determine the number of shares the holder will receive by the settlement rate described below, based on the average closing price of the common stock during a specified period prior to the stock purchase date.

        Anthem will pay the holder quarterly contract fee payments on the purchase contracts at the annual rate of 0.05% of the stated amount of $50 per purchase contract, subject to Anthem's rights to defer these payments. Anthem will make contract fee payments only to but excluding the earlier of November 15, 2004 or the most recent quarterly payment date on or before any early settlement of the related purchase contracts. Anthem has the option to defer contract fee payments on the purchase contracts for up to three years. Anthem may elect the option to defer payments on more than one occasion. In no event may Anthem defer payments beyond November 15, 2004. Deferred contract fee payments will accrue additional contract fee payments until paid, compounded quarterly, at the annual rate of 6.00%. This annual rate is equal to the sum of the initial interest rate on the debentures and the rate of contract fee payments on the purchase contracts.

The Debentures

        The debentures are unsecured and subordinated in right of payment to all of Anthem's existing and future senior indebtedness. The debentures will mature on November 15, 2006.

        Each debenture initially bears interest at the rate of 5.95% per year, payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, subject to the deferral provisions described below, commencing February 15, 2002 and ending on November 15, 2006. The applicable interest rate on the debentures outstanding on and after August 15, 2004 will be reset on the third business day preceding August 15, 2004, effective for interest accrued from August 15, 2004 to November 15, 2006, as described below.

        The reset rate will be the interest rate on the debentures determined by the reset agent to be sufficient to cause the then current aggregate market value of all then outstanding debentures to be equal to 100.5% of the remarketing value. For this purpose Anthem will assume, even if not true, that all of the debentures will be remarketed. If the reset agent cannot establish a reset rate on the remarketing date that will be sufficient to cause the then current aggregate market value of all debentures to be equal to 100.5% of the remarketing value, and as a result the debentures cannot be sold, the interest rate will not be reset but will continue to be the initial interest rate of the debentures. However, the reset agent may thereafter attempt to establish a reset rate meeting these requirements, and the remarketing agent may attempt to remarket the debentures, on one or more subsequent remarketing dates after the initial remarketing date until November 15, 2004. The reset rate will be determined by a nationally recognized investment banking firm acting as reset agent.

        Anthem can, on one or more occasions, defer the interest payments due on the debentures for up to five years, unless an event of default under the debentures has occurred and is continuing. However, Anthem cannot defer interest payments beyond the maturity date of the debentures, which is November 15, 2006. During any deferral period, interest on the debentures will continue to accrue quarterly at the initial annual rate of 5.95% of the principal amount of $50 per debenture through and including August 15, 2004, and at the reset rate from that date to November 15, 2006. Additional interest will accrue on the deferred interest at the applicable rate, to the extent permitted by law. Interest payments may be deferred if Anthem does not have funds available to make the interest payments or for any other reason.

        During any period in which Anthem defers contract fee payments or interest payments on the debentures, in general Anthem cannot:

  •
  declare or pay any dividend or distribution on Anthem's capital stock; or

  •
  redeem, purchase, acquire or make a liquidation payment on any of Anthem's capital stock.

        In addition, during any period in which Anthem defers interest payments on the debentures, in general Anthem cannot:

  •
  make any interest, principal or premium payment on, or repurchase or redeem, any of Anthem's debt securities that rank equally with or junior in right of payment to the debentures; or

  •
  make any payment on any guarantee of the debt securities of any of Anthem's subsidiaries if the guarantee ranks equally with or junior in right of payment to the debentures.

Remarketing

        Through a remarketing, the debentures held by the holders of units, other than those electing not to participate in the remarketing, will be sold and the proceeds used to purchase U.S. treasury securities, which will be pledged to secure the unitholders' obligations under the purchase contracts. Cash payments received on the pledged treasury securities will be used to satisfy the unitholders' obligations to purchase Anthem common stock on November 15, 2004. Unless a holder elects not to participate in the remarketing by delivering treasury securities to secure its obligations under the purchase contract, or unless the remarketing agent delays the remarketing to a later date, the debentures will be sold in a remarketing on August 15, 2004.

Settlement

        The settlement rate is the number of newly issued shares of Anthem common stock that Anthem is obligated to sell and the holders are obligated to buy upon settlement of a purchase contract on November 15, 2004. The settlement rate for each purchase contract will be as follows, subject to adjustment under specified circumstances:

  •
  if the applicable market value of Anthem common stock is equal to or greater than $43.92, then the settlement rate will be 1.14 shares of Anthem common stock per purchase contract;

  •
  if the applicable market value of Anthem common stock is less than $43.92, but greater than $36.00, then the settlement rate will be equal to $50 divided by the applicable market value of Anthem common stock per purchase contract; and

  •
  if the applicable market value of Anthem common stock is less than or equal to $36.00, then the settlement rate will be 1.39 shares of Anthem common stock per purchase contract.

        The "applicable market value" means the average of the closing price per share of Anthem common stock on each of the twenty consecutive trading days ending on the third trading day preceding November 15, 2004.

        In addition to the remarketing, the holder's obligations under the purchase contract may be satisfied:

  •
  if the holder has elected not to participate in the remarketing, by delivering treasury securities to secure its obligations under the purchase contract, and in certain other circumstances, through the application of the cash payments received on the treasury securities;

  •
  through the early delivery of cash to the purchase contract agent in the manner described in the purchase contracts; and

  •
  if Anthem is involved in a merger prior to the stock purchase date in which at least 30% of the consideration for its common stock consists of cash or cash equivalents, through an early settlement as described in the purchase contracts.

        In addition, the purchase contracts, Anthem's related rights and obligations and those of the holders of the units, including their obligations to purchase common stock, will automatically terminate upon the occurrence of particular events of Anthem's bankruptcy, insolvency or reorganization. Upon termination, the debentures or treasury securities pledged to secure the holder's obligations under the purchase contract will be released and distributed to the holder.

Listing

        The units are listed on the New York Stock Exchange under the symbol "ATV."

Accounting Treatment

        The purchase contracts are forward transactions in Anthem common stock. Upon settlement of a purchase contract, Anthem will receive $50 on that purchase contract and will issue the requisite number of shares of Anthem common stock. The $50 Anthem receives will be credited to shareholders' equity and allocated between the common stock and additional paid-in-capital accounts.

        Before settlement of the purchase contracts through the issuance of common stock, the units will be reflected in Anthem's diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of Anthem common stock used in calculating earnings per share for any period will be deemed to be increased by the excess, if any, of the number of its shares that would be required to be issued upon settlement of the purchase contracts over the number of shares that could be purchased by Anthem in the market, at the average market price during that period, using the proceeds that would be required to be paid upon settlement. Consequently, there will be no dilutive effect on Anthem's earnings per share, except during periods when the average market price of its common stock is above $43.92 per share.

ANTHEM'S MANAGEMENT

Directors and Executive Officers of Anthem

        The following table shows information as of May 31, 2002 concerning Anthem's directors and executive officers.

Name	Age	Position
L. Ben Lytle	55	Chairman of the Board of Directors
Larry C. Glasscock	54	President and Chief Executive Officer and Director
Susan B. Bayh	42	Director
William B. Hart	58	Director
Allan B. Hubbard	54	Director
Victor S. Liss	65	Director
William G. Mays	56	Director
James W. McDowell, Jr.	60	Director
B. LaRae Orullian	69	Director
Senator Donald W. Riegle, Jr.	64	Director
William J. Ryan	58	Director
George A. Schaefer, Jr.	57	Director
Dennis J. Sullivan, Jr.	70	Director
David R. Frick	57	Executive Vice President and Chief Legal and Administrative Officer
Samuel R. Nussbaum, M.D.	54	Executive Vice President and Chief Medical Officer
Michael L. Smith	53	Executive Vice President and Chief Financial and Accounting Officer
Marjorie W. Dorr	40	President, Anthem East
Keith R. Faller	54	President, Anthem Midwest
Michael D. Houk	57	President, National Accounts
Caroline S. Matthews	42	Chief Operating Officer, Anthem Blue Cross and Blue Shield in Colorado and Nevada
John M. Murphy	50	President, Specialty Business
Jane E. Niederberger	42	Senior Vice President and Chief Information Officer

        The following is biographical information for Anthem's directors and executive officers:

        L. Ben Lytle has been a director and Chairman of the Board of Anthem, Inc. since 2001. He has been a director of Anthem Insurance since 1987 and Chairman of the Board of Anthem Insurance since 1997. Mr. Lytle served as President of Anthem Insurance from March 1989 to April 1999 and as Chief Executive Officer of Anthem Insurance from March 1989 to October 1999, when he retired. He is an Executive-in-Residence at the University of Arizona School of Business, Adjunct Fellow at the American Enterprise Institute and Senior Fellow at the Hudson Institute. He is a director of CID Equity Partners (venture capital firm); Duke Realty Corporation (real estate investment firm); Healthx.com (privately held company providing Internet services to small insurance companies) and Monaco Coach Corporation (manufacturer of motor coaches and recreational vehicles).

        Larry C. Glasscock has served as President and Chief Executive Officer and as a director of Anthem, Inc. since 2001 and as President and Chief Executive Officer and a director of Anthem Insurance since October 1999. He joined Anthem Insurance in April 1998 as Senior Executive Vice President and Chief Operating Officer. He was named President and Chief Operating Officer in April 1999 and succeeded L. Ben Lytle as Chief Executive Officer upon Mr. Lytle's retirement in October 1999. Prior to joining Anthem Insurance, Mr. Glasscock served as Chief Operating Officer of CareFirst, Inc. from January 1998 to April 1998. Mr. Glasscock was President and Chief Executive Officer of Group Hospitalization and Medical Services, Inc., which did business as Blue Cross Blue Shield of the National Capital Area, from 1993 to January 1998 and oversaw its affiliation with Blue Cross Blue Shield of Maryland. Prior to moving to the health insurance industry, he served as President and Chief Operating Officer and a director of First American Bank, N.A. (Washington, DC) from 1991 until 1993 when the bank was sold. During 1991, Mr. Glasscock was President and Chief Executive Officer of Essex Holdings, Inc. (an Ohio-based capital investment firm). He also held various executive positions during his twenty-year tenure with Ameritrust Corporation, a Cleveland, Ohio bank holding company. Mr. Glasscock is a director of Zimmer Holdings, Inc. (orthopaedic industry).

        Susan B. Bayh has been a director of Anthem, Inc. since 2001 and a director of Anthem Insurance since 1998. Mrs. Bayh has been a Distinguished Visiting Professor in the College of Business Administration at Butler University since 1994. She was a member of the International Joint Commission between the United States and Canada from 1994 to 2001. Mrs. Bayh is a director of Corvas International, Inc. (biotechnology), Cubist Pharmaceuticals, Inc. (biotechnology), Curis, Inc. (biomedical), Emmis Communications Corporation (telecommunications) and Esperion Therapeutics, Inc. (biopharmaceutical). She is also a member of the Board of Trustees of Butler University.

        William B. Hart has been a director of Anthem, Inc. since 2001 and a director of Anthem Insurance since 2000. He was President of The Dunfey Group (capital consulting firm) from 1986 to 1998. Since 1999, he has been Chairman of the National Trust for Historic Preservation. He served as Chairman of the Board of the former Blue Cross Blue Shield of New Hampshire.

        Allan B. Hubbard has been a director of Anthem, Inc. since 2001 and a director of Anthem Insurance since 1999. He has been President of E & A Industries (management company for various manufacturing companies) since 1993. From 1991 to 1992, Mr. Hubbard served as Deputy Chief of Staff to the Vice President of the United States. Mr. Hubbard is a director of the Indiana Chamber of Commerce and the Indiana Manufacturers Association.

        Victor S. Liss has been a director of Anthem, Inc. since 2001 and a director of Anthem Insurance since 1997. He is Vice Chairman and a director of Trans-Lux Corporation (electronics). He was also President and Chief Executive Officer of Trans-Lux Corporation from 1993 until he retired in April 2002. He is a trustee of Norwalk Hospital in Norwalk, Connecticut.

        William G. Mays has been a director of Anthem, Inc. since 2001 and a director of Anthem Insurance since 1993. He has been President and Chief Executive Officer of Mays Chemical Company, Inc. (chemical distribution) since 1980. Mr. Mays is a director of Vectren Corporation (gas and electric utility), the Indiana University Foundation and the National Minority Supplier Development Council.

        James W. McDowell, Jr. has been a director of Anthem, Inc. since 2001 and a director of Anthem Insurance since 1993. He founded McDowell Associates (business management consulting) in 1992 after serving as Chief Executive Officer of Dairymen, Inc. from 1980 to 1992. He is a director of Fifth Third Bank, Kentucky. Mr. McDowell was Chairman of the Board of the former Blue Cross Blue Shield of Kentucky.

        B. LaRae Orullian has been a director of Anthem, Inc. since 2001 and a director of Anthem Insurance since 2000. She has been Vice Chair of Guaranty Bank and a Director of the Guaranty Corporation in Denver, Colorado since 1997. She is also the Chair of the Audit Committee of Guaranty Bank. From 1977 to 1997, Ms. Orullian held various executive positions with the Women's Bank of Denver. Ms. Orullian also serves as Vice Chair of the Board of Frontier Airlines, Inc. and as the Chair of its Audit Committee. She served as Chair of the Board of the former Blue Cross Blue Shield of Colorado and Nevada.

        Senator Donald W. Riegle, Jr. has been a director of Anthem, Inc. since 2001 and a director of Anthem Insurance since 1999. In April 2001, he joined APCO Worldwide as Chairman of APCO Government Affairs. From 1995 to 2001, he was Deputy Chairman of Shandwick International (global communications). He served in the U.S. Senate from 1976 through 1994 and in the U.S. House of Representatives from 1967 through 1975. He is a director of Rx Optical, E. Team (Internet emergency management company) and Tri-Union Development Corp. (oil and gas development company).

        William J. Ryan has been a director of Anthem, Inc. since 2001 and a director of Anthem Insurance since 2000. He has served as Chairman, President and Chief Executive Officer of Banknorth Financial Group since 1990. He is a director of the University of New England. Mr. Ryan is also a trustee of Colby College and the Portland Museum of Art. He served as Chairman of the Board of the former Blue Cross Blue Shield of Maine.

        George A. Schaefer, Jr. has been a director of Anthem, Inc. since 2001 and a director of Anthem Insurance since 1995. He has been President and Chief Executive Officer of Fifth Third Bancorp since 1990. He is also a director of Fifth Third Bancorp. Mr. Schaefer is Chairman of the Board of the University of Cincinnati. He is a trustee of the Children's Hospital in Cincinnati, Ohio.

        Dennis J. Sullivan, Jr. has been a director of Anthem, Inc. since 2001 and a director of Anthem Insurance since 1995. He is an Executive Counselor for Dan Pinger Public Relations, a position he also held from April 1993 to September 2000. Mr. Sullivan served as interim President and Chief Executive Officer of Gaylord Entertainment Company from September 2000 to May 2001. He is a director of Fifth Third Bancorp and Fifth Third Bank, as well as a member of the Executive Committee and Chairman of the Audit Committee of each such company.

        David R. Frick has served as Executive Vice President and Chief Legal and Administrative Officer of Anthem, Inc. since July 2001. He joined Anthem Insurance in 1995 as Executive Vice President and Chief Legal and Administrative Officer. Prior to joining Anthem Insurance, he served as a member of its board of directors. Mr. Frick was a partner at the law firm of Baker & Daniels from 1982 to 1995, and he was managing partner from 1987 to 1992. He was Deputy Mayor of the City of Indianapolis from 1977 to 1982. He is a director of Artistic Media Partners, Inc. (radio stations) and The National Bank of Indianapolis Corporation (bank holding company).

        Samuel R. Nussbaum, M.D. joined Anthem Insurance in January 2001 as Executive Vice President and Chief Medical Officer. From 1996 to 2000, Dr. Nussbaum served both as Executive Vice President for Medical Affairs and System Integration at BJC Health System of St. Louis and as Chairman and Chief Executive Officer of Health Partners of the Midwest. Prior to that, Dr. Nussbaum was President and Chief Executive Officer of Physician Partners of New England, Senior Vice President for Health Care Delivery at Blue Cross Blue Shield of Massachusetts and a professor at Harvard Medical School.

        Michael L. Smith has served as Executive Vice President and Chief Financial and Accounting Officer of Anthem, Inc. since July 2001. He has been Executive Vice President and Chief Financial Officer of Anthem Insurance since 1999. From 1996 to 1998, Mr. Smith served as Chief Operating Officer and Chief Financial Officer of American Health Network, Inc., a former Anthem subsidiary. He was Chairman, President and Chief Executive Officer of Mayflower Group, Inc. (transport company)

from 1989 to 1995. He is a director of First Indiana Corporation (bank holding company) and Finishmaster, Inc. (auto paint distribution).

        Marjorie W. Dorr became President of Anthem East in July 2000. She has held numerous executive positions since joining Anthem Insurance in 1991, including Vice President of Corporate Finance; Chief Financial Officer of Anthem Casualty Insurance Group; President of Anthem Prescription Management, LLC; and Chief Operating Officer of Anthem Health Plans, Inc. in Connecticut.

        Keith R. Faller has been President of Anthem Midwest since 1997. He has held numerous executive positions since joining Anthem Insurance in 1970, including Senior Vice President for Customer Administration; President of Acordia of the South; Executive Vice President, Health Operations; Chief Executive Officer, Anthem Life Insurance Companies, Inc.; and President and Chief Executive Officer, Acordia Small Business Benefits, Inc.

        Michael D. Houk has been President of National Accounts for Anthem Insurance since December 2001. He has held various executive positions since joining Anthem Insurance in 1979, including Vice President of Sales and President and Chief Executive Officer of Acordia of Central Indiana.

        Caroline S. Matthews became Chief Operating Officer of Anthem Blue Cross and Blue Shield in Colorado and Nevada in 2000. She has held various executive positions since joining Anthem Insurance in 1988, including Vice President of Corporate Finance; Vice President of Planning and Administration for Information Technology; and Chief Operating Officer and Chief Financial Officer of Acordia of the South.

        John M. Murphy became President, Specialty Business Division of Anthem in 2000. He has held various executive positions since joining Anthem Insurance in 1988, including Vice President of Operations of Anthem Insurance; President and Chief Executive Officer of Anthem Life Insurance Company; and President and Chief Executive Officer of Acordia Senior Benefits, Inc.

        Jane E. Niederberger joined Anthem Insurance in 1997 and has been Senior Vice President and Chief Information Officer since 1999. From 1983 to 1996, she held various executive positions with Harvard Pilgrim Health Care.

        None of these executive officers and directors has family relationships with any other executive officer or director.

Information about the Board of Directors of Anthem, Inc.

Composition of the Board of Directors

        The business of Anthem is managed under the direction of the board of directors. The board of directors consists of 13 directors, all of whom are non-employee directors, except Mr. Glasscock. Upon completion of the merger, Anthem has agreed to appoint three members of Trigon's current board of directors to Anthem's board. See "THE MERGER" on page 39.

        The directors are divided into three classes, each serving three-year terms with the terms staggered so that only one class will be elected each year: Class I, consisting of Mrs. Bayh, Mr. Hubbard, Mr. Mays, Senator Riegle, and Mr. Ryan, whose term will expire at the 2005 annual meeting; Class II, consisting of Mr. Glasscock, Mr. Hart, Mr. Lytle and Ms. Orullian, whose term will expire at the 2003 annual meeting; and Class III, consisting of Mr. Liss, Mr. McDowell, Mr. Schaefer, and Mr. Sullivan, whose term will expire at the 2004 annual meeting.

Meetings

        During 2001, the board of directors held five meetings. During the period in 2001 for which he or she served as a director, no director attended fewer than 75% of the total meetings of the board of directors and each committee on which he or she served.

Committees of the Board of Directors

        There are five standing committees of Anthem's board of directors. From time to time, the board of directors, in its discretion, may form other committees. Set forth below are the primary responsibilities and membership of each of the committees.

The Executive Committee

        Between meetings of the board of directors, the Executive Committee has and may exercise the powers and authority of the board.

        Members of the Executive Committee are: L. Ben Lytle (Chairman), Larry C. Glasscock (Vice Chairman), Victor S. Liss, William G. Mays, and James W. McDowell, Jr.

The Audit Committee

        The Audit Committee, composed entirely of non-employee directors, assists the board of directors in its oversight of Anthem's accounting and financial reporting principles and policies and internal audit controls and procedures, in its oversight of Anthem's financial statements and the independent audit thereof, in selecting, evaluating and, where deemed appropriate, replacing the outside auditors, in evaluating the independence of the outside auditors, and in its oversight of the Company's Compliance Program and Standards of Business Conduct.

        Members of the Audit Committee are: Victor S. Liss (Chairman), George A. Schaefer, Jr. (Vice Chairman), Allan B. Hubbard, James W. McDowell, Jr., B. LaRae Orullian, and Senator Donald W. Riegle, Jr. Mr. Schaefer is the President and Chief Executive Officer of Fifth Third Bancorp, with which the Company has a banking and borrowing relationship. The board of directors has determined that, based on the materiality of the relationship to the parties, the relationship does not interfere with Mr. Schaefer's exercise of independent judgment.

The Compensation Committee

        The Compensation Committee, composed entirely of non-employee directors, reviews and recommends to the board of directors Anthem's overall compensation policy, reviews and approves the compensation of executive officers and administers Anthem's stock plans.

        Members of the Compensation Committee are: William G. Mays (Chairman), William J. Ryan (Vice Chairman), Victor S. Liss, B. LaRae Orullian, and Dennis J. Sullivan, Jr.

The Planning Committee

        The Planning Committee reviews and monitors the annual operating plan, recommends strategies to achieve the strategic plan, and reviews integration plans for mergers, acquisitions and other corporate transactions.

        Members of the Planning Committee are: James W. McDowell, Jr. (Chairman), Senator Donald W. Riegle, Jr. (Vice Chairman), Susan B. Bayh, William B. Hart, L. Ben Lytle, and William J. Ryan.

The Board Governance and Executive Development Committee

        The Board Governance and Executive Development Committee reviews the qualifications of potential board members, makes recommendations with respect to electing directors and filling vacancies on the board, reviews the operation and organization of the board, assists in the design and implementation of executive training and development programs, and provides counsel on executive succession planning.

        Members of the Board Governance and Executive Development Committee are: L. Ben Lytle (Chairman), Susan B. Bayh (Vice Chairman), William B. Hart, William G. Mays, George A. Schaefer, Jr., and Dennis J. Sullivan, Jr.

Compensation of Directors

        The compensation of non-employee directors of Anthem is made in the form of an annual retainer, meeting and chair fees and stock-based awards. Each non-employee director receives an annual retainer fee of $40,000, paid in equal quarterly installments for board membership, a meeting fee of $1,500 for attendance at each board meeting and a meeting fee of $1,200 for attendance at each standing or special committee meeting, with an additional $3,000 annual retainer for the chairperson. The board of directors has approved an increase in the annual retainer of Mr. Lytle, the Chairman of the Board, to $140,000, beginning in the third quarter of 2002. Employee directors are not paid a fee for their service as a director. Fees paid to directors may be deferred under the Board of Directors' Deferred Compensation Plan, which provides a method of deferring payment until a date selected by the director. Fees deferred accrue interest at the same rate as in effect from time to time under the Deferred Compensation Plan for employees. Under the 2001 Stock Incentive Plan, the board of directors has elected to pay non-employee directors one-half of their retainer fees in Anthem common stock beginning with the third quarter of 2002 retainer payment. Non-employee directors may also elect to receive all or a part of their other fees, including their remaining retainer, in Anthem common stock. In addition, the board of directors granted, effective May 3, 2002, to each non-employee director a non-qualified stock option to purchase 15,000 shares of Anthem common stock (other than Mr. Lytle, who received an option to purchase 25,000 shares of common stock) at a price equal to the fair market value of a share of stock on the grant date. The board of directors has also approved an annual grant, beginning in 2003, to each non-employee director, and grants to new non-employee directors upon their election to the board, of non-qualified stock options to purchase shares of common stock, with the exercise price to be equal to the fair market value of a share of stock on the date of grant.

Summary Compensation Table

        The following table sets forth certain information regarding compensation paid during each of the last two years to Anthem's chief executive officer and to Anthem's four other most highly compensated executive officers, based on salary and bonus earned during 2001, (the "Named Executive Officers").

Long Term Compensation
	Annual Compensation				Payouts
Name and Principal Position	Year	Salary	Bonus[1]	Other Annual Compensation[2]	LTIP Payouts[3]	All Other Compensation[4]
Larry C. Glasscock President and Chief Executive Officer	2001 2000	$900,000 800,000	$2,160,000 1,600,000	$129,156 65,675	$12,431,458 0	$83,213 51,467
David R. Frick Executive Vice President and Chief Legal and Administrative Officer	2001 2000	410,000 410,000	691,000 656,000	95,349 16,968	6,356,634 297,049	32,820 24,523
Michael L. Smith Executive Vice President and Chief Financial and Accounting Officer	2001 2000	410,000 375,000	656,000 600,000	86,115 437	4,214,884 44,557	30,038 18,750
Keith R. Faller President, Anthem Midwest	2001 2000	400,000 350,000	640,000 490,000	97,912 30,202	3,781,110 178,229	26,375 12,779
Marjorie W. Dorr President, Anthem East[5]	2001 2000	400,000 306,731	790,000 413,558	194,414 25,406	1,725,136 80,202	28,720 13,456

1
The amounts in this column represent the Annual Incentive Plan awards earned during the specified year, which are paid in the following year. The amounts shown for 2001 also include any discretionary bonuses paid in 2001.

2
For 2001: None of the named individuals received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of the total of their salary and bonus. Amounts include the above-market portion of interest paid on the deferred compensation for Mr. Glasscock ($33,543), Mr. Frick ($56,307), Mr. Smith ($3,909), Mr. Faller ($20,216) and Ms. Dorr ($10,149) and the above-market portion of interest paid on the deferred long-term incentive payments for Mr. Glasscock ($95,613), Mr. Frick ($39,042), Mr. Smith ($82,206), Mr. Faller ($77,696) and Ms. Dorr ($6,343). Ms. Dorr's amount also includes $177,922 for reimbursement of relocation expenses.

For
2000: Mr. Glasscock received $42,000 in cash and $20,812 in reimbursements as part of the Directed Executive Compensation Program including financial counseling fees for $8,892. None of the other named individuals received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of the total of their salary and bonus. Amounts include the above-market portion of interest paid on the deferred compensation for Mr. Glasscock ($2,863), Mr. Frick ($4,897), Mr. Smith ($437), Mr. Faller ($3,072) and Ms. Dorr ($1,421) and the above-market portion of interest paid on the deferred long-term incentive payments for Mr. Frick ($12,070) and Mr. Faller ($27,130). Ms. Dorr's amount also includes $23,985 for reimbursement of relocation expenses.

3
The amounts in this column represent long-term incentive payouts received or deferred in the year indicated for prior performance cycles. Amounts shown for 2001 include the long-term incentive payouts received or deferred in 2001 for a three-year period of time pursuant to the 1998-2000 Long-Term Incentive Plan.

4
The amounts in this column represent matching contributions under the Company's 401(k) and Deferred Compensation Plans.

5
Ms. Dorr was appointed President of Anthem East, effective July 29, 2000.

Annual Incentive Plan

        Under the Annual Incentive Plan (the "AIP"), employees are eligible to receive cash awards based upon the achievement of performance measures established by the Compensation Committee. Such cash awards are stated as a percentage of salary payable to the eligible employees, with a range of targets from 5% to 120%. Actual amounts payable are adjusted up or down for performance at or above targeted levels of performance, with a threshold award of 50% of target if minimum results are achieved and a maximum award of 200% of target if maximum results are achieved. Amounts payable under the AIP are paid during the year immediately following the performance year and are payable only upon approval of the Compensation Committee. An employee must be employed before October 1 of the plan year in order to receive a payment under the AIP in respect of such fiscal year. Also, employees must be actively employed by Anthem on the last business day of the plan year to receive an award. In the event of a death, disability or an approved retirement of an employee, a prorated amount may be payable in accordance with administrative guidelines.

Long-Term Incentive Plan

        Senior executives, as may be recommended by the Chief Executive Officer and approved by the Compensation Committee, are participants in the Long-Term Incentive Plan (the "LTIP"). The LTIP operates during successive three-year periods. Employees must be actively employed by Anthem on the last business day of the period to receive an award. Under the LTIP, the Compensation Committee establishes performance goals for Anthem at the beginning of each three-year performance period, which include specific strategic objectives such as growth in net income, operating margin and comparison of performance against peer companies. At the end of the period, the Compensation Committee judges the performance of Anthem against the established goals. For each participant, a target award is established as a percentage of base salary with the payouts for executives expected to range from 30% to 150% of the annual base salary for each year of the three-year period. Actual amounts payable are adjusted up or down for performance above or below targeted levels of performance with an expected threshold award of 50% of target if minimum results are achieved. Awards under the LTIP in each three-year period become payable upon approval of the Compensation Committee and are paid in the year immediately following the end of the period, with the executive having the option to defer payment. In the event of a change of control of Anthem, an amount may be payable at the discretion of the Compensation Committee.

        The table below provides information, as of December 31, 2001, concerning estimated target awards during the period 2001-2003 depending upon achievement of the performance goals.

Long-Term Incentive Plan (2001-2003)

		Estimated Future Payouts under Non-Stock Price-Based Plan(1)(2)
Name	Performance Period
		Threshold	Target
Larry C. Glasscock	2001-2003	$2,025,000	$4,050,000
David R. Frick	2001-2003	738,000	1,476,000
Michael L. Smith	2001-2003	738,000	1,476,000
Keith R. Faller	2001-2003	540,000	1,080,000
Marjorie W. Dorr	2001-2003	420,000	840,000

1
Payout scheduled to occur in 2004.

2
Under the LTIP, there is no maximum limitation.

Stock Incentive Plan

        Anthem has a Stock Incentive Plan (the "Stock Plan"), the purposes of which are to promote the interests of the company and its shareholders and to further align the interests of Anthem's employees with its shareholders. Directors, executives and employees, as selected by the Compensation Committee, participate in the Stock Plan. The Compensation Committee administers the Stock Plan and has complete discretion to determine whether to grant incentive awards, the types of incentive awards to grant and any requirements and restrictions relating to incentive awards. The Stock Plan is an omnibus plan, which allows for the grant of stock options, restricted stock, stock appreciation rights, performance stock and performance awards.

        The Stock Plan reserves for issuance 5,000,000 shares of Anthem's common stock for incentive awards to employees and non-employee directors. In addition, 2,000,000 shares have been reserved solely for issuance under grants of stock options to substantially all of Anthem's employees (and for issuance under similar grants that may be made to new employees) not participating in Anthem's LTIP. Options covering 1,479,000 of these shares were granted to substantially all employees at the time of the initial public offering. If any grant is for any reason canceled, terminated or otherwise settled without the issuance of some or all of the shares of common stock subject to the grant, such shares will be available for future grants. Until May 3, 2002, Anthem was not permitted to make any grants under the Stock Plan to its directors or any executive who participates in the LTIP.

Employee Stock Purchase Plan

        The Employee Stock Purchase Plan (the "Stock Purchase Plan") is intended to comply with Internal Revenue Code Section 423 and to provide a means by which to encourage and assist employees in acquiring a stock ownership interest in Anthem. Anthem anticipates implementing the Stock Purchase Plan in June 2002. The Stock Purchase Plan is administered by the Compensation Committee, and the Compensation Committee will have complete discretion to interpret and administer the Stock Purchase Plan and the rights granted under it. Any employee of Anthem is eligible to participate, as long as such employee's customary employment is more than 20 hours per week, more than five months in a calendar year, and the employee does not own stock totaling 5% or more of the voting power or value of Anthem. No employee will be permitted to purchase more than $25,000 worth of stock in any calendar year. The Stock Purchase Plan reserves for issuance and purchase by employees 3,000,000 shares of stock.

        Employees become participants by electing payroll deductions from 1% to 15% of gross compensation. Payroll deductions are accumulated during each plan quarter and applied toward the purchase of stock on the last trading day of each plan quarter. Once purchased, the stock is accumulated in the employee's investment account. The purchase price per share equals 85% (or such higher percentage as may be set by the Compensation Committee) of the lower of the fair market value of a share of Common Stock on (i) the first trading day of the plan quarter, or (ii) the last trading day of the plan quarter.

401(k) Plan

        On July 1, 1979, Anthem established the Anthem 401(k) Long Term Savings Investment Plan (the "401(k) Plan"), a defined contribution plan. The 401(k) Plan is designed to provide all of the company's employees with a tax-deferred, long-term savings vehicle. Anthem makes matching contributions in an amount equal to 50% of the first 6% of the employee's salary that an employee contributes. Anthem matching contributions begin the first quarter following one year of service. None of Anthem's matching contributions are in the form of Anthem common stock. Employees can elect to contribute from 1% to 20% of their salaries, and have a choice of nine investment funds in which to invest their contributions. Anthem also provides a Self-Managed Account option. The Self-Managed Account option offers 401(k) Plan participants the opportunity to invest in over 3,000 mutual funds of their choice and recently added the option of investing in Anthem common stock. Employee contributions and Anthem matching contributions vest immediately.

Deferred Compensation

        Highly compensated employees, as defined in the Internal Revenue Code, are eligible to participate in an unfunded non-qualified deferred compensation plan. There are three types of deferral options in the plan. The Restoration Option allows deferral amounts that are limited under Anthem's 401(k) Plan and restores the company match that would otherwise be contributed in Anthem's 401(k) Plan. The Supplemental Option allows an additional deferral of base salary and commissions, up to 80%, above the Restoration Option and these deferrals are not matched by Anthem. The Annual Incentive Deferral Option allows an additional deferral of annual incentive compensation above the Restoration Option and is matched at a rate of 3%.

        The declared interest rate on deferred amounts is the average of the 10-year U.S. Treasury Note monthly average rates for the 12-month period ending on September 30 of the previous year, plus 150 basis points. Interest is accrued daily, posted monthly and compounded annually. The retirement rate is credited at 125% of the declared interest rate. Distributions are made at the end of the quarter of termination or retirement based on the participant's filed distribution election or as otherwise specified in the plan document. Limited in-service withdrawals are available in the event of unforeseeable financial emergencies.

Retirement Plan

        Anthem sponsors a non-contributory pension plan for certain employees that is qualified under Internal Revenue Code Section 401(a) and subject to the Employee Retirement Income Security Act (the "Qualified Plan"). Anthem also sponsors the Anthem Supplemental Executive Retirement Plan (the "SERP") which provides additional benefits payable out of the company's general assets to certain participants. The benefits under the SERP are equal to the benefits those participants cannot receive under the Qualified Plan because of Internal Revenue Code limits on benefits and restrictions on participation by highly compensated employees, as defined in the Internal Revenue Code.

        On January 1, 1997, Anthem converted the Qualified Plan from a final average compensation pension plan into a cash balance pension plan. The Qualified Plan covers substantially all full-time,

part-time and temporary employees, including executive officers, and provides a set benefit at age 65, the normal retirement age under the Qualified Plan.

        Under the Qualified Plan, at the end of each calendar quarter, a bookkeeping account for each participant is credited with (1) an amount based on the participant's compensation and years of service (the "Pay Credit"), and (2) interest based on the average of the monthly yields for 10-year U.S. Treasury Security Constant Maturities for the twelve month period ending on September 30 of the preceding plan year. The Pay Credit equals a percentage of the participant's compensation for the plan year and is determined according to the following schedule:

Years of Service	Pay Credit(%)
Up to and including 4	3
5-9	4
10-19	5
20+	6

        The definition of compensation in the Qualified Plan is the participant's total earned income, including base salary, commissions, overtime pay, and cash bonuses, before it is reduced by any before-tax contributions the participant makes to the 401(k) Plan and flexible benefit plan. Compensation does not include imputed income, car allowances, non-qualified deferred compensation, severance payments, payment of accrued paid time off days, payments under the Directed Executive Compensation Program, or similar items.

        The SERP continues the calculation of the retirement benefits on a uniform basis. Any excess benefit accrued to a participant under the SERP will be payable according to one of five payment options available under the SERP at termination or retirement.

        Messrs. Glasscock, Frick, Smith and Faller and Ms. Dorr receive benefits under both the Qualified Plan and the SERP. The estimated benefits, under both the Qualified Plan and the SERP, payable in a lump sum upon retirement at normal retirement age are as follows: Mr. Glasscock ($2,579,317), Mr. Frick ($725,384), Mr. Smith ($985,860), Mr. Faller ($4,058,285), and Ms. Dorr ($3,895,890). These estimates use 2001 base pay and annual bonus for all future years and assume that the Named Executive Officers remain actively employed until normal retirement age. Mr. Faller's benefit amount has been reconciled due to the transition of his benefits to the Qualified Plan.

        In addition, the employment agreements for Messrs. Glasscock, Frick and Smith set forth a Replacement Ratio SERP benefit, calculated as a retirement at age 62 or the date of termination, if later than age 62, in an amount equal to 50% of the executive's average annual pay during the three highest consecutive calendar years of his final five calendar years of employment. The benefit will be offset by the amount payable under the Qualified Plan and the SERP. The estimated replacement ratio SERP benefit payable upon retirement at age 65 is as follows: Mr. Glasscock ($999,564 annually), Mr. Frick ($479,664 annually), and Mr. Smith ($406,992 annually). These estimates use 2001 base salary and annual bonus for all future years and assume that such Named Executive Officers remain actively employed until normal retirement age.

Employment Agreements

        Anthem has entered into employment agreements with certain of its executive officers, including Messrs. Glasscock, Frick, Smith, Faller and Ms. Dorr, that provide for each executive's continued employment with Anthem. The current terms of the employment agreements are effective through

December 31, 2005 for Mr. Glasscock and December 31, 2004 for Messrs. Frick, Smith and Faller and Ms. Dorr.

        Under these agreements, each eligible executive's terms and conditions of employment, including rate of base salary, incentive compensation opportunities, participation in employee benefit plans and perquisites are addressed.

        The employment agreements provide that Anthem will have the right at any time to terminate an executive's employment and that any executive will have the right to terminate his or her employment at the company. Under the employment agreements with Messrs. Glasscock, Frick and Smith, Anthem will provide them for the remainder of the term with the following benefits in the event of termination by Anthem other than for cause, in the event of an approved retirement or in the event of termination by the executive for good reason (as those terms are defined in the employment agreements):

  •
  salary;

  •
  all unvested prior long-term incentive awards;

  •
  annual incentive and long-term incentive awards for the year of termination based upon the achievement of the performance goals for the plans for the entire year of termination prorated to reflect the full number of months the executive was employed;

  •
  an amount equal to 80% of any target annual incentive and target long-term incentive opportunities;

  •
  an amount equal to 20% of any target annual incentive and target long-term incentive opportunities if the executive is available for consultation up to a maximum of eight days each quarter of the year;

  •
  medical and dental plan benefits and directed executive compensation for which the executive would otherwise have been eligible to receive; and

  •
  the Replacement Ratio SERP Benefit described under "ANTHEM'S MANAGEMENT—Retirement Plan" on page 148.

        Section 280G and Section 4999 of the Code limit deductions for compensation paid to certain senior executives if the payment is contingent on a change of ownership or effective control of a corporation. This deduction is limited to the average taxable compensation of the affected executive for the five years prior to the year that the change of control occurred. If the payments to the executive equal or exceed three times such average taxable compensation, the deduction is limited pursuant to Code Section 280G and these payments are referred to as "golden parachute" payments. In addition, Code Section 4999 imposes a 20% nondeductible excise tax on the executive on all nondeductible payments.

        Pursuant to their employment agreements, in the event Messrs. Glasscock, Frick or Smith is a recipient of a "golden parachute" payment, Anthem will make an additional gross-up payment to the executive in order to put him in the same after-tax position that he would have been in had no excise tax been imposed. The gross-up will result in the Company paying not only the excise tax payable by the executive but also the income and excise taxes on the additional payments.

        Under the employment agreements for Ms. Dorr and Mr. Faller, Anthem will provide them with the following benefits in the event of termination by the company other than for cause:

  •
  salary;

  •
  all unvested prior long-term incentive awards;

  •
  annual incentive and long-term incentive awards for the year of termination based upon the achievement of the performance goals for the plans for the entire year of termination prorated to reflect the full number of months the executive was employed;

  •
  an amount equal to 50% of any target annual incentive and target long-term incentive opportunities; and

  •
  medical and dental plan benefits for which the executive would otherwise have been eligible to receive.

        The employment agreements for Ms. Dorr and Mr. Faller also state that the foregoing benefits are limited to either the greater of one year or the remainder of the term.

        Under these agreements, Messrs. Glasscock, Frick and Smith agree not to compete as an equity owner or employee with Anthem or its subsidiaries for the greater of (i) two years after the executive's termination for any reason or (ii) the remainder of the term after their termination by Anthem other than for cause, after an approved retirement or after termination by the executive for good reason. Mr. Faller and Ms. Dorr are subject to the same limitation but for the greater of one year or the remainder of the term after their termination other than for cause.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee, among other things, approves compensation for Anthem's executive officers. The Compensation Committee members during 2000 and 2001 were Victor S. Liss, William G. Mays, B. LaRae Orullian, William J. Ryan and Dennis J. Sullivan, Jr. None of the Compensation Committee members were involved in a relationship requiring disclosure as an interlocking director, or under Item 404 of Regulation S-K, or as a former officer or employee of Anthem.

Certain Relationships and Related Transactions

        In the ordinary course of business, Anthem from time to time may engage in transactions with other corporations or financial institutions whose officers or directors are also directors of Anthem. Transactions with such corporations and financial institutions are conducted on an arm's length basis and may not come to the attention of the directors of Anthem or of the other corporations or financial institutions involved.

        Mr. Lytle, Chairman of the board of directors, retired as Chief Executive Officer in October 1999. Pursuant to his employment agreement and retirement agreement, Anthem pays Mr. Lytle $400,000 annually until December 31, 2002 for his consultation services up to a maximum of eight days per quarter. In addition, in any quarter in which Anthem has requested Mr. Lytle to provide more than eight days of consultation, he is to be paid five hundred dollars ($500) per hour, up to a maximum of five thousand dollars ($5,000) per day.

Compensation Committee Report on Executive Compensation

        The Compensation Committee reviews and recommends to the board of directors Anthem's overall compensation policy, reviews and approves the compensation of executive officers and administers Anthem's stock plans.

        The Compensation Committee is composed of five directors. All members of the Compensation Committee are "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and "non-employee directors" within the meaning of Section 16b-3 of the Exchange Act.

        The main objective of Anthem's executive compensation program is to pay for performance that increases shareholder value based upon competitive market pay practices. Anthem pays executives, including Named Executive Officers, through:

  •
  Base Salary

  •
  Annual Bonus

  •
  Long-Term Incentives

Each is described below under "Elements of the Compensation Package."

Compensation Philosophy

        For executives, the Compensation Committee, with the assistance of independent consultants, establishes total pay targets based on the competitive marketplace for comparable jobs. Individual salaries are determined by evaluating the executive's experience, level and scope of responsibility and individual performance. The Compensation Committee points out that the companies used for evaluation of competitive compensation may not, in all cases, be the same as those companies comprising the industry peer group used in the performance graph on page 155. Using these total pay targets, the Compensation Committee determines the appropriate competitive mix of compensation that will motivate the executives to achieve Anthem's performance and strategic objectives.

        Anthem's executive compensation philosophy is to target base salaries at the median of the market data based on relevant industry survey findings, and to provide an opportunity for total cash compensation (base salary plus cash incentive) to be such that superb performance will result in upper quartile market total cash compensation levels for executives. In this way, the Compensation Committee seeks to have a significant portion of annual executive compensation based on Anthem's performance.

        Annual bonus amounts and long-term incentive payments are based on performance as compared to plan goals. Amounts are not guaranteed to any executive because they are tied to Anthem's business results. The annual bonus recognizes short-term corporate business results, business unit results and workgroup results. Long-term incentives for the executives are based upon sustained corporate-wide results, linked directly to growth in Anthem's net income and operating margin and comparison of performance against peer companies.

        The Compensation Committee regularly monitors Anthem's compensation program, keeping in mind Anthem's strategic goals as well as industry practices and trends.

        The Compensation Committee expects Anthem's executives to demonstrate confidence in Anthem's future by owning a substantial amount of Anthem's stock. In particular, we expect the executive officers to own stock valued at between two and five times their salaries by the end of a five year period. The Compensation Committee is expected to review ownership levels annually.

        Anthem believes that the compensation paid to its Named Executive Officers is fully deductible to Anthem because it complies with Section 1.162-27(e)(5) of the Internal Revenue Code. This section generally exempts Anthem for a period of three calendar years following the calendar year in which its initial public offering occurred from having to comply with the requirements of Section 162(m).

Elements of the Compensation Package

  Base Salary

        Base salary provides competitive annual compensation that reflects the scope and nature of basic job responsibilities. For the Named Executive Officers, the Compensation Committee grants merit-based salary increases, if appropriate, based on an individual's performance and an assessment of whether the current salary is competitive relative to executives in comparable positions at Anthem's peer companies. The President and Chief Executive Officer grants merit-based salary increases to all other executives based on the same factors.

  Annual Bonus

        Nearly all of Anthem's employees, including executive officers, are eligible to earn awards under the Annual Incentive Plan (the "AIP"). The AIP was designed to motivate all employees with competitive awards based upon achievement of competitive financial and operational goals. No awards are made under the AIP unless Anthem attains certain performance goals.

        In particular, the performance goals under the AIP are based on a comparison of corporate-wide, business unit and workgroup performance in relation to the following factors: Anthem's net income, Anthem's operating gain, business unit operating gain, and workgroup goals. Financial results must be achieved within the context of customer service, quality and financial integrity standards. Anthem generally rewards performance that meets operational plans with target pay at levels established based on competitive market data. Better or worse performance can result in an individual bonus that can range from 0 to 200% of target.

  Long-Term Incentive

        Anthem offers long-term incentives to its executives under the Anthem 2001-2003 Long-Term Incentive Plan described beginning on page 146. The design of the plan focuses management on delivering competitively superior long-term results, aligning executives' interests with shareholder interests, ensuring that executives have incentive opportunities comparable to their counterparts at Anthem's competitors, and motivating key executives to remain with Anthem.

  Stock Incentive

        Due to regulatory constraints related to Anthem Insurance's demutualization, Anthem could not grant stock-based awards to its executive officers until May 3, 2002. At that time, the Compensation Committee implemented a stock incentive plan based on Anthem's total pay philosophy and competitive data, as well as Anthem's performance and individual performance.

  Other Compensation and Benefit Programs

        The executive officers also participate in Anthem's non-qualified deferred compensation plan, pension plan and supplemental executive retirement plan, all of which are discussed in more detail beginning on page 148.

Compensation of President and Chief Executive Officer

        Anthem's President and Chief Executive Officer, Larry C. Glasscock, participates in each of the compensation programs available to other executives. Anthem's compensation philosophy as it relates to Mr. Glasscock is to target base salary at the median of the market data based on relevant industry survey findings, and to provide an opportunity for total cash compensation (base salary plus cash incentive) to be such that superb performance will result in upper quartile market total cash compensation. In this way, the Compensation Committee seeks to have a significant portion of Mr. Glasscock's annual compensation be based on Anthem's performance.

        Under Mr. Glasscock's leadership, during 2001 Anthem exceeded its financial goals and accomplished its strategic objectives. FORTUNE magazine identified Anthem as one of America's most admired health care companies. Mr. Glasscock's base salary for 2001 was $900,000, which the Compensation Committee believes is in the competitive range for comparable positions. Mr. Glasscock was also paid the maximum amount of $2,160,000 for performance under Anthem's Annual Incentive Plan for 2001.

Compensation Committee

William G. Mays, Chairman
William J. Ryan, Vice Chairman
Victor S. Liss
B. LaRae Orullian
Dennis J. Sullivan, Jr.

Performance Graph

        The following graph compares the cumulative total return to holders of Anthem common stock for the period from October 30, 2001, the date on which Anthem's common stock began trading, through December 31, 2001, with the cumulative total return over such period of (i) the Standard & Poor's 500 Stock Index and (ii) the Morgan Stanley Healthcare Payor Index. The graph assumes an investment of $100 on October 30, 2001 in each of shares Anthem common stock, the S&P 500 Index and the Morgan Stanley Healthcare Payor Index (and the reinvestment of all dividends).

        The comparisons shown in the graph below are based on historical data and Anthem cautions that the stock price performance shown in the graph below is not indicative of, and is not intended to forecast, the potential future performance of shares of Anthem common stock. Information used in the graph was obtained from Bloomberg Financial Markets, a source believed to be reliable, but Anthem is not responsible for any errors or omissions in such information.

Comparison of Cumulative Total Return1 Among Anthem,
the S&P 500 Index and the Morgan Stanley Healthcare Payor Index

	Anthem	S&P 500 Index	Morgan Stanley Healthcare Payor Index
October 30, 2001	100.00	100.00	100.00
December 31, 2001	121.03	108.62	108.89

1
Total Return based on $100 initial investment and reinvestment of dividends.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth as of June 6, 2002, the number of shares of Anthem common stock beneficially owned by each of Anthem's directors, by each of the Named Executive Officers, and by all directors and executive officers as a group. Except as otherwise indicated below, each individual owns such shares of common stock directly with sole investment and sole voting power.

        Until May 3, 2002, the only shares of Anthem common stock that directors or executive officers could beneficially own were the shares that they, their spouses or their other immediate family members received as eligible statutory members in connection with the demutualization of Anthem Insurance, a subsidiary of Anthem, on November 2, 2001. Under limitations set in connection with Anthem Insurance's demutualization, directors and executive officers of Anthem were not able to buy shares of Anthem common stock, and Anthem could not grant stock options or other stock awards or payments to its directors and executive officers, until May 3, 2002.

Name	Position	Number of Shares Beneficially Owned	Percent of Class (if more than 1%)
Susan B. Bayh	Director	—	—
Larry C. Glasscock	President and Chief Executive Officer and Director	59,800[1]	—
William B. Hart	Director	—	—
Allan B. Hubbard	Director	—	—
Victor S. Liss	Director	—	—
L. Ben Lytle	Chairman of the Board of Directors	3,400	—
William G. Mays	Director	100	—
James W. McDowell, Jr.	Director	400	—
B. LaRae Orullian	Director	—	—
Senator Donald W. Riegle, Jr.	Director	100	—
William J. Ryan	Director	—	—
George A. Schaefer, Jr.	Director	—	—
Dennis J. Sullivan, Jr.	Director	—	—
David R. Frick	Executive Vice President and Chief Legal and Administrative Officer	17,300[2]	—
Michael L. Smith	Executive Vice President and Chief Financial and Accounting Officer	14,500[2]	—
Marjorie W. Dorr	President, Anthem East	12,000[3]	—
Keith R. Faller	President, Anthem Midwest	15,550[4]	—
All current directors and executive officers as a group (22 persons)		125,574[5]	—

1
Includes 45,000 shares of restricted stock granted under Anthem's Stock Incentive Plan. The restrictions lapse on 50% of such shares on December 31, 2004 and on the remaining 50% of such shares on December 31, 2005.

2
Includes 12,300 shares of restricted stock granted under Anthem's Stock Incentive Plan. The restrictions lapse on 50% of such shares on December 31, 2004 and on the remaining 50% of such shares on December 31, 2005.

3
Represents 12,000 shares of restricted stock granted under Anthem's Stock Incentive Plan. The restrictions lapse on 50% of such shares on December 31, 2004 and on the remaining 50% of such shares on December 31, 2005.

4
Includes 12,000 shares of restricted stock granted under Anthem's Stock Incentive Plan. The restrictions lapse on 50% of such shares on December 31, 2004 and on the remaining 50% of such shares on December 31, 2005.

5
Includes 93,600 shares of restricted stock granted under Anthem's Stock Incentive Plan. The restrictions lapse on 50% of such shares on December 31, 2004 and on the remaining 50% of such shares on December 31, 2005.

        Under the Indiana demutualization law, for a period of five years following the effective date of Anthem Insurance's demutualization, no person may acquire beneficial ownership of 5% or more of the outstanding shares of Anthem's common stock without the prior approval of the Indiana Insurance Commissioner and Anthem's board of directors. The effective date of Anthem Insurance's demutualization was November 2, 2001. The Indiana Insurance Commissioner has adopted rules under which, during this five-year period, passive institutional investors could purchase 5% or more but less than 10% of Anthem's outstanding common stock with the prior approval of Anthem's board of directors and prior notice to the Indiana Insurance Commissioner. However, as of the date of this joint proxy statement/prospectus, Anthem is not aware that any shareholder beneficially owns 5% or more of the outstanding shares of Anthem common stock.

TRIGON SHAREHOLDER PROTECTION RIGHTS AGREEMENT

        The following is a summary description of the rights issued under the Trigon rights agreement, as amended. The following description of the Trigon rights agreement is subject to, and is qualified in its entirety by reference to, the text of the Trigon rights agreement, as amended, and the description thereof, which are incorporated by reference into this documents. See "WHERE YOU CAN FIND MORE INFORMATION" on page 186.

        The Trigon rights agreement provides for the issuance of one preferred share purchase right for each outstanding share of Class A common stock of Trigon. Each right entitles the registered holder to purchase from Trigon one one-hundredth of a share of Trigon's Series A junior participating preferred stock, no par value, at a price of $100 (subject to adjustment as provided in the rights agreement) per one one-hundredth of a preferred share, subject to adjustment. The rights, which are attached to and trade with the Class A common stock of Trigon until they are exercisable, may not be exercised until the earlier to occur of (each a "Distribution Date"):

  (1)
  10 days following a public announcement that a person or a group of affiliated or associated persons (referred to as an "Acquiring Person") have acquired beneficial ownership of 10% or more of the outstanding Class A common stock of Trigon, or

  (2)
  10 business days (or such later date as the board of directors of Trigon may specify prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 10% or more of the outstanding Class A common stock of Trigon.

        The Trigon rights agreement further provides that if Trigon is acquired in a merger or other business combination transaction, or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, then each holder of a right, other than rights beneficially owned by the Acquiring Person (which will then be void), will then have the right to receive the number of shares of Class A common stock of Trigon having a market value of two times the exercise price of the right.

        In connection with the merger agreement and the Trigon stock option agreement, Trigon and National City Bank, successor to First Chicago Trust Company of New York, as rights agent, entered into an amendment to the rights agreement, dated as of April 28, 2002, pursuant to which neither Anthem nor AI Sub Acquisition Corp., nor any of Anthem's affiliates or associates, will become or be deemed to be an Acquiring Person as a result of:

  (1)
  the approval, execution, delivery or performance of the merger agreement or the Trigon stock option agreement,

  (2)
  the consummation of the merger,

  (3)
  the consummation of any other transaction contemplated by the merger agreement or the Trigon stock option agreement, including the purchase of Class A common stock of Trigon thereunder, or

  (4)
  the public announcement of any of the foregoing.

        In addition, a Distribution Date will not occur or be deemed to have occurred as a result of any of these events.

COMPARISON OF SHAREHOLDERS' RIGHTS

        As a result of the merger, Trigon shareholders will have the right to receive, in addition to cash, Anthem common stock. The following is a summary of certain material differences between the rights of holders of Trigon Class A common stock and the rights of holders of Anthem common stock. These differences arise in part from the differences between Indiana law governing business corporations, including the Indiana Business Corporation Law, generally referred to as the IBCL, and Virginia law governing business corporations, including the Virginia Stock Corporation Act, generally referred to as the VSCA. Additional differences arise from the governing instruments of the two companies (in the case of Trigon, the Trigon amended and restated articles of incorporation (generally referred to as Trigon's articles of incorporation) and the Trigon amended and restated bylaws (generally referred to as Trigon's bylaws), and, in the case of Anthem, the Anthem restated articles of incorporation (generally referred to as Anthem's articles of incorporation) and the Anthem bylaws). Although it is impractical to compare all of the aspects in which Indiana law and Virginia law and Trigon's and Anthem's governing instruments differ with respect to shareholders' rights, the following discussion summarizes certain significant differences between them.

Authorized Capital Shares

Trigon • 300,000,000 Class A common shares • 300,000,000 Class B common shares • 75,000,000 Class C common shares • 50,000,000 preferred shares	Anthem • 900,000,000 common shares • 100,000,000 preferred shares

Size of the Board of Directors

Trigon	Anthem

The VCSA provides that the number of directors of a corporation may be set forth in either the corporation's articles of incorporation or bylaws. Trigon's bylaws provide that the number of directors shall not be fewer than eleven nor greater than twenty. Currently, the number of directors of Trigon is 12. In addition, the board of directors may increase or decrease the number of directors within the minimum and maximum number of directors provided for in Trigon's bylaws. Only the shareholders may increase or decrease the minimum or maximum number of directors.
The IBCL provides that the board of directors of an Indiana corporation must consist of one or more individuals, with the number specified in or fixed in accordance with the articles of incorporation or bylaws. Under Anthem's articles of incorporation, the number of directors shall consist of no less than five nor more than 19, the exact number to be specified from time to time in the manner set forth in Anthem's bylaws. Currently, the number of directors of Anthem is 13.

Nomination of Directors for Election

Trigon Trigon's bylaws provide that only those persons nominated by the board of directors or by a shareholder of record of a class of shares	Anthem Under Anthem's bylaws, the board of directors or any shareholder entitled to vote in the election of directors who complies with the entitled to vote for the election of directors who complies with the notice procedures in Trigon's bylaws may be elected as directors. The notice procedure in Trigon's bylaws require shareholders to give notice to Trigon:
        For an election to be held at an annual meeting:
•  on or after the first day of February and before the first day of March of the year in which the meeting will be held, unless
•  if the date of the annual meeting has been changed by more than 30 days, not less than 60 days before an annual meeting.
        For an election to be held at a special meeting:
•  no later than the close of business on the tenth day following the day on which notice of a special meeting called for the purpose of electing directors is first given to shareholders.
The notice must include, among other things, information on the nominating shareholder and information regarding the nominee required by the proxy rules of the Securities and Exchange Commission.

notice procedures in Anthem's bylaws may nominate one or more persons for Anthem's board of directors. The notice procedures in Anthem's bylaws require shareholders to give notice to Anthem:
        For an election to be held at an annual meeting:
•  not less than 90 nor more than 120 days prior to the first anniversary of the prior year's annual meeting, or
•  if the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, not earlier than the 120th day prior to the annual meeting and not later than the 90th day prior to the meeting or the 10th day following public announcement of the date of the meeting, whichever occurs later.
        For an election to be held at a special meeting:
•  not earlier than the 120th day prior to the special meeting and not later than the 90th day prior to the meeting or the 10th day following public announcement of the special meeting and of the nominees to be elected at such meeting is first given to shareholders, whichever is later.
The notice must include, among other things, information on the nominating shareholder and information regarding the nominee required by the proxy rules of the Securities and Exchange Commission.

Vacancies of the Board

Trigon
        The VSCA provides that, unless a corporation's articles of incorporation provide otherwise, vacancies (including vacancies resulting from an increase in the number of directors) on a corporation's board of directors may be filled by:
(1)  the shareholders by a plurality of the votes cast by the shares entitled to vote,
(2) the board of directors, or
Anthem
As permitted by the IBCL, Anthem's bylaws provide that the remaining members of the board of directors (whether or not they constitute a quorum of the board) who qualify as continuing directors, may by a majority vote fill any vacancies; provided, however, if no members who then qualify as continuing directors remain or the remaining members who then qualify as continuing directors cannot agree on a successor or determine not to select a successor, such vacancy may be filled at a special meeting of

(3)  the affirmative vote of a majority of the remaining directors if the remaining directors constitute fewer than a quorum of the board of directors, and may, in the case of a resignation, be filled before the vacancy occurs (but the new director may not take office until the vacancy occurs).
If the board of directors fills a vacancy, the director's term expires at the next shareholder meeting at which directors are elected even if the corporation has a classified board of directors with staggered terms and the new director is filling an unexpired term with more than one year remaining. However, despite the expiration of a director's term, a director continues to serve until his successor is elected and qualified or until there is a decrease in the number of directors.
shareholders called for that purpose or at the next annual meeting of shareholders. Under the IBCL, the term of a director elected to fill a vacancy expires at the end of the term for which the director's predecessor was elected.

Removal of Directors

Trigon
Under the VSCA, a director may be removed with or without cause by the affirmative vote of the holders of a majority of the shares entitled to vote in the election of directors, unless the articles of incorporation provide that directors may be removed only with cause. Trigon's articles of incorporation provide that a director may be removed from office by the shareholders only with cause. Under the VCSA, if a director is elected by a voting group, only the shareholders of that voting group may participate in the vote to remove such director. Additionally, a director may be removed by the shareholders only at a meeting called for such purpose and the meeting notice must state that removal is the purpose, or one of the purposes, of the meeting.
Anthem
Under the IBCL, a director may be removed by the shareholders or directors, with or without cause, unless the articles of incorporation provide otherwise. Anthem's articles of incorporation provide that directors may be removed only at a meeting of the shareholders or directors called expressly for that purpose. Removal by the shareholders requires an affirmative vote of the holders of outstanding shares representing at least 66 2/3% of all the votes then entitled to be cast at an election of directors. Removal by the board of directors requires an affirmative vote of both (a) a majority of the entire number of directors at the time, and (b) a majority of directors who then qualify as continuing directors.

Anti-Takeover Statutes

Trigon
Affiliated Transactions. The VSCA contains provisions governing "Affiliated Transactions," found at Sections 13.1-725 - 727.1 of the VSCA. Affiliated Transactions include, generally, mergers between a corporation or any of its
Anthem
Certain Business Combinations. The IBCL restricts the ability of a "resident domestic corporation" to engage in any combination with an "interested shareholder" for five years after the interested shareholder's date of acquiring subsidiaries and an "interested shareholder", as defined below; share exchanges that result in an interested shareholder acquiring a class of a corporation's voting securities; dispositions of an amount of assets having an aggregate fair market value in excess of 5% of the corporation's consolidated net worth to an interested shareholder or material guarantees of an interested shareholder's indebtedness, in each case other than in the ordinary course of business; sales of a material amount of the corporation's voting shares to an interested shareholder; a dissolution proposed by or on behalf of the interested shareholder; and reclassifications, recapitalizations, or mergers having the effect of increasing by more than 5% the percentage of outstanding voting shares of the corporation beneficially owned by the interested shareholder.
        For purposes of the VSCA, an interested shareholder is defined as (1) any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation, excluding, the corporation or any of its subsidiaries, any savings, employee stock ownership or other employee benefit plan of the corporation or any of its subsidiaries, or any fiduciary with respect to such plan when acting in such capacity or (2) any affiliate or associate of the corporation who at any time within the preceding three years was an interested shareholder of the corporation.
Subject to the exceptions discussed below, the provisions governing affiliated transactions require that, for three years following the date upon which any shareholder becomes an interested shareholder, any affiliated transaction must be approved by the affirmative vote of holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than the shares beneficially owned by the interested shareholder, and by a majority (but not less than two) of the disinterested directors, as defined below.

shares, unless the combination or the purchase of shares by the interested shareholder is approved by the board of directors of the resident domestic corporation before the interested shareholder's date of acquiring shares. If the combination was not previously approved, the interested shareholder may effect a combination after the five-year period only if the shareholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria. A corporation may elect out of these provisions in an amendment to its articles of incorporation approved by a majority of the disinterested shares. Such an amendment, however, would not become effective for 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. Anthem's articles of incorporation do not elect out of these provisions.
•  "Resident domestic corporation" means an Indiana corporation that has 100 or more shareholders.
•  "Interested shareholder" means any person, other than the resident domestic corporation or its subsidiaries, who is:
        •  the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation, or
        •  an affiliate or associate of the resident domestic corporation and at any time within the five-year period immediately before the date in question was the beneficial owner of 10% or more of the voting power of the outstanding shares of the resident domestic corporation.
Control Share Acquisitions. The IBCL's control share acquisition provisions give the disinterested shareholders of certain Indiana corporations a right to vote collectively on whether to accord voting power to shares that would give their acquirer a significant level of influence or control over the future governance of the corporation.

        A disinterested director is defined in the VSCA as a member of a corporation's board of directors who
(1)  was a member before the later of January 1, 1988 or the date on which an interested shareholder became an interested shareholder or
(2)  was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the disinterested directors then on the corporation's board of directors.
        At the expiration of the three-year period after a shareholder becomes an interested shareholder, unless such transaction has been approved by a majority of the corporation's disinterested directors or the transaction satisfies the fair price criteria of the statute, these provisions require, in addition to any other affirmative vote required under the VCSA, approval of the affiliated transaction by the affirmative vote of the holders of two-thirds of the outstanding shares of the corporation entitled to vote (other than those beneficially owned by the interested shareholder).
In general, the fair price requirements provide that the aggregate value of the cash and non-cash consideration that shareholders must receive be the higher of: (1) the highest per share price for their shares as was paid by the interested shareholder including brokerage commissions, transfer taxes and soliciting dealers' fees for any shares it acquired in the transaction in which it became an interested shareholder or during the two-year period preceding such transaction, whichever is higher, plus interest, less the value of any dividends paid since such date, or (2) the fair market value of the shares on the date the such interested shareholder became an interested shareholder or the affiliated transaction was announced, whichever is higher, plus interest, less the value of any dividends paid since such date, (3) the price per share determined under clause (2) multiplied by a ratio of (a) the highest per share price paid by the interested shareholder for shares it acquired within the two-year period immediately preceding the determination date to

        Under the IBCL, an acquiring person who makes a "control share acquisition" in an "issuing public corporation" may not exercise voting rights on any "control shares" unless such voting rights are conferred by a majority vote of the disinterested shareholders of the issuing public corporation at a special meeting of such shareholders held upon the request and at the expense of the acquiring person. Unless otherwise provided in a corporation's articles of incorporation or bylaws before a control share acquisition has occurred, in the event that control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all voting power, all shareholders of the issuing public corporation have dissenters' rights to receive the fair value of their shares.
•  "Control shares" means shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect of which that person may exercise or direct the exercise of voting power, would otherwise entitle that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges: 20% or more but less than 33 1/3%, 33 1/3% or more but less than a majority or a majority or more.
•  "Control share acquisition" means, subject to certain exceptions, the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. Shares acquired within 90 days or pursuant to a plan to make a control share acquisition are considered to have been acquired in the same acquisition.
•  "Issuing public corporation" means a corporation which is organized in Indiana, has 100 or more shareholders, its principal place of business, its principal office or substantial assets within Indiana and one of the following:
• more than 10% of its shareholders resident in Indiana,

(b) the fair market value per share on the first day in such two-year period on which the interested shareholder acquired any of its shares, and (4) the highest preferential amount, if any, per share, to which shareholders are entitled in the event of any voluntary or involuntary dissolution of the corporation. The fair price requirements also require, among other things, that, during the three years preceding the announcement of the proposed affiliated transaction, all required dividends have been paid, no reduction in the annual rate of dividends paid on all classes of voting shares has been made, and no special financial accommodations have been accorded the interested shareholder, unless approved by a majority of the disinterested directors.
None of the foregoing limitations and special voting requirements applies to, among other exceptions, a transaction with an interested shareholder who has been an interested shareholder continuously since the latest of (1) January 26, 1988, (2) the date the corporation first became subject to the Affiliate Transactions statute by virtue of having 300 shareholders of record or (3) the date such person became an interested shareholder with the prior or contemporaneous approval of a majority of the disinterested directors, who became an interested shareholder by gift or inheritance from such a person or whose acquisition of shares making such person an interested shareholder was approved by a majority of the disinterested directors of the corporation prior to the date such person becoming an interested shareholder who became an interested shareholder by gift or inheritance from such a person or whose acquisition of shares making such person an interested shareholder was approved by a majority of the disinterested directors of the corporation prior to the date such person becoming an interested shareholder.

        •  more than 10% of its shares owned by Indiana residents, or
        •  10,000 shareholders resident in Indiana.
        These control share acquisition provisions do not apply if, before a control share acquisition is made, the corporation's articles of incorporation or bylaws (including a board-adopted bylaw) provide that they do not apply. Anthem's bylaws specifically provide that the control share acquisition provisions of the IBCL apply to Anthem. Moreover, Anthem's bylaws opt into a provision of the IBCL that allows Anthem to redeem an acquiring person's control shares under certain circumstances, including the person's failure to file an acquiring person statement regarding the control shares.
Demutualization. The Indiana Insurance Commissioner has required that for a period of five years following the effective date of the demutualization, which was November 2, 2001, no person may acquire beneficial ownership of 5% or more of the outstanding shares of Anthem's common stock without the prior approval of the Indiana Insurance Commissioner and Anthem's board of directors. However, the Indiana Insurance Commissioner has adopted rules under which passive institutional investors may purchase 5% or more but less than 10% of shares of Anthem's outstanding common stock with the prior approval of Anthem's board of directors and the prior notice to the Indiana Insurance Commissioner.

        These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the VSCA provides that the initial articles may provide or a corporation may adopt, by the affirmative vote of a majority of the voting shares other than shares owned by any interested shareholder, an amendment to its articles of incorporation or bylaws providing that the affiliated transactions provisions shall not apply to the corporation. Trigon's articles of incorporation do not contain such a provision.
        Control Share Acquisitions. The Virginia Control Share Acquisitions Statute, found at Sections 13.1-728.1 - 728.9 of the VSCA, also is designed to afford shareholders of a public company incorporated in Virginia protection against non-negotiated acquisitions in which a person, entity or group seeks to gain voting control of that corporation.
        With specific enumerated exceptions (including an acquisition pursuant to a merger agreement or plan of share exchange where the corporation to be acquired is a party to the agreement), the statute applies to acquisitions of voting shares of a corporation which, when added to all other such shares of such corporation which then have voting rights and are beneficially owned by such person, would cause such person to become entitled to vote or direct the vote of, shares having the voting power of the corporation falling within any one of the following ranges of votes entitled to be cast in an election of directors: 20% or more but less than 33 1/3%, 33 1/3% or more but less than a majority or a majority or more.
        Shares that are the subject of a control share acquisition will not be entitled to voting rights unless the holders of a majority of the disinterested shares vote at an annual or special meeting of shareholders of the corporation to grant the control shares voting rights. Interested shares shall not count in determining whether a quorum exists. Disinterested shares do not include shares owned by the acquiring person or by officers and inside directors of the target company.

The statute permits an acquiring person to call a special shareholders' meeting for the purpose of considering granting voting rights to the holders of the control shares. In connection with any such meeting, the acquiring person must provide detailed disclosure including, without limitation, disclosure regarding his or her identity, the method and financing of the control share acquisition, any plans to engage in certain transactions or to make fundamental changes to the corporation, its management or business.
Unless the articles of incorporation or bylaws provide otherwise, the statute grants dissenters' rights to shareholders who vote against granting voting rights to the control shares in the event that full voting rights are granted to the holders of the control shares and the acquiring person has beneficial ownership of shares entitled to cast a majority of the votes which could be cast in an election of directors. The Virginia Control Share Acquisitions Statute also enables a corporation to make provisions for redemption of control shares with no voting rights. A corporation may opt-out of the statute, by so providing in its articles of incorporation or bylaws. Trigon has not opted out of the statute.

Anti-Takeover Provisions of Governing Documents

Trigon
        Trigon's articles of incorporation contain certain provisions which are intended to prevent any holder from acquiring shares in excess of the limits set forth in Trigon's license agreement with BCBSA.
        The Trigon articles of incorporation provide that no person may beneficially own (as defined below) shares of "capital stock" (as defined below) in excess of the "ownership limit" (as defined below).
        "Capital stock" means any class of capital stock of Trigon (other than Class C common stock). The "ownership limit," unless the "continuing directors" (as defined in Trigon's articles of incorporation) give prior written approval to a greater percentage for a specified shareholder, is:
(1)  10% of Trigon's outstanding voting securities for any institutional investor;
(2) 5% of Trigon's outstanding voting securities for any non-institutional investor; or

Anthem
        As required under Anthem's BCBSA license, Anthem's articles of incorporation contain certain limitations on the ownership of Anthem common stock. Anthem's articles of incorporation provide that subsequent to its demutualization no person may beneficially own shares of voting capital stock in excess of specified ownership limits, except with the prior approval of a majority of the "continuing directors." The ownership limits, which may not be exceeded without the prior approval of the BCBSA, are the following:
•  for any institutional investor (as defined in Anthem's articles of incorporation), one share less than 10% of Anthem's outstanding voting securities;
• for any non-institutional investor (as defined in Anthem's articles of incorporation), one share less than 5% of Anthem's outstanding voting securities; and

(3)  the number of shares of common stock or equity securities (or a combination thereof) representing a 20% or more ownership interest in Trigon.
"Continuing directors" are directors not associated with persons owning shares in excess of the ownership limit or who were thereafter recommended to succeed a continuing director by a majority of the continuing directors then in office. The articles of incorporation also provide that if Trigon and the BCBSA agree in writing to a greater share ownership limit in connection with Trigon's license agreement with the BCBSA, then the ownership limit in Trigon's articles of incorporation will automatically be increased to such higher percentage.
        The Trigon articles of incorporation provide that a person will be deemed the "beneficial owner" of and will be deemed to "beneficially own" (subject to certain exclusions) any capital stock:
•  which such person or any of such person's associates beneficially owns, directly or indirectly,
•  which such person or such person's associates has the right to acquire or dispose of (either immediately or only after the passage of time),
•  which such person or such person's associates have the right to vote or direct the voting of, or
•  which are beneficially owned by any other person with whom such person (or such person's associates) has any agreement, arrangement or understanding (other than customary arrangements with and between underwriters and selling group members with respect to a bona fide public offering of capital stock) relating to the acquisition, holding, voting or disposition of any capital stock.
Any Transfer (as defined below) that, if effective, would result in any person beneficially owning shares of a class of capital stock (for which purposes Class A common stock and Class B common stock shall be treated as a single class) in excess of the ownership limit will be void. If this restriction is held to be

•  for any person, one share less than the number of shares of Anthem's common stock or other equity securities (or a combination thereof) representing a 20% or more ownership interest in Anthem
        Any transfer of stock that would result in any person beneficially owning shares of capital stock in excess of any ownership limit will result in the intended transferee acquiring no rights in the shares exceeding such ownership limit (with certain exceptions) and the person's excess shares will be deemed transferred to an escrow agent to be held until the shares are transferred to a person whose ownership of the shares will not violate the ownership limit.
        Approval of Business Combinations. Anthem's articles of incorporation contain additional anti-takeover provisions. These provisions restrict the ability of the corporation to engage in any business combination with a "related person" without the prior approval of at least two-thirds of all shareholders entitled to vote and at least two-thirds of "an independent majority of shareholders" unless all the conditions of a "fair price exception" or a "director approval exception" are met.
• A "related person" means any person other than the corporation or a subsidiary of the corporation or the board of directors acting as a group or the "continuing directors," singly or as a group, that is (or is at the time any definitive agreement relating to a business combination is entered into or on the record date for the determination of shareholders entitled to notice of and to vote on a business combination or at the time immediately prior to the completion of a business combination) any of the following: (1) the beneficial owner of more than 10% of the voting power of the outstanding voting stock, and who has not been such owner for a continuous period of two years; or (2) an affiliate of the corporation and at any time within the preceding two-year period (but not continuously during such period) was the beneficial owner of 10% or more of the voting power of the voting stock; or (3) is an assignee or has otherwise succeeded (except in a transaction involving a public offering) to unenforceable, shares of such class of capital stock in excess of the ownership limit automatically become "Excess Securities" as described below.
        Separately, but in addition, the continuing directors of Trigon also have the right to convert Trigon Class A common stock held by a person and such person's associates that equals or exceeds such person's ownership limit into the same number of shares of non-voting Trigon Class B common stock, which will have no voting rights (except and only as conferred by law) but which will otherwise have rights identical to the Trigon Class A common stock. These provisions are sometimes referred to in this joint proxy statement/prospectus as the "Ownership and Transfer Restrictions."
Excess Securities are automatically deemed to have been converted into a separate class of capital stock and transferred to Trigon as trustee of a trust to hold such Excess Securities until disposition as provided in the Trigon articles of incorporation. The person who would otherwise have owned such shares of capital stock in excess of the ownership limit has no rights in the Excess Securities, except that such person may designate a beneficiary of an interest in the trust if (a) the Excess Securities would not be Excess Securities in the hands of such beneficiary and (b) the price paid for such interest does not exceed the price paid by such person or, if such person did not give value for such Excess Securities, the market price for the capital stock on the date of the purported Transfer that resulted in the Excess Securities; provided that if the price paid for such interest exceeds the amount allowable under the articles of incorporation such person shall pay such excess to Trigon. Trigon will have a call on the Excess Securities generally for 90 days after the purported Transfer that resulted in the Excess Securities. The exercise price for this call is generally the lesser of (a) the price per share in the transaction which created the Excess Securities less certain reductions described in the articles of incorporation or (b) the market price for the capital stock to which the Excess Securities relate on the date Trigon exercises its call less certain reductions described in the articles of incorporation.

  any shares of voting stock which were at any time within the preceding two-year period beneficially owned by a "related person."
•  An "independent majority of shareholders" means shareholders holding a majority of the voting shares other than the shares beneficially owned by a "related person."
•  "Continuing director" means a director who is not associated with a "related person" and who was a director at the time the "related person" became a "related person" and any successor to such continuing director recommended by at least 2/3 of the "continuing directors" then on the board.
•  The "fair price exception" alleviates the need for supermajority shareholder approval of a business combination with a "related person" when, among other things, (1) the fair market value of the consideration to be received by shareholders is at least as high as the higher of (a) the highest per share price paid by the "related person" in acquiring the corporation's stock within the preceding two-year period, or (b) the fair market value of the shares as determined by their closing price during the previous thirty-day period; (2) the consideration to be received by the shareholders is in the same form and of the same kind as that paid by the "related person" for the majority of his shares; (3) the related person has not received, among other things, the benefit of any loans or other financial assistance from the corporation; and (4) a proxy or information statement has been mailed to all shareholders with respect to such business combination.
• Under the "director approval exception" the vote of a supermajority of shareholders is not required to approve a business combination with a "related person" if at least two-thirds of the "continuing directors" approve the business combination prior to the time that the related person becomes a related person.

        If Trigon at any time determines in good faith that a purported Transfer has taken place that, if effective, would result in any person and such person's associates beneficially owning shares of capital stock of any class in excess of the ownership limit for such person or that a person intends to acquire or Transfer or has attempted to acquire or Transfer beneficial ownership of capital stock that, if effective, would result in any person and such person's associates beneficially owning shares of capital stock of any class in excess of the ownership limit for such person, Trigon's board of directors may take such action as it deems advisable to refuse to give effect to or prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of Trigon or instituting proceedings to enjoin such Transfer.
        "Transfer" is defined in the Trigon articles of incorporation as any sale, transfer, gift assignment, devise or other deposition of beneficial ownership of capital stock or warrants to acquire capital stock including:
(1) the granting of any option or entering into any agreement for the sale, transfer or other disposition of such stock or warrants,

(2)  the sale, transfer, assignment or other disposition of warrants or any other securities or rights convertible into or exchangeable for such stock (excluding the actual conversion of such securities into capital stock) or
(3)  any transfer or other disposition as a result of a change in marital status, and
(4)  an indirect transfer of ownership interest in or control of any person that beneficially owns any capital stock whether directly or indirectly, voluntary or involuntary, and whether by operation of law or otherwise.
The Ownership and Transfer Restrictions and the provisions establishing the ownership limit will expire on the earlier of (i) the date on which Trigon ceases to be subject to any license agreement with the BCBSA or (ii) the date on which Trigon's license agreement with the BCBSA no longer contains provisions permitting termination if a person becomes beneficial owner of a specified percentage of Trigon's securities. Upon such expiration, each share of Class B common stock then outstanding shall be converted into one share of Class A common stock. The termination provisions also apply to any further restriction added to Trigon's articles of incorporation to comply with the license agreement with BCBSA or any guideline or restriction imposed by the BCBSA that limits the number of shares of Trigon that may be acquired or owned by any person or imposes a voting requirement higher than Virginia law.

Mergers and Share Exchanges

Trigon
Under the VSCA, unless a Virginia corporation's articles of incorporation provide for a greater or lesser vote, certain actions such as mergers, share exchanges and sales of all or substantially all of a corporation's assets not in the ordinary course of business, must be approved by each voting group entitled to vote on the transaction by more than two-thirds of all the votes entitled to be cast by that voting group. Moreover, the VSCA provides that the vote specified in the articles of incorporation may not be reduced to require the approval of less than a majority of all votes cast by each voting group at a meeting at which a quorum of the voting group exists. Trigon's articles of incorporation provide that any amendment to the articles of incorporation to reduce the shareholder vote required to approve a merger, share exchange or sale of all or substantially all of the corporation's assets must be approved by more than two-thirds of all votes entitled to be cast.
Anthem
Under the IBCL, in order for a merger or share exchange to be approved, the board of directors must recommend the plan of merger or share exchange to the shareholders, unless the board of directors determines that because of conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the shareholders. Approval by the shareholders requires the vote of a majority of the shares entitled to vote on a proposed plan of merger or share exchange, unless any class or series of shares is entitled to vote separately as a class on the plan, in which case the plan of merger or share exchange must be approved by each voting group by a majority of all votes entitled to be cast on the plan of merger or share exchange by each voting group.

Notice of Shareholder Meetings

Trigon
The VSCA requires Virginia corporations to notify shareholders of the date, time, and place of each annual and special shareholders' meeting at least ten days, but no more than 60 days, before the meeting date; except that notice of a shareholders' meeting to act on an amendment of the articles of incorporation, a plan of merger or share exchange, sale of assets, or the dissolution of the corporation must be given not less than 25 nor more than 60 days before the meeting date. Unless the VCSA or the articles of incorporation require otherwise, a Virginia corporation is required to give notice only to
Anthem
        The IBCL requires Indiana corporations to notify shareholders of the date, time and place of each annual and special shareholders' meeting at least 10 days, but not more than 60 days, before the meeting date. Unless another provision of the IBCL or the articles of incorporation require otherwise, Indiana corporations are required to give notice only to shareholders entitled to vote at the meeting.
Also, Anthem's bylaws provide that notice of a meeting will be given to shareholders not entitled to vote, but only if a purpose for the meeting is to vote on any amendment to the

shareholders entitled to vote at the meeting. Trigon's bylaws contain provisions substantially similar to the VSCA.	articles of incorporation, merger, share exchange, sale of its assets, dissolution, or consideration of voting rights to be accorded to shares acquired in a control share acquisition.

Submission of Shareholder Proposals

Trigon
        Trigon's bylaws provide that in order for a shareholder to bring business before the annual meeting, the shareholder must give the corporation timely written notice. To be timely, a shareholders' notice must be given, either by personal delivery to the secretary or an assistant secretary of the corporation at the principal office of the corporation, or by first class United States mail, with postage thereon prepaid, addressed to the secretary of the corporation at the principal office of the corporation. Any such notice must be received:
(1)  on or after the first day of February and before the first day of March of the year in which the meeting will be held, if clause (2) is not applicable, or
(2) not less than 60 days before the date of the meeting if the date of such meeting has been changed by more than 30 days from the date called for in the bylaws.
Anthem
Anthem's bylaws provide that in order for a shareholder to bring business before the annual meeting, the shareholder must give timely notice of the proposal to Anthem. To be considered timely, the shareholder must have given written notice to Anthem not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. If the annual meeting is more than 30 days earlier or more than 60 days later than that anniversary date, however, notice by the shareholder must be delivered not earlier than the 120th day prior to the annual meeting and not later than the 90th day prior to the meeting or the 10th day following the day on which public announcement of the date of the meeting is first made, whichever is later.

Rights of Preferred Shareholders

Trigon
Trigon's articles of incorporation authorize the board of directors, without further action by the shareholders, to issue up to 50,000,000 shares of preferred stock in multiple series. Prior to issuance, the board of directors would determine the number of shares, designation, terms, preferences, limitations and relative rights of the preferred shares by adoption of an amendment to the articles of incorporation. No shares of Trigon preferred stock are currently outstanding; however, 3,000,000 shares of Trigon preferred stock have been designated Series A Junior Participating Preferred Stock and reserved for issuance upon exercise of the rights distributed to the shareholders of Trigon common stock pursuant to the Rights Agreement amended as of April 28, 2002, between Trigon and National City Bank, as Rights Agent.
Anthem
Anthem's articles of incorporation authorize the board of directors to issue up to 100,000,000 shares of preferred stock in multiple series without shareholder approval. Prior to issuance, the board of directors would determine the preferences, limitations and relative voting and other rights of the preferred shares by adoption of an amendment to the articles of incorporation. No shares of Anthem preferred stock are currently outstanding. Depending upon the terms of the preferred shares issued, an issuance may dilute the voting rights of common shareholders and any other preferred shareholders who hold shares with preferences and rights superior to the rights of common shareholders. The authorized preferred stock may also have possible antitakeover effects, because Anthem could use the shares in the adoption of a shareholder rights plan or other defensive measure.

Dividends

Trigon
        The VSCA permits a corporation to declare and pay dividends and make other distributions to shareholders, unless after giving effect to the distribution:
•  the corporation would be unable to pay its debts as they become due in the usual course of business, or
• the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Trigon's articles of incorporation do not permit otherwise.

Anthem
        Under the IBCL, Indiana corporations may not pay dividends or make other distributions if, after giving effect to the distribution:
•  the corporation would not be able to pay its debts as they become due in the usual course of business, or
•  if the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.
        The Anthem Articles provide that determination of the company's ability to make distributions shall be made without reference to any amounts that would be needed, if the company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those of the holders of the shares receiving the dividend or other distribution, unless otherwise expressly provided with respect to a series of preferred shares.
Under the IBCL, the board of directors may base its determination of whether the corporation may make distributions either on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation or other method that is reasonable in the circumstances.

Rights of Dissenting Shareholders

Trigon
        Dissenters' rights are not available under the VCSA with respect to shares of any class or series of shares that are either listed on a national securities exchange or held by at least 2,000 record shareholders, by reason of a merger, share exchange or sale or exchange of property unless:
• the articles of incorporation of the corporation issuing such shares provides otherwise (Trigon's articles of incorporation do not so provide),
Anthem
The IBCL provides shareholders of an Indiana corporation that is involved in certain mergers, share exchanges or sales or exchanges of all or substantially all of its property the right to dissent from that action and obtain payment of the fair value of their shares. However, dissenters' rights are not available to holders of shares listed on a national securities exchange or traded on the Nasdaq National Market or a similar market.

•  in the case of a merger or share exchange, the holders of such shares are required to accept anything other than (1) cash, (2) shares of the surviving or acquiring corporation or shares of any other corporation that are either listed, subject to notice of issuance, on a national securities exchange or held by at least 2,000 record shareholders or (3) a combination of cash and such shares, or
•  the transaction is an affiliated transaction and has not been approved by a majority of the disinterested directors as defined in the VSCA.
A shareholder who has the right to dissent from a transaction and receive payment of the "fair value" of his or her shares must follow the procedural requirements specified under the VSCA in order to maintain such right and obtain such payment.

Liability of Directors and Officers

Trigon
The VSCA provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (1) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director; or (2) the greater of (a) $100,000 or (b) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the VSCA or a corporation's articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law. A director who votes or assents to a distribution in violation of the VSCA and the articles of incorporation is personally liable to the corporation and its creditors for the amount of the unlawful
Anthem
The IBCL provides that a director is not liable for any action taken as a director, or any failure to act, unless the director has breached or failed to perform the duties of the director's office in compliance with the IBCL and the breach or failure to perform constitutes willful misconduct or recklessness. Subject to this standard, a director who votes for or assents to distributions in violation of the IBCL is personally liable to the corporation for the amount of the illegal distribution and is entitled to contribution from the other directors who voted for or assented to such distribution and the shareholders who received the distribution. The exoneration from liability under the IBCL does not affect the liability of directors for violations of the federal securities laws. Anthem's articles of incorporation contain provisions substantially similar to the IBCL.

distribution to the extent that such distribution exceeded the amount that could be legally distributed under the VCSA or under the articles of incorporation, unless the director complied with the applicable standards of conduct for a director as provided in the VSCA. A director held liable for an unlawful distribution is entitled to contribution from the other directors who voted for or assented to such distribution (and who, in doing so, violated the VSCA standards of director conduct) and the shareholders who received the unlawful distribution.
Trigon's articles of incorporation provide that in every instance in which the VSCA, as it exists or as it may be amended, permits the limitation or elimination of liability of directors and officers, the directors and officers of Trigon shall not be liable to Trigon or its shareholders.

Duties of Directors

Trigon
The VSCA requires a director to discharge his duties as a director, including his duties as a member of a committee, in accordance with his good faith business judgment of the best interests of the corporation.

Anthem
        Under the IBCL, a director must discharge his duties as a director:
•  in good faith,
•  with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and
• in a manner the director reasonably believes to be in the best interests of the corporation.

Indemnification of Directors and Officers

Trigon
As permitted by the VSCA, Trigon's articles of incorporation require that Trigon indemnify any individual who is, was or is threatened to be made a party to a proceeding (including a proceeding by or in right of Trigon) because such individual is or was a director or officer of Trigon or because such individual is or was serving Trigon, or any other legal entity in any capacity at the request of Trigon while a director or officer of Trigon, against all liabilities and reasonable expenses incurred in the proceeding except such liabilities and expenses as are incurred because of such individual's willful misconduct or knowing violations of a criminal law. The determination that indemnification is permissible and the evaluation as to the
Anthem
As permitted by the IBCL, Anthem's articles of incorporation provide for indemnification of directors, officers, employees and agents of Anthem against any and all liability and reasonable expenses that may be incurred by them, arising out of any claim or action, civil, criminal, administrative or investigative, in which they may become involved by reason of being or having been a director, officer, employee or agent. To be entitled to indemnification, those persons must have been wholly successful in the claim or action or the board of directors must have determined, based upon a written finding of legal counsel or another independent referee, or a court of competent jurisdiction must have determined, reasonableness of expenses in a specific case shall be made, in the case of a director, as provided by law and in the case of an officer, shall be made as authorized from time to time by general or specific action of the board of directors, which action may be taken before or after a claim for indemnification is made, or as otherwise provided by law. However, if a majority of the directors of Trigon has changed after the date of the alleged conduct giving rise to the claim for indemnification, such determination and evaluation shall, at the option of the individual claiming indemnification, be made by special legal counsel agreed upon by the board of directors and such individual.
Unless a determination has been made that indemnification is not permissible, Trigon shall make advances and reimbursements for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking from such director or officer to repay the same if it is ultimately determined that such director or officer is not entitled to indemnification. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a director or officer acted in such a manner as to make such director or officer ineligible for indemnification.
that such persons acted in good faith in what they reasonably believed to be the best interest of Anthem (or at least not opposed to its best interests) and, in addition, in any criminal action, had reasonable cause to believe their conduct was lawful (or had no reasonable cause to believe that their conduct was unlawful). Anthem's articles of incorporation authorize Anthem to advance funds for expenses to an indemnified person, but only upon receipt of an undertaking that he or she will repay the same if it is ultimately determined that such party is not entitled to indemnification.
The indemnification rights provided by Anthem's articles of incorporation are not exhaustive and are in addition to any rights to which a director or officer may otherwise be entitled by contract or as a matter of law. Irrespective of the provisions of the articles of incorporation, Anthem may, at any time and from time to time, indemnify directors, officers, employees and other persons to the full extent permitted by the provisions of applicable law at the time in effect, whether on account of past or future transactions.

Amendment of Charter Documents

Trigon
        As permitted by the VSCA, Trigon's articles of incorporation provide that amendments to the articles of incorporation generally require approval by the affirmative vote of a majority of all votes entitled to be cast at a meeting of shareholders, and a majority of the votes to be cast by each voting group entitled to vote thereon as a separate voting group. However, Trigon's articles of incorporation require the affirmative vote of more than 75% of all votes entitled to be cast and the affirmative vote of more than 75% of the votes entitled to be cast by each voting group entitled to vote as a separate voting group to approve the following amendments to Trigon's articles of incorporation:
•  amendments to the ownership limit discussed above under "—Anti-Takeover Provisions of Governing Documents";
• amendments to the Ownership and Transfer restrictions provisions;
Anthem
The IBCL provides that, unless a greater vote is required under a specified provision of the IBCL or by a corporation's articles of incorporation or its board of directors, a corporation may amend its articles of incorporation upon the affirmative vote of the holders of a greater number of shares cast in favor of the amendment than the holders of shares cast against the amendment, unless the amendment would create dissenters' rights in which case a favorable vote of the holders of a majority of the outstanding shares entitled to vote is required. Under the IBCL, a corporation's board of directors may condition its submission of a proposed amendment to the shareholders of the corporation on any basis, including the requirement of the affirmative vote of holders of a greater percentage of the voting shares of the corporation than otherwise would be required under the IBCL.

•  any amendments to the provisions of the articles of incorporation providing for the board of directors to be divided into three classes;
•  any amendment permitting cumulative voting by the shareholders; and
•  any amendment to these supermajority vote requirements.
Additionally, Trigon's articles of incorporation require the affirmative vote of more than two-thirds of all votes entitled to be cast and the affirmative vote of more than two-thirds of the votes entitled to be cast by each voting group entitled to vote as a separate voting group to approve any amendments to reduce the shareholder vote required to approve a merger, statutory share exchange, a sale of all or substantially all of the assets of Trigon or the dissolution of Trigon.
        Anthem's articles of incorporation specifically provide that the following amendments to certain articles and/or sections of Anthem's articles of incorporation require the affirmative vote of at least 75% of the votes entitled to be cast by the holders of the outstanding shares of all classes of voting stock:
•  amendments to Article IX (Restriction on Ownership and Transfer of Stock);
•  amendments to the voting rights of shares of Anthem common stock; and
• amendments to the provisions of the articles of incorporation classifying the board of directors.

Amendment and Repeal of Bylaws and Regulations

Trigon
        Under the VSCA, a corporation's shareholders or board of directors may amend or repeal bylaws except to the extent that the corporation's articles of incorporation or the VSCA reserves the power exclusively to the shareholders. With respect to a particular bylaw, the shareholders may expressly provide that the board of directors may not amend or repeal that bylaw. A corporation's shareholders may amend or repeal bylaws even though the bylaws also may be amended or repealed by its board of directors.
The VSCA expressly addresses an amendment or repeal of a bylaw provision that fixes a greater quorum or voting requirement for the board of directors than the quorum or voting requirement fixed by the VSCA. Such bylaws originally adopted by the shareholders may only be amended or repealed by the shareholders. If the board of directors originally adopted such provision, either the shareholders or the board of directors may amend or repeal it. A bylaw adopted or amended by the shareholders that fixes a greater quorum or voting requirement for the board of directors may provide that it may be amended or repealed only by a specified vote of either the shareholders or the board of directors.
Anthem
        Under the IBCL, unless the articles of incorporation provide otherwise, only the board of directors of an Indiana corporation may amend or repeal the corporation's bylaws.
Anthem's bylaws provide that the board of directors may amend, rescind or change the bylaws by the affirmative vote of a majority of the entire number of directors.

COMPARATIVE MARKET PRICES AND DIVIDENDS

        Anthem common stock and Trigon Class A common stock are each listed on the New York Stock Exchange. The following table sets forth the high and low sale prices of shares of Anthem common stock and Trigon Class A common stock as reported on the New York Stock Exchange, and the quarterly cash dividends declared per share for the periods indicated.

	Anthem[1] Common Stock			Trigon Class A Common Stock
	High	Low	Dividend	High	Low	Dividend
1999
Third Quarter	N/A	N/A	N/A	$38.94	$28.88	—
Fourth Quarter	N/A	N/A	N/A	31.88	21.50	—
2000
First Quarter	N/A	N/A	N/A	37.94	26.88	—
Second Quarter	N/A	N/A	N/A	56.50	32.38	—
Third Quarter	N/A	N/A	N/A	61.44	47.50	—
Fourth Quarter	N/A	N/A	N/A	81.50	52.81	—
2001
First Quarter	N/A	N/A	N/A	77.75	46.90	—
Second Quarter	N/A	N/A	N/A	64.85	49.50	—
Third Quarter	N/A	N/A	N/A	69.90	57.31	—
Fourth Quarter	$51.90	$40.35	—	69.85	59.61	—
2002
First Quarter	58.96	46.40	—	79.00	68.25	—
Second Quarter (through June 6, 2002)	73.40	57.50	—	107.26	72.61	—

1
Anthem's common stock was listed on the New York Stock Exchange on October 30, 2001.

        The market price of Anthem common stock will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market price of Anthem common stock before or after the completion of the merger. Anthem and Trigon shareholders are advised to obtain current market quotations for Anthem common stock and Trigon Class A common stock. The timing and amount of future dividends of the combined company will depend upon earnings, cash requirements, the financial condition of the combined company and its subsidiaries and other factors deemed relevant by the Anthem board of directors. Anthem currently anticipates that it will not pay any cash dividends after the merger.

UNAUDITED PRO FORMA COMBINED
FINANCIAL INFORMATION

        The unaudited pro forma combined financial information presented below gives effect to the merger as if it had occurred on March 31, 2002 for purposes of the unaudited pro forma balance sheet, and as of January 1, 2001 for purposes of the unaudited pro forma combined income statements for the three months ended March 31, 2002 and the year ended December 31, 2001. The unaudited pro forma combined financial information includes the historical amounts of Anthem and Trigon, adjusted to reclassify Trigon's information to Anthem's presentation format and to reflect the effects of Anthem's acquisition of Trigon.

        Under the terms of the merger agreement, Trigon's shareholders will receive, subject to adjustment as set forth in the merger agreement, $30.00 in cash, without interest, and 1.062 shares of Anthem common stock for each share of Trigon Class A common stock. The unaudited pro forma combined financial statements assume that Anthem has issued 39,726,740 shares in the merger (based on 35,786,186 Trigon shares outstanding at December 31, 2001, plus 1,621,291 shares of Trigon Class A common stock issued upon the exercise of outstanding Trigon stock options, converted at 1.062 per share), with a fair market value of $2,808.7 million, based on the closing market price of $70.70 on April 26, 2002. The pro forma information assumes Anthem will finance the remaining $1,201.4 million of cash consideration (including transaction costs, but excluding $30.8 million of deferred contractual payments) by incurring $950.0 million of long-term debt and using $251.4 million of cash on hand.

        Anthem will account for the merger using the purchase method of accounting. Therefore, Anthem will record the assets (including identifiable intangible assets) and liabilities of Trigon at their estimated fair market value. The difference between the purchase price and the estimated fair market value of the net assets and liabilities will result in goodwill.

        The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, should not be relied upon as being indicative of the results that would actually have been obtained if the merger had been in effect for the periods described below or the future results of the combined company.

        The pro forma information should be read in conjunction with the historical selected consolidated financial and other data, the historical consolidated financial statements of Anthem, see "SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF ANTHEM" on page 9 and "ANTHEM MANAGEMENT'S DISCUSSION AND ANALYSIS AND FINANCIAL STATEMENTS—Audited Consolidated Financial Statements" on page F-34, "ANTHEM MANAGEMENT'S DISCUSSION AND ANALYSIS AND FINANCIAL STATEMENTS—Unaudited Consolidated Financial Statements" on page F-65, and the historical consolidated financial statements of Trigon incorporated by reference in this joint proxy statement/prospectus. See "SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TRIGON" on page 11 and "WHERE YOU CAN FIND MORE INFORMATION" on page 186.

UNAUDITED PRO FORMA COMBINED
BALANCE SHEET

($ in Millions)

	March 31, 2002
	Anthem Historical	Trigon Historical	Reclassification Adjustments[1]	Pro Forma Adjustments		Anthem Pro Forma
Assets
Current assets:
Investments	$3,960.9	$1,859.0	$(9.2)	$—		$5,810.7
Cash and cash equivalents	456.3	8.2	—	(251.4)[2]		213.1
Premium and self funded receivables	610.6	667.6	(440.3)	—		837.9
Reinsurance receivables	77.6	—	—	—		77.6
Other receivables	275.3	—	122.5	—		397.8
Other current assets	37.5	27.5	—	—		65.0

Total current assets	5,418.2	2,562.3	(327.0)	(251.4)		7,402.1
Restricted cash and investments	39.6	7.1	9.2	—		55.9
Property and equipment	406.6	92.0	—	—		498.6
Goodwill and other intangible assets	469.0	13.7	—	3,160.3	[3]	3,643.0
Other noncurrent assets	69.6	51.3	—	—		120.9

Total assets	$6,403.0	$2,726.4	$(317.8)	$2,908.9		$11,720.5

Liabilities and shareholders' equity
Liabilities
Current liabilities:
Total policy liabilities	1,835.2	663.0	(144.9)	—		2,353.3
Unearned income	328.7	160.9	37.6	—		527.2
Accounts payable and accrued expenses	245.8	76.1	—	—		321.9
Bank overdrafts	360.2	—	57.5	—		417.7
Income taxes payable	54.1	—	36.8	—		90.9
Other current liabilities	184.0	446.1	(229.7)	—		400.4

Total current liabilities	3,008.0	1,346.1	(242.7)	—		4,111.4
Long term debt, less current portion	818.7	200.0	—	950.0	[4]	1,968.7
Retirement benefits	97.3	44.2	—	—		141.5
Other noncurrent liabilities	353.0	89.9	(75.1)	135.8	[5]	503.6

Total liabilities	4,277.0	1,680.2	(317.8)	1,085.8		6,725.2
Shareholders' equity
Common stock	1.1	0.3	—	0.1	[6]	1.5
Additional paid in capital	1,960.9	780.9	—	2,088.0	[7]	4,829.8
Retained earnings	155.5	269.6	—	(269.6)[8]		155.5
Accumulated other comprehensive income (loss)	8.5	(4.6)	—	4.6	[9]	8.5

Total shareholders' equity	2,126.0	1,046.2	—	1,823.1		4,995.3

Total liabilities and shareholders' equity	$6,403.0	$2,726.4	$(317.8)	$2,908.9		$11,720.5

UNAUDITED PRO FORMA COMBINED
STATEMENT OF INCOME

($ in Millions, except per share data)

	Three Months Ended March 31, 2002
	Anthem Historical	Trigon Historical	Reclassification Adjustments[1]	Pro Forma Adjustments	Anthem Pro Forma
Revenues
Premiums	$2,529.5	$744.0	$18.0	$—	$3,291.5
Administrative fees	201.0	61.5	(1.4)	(1.5)[10]	259.6
Other revenue	18.1	6.2	—	—	24.3

Total operating revenue	2,748.6	811.7	16.6	(1.5)	3,575.4
Net investment income	60.5	24.5	1.0	(3.3)[11]	82.7
Net realized gains (losses) on investments	3.3	(10.6)	—	—	(7.3)

	2,812.4	825.6	17.6	(4.8)	3,650.8

Expenses
Benefit expense	2,136.4	627.9	12.9	—	2,777.2
Administrative expense	505.6	142.0	4.7	(1.5)[10]	650.8
Interest expense	17.6	1.6	—	15.7 [12]	34.9
Amortization of identifiable intangible assets	3.3	—	—	6.9 [13]	10.2

	2,662.9	771.5	17.6	21.1	3,473.1

Income (loss) before income taxes and minority interest	149.5	54.1	—	(25.9)	177.7
Income taxes (credit)	49.2	17.7	—	(9.1)[14]	57.8
Minority interest	0.5	1.2	—	—	1.7

Net income (loss)	$99.8	$35.2	$—	$(16.8)	$118.2

Net income per share:
Basic	$0.97				$0.83
Diluted	$0.95				$0.81
Weighted average number of shares outstanding:
Basic	103,323,299				143,050,040
Diluted	104,820,572				145,237,653

UNAUDITED PRO FORMA COMBINED
STATEMENT OF INCOME

($ in Millions, except per share data)

	Year Ended December 31, 2001
	Anthem Historical	Trigon Historical	Reclassification Adjustments[1]	Pro Forma Adjustments		Anthem Pro Forma
Revenues
Premiums	$9,244.8	$2,695.7	$60.9	$—		$12,001.4
Administrative fees	817.3	210.3	3.9	(4.5)	[10]	1,027.0
Other revenue	58.2	20.1	—	—		78.3

Total operating revenue	10,120.3	2,926.1	64.8	(4.5)		13,106.7
Net investment income	238.6	105.2	3.3	(13.4)	[11]	333.7
Net realized gains (losses) on investments	60.8	(56.3)	—	—		4.5
Gain on sale of subsidiary operations	25.0	—	—	—		25.0

	10,444.7	2,975.0	68.1	(17.9)		13,469.9

Expenses
Benefit expense	7,814.7	2,263.8	49.9	—		10,128.4
Administrative expense	1,986.1	522.7	16.6	(4.5)	[10]	2,520.9
Interest expense	60.2	12.7	—	63.0	[12]	135.9
Amortization of goodwill and other intangible assets	31.5	—	1.6	29.0	[13]	62.1
Demutualization expenses	27.6	—	—	—		27.6

	9,920.1	2,799.2	68.1	87.5		12,874.9

Income (loss) before income taxes and minority interest	524.6	175.8	—	(105.4)		595.0
Income taxes (credit)	183.4	58.2	—	(36.9)	[14]	204.7
Minority interest (credit)	(1.0)	1.5	—	—		0.5

Net income (loss)	$342.2	$116.1	$—	$(68.5)		$389.8

Net income per share[15]:
Basic	$3.31					$2.73
Weighted average number of shares outstanding:
Basic	103,295,675					143,022,416

NOTES TO UNAUDITED PROFORMA COMBINED FINANCIAL STATEMENTS

1
Reclassification of Trigon's historical amounts to conform to Anthem's historical presentation.
2
Pursuant to the merger agreement, holders of Trigon Class A common stock will receive, subject to adjustment as set forth in the merger agreement, $30.00 cash, without interest, and 1.062 shares of Anthem common stock for each share of Trigon Class A common stock. The net decrease in cash and investments of $251.4 million is composed of the following estimated items (in millions):
Cash consideration of $30.00 per share, without interest, for 35,786,186 outstanding shares of Trigon Class A common stock and 1,621,291 shares of Trigon Class A common stock issuable upon exercise of Trigon stock options	$1,122.2
Cash transaction costs of $22.7 million for change in control and other payments and $56.5 million related to transaction closing costs	79.2

Total cash consideration	1,201.4
Long-term borrowings to partially fund the transaction as discussed in Note 4 below	(950.0)

Net reduction in cash and investments	$251.4

3
Adjustment to goodwill and other intangible assets of $3,160.3 million is a result of the excess of cost over the estimated fair market value of the net assets of Trigon (at an assumed purchase price of $4,206.5 million, including certain estimated purchase price adjustments related to the merger). The calculation is estimated as follows (in millions):
Cash consideration to Trigon's shareholders and option holders discussed in Note 2 above	$1,122.2
Value of 39,726,740 shares of Anthem common stock issued to Trigon's shareholders and option holders based on the April 26, 2002 closing price of $70.70	2,808.7
Cash transaction costs of $79.2 million discussed in Note 2 plus additional deferred contractual payments of $30.8 million	110.0
Conversion of options for 766,079 shares of Trigon common stock to options for an estimated 1,138,393 shares of Anthem common stock at fair value using the Black-Scholes valuation model	60.6
Deferred tax liability on identifiable intangible assets	105.0

Assumed total purchase price	4,206.5
Fair value of Trigon's net assets as of March 31, 2002	(1,046.2)

Total increase in goodwill and other intangible assets — See Note 13 below	$3,160.3

4
Assumes estimated long-term borrowings of $950.0 million will be used to partially finance the merger, in addition to the $251.4 million of cash discussed in Note 2.
5
Reflects an increase in other liabilities of $135.8 million, as a result of the recognition of a deferred tax liability of $105.0 million related to the estimated identifiable intangible assets of $300.0 million and $30.8 million of deferred contractual payments as described in Note 3 above.
6
Represents $(0.3) million elimination of Trigon's Class A common stock accounts for combination purposes, offset by $0.4 million, representing the par value of 39,726,740 shares as discussed in Note 3 above.
7
Reflects the elimination of Trigon's paid in capital of $(780.9) million for combination purposes, offset by the issuance of $2,808.3 million of new Anthem common stock (net of par value) and $60.6 million for Trigon stock options, as discussed in Note 3 above.
8
Reflects the elimination of Trigon's retained earnings for combination purposes.
9
Reflects the elimination of Trigon's accumulated other comprehensive loss for combination purposes.
10
Anthem's indirect wholly owned subsidiary, Health Management Services, has an existing customer relationship with Trigon. As a result, Anthem administrative revenues include amounts billed to Trigon. Trigon includes these amounts as administrative expense. For pro forma purposes, the amounts have been eliminated. The amounts were $1.5 million and $4.5 million, respectively, for the three months ended March 31, 2002 and the year ended December 31, 2001.

11
The $251.4 million of cash requirements as discussed in Note 2 is assumed to come from the sale of investment securities. The reduction to investment income in the pro forma consolidated statement of income reflects reduced investment income on $251.4 million of long-term investment securities, which yields 5.35%. The pro forma amounts of reduced investment income are $3.3 million and $13.4 million for the three months ended March 31, 2002 and year ended December 31, 2001, respectively.
12
The charge to interest expense in the pro forma consolidated statement of income reflects interest payments on $950.0 million of new long-term debt at an assumed interest rate of 6.63%. Interest expense, on a pro forma basis, is $15.7 million and $63.0 million for the three months ended March 31, 2002 and the year ended December 31, 2001, respectively.
13
Upon completion of the merger, Anthem intends to determine the fair market value of the net assets of Trigon. Purchase price will be allocated to the fair value of Trigon's net assets, including identified intangible assets, such as the Blue Cross and Blue Shield name and service mark, employer groups, company-developed software and provider contracts. Preliminary values and lives have been assigned to these assets consistent with the methodology used in Anthem's previous acquisitions. The preliminary purchase price allocation, for pro forma purposes, resulted in an estimated $300.0 million of identifiable intangible assets with finite lives. The amortization of these intangible assets are recognized in the income statement using a declining balance method over a 20-year life. The pro forma amortization expense resulting from the $300.0 million of identifiable intangible assets is $6.9 million for the three months ended March 31, 2002 and is $29.0 million for the year ended December 31, 2001.
14
The income tax benefit related to all adjustments is projected at a statutory rate of 35.0%. The income tax benefit is $9.1 million and $36.9 million for the three months ended March 31, 2002 and the year ended December 31, 2001, respectively.
15
We have not presented Anthem diluted net earnings per share for the year ended December 31, 2001. Such amounts would not be meaningful as no stock or dilutive securities existed for the majority of the year and a relevant market price for the entire year does not exist. There were no dilutive securities outstanding prior to November 2, 2001, the effective date of the demutualization of Anthem Insurance's, a subsidiary of Anthem, and Anthem's initial public offering. Historical and pro forma basic earnings per share for the year ended December 31, 2001 were calculated using the weighted average shares outstanding for the period from November 2, 2001 to December 31, 2001.

  Shares of Trigon Class A common stock outstanding were converted at a rate of 1.062 shares of Anthem common stock for each share of Trigon Class A common stock. In addition, it was assumed that of the 3,516,612 options outstanding, options for 2,750,533 shares were exercised prior to the completion of the merger, and that Trigon used the proceeds to acquire and retire 1,129,242 shares of Trigon Class A common stock. The net new shares resulting from such exercise, totaling 1,621,291, were converted at a rate of 1.062 shares of Anthem common stock for each share of Trigon Class A common stock, for a total of 1,721,811 shares of Anthem common stock. It has also been assumed that options for the remaining 766,079 shares of Trigon Class A common stock were be converted into Anthem stock options at a rate of 1.486 Anthem shares for each of Trigon share, the exchange ratio resulting from an assumed value of Anthem common stock of $70.70.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited Anthem's consolidated financial statements as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, as set forth in their report. Ernst & Young LLP have also audited Anthem's related financial statement schedule as of December 31, 2001 and for the period from November 2, 2001 (date of demutualization and initial public offering) to December 31, 2001, as set forth in their report. We have included Anthem's consolidated financial statements and related financial statement schedule in this joint proxy statement/prospectus and in the registration statement in reliance on the reports of Ernst & Young LLP, and upon the authority of said firm as experts in accounting and auditing.

        KPMG LLP, independent auditors, have audited Trigon's consolidated financial statements and related financial statement schedule as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, as set forth in their reports. We have incorporated by reference Trigon's consolidated financial statements and related financial statement schedule in this joint proxy statement/prospectus and in the registration statement in reliance on the reports of KPMG LLP, and upon the authority of said firm as experts in accounting and auditing.

        Anthem expects representatives of Ernst & Young LLP to attend Anthem's special meeting, and Trigon expects representatives of KPMG LLP to attend Trigon's special meeting. These representatives will have an opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to any appropriate questions you may have.

LEGAL MATTERS

        The validity of the shares of Anthem common stock to be issued in the merger will be passed upon for Anthem by Baker & Daniels. Baker & Daniels and McGuireWoods LLP will deliver their opinions to Anthem and Trigon, respectively, as to certain federal income tax consequences of the merger. See "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" on page 94.

OTHER MATTERS

        As of the date of this document, the Anthem board of directors and the Trigon board of directors know of no matters that will be presented for consideration at their respective special meetings other than as described in this document. However, if any other matter shall properly come before these special meetings or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting. However, no proxy that is voted against the issuance of shares of Anthem common stock or against approval of the merger agreement, as applicable, will be voted in favor of any adjournment or postponement.

Anthem 2003 Annual Meeting Shareholder Proposals

        Shareholder proposals intended to be presented at the 2003 Anthem Annual Meeting of Shareholders pursuant to Rule 14a-8(b) promulgated under the Exchange Act must be received by the Corporate Secretary of Anthem not later than December 3, 2002, in order to be included in the proxy materials sent by management of Anthem for such meeting.

        In order to be considered at the 2003 Annual Meeting, shareholder proposals that have not been included in the proxy materials sent by management of Anthem for such meeting pursuant to Rule 14a-8(b) must comply with the advance notice and eligibility requirements contained in Anthem's bylaws. Anthem's bylaws provide that shareholders are required to give advance notice to Anthem of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before an annual shareholders' meeting. Specifically, the bylaws provide that for a shareholder to nominate a person for election to Anthem's board of directors, the shareholder must be entitled to vote for the election of directors at the meeting and must give timely written notice of the nomination to the Secretary of Anthem. The bylaws also provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have the legal right and authority to make the proposal for consideration at the meeting and the shareholder must give timely written notice thereof to the Secretary of Anthem. In order to be timely, a shareholder's notice must be delivered to the principal executive offices of Anthem not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Anthem's 2002 Annual Meeting of Shareholders was held May 13, 2002. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

        The specific requirements of these advance notice and eligibility provisions are set forth in Section 1.4 and Section 1.5 of Anthem's bylaws, a copy of which is available upon request. Such requests and any shareholder proposals should be sent to the Secretary of Anthem at the principal executive offices of Anthem.

Trigon 2003 Annual Meeting Shareholder Proposals

        If the merger is not completed, Trigon will hold a 2003 Annual Meeting of shareholders. Shareholder proposals intended to be presented at the 2003 Trigon Annual Meeting of shareholders pursuant to Rule 14a-8(b) promulgated under the Exchange Act must be received by the Corporate Secretary of Trigon not later than November 22, 2002, in order to be included in the proxy materials sent by management of Trigon for such meeting.

        Trigon's bylaws provide that, in addition to other applicable requirements, for business to be properly brought before an annual meeting by a shareholder that the shareholder has not sought to be included in management's proxy materials pursuant to Rule 14a-8(b), the shareholder must give timely written notice to the Secretary or an Assistant Secretary at the principal office of Trigon. To be timely, a shareholder's notice must be given, either by personal delivery to the Secretary or an Assistant Secretary of Trigon at the principal office of Trigon, or by first class United States mail, with postage prepaid, addressed to the Secretary of Trigon at the principal office of Trigon. Any such notice must be received (1) on or after the first day of February and before the first day of March of the year in which the meeting will be held, if clause (2) is not applicable, or (2) not less than 60 days before the date of the meeting if the date of such meeting, as prescribed in Trigon's bylaws, has been changed by more than 30 days. Each such shareholder's notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting (1) the name and address, as they appear on Trigon's stock transfer books, of the shareholder proposing business, (2) the class and number of shares of stock of Trigon beneficially owned by such shareholder, (3) a representation that such shareholder is a shareholder of record at the time of the giving of the notice and intends to appear in person or by proxy at the meeting to present the business specified in the notice, (4) a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented and the reasons for wanting to conduct such business, and (5) any interest which the shareholder may have in such business. Any such proposal must also meet the applicable requirements of the Exchange Act, as amended, and the rules and regulations promulgated thereunder.

WHERE YOU CAN FIND MORE INFORMATION

        Anthem has filed with the SEC a registration statement under the Securities Act that registers the distribution to Trigon shareholders of the shares of Anthem common stock to be issued in the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Anthem and Anthem's capital stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

        In addition, Anthem and Trigon file reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy this information at the following locations of the SEC:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

        You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, like Anthem and Trigon, who file electronically with the SEC. The address of the site is http://www.sec.gov.

        You should also be able to inspect reports, proxy statements and other information about Anthem and Trigon at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10004.

        The SEC allows Trigon to incorporate by reference information into this document. This means that Trigon can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document as described below.

        This document incorporates by reference the documents listed below that Trigon previously filed with the SEC. They contain important information about Trigon and its financial condition.

Trigon SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2001
Quarterly Report on Form 10-Q	Quarter ended March 31, 2002
Current Reports on Form 8-K	April 29, 2002
The description of the rights agreement, contained in Amendment No. 1 to the registration statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description	April 29, 2002

        In addition, Trigon also incorporates by reference additional documents that Trigon may file with the SEC between the date of this document and the date of the Trigon special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

        Anthem has supplied all information contained in this document relating to Anthem and Trigon has supplied all information contained in this document relating to Trigon.

        Documents incorporated by reference are available from Trigon without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Trigon at the following address:

Trigon Healthcare, Inc.

2015 Staples Mill Road

Richmond, Virginia 23230

Phone: (804) 354-7000

        Trigon shareholders requesting documents should ensure that Trigon receives the request on or before July 15, 2002 to receive them before the special meeting. You will not be charged for any of these documents that you request. If you request any incorporated documents from Trigon, Trigon will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.

        Neither Anthem nor Trigon has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ANTHEM MANAGEMENT'S DISCUSSION AND
ANALYSIS AND FINANCIAL STATEMENTS

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        As used in this Management's Discussion and Analysis of Financial Condition and Results of Operations, the terms "we," "our" and "us" refer only to Anthem, Inc. and its subsidiaries.

Introduction

        We are one of the nation's largest health benefits companies and an independent licensee of the Blue Cross Blue Shield Association, or BCBSA. We offer Blue Cross Blue Shield branded products to over eight million members throughout Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Maine, Colorado and Nevada.

        Our health business segments are strategic business units delineated by geographic areas within which we offer similar products and services. We manage our business units with a local focus to address each geographic region's unique market, regulatory and healthcare delivery characteristics. Our geographic health segments are: Midwest, which includes Indiana, Kentucky and Ohio; East, which includes Connecticut, New Hampshire and Maine; and West, which includes Colorado and Nevada.

        In addition to our three geographic health segments, our reportable segments include a Specialty segment that contains business units providing group life and disability insurance benefits, pharmacy benefit management, dental and vision administration services and third party occupational health services. Our Other segment is comprised of AdminaStar Federal, intersegment revenue and expense eliminations and corporate expenses not allocated to reportable segments. AdminaStar Federal is a subsidiary that administers Medicare programs in Indiana, Illinois, Kentucky and Ohio. Prior to May 31, 2001, our Other segment also contained Anthem Alliance Health Insurance Company, or Anthem Alliance. Anthem Alliance was a subsidiary that primarily provided health care benefits and administration in nine states for the Department of Defense's TRICARE Program for military families. We sold our TRICARE operations on May 31, 2001.

        We offer our health benefits customers traditional indemnity products and a diversified mix of managed care products, including health maintenance organizations or HMOs, preferred provider organizations or PPOs, and point of service or POS plans. We also provide a broad array of managed care services and partially insured products to self-funded employers, including underwriting, stop loss insurance, actuarial services, provider network access, medical cost management, claims processing and other administrative services. Our operating revenue consists of premiums, administrative service fees and other revenue. The premiums come from fully or partially insured contracts where we indemnify our policyholders against loss. The administrative fees come from self-funded contracts where our contract holders are wholly or partially self-insured and from the administration of Medicare programs. Other revenue is principally generated by our pharmacy benefit management company in the form of co-pays and deductibles paid by the member associated with the sale of mail order drugs.

        Our benefit expense consists mostly of four cost of care components: outpatient and inpatient care costs, physician costs and pharmacy benefit costs. All four components are affected both by unit costs and utilization rates. Unit costs, for example, are the cost of outpatient medical procedures, inpatient hospital stays, physician fees for office visits and prescription drug prices. Utilization rates represent the volume of consumption of health services and vary with the age and health of our members and broader social and lifestyle factors in the population as a whole.

        On April 29, 2002, we announced that we had entered into an agreement and plan of merger with Trigon Healthcare, Inc. ("Trigon") pursuant to which Trigon will become a wholly owned subsidiary of Anthem. Trigon is Virginia's largest health care company and is the Blue Cross and Blue Shield licensee in the State of Virginia. Under the agreement, Trigon's shareholders will, subject to adjustment as set forth in the merger agreement, receive $30.00 in cash, without interest, and 1.062 shares of

Anthem common stock for each share of Trigon Class A common stock outstanding. The value of the transaction is estimated to be approximately $4.0 billion, and is expected to close in three to six months, subject to regulatory and shareholder approvals. Trigon reported the following unaudited financial results for the periods ended March 31, 2002 and 2001:

	2002	2001
	($ in Millions)
Total revenues	$825.6	$728.2
Net income	35.2	32.4

        As of March 31, 2002, Trigon reported total assets of $2.7 billion, total liabilities of $1.7 billion and total shareholders' equity of $1.0 billion.

        Our results in 1999, 2000 and 2001 were significantly impacted by the acquisitions of Blue Cross and Blue Shield of New Hampshire, or BCBS-NH, which we completed on October 27, 1999, Blue Cross and Blue Shield of Colorado and Nevada, or BCBS-CO/NV, which we completed on November 16, 1999, and Blue Cross and Blue Shield of Maine, or BCBS-ME, which we completed on June 5, 2000. We accounted for these acquisitions as purchases and we included the net assets and results of operations in our consolidated financial statements from the respective dates of purchase. The following represents the contribution to our total revenues, operating gain, assets and membership in the year of and subsequent to each acquisition for the years ended December 31, 2001, 2000 and 1999.

	As of and for the Year Ended December 31
	2001				2000
	Total Revenues	Operating Gain	Assets	(000s) Members	Total Revenues	Operating Loss	Assets	(000s) Members
	($ in Millions)
BCBS-ME	$948.1	$12.6	$307.6	504	$489.4	$8.7	$339.5	487

	As of and for the Year Ended December 31
	2000				1999
	Total Revenues	Operating Gain	Assets	(000s) Members	Total Revenues	Operating Loss	Assets	(000s) Members
	($ in Millions)
BCBS-NH	$591.0	$11.6	$316.8	479	$77.9	$(0.3)	$250.6	366
BCBS-CO/NV	678.6	6.5	545.8	595	76.9	(3.4)	521.5	486
BCBS-ME	489.4	8.7	339.5	487	—	—	—	—

Total	$1,759.0	$26.8	$1,202.1	1,561	$154.8	$(3.7)	$772.1	852

        Operating gain consists of operating revenue less benefit expense and administrative expense.

        We sold our TRICARE operations on May 31, 2001. The results of our TRICARE operations are reported in our Other segment (for Anthem Alliance), and in our Midwest business segment, which assumed a portion of the TRICARE risk from May 1, 1998, to December 31, 2000. The operating results for our TRICARE operations for 2001, 2000 and 1999 were as follows and include both the Anthem Alliance and Midwest business segment results:

	2001	2000	1999
	($ in Millions)
Operating Revenue	$263.2	$353.9	$292.4

Operating Gain	$4.2	$3.9	$5.1

        The results of our TRICARE operations for the three months ended March 31, 2001 were $146.9 million in operating revenue and $1.1 million in operating gain.

        On May 30, 2001, we signed a definitive agreement with Blue Cross and Blue Shield of Kansas, or BCBS-KS, pursuant to which BCBS-KS would become a wholly owned subsidiary. Under the proposed transaction, BCBS-KS would demutualize and convert to a stock insurance company. The agreement calls for us to pay $190.0 million in exchange for all of the shares of BCBS-KS. On February 11, 2002, the Kansas Insurance Commissioner disapproved the proposed transaction, which had been previously approved by the BCBS-KS policyholders in January 2002. On February 19, 2002, the board of directors of BCBS-KS voted unanimously to appeal the Kansas Insurance Commissioner's decision and BCBS-KS is seeking to have the decision overturned in Shawnee County District Court. We joined BCBS-KS in the appeal, which was filed on March 7, 2002. On June 7, 2002, the Court ruled in favor of Anthem and BCBS-KS, vacating the Commissioner's disapproval and remanding the matter to the Commissioner for further proceedings not inconsistent with the Court's order. Anthem and BCBS-KS are reviewing the ruling and considering their next steps.

        You should read this discussion in conjunction with our audited and unaudited consolidated financial statements and accompanying notes presented on pages F-34 through F-77.

ANTHEM'S MEMBERSHIP—THREE MONTHS ENDED MARCH 31, 2002 COMPARED TO THREE MONTHS ENDED MARCH 31, 2001

        We categorize our membership into seven different customer types: Local Large Group, Small Group, Individual, National, Medicare + Choice, Federal Employee Program and Medicaid.

  •
  Local Large Group consists of those customers with 51 or more eligible employees, which are not considered National accounts.

  •
  Small Group consists of those customers with one to 50 employees.

  •
  Individual members include those in our under age 65 business and our Medicare Supplement (age 65 and over) business.

  •
  Our National accounts customers are employer groups, which have multi-state locations and require partnering with other Blue Cross and Blue Shield plans for administration and/or access to non-Anthem provider networks. Included within the National business are our BlueCard customers who represent enrollees of health plans marketed by other Blue Cross and Blue Shield Plans, or the home plans, who receive health care services in our Blue Cross and Blue Shield licensed markets.

  •
  Medicare + Choice members have enrolled in coverages that are managed care alternatives for the Medicare program.

  •
  The Federal Employee Program, or FEP, provides health insurance coverage to United States government employees and their dependents. Our FEP members work in Anthem markets and are covered by this program.

  •
  Medicaid membership represents eligible members with state sponsored managed care alternatives in the Medicaid programs which we manage for the states of Connecticut and New Hampshire.

        Our BlueCard membership is calculated based on the amount of BlueCard administrative fees we receive from the BlueCard members' home plans. Generally, the administrative fees we receive are based on the number and type of claims processed and a portion of the network discount on those claims. The administrative fees are then divided by an assumed per member per month, or PMPM, factor to calculate the number of members. The assumed PMPM factor is based on an estimate of our experience and BCBSA guidelines.

        In addition to categorizing our membership by customer type, we categorize membership by funding arrangement according to the level of risk we assume in the product contract. Our two funding arrangement categories are fully insured and self-funded. Self-funded products are offered to customers, generally larger employers, with the ability and desire to retain some or all of the risk associated with their employees' health care costs.

        The following table presents our membership count by segment, customer type and funding arrangement as of March 31, 2002 and 2001. The membership data presented are unaudited and in certain instances include our estimates of the number of members represented by each contract at the end of the period, rounded to the nearest thousand.

	March 31
				% Change
	2002	2001	Change
	(In Thousands)
Segment
Midwest	5,070	4,760	310	7%
East	2,292	2,186	106	5
West	809	662	147	22

Total without TRICARE	8,171	7,608	563	7
TRICARE	—	419	(419)	(100)

Total	8,171	8,027	144	2%

Customer Type
Local Large Group	2,792	2,750	42	2%
Small Group	811	790	21	3
Individual	730	663	67	10
National accounts [1].	3,163	2,774	389	14
Medicare + Choice	101	100	1	1
Federal Employee Program	449	426	23	5
Medicaid	125	105	20	19

Total without TRICARE	8,171	7,608	563	7
TRICARE	—	419	(419)	(100)

Total	8,171	8,027	144	2%

Funding Arrangement
Self-funded	4,294	3,914	380	10%
Fully insured	3,877	3,694	183	5

Total without TRICARE	8,171	7,608	563	7
TRICARE	—	419	(419)	(100)

Total	8,171	8,027	144	2%

1
Includes BlueCard members of 1,933 as of March 31, 2002, and 1,508 as of March 31, 2001.

        Our TRICARE program provided managed care services to active and retired military personnel and their dependents. We sold our TRICARE business on May 31, 2001, and thus we had no TRICARE members as of March 31, 2002. At March 31, 2001, our TRICARE membership totaled 419,000 and was fully insured.

        During the twelve months ended March 31, 2002, total membership increased 144,000, or 2%. Excluding our TRICARE business from 2001, membership increased 563,000, or 7%, primarily due to National, Individual and Local Large Group businesses. National membership increased 389,000, or

14%, primarily due to a significant increase in BlueCard activity and sales in our National accounts business. Individual membership increased 67,000, or 10%, with the majority of this growth resulting from higher sales in our under 65 business in all segments. Local Large Group membership, which includes both fully insured and self-funded business, increased 42,000, or 2%, primarily due to sales of new accounts and retention of insured business which more than offset a decrease in self-funded business. Local Large Group self-funded membership decreased slightly, particularly in the Midwest.

        Medicare + Choice membership increased 1,000, or 1%. Excluding our withdrawal from the Medicare + Choice market in Colorado as of January 1, 2002, Medicare + Choice membership increased 11,000, or 12%. This increase was primarily due to new business in certain counties in Ohio, where many competitors have left the market, leaving us as one of the few remaining companies offering this product. Our Medicare + Choice membership in Colorado was 10,000 at March 31, 2001.

        Self-funded membership increased 380,000, or 10%, primarily due to an increase in BlueCard membership. Fully insured membership, excluding our TRICARE business from 2001, grew by 183,000 members, or 5%, from March 31, 2001, primarily in Individual, Local Large Group and Small Group businesses.

ANTHEM'S RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2002 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2001

        The following table presents our consolidated results of operations for the three months ended March 31, 2002 and 2001:

			Change
	2002	2001	$	%
	($ in Millions)
Operating revenue and premium equivalents [1]	$3,793.2	$3,390.1	$403.1	12%

Premiums	$2,529.5	$2,268.9	$260.6	11%
Administrative fees	201.0	213.0	(12.0)	(6)
Other revenue	18.1	11.5	6.6	57

Total operating revenue	2,748.6	2,493.4	255.2	10
Benefit expense	2,136.4	1,934.1	202.3	10
Administrative expense	505.6	499.4	6.2	1

Total operating expense	2,642.0	2,433.5	208.5	9

Operating gain	106.6	59.9	46.7	78
Net investment income	60.5	53.9	6.6	12
Net realized gains on investments	3.3	13.2	(9.9)	(75)
Interest expense	17.6	14.4	3.2	22
Amortization of goodwill and other intangible assets	3.3	7.7	(4.4)	(57)
Demutualization expenses	—	0.6	(0.6)	(100)

Income before taxes and minority interest	149.5	104.3	45.2	43
Income taxes	49.2	34.4	14.8	43
Minority interest (credit)	0.5	(0.7)	1.2	NM	[2]

Net income	$99.8	$70.6	$29.2	41%

Benefit expense ratio [3]	84.5%	85.2%		(70)	bp4
Administrative expense ratio: [5]
Calculated using operating revenue [6]	18.4%	20.0%		(160)	bp4
Calculated using operating revenue and premium equivalents [7]	13.3%	14.7%		(140)	bp4
Operating margin [8]	3.9%	2.4%		150	bp4

        The following definitions are also applicable to all other tables and schedules in this discussion:

1
Operating revenue and premium equivalents is a measure of the volume of business commonly used in the health insurance industry to allow for a comparison of operating efficiency among companies. It is obtained by adding to premiums, administrative fees and other revenue the amount of claims attributable to non-Medicare, self-funded health business where we provide a complete array of customer service, claims administration and billing and enrollment services. The self-funded claims included for the three months ended March 31, 2002 were $1,044.6 million and for the three months ended March 31, 2001 were $896.7 million.

2
NM = Not meaningful.

3
Benefit expense ratio = Benefit expense ÷ Premiums.

4
bp = basis point; one hundred basis points = 1%.

5
While we include two calculations of administrative expense ratio, we believe that administrative expense ratio including premium equivalents is a better measure of efficiency as it eliminates changes in the ratio caused by changes in our mix of insured and self-funded business. All discussions and explanations related to administrative expense ratio will be related to administrative expense ratio including premium equivalents.

6
Administrative expense ÷ Operating revenue.

7
Administrative expense ÷ Operating revenue and premium equivalents.

8
Operating margin = Operating gain ÷ Total operating revenue.

        Premiums increased $260.6 million, or 11%, to $2,529.5 million in 2002. Excluding our TRICARE business from 2001, premiums increased $369.8 million, or 17%, primarily due to premium rate increases, particularly in our Local Large Group and Small Group businesses, and higher membership in all of our business segments. Our Midwest premiums increased due to higher membership and premium rate increases in our group accounts (both Local Large Group and Small Group). Our East and West premiums increased primarily due to premium rate increases and higher membership in both our Local Large Group and Small Group businesses.

        Administrative fees decreased $12.0 million, or 6%, from $213.0 million in 2001 to $201.0 million in 2002 primarily due to the sale of our TRICARE business. Excluding our TRICARE business from 2001, administrative fees increased $25.7 million, or 15%, primarily from membership growth in National account self-funded business. Excluding our TRICARE business from 2001, other revenue, which is comprised principally of co-pays and deductibles paid by the member associated with Anthem Prescription Management's, or APM's, sale of mail order drugs, increased $6.6 million, or 57%. APM is our pharmacy benefit manager and provides its services principally to other Anthem affiliates. Mail order revenues increased primarily due to additional volume resulting from the introduction of APM as the pharmacy benefit manager at Blue Cross and Blue Shield of Colorado and Nevada, or BCBS-CO/NV and Blue Cross and Blue Shield of Maine, or BCBS-ME, in the second quarter of 2001.

        Benefit expense increased $202.3 million, or 10%, in 2002. Excluding our TRICARE business from 2001, benefit expense increased $311.3 million, or 17%, due to higher average membership and increasing cost of care. Cost of care trends were driven primarily by higher utilization of outpatient services and higher prescription drug costs. Our benefit expense ratio decreased 70 basis points from 85.2% in 2001 to 84.5% in 2002 primarily due to the sale of our TRICARE business. Excluding our TRICARE business from 2001, our benefit expense ratio remained flat at 84.5%.

        Overall, our cost of care trends have been approximately 13%, using a rolling 12-month calculation through March 2002. Outpatient and professional services cost increases for the quarter have varied among regions and products. For the rolling 12-month period ended March 31, 2002 compared to the rolling 12-month period ended March 31, 2001, outpatient cost increases were approximately 13% while professional services cost increases were approximately 11%. These increases resulted from both increased utilization and higher unit costs. Increased outpatient utilization reflects an industry-wide trend toward a broader range of medical procedures being performed without overnight hospital stays, as well as an increasing customer awareness of and demand for diagnostic procedures such as magnetic resonance imagings, or MRIs. In addition, improved medical technology has allowed more complicated medical procedures to be performed on an outpatient basis rather than on an inpatient (hospitalized) basis, increasing both outpatient utilization rates and unit costs.

        Prescription drug cost increases for the 12-month period ended March 31, 2002 compared to the 12-month period ended March 31, 2001 varied among regions and by product, but were approximately 18%. These cost increases resulted from the introduction of new, higher cost drugs and higher overall utilization. In response to increasing prescription drug costs, we continue to implement three-tiered drug programs for our members. Three-tiered drug programs reflect benefit designs that have three co-payment levels which depend on the drug selected. Generic drugs have the lowest co-payment, brand name drugs included in the drug formulary have a higher co-payment and brand name drugs omitted from the drug formulary have the highest co-payment. Drug formularies are a list of prescription drugs that have been reviewed and selected for their quality and efficacy by a committee of practicing physicians and clinical pharmacists. Through our pharmacy benefit design, we encourage use of these listed brand name and generic drugs to ensure members receive quality and cost-effective medication.

        Growth in inpatient costs was approximately 11% for the 12-month period ended March 31, 2002 compared to the 12-month period ended March 31, 2001. This increase was due to re-negotiation of provider contracts and higher overall utilization. Hospitals have taken a more aggressive stance in their contracting with health insurance companies as a result of reduced hospital reimbursements from Medicare and pressure to recover the costs of additional investments in new medical technology and facilities.

        Administrative expense increased $6.2 million, or 1%, for the three months ended March 31, 2002. Excluding our TRICARE business from 2001, administrative expense increased $43.0 million, or 9%, primarily due to commissions and premium taxes, which vary with premium, higher employment costs and other additional costs associated with higher membership and investments in technology. Excluding our TRICARE business from 2001, our administrative expense ratio, calculated using operating revenue and premium equivalents, decreased 100 basis points to 13.3% primarily due to operating revenue growth and continued focus on cost containment efforts.

        Net investment income increased $6.6 million, or 12%, primarily due to our higher average investment portfolio balances for the first three months of 2002, as compared to the average for the first three months of 2001. The higher portfolio balances included net cash generated from operations, as well as cash generated from improved balance sheet management, such as quicker collection of receivables. As returns on fixed maturity portfolios are dependent on market interest rates and changes in interest rates are unpredictable, there is no certainty that past investment performance will be repeated in the future.

        Net realized gains on investments decreased from $13.2 million for the three months ended March 31, 2001 to $3.3 million for the three months ended March 31, 2002. Net realized capital gains from sale of equities decreased $2.6 million, or 90%, to $0.3 million in 2002 from $2.9 million in 2001. Net realized capital gains from sale of fixed income securities decreased $7.3 million, or 71%, to $3.0 million in 2002 from $10.3 million in 2001. Net gains or losses on investments are influenced by market conditions when or if an investment is sold, and will vary from period to period.

        Interest expense increased $3.2 million, or 22%, primarily reflecting the issuance of our 6.00% Equity Security Units on November 2, 2001.

        Amortization of goodwill and other intangible assets decreased $4.4 million, or 57%, from the three months ended March 31, 2001 to the three months ended March 31, 2002, primarily due to adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", on January 1, 2002. See Note 3 to our March 31, 2002 unaudited consolidated financial statements for additional information.

        Income tax expense increased $14.8 million, or 43%, primarily due to higher income before taxes. Our effective income tax rate was 32.9% in the first quarter of 2002 and 33.0% in the first quarter of 2001.

        Net income increased $29.2 million, or 41%, primarily due to the improvement in our operating results, higher net investment income and lower amortization of goodwill and other intangible assets resulting from the adoption of FAS No. 142 on January 1, 2002. Assuming FAS 142 had been in effect for the quarter ended March 31, 2001, our net income would have increased $25.2 million, or 34%.

Midwest

        Our Midwest segment is comprised of health benefit and related business for members in Indiana, Kentucky and Ohio. The following table presents our Midwest segment's summarized results of operations for the three months ended March 31, 2002 and 2001:

	2002	2001	% Change
	($ in Millions)
Operating Revenue	$1,451.8	$1,219.9	19%
Operating Gain	$54.1	$42.8	26%
Operating Margin	3.7%	3.5%	20	bp
Membership (in 000s)	5,070	4,760	7%

        Operating revenue increased $231.9 million, or 19%, in 2002 primarily due to premium rate increases, membership gains, particularly in Local Large Group fully insured business, Small Group and Medicare + Choice, and overall good service that resulted in increased retention.

        Operating gain increased $11.3 million, or 26%, resulting in an operating margin of 3.7% at March 31, 2002, a 20 basis point improvement from the three months ended March 31, 2001. This improvement was primarily due to revenue growth and effective expense control. Administrative expense increased at a slower rate than premiums as we gained operating efficiencies and leveraged our fixed costs over higher membership.

        Membership increased 310,000, or 7%, to 5.1 million members, primarily due to growth in National business and additional sales in Individual business. Retention of members was favorable in all lines of business.

East

        Our East segment is comprised of health benefit and related business for members in Connecticut, New Hampshire and Maine. The following table presents our East segment's summarized results of operations for the three months ended March 31, 2002 and 2001.

	2002	2001	% Change
	($ in Millions)
Operating Revenue	$985.3	$874.9	13%
Operating Gain	$42.2	$22.6	87%
Operating Margin	4.3%	2.6%	170	bp
Membership (in 000s)	2,292	2,186	5%

        Operating revenue increased $110.4 million, or 13%, in 2002 due to premium rate increases and higher Small Group membership.

        Operating gain increased $19.6 million, or 87%, primarily due to improved underwriting results, primarily in New Hampshire and Maine group business. Operating margin increased 170 basis points to 4.3% for the three months ended March 31, 2002.

        Membership increased 106,000, or 5%, primarily in National accounts business.

        On February 28, 2002, a subsidiary of Anthem Insurance, Anthem Health Plans of Maine, Inc., completed its purchase of the remaining 50% ownership interest in Maine Partners Health Plan, Inc. for an aggregate purchase price of $10.6 million. We had previously consolidated the financial results of this entity in our consolidated financial statements and recorded minority interest for the percentage we did not own.

West

        Our West segment is comprised of health benefit and related business for members in Colorado and Nevada. The following table presents our West segment's summarized results of operations for the three months ended March 31, 2002 and 2001:

	2002	2001	% Change
	($ in Millions)
Operating Revenue	$221.2	$176.5	25%
Operating Gain	$7.5	$0.2	NM
Operating Margin	3.4%	0.1%	330	bp
Membership (in 000s)	809	662	22%

        Operating revenue increased $44.7 million, or 25%, primarily due to higher premium rates designed to bring our pricing in line with claim trends, and higher membership in Local Large Group, Small Group and Individual businesses.

        Operating gain increased $7.3 million to $7.5 million in 2002, primarily due to improved underwriting performance and higher average membership, particularly in our Local Large Group, Small Group and Individual businesses. In addition, we were able to leverage our fixed costs over a significantly increased membership base. These improvements in our operating gain resulted in a 330 basis point increase in operating margin to 3.4% in 2002.

        Membership increased 147,000, or 22%, to 809,000, due to higher sales in Local Large Group, Small Group and Individual businesses and increased National Accounts business, primarily BlueCard activity. We exited the Medicare + Choice market in Colorado effective January 1, 2002. At March 31, 2001, our Medicare + Choice membership in Colorado was approximately 10,000. We expect no material effect on operating results from exiting this market.

Specialty

        Our Specialty segment includes our group life and disability, pharmacy benefit management, dental and vision administration services and third party occupational health services. The following table presents our Specialty segment's summarized results of operations for the three months ended March 31, 2002 and 2001:

	2002	2001	% Change
	($ in Millions)
Operating Revenue	$120.1	$89.1	35%
Operating Gain	$12.4	$7.5	65%
Operating Margin	10.3%	8.4%	190	bp

        Operating revenue increased $31.0 million, or 35%, primarily due to higher revenue at Anthem Prescription Management, or APM, and increased life and disability premiums. APM's operating revenue grew primarily due to increased mail order prescription volume and the implementation of APM's pharmacy benefit programs in the second quarter of 2001 by BCBS-CO/NV and BCBS-ME. Excluding our TRICARE business from 2001, mail service membership increased 20%, while retail service membership increased 20%. Excluding our TRICARE business from 2001, mail service prescription volume increased 31% and retail prescription volume increased 22%. Life and disability premiums increased primarily due to higher premium rates and higher membership.

        Operating gain increased $4.9 million, or 65%, primarily due to increased mail order prescription volume at APM and the leveraging of our fixed costs over increased membership. Improved APM results and the leveraging of fixed costs resulted in a 190 basis point increase in our operating margin to 10.3%.

Other

        Our Other segment includes AdminaStar Federal, a subsidiary that administers Medicare Parts A and B programs in Indiana, Illinois, Kentucky and Ohio, intersegment revenue and expense eliminations and corporate expenses not allocated to operating segments. In 2001, our Other segment also contained Anthem Alliance, a subsidiary that provided the health care benefits and administration in nine states for active and retired military employees and their dependents under the Department of Defense's TRICARE program for military families. Our TRICARE business was sold on May 31, 2001. The following table presents the summarized results of operations for our Other segment, including elimination of intersegment revenue, for the three months ended March 31, 2002 and 2001:

	2002	2001	% Change
	($ in Millions)
Operating Revenue	$(29.8)	$133.0	NM
Operating Loss	$(9.6)	$(13.2)	27%

        Operating revenue decreased $162.8 million to $(29.8) million in 2002. Excluding intersegment operating revenue eliminations of $66.2 million in 2002 and $46.6 million in 2001, operating revenue decreased $143.2 million, or 80%, primarily due to the sale of our TRICARE operations. Excluding our TRICARE business from 2001 and intersegment operating revenue eliminations, operating revenue increased $3.7 million, or 11%, primarily due to additional revenues at AdminaStar Federal.

        Certain corporate expenses are not allocated to our business segments. These unallocated expenses accounted for $19.1 million for the three months ended March 31, 2002 and $16.7 million for the three months ended March 31, 2001, and primarily included such items as incentive compensation, certain technology related expenses and certain costs associated with becoming an investor-owned company.

ANTHEM'S MEMBERSHIP—YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

        The following table presents our membership count by segment, customer type and funding arrangement as of December 31, 2001 and 2000. The membership data presented are unaudited and in certain instances include our estimates of the number of members represented by each contract at the end of the period, rounded to the nearest thousand.

Membership

	December 31
				% Change
	2001	2000	Change
	(In Thousands)
Segment
Midwest	4,854	4,582	272	6%
East	2,260	2,093	167	8
West	769	595	174	29

Total	7,883	7,270	613	8%

Customer Type
Local Large Group	2,827	2,634	193	7%
Small Group	813	775	38	5
Individual	701	650	51	8
National accounts [1].	2,903	2,468	435	18
Medicare + Choice	97	106	(9)	(8)
Federal Employee Program	423	407	16	4
Medicaid	119	102	17	17

Total without TRICARE	7,883	7,142	741	10
TRICARE	—	128	(128)	(100)

Total	7,883	7,270	613	8%

Funding Arrangement
Self-funded	4,052	3,481	571	16%
Fully insured	3,831	3,789	42	1

Total	7,883	7,270	613	8%

1
Includes BlueCard members of 1,626 as of December 31, 2001, and 1,320 as of December 31, 2000.

        The renewal patterns of our membership are somewhat cyclical throughout the year. Typically, approximately 37% of our group fully insured business renews during the first quarter and approximately 30% renews during the third quarter. The remainder of our membership renewals are evenly distributed over the other two quarters.

        During the year ended December 31, 2001, total membership increased 613,000, or 8%, primarily due to growth in National business and Local Large Group, including a significant increase in BlueCard membership as a result of strong sales activity and favorable retention. Excluding TRICARE, membership increased 741,000, or 10%. Local Large Group membership increased 193,000, or 7%, with growth in all regions attributable to the success of our PPO products, as more employer groups desire the broad, open access to our networks provided by these products. The 38,000, or 5%, growth in Small Group business reflects our initiatives to increase Small Group membership through revised commission structures, enhanced product offerings, brand promotion and enhanced relationships with brokers.

        Medicare + Choice membership decreased as we withdrew from the Medicare + Choice program in Connecticut effective January 1, 2001, due to losses in this line of business in that market. At December 31, 2000, our Medicare + Choice membership in Connecticut totaled 18,000. With such small membership, we concluded that attaining profitability in this program would be difficult. Offsetting this decrease was growth in our Medicare + Choice membership in certain counties in Ohio, where many competitors have left the market, leaving us as one of the few remaining companies offering this product. We decided to remain in these counties in Ohio because we believe we have a critical mass of membership and can continue to achieve improved results. We withdrew, effective on January 1, 2002, from the Medicare + Choice market in Colorado due to low membership in this market. Our Medicare + Choice membership in Colorado was 6,000 at December 31, 2001.

        Individual membership increased primarily due to new business resulting from higher sales of Individual (under age 65) products, particularly in our Midwest segment.

        Self-funded membership increased primarily due to our 23% increase in BlueCard membership. Fully insured membership, excluding TRICARE, grew by 170,000 members, or 5%, from December 31, 2000, due to growth in both Local Large and Small Group businesses.

        Our Midwest and West membership grew primarily from increases in BlueCard activity, Local Large Group and National accounts. Our East membership growth is attributed to increased sales of Local Large Group and growth in BlueCard. Local Large Group sales in our East segment increased primarily due to the withdrawal of two of our largest competitors from the New Hampshire and Maine markets.

ANTHEM'S RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2001 COMPARED TO THE YEAR ENDED DECEMBER 31, 2000

        The following table presents our consolidated results of operations for the years ended December 31, 2001 and 2000:

	2001	2000	$ Change	% Change
	($ in Millions)
Operating revenue and premium equivalents [1]	$14,057.4	$11,800.1	$2,257.3	19%

Premiums	$9,244.8	$7,737.3	$1,507.5	19%
Administrative fees	817.3	755.6	61.7	8
Other revenue	58.2	50.6	7.6	15

Total operating revenue	10,120.3	8,543.5	1,576.8	18
Benefit expense	7,814.7	6,551.0	1,263.7	19
Administrative expense	1,986.1	1,808.4	177.7	10

Total operating expense	9,800.8	8,359.4	1,441.4	17

Operating gain	319.5	184.1	135.4	74
Net investment income	238.6	201.6	37.0	18
Net realized gains on investments	60.8	25.9	34.9	NM
Gain on sale of subsidiary operations (TRICARE)	25.0	—	25.0	NM
Interest expense	60.2	54.7	5.5	10
Amortization of intangibles	31.5	27.1	4.4	16
Demutualization expenses	27.6	—	27.6	NM

Income before taxes and minority interest	524.6	329.8	194.8	59
Income taxes	183.4	102.2	81.2	79
Minority interest (credit)	(1.0)	1.6	(2.6)	NM

Net income	$342.2	$226.0	$116.2	51%

Benefit expense ratio	84.5%	84.7%		(20	) bp
Administrative expense ratio:
Calculated using operating revenue	19.6%	21.2%		(160	) bp
Calculated using operating revenue and premium equivalents	14.1%	15.3%		(120	) bp
Operating margin	3.2%	2.2%		100	bp

1
The self-funded claims included for the year ended December 31, 2001 were $3,937.1 million and for the year ended December 31, 2000 were $3,256.6 million.

        Premiums increased $1,507.5 million, or 19%, to $9,244.8 million in 2001 in part due to our acquisition of BCBS-ME in June 2000 and the additional risk we recaptured as of January 1, 2001, associated with the TRICARE business. Our subsidiary Anthem Alliance had retained 35% of the risk on its TRICARE contract as of January 1, 2000, and we increased the retention as of January 1, 2001, to 90% of the total risk for the contract. We sold the TRICARE business on May 31, 2001. Excluding our acquisition of BCBS-ME and the sale of our TRICARE business, premiums increased $1,089.5 million, or 15%, due to premium rate increases and higher membership in all of our business segments. Our Midwest premiums increased due to higher membership and premium rate increases in our group accounts (both Local Large Group and Small Group) and higher membership in Medicare + Choice. Our East and West premiums increased primarily due to premium rate increases and higher membership in group business.

        Administrative fees increased $61.7 million, or 8%, from $755.6 million in 2000 to $817.3 million in 2001, with $30.2 million of this increase from our acquisition of BCBS-ME. Excluding our acquisition of BCBS-ME and the sale of our TRICARE business, administrative fees increased $112.2 million, or 20%, primarily from membership growth in National account self-funded business. Excluding our acquisition of BCBS-ME and the sale of our TRICARE business, other revenue, which is comprised principally of co-pays and deductibles associated with Anthem Prescription Management's, or APM's, sale of mail order drugs, increased $12.1 million, or 27%. APM is our pharmacy benefit manager and provides its services to other Anthem affiliates. Mail order revenues increased primarily due to additional volume resulting from the introduction of APM as the pharmacy benefit manager at BCBS-NH in late 2000 and BCBS-CO/NV and BCBS-ME in 2001.

        Benefit expense increased $1,263.7 million, or 19%, in 2001 due to our acquisition of BCBS-ME and the additional risk assumed by Anthem Alliance for TRICARE business on January 1, 2001. Excluding our acquisition of BCBS-ME and the sale of our TRICARE business, benefit expense increased $888.6 million, or 15%, due to higher average membership and increasing cost of care. Cost of care trends were driven primarily by higher utilization of outpatient services and higher prescription drug costs. Our benefit expense ratio decreased 20 basis points from 84.7% in 2000 to 84.5% in 2001 primarily due to disciplined pricing, implementation of disease management plans and improvement in provider contracting. Excluding our acquisition of BCBS-ME and the sale of our TRICARE business, our benefit expense ratio decreased 40 basis points from 84.3% in 2000 to 83.9% in 2001 for the same reasons.

        Total cost of care for 2001 increased approximately 13% from 2000. Excluding changes in our mix of business between regions, total cost of care for 2001 increased approximately 12%. Outpatient and professional services cost increases have varied among regions and products. For the year ended December 31, 2001, cost increases have generally averaged from 14% to 15% for outpatient services and from 11% to 12% for professional services. These increases resulted from both increased utilization and higher unit costs. Increased outpatient utilization reflects an industry-wide trend toward a broader range of medical procedures being performed without overnight hospital stays, as well as an increasing customer awareness of and demand for diagnostic procedures such as magnetic resonance imagings, or MRIs. In addition, improved medical technology has allowed more complicated medical procedures to be performed on an outpatient basis rather than on an inpatient (hospitalized) basis, increasing both outpatient utilization rates and unit costs.

        Prescription drug cost increases for the year varied among regions and by product, but have generally averaged from 16% to 17% in 2001 over 2000. The cost increases resulted from the introduction of new, higher cost drugs and higher overall utilization as a result of increases in direct-to-consumer advertising by pharmaceutical companies. In response to increasing prescription drug costs, we have implemented three-tiered drug programs and expanded the use of formularies for our members. Three-tiered drug programs reflect benefit designs that have three co-payment levels which depend on the drug selected. Generic drugs have the lowest co-payment, brand name drugs included in the drug formulary have a higher co-payment, and brand name drugs omitted from the drug formulary have the highest co-payment. Drug formularies are a list of prescription drugs that have been reviewed and selected for their quality and efficacy by a committee of practicing physicians and clinical pharmacists. Through our pharmacy benefit design, we encourage use of these listed brand name and generic drugs to ensure members receive quality and cost-effective medication.

        Growth in inpatient costs was nearly 11% during 2001, up from low-single digits in previous years. This increase was due to re-negotiation of provider contracts and higher overall utilization, particularly for cardiac services admissions. Hospitals have taken a more aggressive stance in their contracting with health insurance companies as a result of reduced hospital reimbursements from Medicare and pressure to recover the costs of additional investments in new medical technology and facilities.

        Administrative expense increased $177.7 million, or 10%, in 2001, which includes the impacts of our acquisition of BCBS-ME and the sale of our TRICARE business. Excluding our acquisition of BCBS-ME and the sale of our TRICARE business, administrative expense increased $194.0 million, or 12%, primarily due to higher commissions and premium taxes, which vary with premium, higher salary and benefit costs, additional costs associated with higher membership and investments in technology. Our administrative expense ratio, calculated using operating revenue and premium equivalents, decreased 120 basis points primarily due to operating revenue increasing faster than administrative expense.

        Net investment income increased $37.0 million, or 18%, primarily due to our higher investment portfolio balances. The higher portfolio balances included net cash generated from operations, as well as cash generated from improved balance sheet management, such as quicker collection of receivables and liquidation of non-strategic assets. Excluding the investment income earned by BCBS-ME and TRICARE, net investment income increased $31.7 million, or 16%. As returns on fixed maturity portfolios are dependent on market interest rates and changes in interest rates are unpredictable, there is no certainty that past investment performance will be repeated in the future.

        Net realized capital gains increased from $25.9 million in 2000 to $60.8 million in 2001. Included in net realized capital gains in 2001 was $65.2 million of gains resulting from restructuring our equity portfolio into fixed maturity securities and equity index funds in the early to mid third quarter of 2001. This offset $28.9 million of losses on equity securities that we recognized as other than temporary impairment during the second quarter of 2001. Net realized capital gains from sale of equities decreased $3.4 million, or 8%, to $40.1 million in 2001 from $43.5 million in 2000. Net realized capital gains from sale of fixed income securities were $20.7 million in 2001, while we experienced net realized capital losses of $17.6 million in 2000. Net gains or losses on investments are influenced by market conditions when an investment is sold, and will vary from year to year.

        Gain on sale of subsidiary operations of $25.0 million relates to the sale of our TRICARE business on May 31, 2001.

        Interest expense increased $5.5 million, or 10%, primarily reflecting the issuance of our 6.00% Equity Security Units, or Units, on November 2, 2001 and the commitment fee associated with our new $800.0 million line of credit.

        Amortization of intangibles increased $4.4 million, or 16%, from 2000 to 2001, primarily due to amortization expense associated with our acquisition of BCBS-ME. As we adopted SFAS 142 on January 1, 2002, this standard did not have any effect on these results. See Note 1 to our audited consolidated financial statements for additional information.

        Demutualization expenses, which are non-recurring, totaled $27.6 million in 2001.

        Income tax expense increased $81.2 million, or 79%, primarily due to higher income before taxes. Our effective income tax rate in 2001 was 35.0% and was 31.0% in 2000. Our rate was lower than the statutory effective tax rate in 2000 primarily as a result of changes in our deferred tax valuation allowance. Our effective tax rate increased in 2001 primarily due to the non-deductibility of demutualization expenses and a portion of goodwill amortization for income tax purposes.

        Net income increased $116.2 million, or 51%, primarily due to the improvement in our operating results, net realized capital gains, gain on sale of subsidiary operations and higher investment income. Excluding the gain on the sale of our TRICARE business ($16.3 million after tax), net realized gains on investments and demutualization expenses, net income increased $105.0 million, or 51%.

Midwest

        Our Midwest segment is comprised of health benefit and related business for members in Indiana, Kentucky and Ohio. The following table presents our Midwest segment's summarized results of operations for the years ended December 31, 2001 and 2000:

	2001	2000		% Change
	($ in Millions)
Operating Revenue	$5,093.0	$4,460.5		14%
Operating Gain	$161.5	$87.8		84%
Operating Margin	3.2%	2.0%		120	bp
Membership (in 000s)	4,854	4,454	[1]	9%

1
Excludes 128,000 TRICARE members.

        Operating revenue increased $632.5 million, or 14%, in 2001 due primarily to premium rate increases and the effect of higher average membership in our Local Large Group, Small Group and Medicare + Choice businesses.

        Operating gain increased $73.7 million, or 84%, resulting in an operating margin of 3.2% at December 31, 2001, a 120 basis point improvement from the year ended December 31, 2000. This improvement was primarily due to revenue growth and effective expense control. Administrative expense increased at a slower rate than premiums as we gained operating efficiencies and leveraged our fixed costs over higher membership.

        Our Midwest segment assumed a portion of the risk for Anthem Alliance's TRICARE contract until December 31, 2000. Effective January 1, 2001, Anthem Alliance reassumed this risk. For the year ended December 31, 2000, our Midwest segment received $122.1 million of premium income, no administrative fees or other income, incurred $113.8 million of benefit expense and $7.4 million of administrative expense, resulting in a $0.9 million operating gain on the TRICARE contract. We also had 128,000 TRICARE members included in our Midwest segment's membership at December 31, 2000, and no members at December 31, 2001.

        Excluding TRICARE, membership increased 400,000, or 9%, to 4.9 million members, primarily due to sales in National business, higher BlueCard activity and favorable retention of business.

East

        Our East segment is comprised of health benefit and related business for members in Connecticut, New Hampshire and Maine. The following table presents our East segment's summarized results of operations for the years ended December 31, 2001 and 2000. BCBS-ME is included from its acquisition date of June 5, 2000.

	2001	2000	% Change
	($ in Millions)
Operating Revenue	$3,667.3	$2,921.9	26%
Operating Gain	$128.8	$103.8	24%
Operating Margin	3.5%	3.6%	(10	) bp
Membership (in 000s)	2,260	2,093	8%

        Operating revenue increased $745.4 million, or 26%. Excluding our acquisition of BCBS-ME in June 2000 and the effect of our exit from the Medicare + Choice business in Connecticut on January 1, 2001, operating revenue increased $449.0 million, or 20%, in 2001 due to premium rate increases in group business and higher average membership. Increases in group membership accounted for most of our increase and were primarily in our Local Large Group business.

        Operating gain increased $25.0 million, or 24%, primarily due to improved underwriting results in Small Group and Local Large Group businesses, exiting the Medicare + Choice market in Connecticut, and higher overall membership. Operating margin decreased 10 basis points primarily due to the relatively lower margins on our Maine business.

        Membership increased 167,000, or 8%, primarily in Local Large Group and BlueCard businesses.

West

        Our West segment is comprised of health benefit and related business for members in Colorado and Nevada. The following table presents our West segment's summarized results of operations for the years ended December 31, 2001 and 2000:

	2001	2000	% Change
	($ in Millions)
Operating Revenue	$774.4	$622.4	24%
Operating Gain	$20.1	$2.5	704%
Operating Margin	2.6%	0.4%	220	bp
Membership (in 000s)	769	595	29%

        Operating revenue increased $152.0 million, or 24%, primarily due to higher premium rates designed to bring our pricing in line with cost of care and higher membership in National and both Local Large Group and Small Group businesses.

        Operating gain increased $17.6 million, to $20.1 million in 2001, primarily due to improved underwriting performance as a result of premium rate increases exceeding cost of care increases and higher average membership, particularly in our Local Large Group business. This improvement in our operating gain resulted in a 220 basis point increase in operating margin to 2.6% in 2001.

        Membership increased 174,000, or 29%, to 769,000, due to increased BlueCard activity and higher sales in Local Large Group and Small Group businesses. We exited the Medicare + Choice market in Colorado effective January 1, 2002. At December 31, 2001, our Medicare + Choice membership in Colorado was approximately 6,000. We expect no material effect on operating results from exiting this market.

        We entered into an agreement with Sloan's Lake HMO in Colorado for the conversion of Sloan's Lake HMO business effective January 1, 2001. The terms of the agreement include payment to Sloan's Lake for each member selecting our product at the group's renewal date and continuing as our member for a minimum of nine months. Through December 31, 2001, we added approximately 35,000 members from Sloan's Lake.

Specialty

        Our Specialty segment includes our group life and disability, pharmacy benefit management, dental and vision administration services, and third party occupational health services. The following table presents our Specialty segment's summarized results of operations for the years ended December 31, 2001 and 2000:

	2001	2000	% Change
	($ in Millions)
Operating Revenue	$396.1	$332.3	19%
Operating Gain	$32.9	$24.9	32%
Operating Margin	8.3%	7.5%	80	bp

        Operating revenue increased $63.8 million, or 19%, primarily due to higher revenue at APM. APM's operating revenue grew primarily due to increased mail order prescription volume and the implementation of APM's pharmacy benefit programs beginning in 2001 by BCBS-CO/NV and BCBS-ME, and in late 2000 by BCBS-NH. Mail service membership increased 28%, while retail service membership decreased 13%. Mail service prescription volume increased 38% and retail prescription volume increased 31%. This growth more than offset the effect of the termination of a special funding arrangement with a large life group on December 31, 2000. Life and disability premiums decreased $28.8 million, or 23%, primarily due to this termination. This group accounted for $35.9 million of life and disability premiums for 2000 and contributed very low margins to our Specialty segment's profitability.

        Operating gain increased $8.0 million, or 32%, primarily due to increased mail order prescription volume at APM. Improved APM results, coupled with the termination of the large life group, resulted in an 80 basis point increase in our operating margin to 8.3%.

Other

        Our Other segment includes various ancillary business units such as AdminaStar Federal, a subsidiary that administers Medicare Parts A and B programs in Indiana, Illinois, Kentucky and Ohio, and Anthem Alliance, a subsidiary that provided the health care benefits and administration in nine states for active and retired military employees and their dependents under the Department of Defense's TRICARE program for military families until our TRICARE business was sold on May 31, 2001. Our Other segment also includes intersegment revenue and expense eliminations and corporate expenses not allocated to operating segments. The following table presents the summarized results of operations for our Other segment for the years ended December 31, 2001 and 2000:

	2001	2000	% Change
	($ in Millions)
Operating Revenue	$189.5	$206.4	(8)%
Operating Loss	$(23.8)	$(34.9)	32%

        Operating revenue decreased $16.9 million, or 8%, to $189.5 million in 2001. Excluding intersegment operating revenue eliminations of $214.0 million in 2001 and $151.7 million in 2000, operating revenue increased $45.4 million, or 13%, primarily due to an increase in premiums resulting from the additional risk assumed as of January 1, 2001, by our TRICARE operations before its sale on May 31, 2001.

        Certain corporate expenses are not allocated to our business segments. These unallocated expenses accounted for $33.0 million in 2001 and $39.9 million in 2000, and primarily included such items as unallocated incentive compensation associated with better than expected performance. Excluding unallocated corporate expenses, operating gain was $9.2 million in 2001 versus $5.0 million in 2000.

ANTHEM'S MEMBERSHIP—YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

        Our membership data presented below are unaudited and in certain instances include our estimates of the number of members at the end of the period rounded to the nearest thousand.

        The following table presents membership data by segment, customer type and funding arrangement as of December 31, 2000 and 1999, comparing both total and same-store membership. The membership data presented are unaudited and in certain instances include our estimates of the number of members represented by each contract at the end of the period, rounded to the nearest thousand. We define same-store membership as our membership at a given year-end in a segment or for a particular customer or funding type, after excluding the impact of members obtained through acquisitions or combinations during such year. As such, we believe that same-store membership data best captures the rate of organic growth of our operations year over year.

Membership

							Same Store
					Total
	Total 2000	BCBS-ME Acquisition	Same Store 2000	Total 1999
					Change	%	Change	%
	(In Thousands)
Segment
Midwest	4,582	—	4,582	4,382	200	5%	200	5%
East	2,093	487	1,606	1,397	696	50	209	15
West	595	—	595	486	109	22	109	22

Total	7,270	487	6,783	6,265	1,005	16%	518	8%

Customer Type
Local Large Group	2,634	278	2,356	2,249	385	17%	107	5%
Small Group	775	62	713	637	138	22	76	12
Individual	650	84	566	586	64	11	(20)	(3)
National Accounts [1]	2,468	32	2,436	2,106	362	17	330	16
Medicare + Choice	106	—	106	96	10	10	10	10
Federal Employee Program	407	31	376	362	45	12	14	4
Medicaid	102	—	102	100	2	2	2	2

Total without TRICARE	7,142	487	6,655	6,136	1,006	16	519	8
TRICARE	128	—	128	129	(1)	(1)	(1)	(1)

Total	7,270	487	6,783	6,265	1,005	16%	518	8%

Funding Type
Fully insured	3,789	360	3,429	3,354	435	13%	75	2%
Self-funded	3,481	127	3,354	2,911	570	20	443	15

Total	7,270	487	6,783	6,265	1,005	16%	518	8%

1
Includes BlueCard members of 1,320 as of December 31, 2000 and 974 as of December 31, 1999.

        Same-store membership increased 518,000, or 8%, from 1999 to 2000, primarily due to growth in National business, including a significant increase in enrollment in BlueCard programs. The 76,000, or 12%, growth in Small Group business in 2000 reflects our initiatives to increase Small Group membership, including revised commission structures, product offerings, brand promotion and enhanced relationships with our brokers.

        Medicare + Choice membership increased mostly due to growth in Ohio, where many competitors have left the market and we are one of the few remaining companies offering this product. We decided to remain in selected markets for Medicare + Choice in Ohio because we believe that with a critical mass of membership in those markets we can achieve satisfactory results. We withdrew from the Medicare + Choice program in Connecticut effective January 1, 2001, due to losses in this line of business. At December 31, 2000, membership in the Medicare + Choice program in Connecticut was 18,000.

        Individual membership dropped primarily due to a reduction in Medicare Supplement business in our Midwest region. This block of business, which has traditionally generated high profit margins, is shrinking due to terminations of grandfathered policies, primarily mortality related, exceeding new sales. Effective on January 1, 1992, the Center for Medicare and Medicaid Services, or CMS, then known as the Health Care Financing Administration, or HCFA, required that new sales of Medicare Supplement coverages be sold in the form of one of 10 standardized policies, while persons with existing Medicare Supplement coverages could retain their existing Medicare Supplement products, which generally had higher profit margins than the new products. Since that time, our Medicare Supplement membership has, through terminations of grandfathered policies and sales of new policies, reached the point where at December 31, 2000, approximately 50% of our Medicare Supplement membership in the Midwest was in the old plans and 50% in the new plans. During 2001, we introduced a line of competitive Medicare Supplement policies in the Midwest to improve the growth of this business and we modified the premium rate structures to improve the attractiveness of these products in the marketplace.

        Self-funded membership increased in 2000 primarily due to the increase in BlueCard membership, while fully insured membership grew primarily as a result of the growth in our Small Group membership sales.

        Our Midwest membership grew in 2000 primarily from the growth in BlueCard membership discussed above, Local Large Group and National accounts sales. Our East membership grew primarily due to increased sales of Small Group and growth in BlueCard. Small Group sales in our East segment increased primarily due to the withdrawal of two of our largest competitors from the New Hampshire market. Our West membership growth was primarily due to higher BlueCard membership.

ANTHEM'S RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2000 COMPARED TO THE YEAR ENDED DECEMBER 31, 1999

        The following table presents our consolidated results of operations for the years ended December 31, 2000 and 1999:

	2000	1999	$ Change	% Change
	($ in Millions)
Operating revenue and premium equivalents [1]	$11,800.1	$8,691.6	$3,108.5	36%

Premiums	$7,737.3	$5,418.5	$2,318.8	43%
Administrative fees	755.6	611.1	144.5	24
Other revenue	50.6	51.0	(0.4)	(1)

Total operating revenue	8,543.5	6,080.6	2,462.9	41
Benefit expense	6,551.0	4,582.7	1,968.3	43
Administrative expense	1,808.4	1,469.4	339.0	23

Total operating expense	8,359.4	6,052.1	2,307.3	38

Operating gain	184.1	28.5	155.6	NM
Net investment income	201.6	152.0	49.6	33
Net realized gains on investments	25.9	37.5	(11.6)	(31)
Interest expense	54.7	30.4	24.3	80
Amortization of intangibles	27.1	12.7	14.4	113
Endowment of non-profit foundations	—	114.1	(114.1)	(100)

Income from continuing operations before taxes and minority interest	329.8	60.8	269.0	NM
Income taxes	102.2	10.2	92.0	NM
Minority interest (credit)	1.6	(0.3)	1.9	NM

Income from continuing operations	226.0	50.9	175.1	NM
Discontinued operations, net of income taxes
Loss on disposal of discontinued operations	—	(6.0)	6.0	NM

Net income	$226.0	$44.9	$181.1	NM

Benefit expense ratio	84.7%	84.6%		10	bp
Administrative expense ratio:
Calculated using operating revenue	21.2%	24.2%		(300	) bp
Calculated using operating revenue and premium equivalents	15.3%	16.9%		(160	) bp
Operating margin	2.2%	0.5%		170	bp

1
Self-funded claims included for the year ended December 31, 2000, were $3,256.6 million and for the year ended December 31, 1999, were $2,611.0 million.

        Premiums increased by $2,318.8 million, or 43%, to $7,737.3 million in 2000 primarily due to our acquisitions of BCBS-NH and BCBS-CO/NV in the fourth quarter of 1999 and BCBS-ME in June 2000. Excluding these acquisitions, premiums increased by $870.5 million, or 16%, primarily due to premium rate increases and higher membership in our Midwest and East segments. Our Midwest premiums increased $473.8 million, or 13%, while our East premiums increased $353.4 million, or 25%. Midwest premiums increased primarily due to higher membership and premium rate increases in our group accounts (both Local Large Group and Small Group) and higher membership in Medicare + Choice. East premiums increased primarily due to premium rate increases and higher membership in group business, as well as the conversion of the State of Connecticut account to fully insured from self-funded status in mid-1999.

        Administrative fees increased $144.5 million, or 24%, from $611.1 million in 1999 to $755.6 million in 2000, with $135.3 million of this increase resulting from our acquisitions of BCBS-NH, BCBS-CO/NV and BCBS-ME. In July 1999, we sold two non-strategic businesses which had combined 1999 revenues of $12.8 million. Excluding these acquisitions and divestitures, administrative fees increased $20.6 million, or 3%, primarily from membership growth in National account business. Excluding these acquisitions and divestitures, other revenue increased $6.0 million, or 14%, primarily due to Anthem Alliance assuming additional administrative functions under the TRICARE program.

        Benefit expense increased $1,968.3 million, or 43%, in 2000, primarily due to acquisitions. Excluding our acquisitions, benefit expense increased $729.9 million, or 16%, due to increasing cost of care and the effect of higher average membership throughout the year. Cost of care trends were driven primarily by higher utilization of outpatient services and higher prescription drug costs. Our benefit expense ratio increased 10 basis points from 84.6% in 1999 to 84.7% in 2000 due to our acquisition of BCBS-ME in 2000, which had a higher benefit expense ratio than our other operations. Excluding acquisitions, our benefit expense ratio remained constant at 84.6% in 2000 and 1999.

        Outpatient cost increases in our segments ranged from 15% to 20% in 2000 over 1999. These increases have resulted from both increased utilization and higher unit costs. Increased outpatient utilization reflects an industry-wide trend toward a broader range of medical procedures being performed without overnight hospital stays, as well as an increasing customer awareness of and demand for diagnostic procedures such as MRIs. In addition, improved medical technology has allowed more complicated medical procedures to be performed on an outpatient basis rather than on an inpatient (hospitalized) basis, increasing both outpatient utilization rates and unit costs.

        Prescription drug cost increases have varied among regions and by product, but generally ranged from 12% to 20% in 2000 over 1999, primarily due to introduction of new, higher cost drugs as well as higher overall utilization as a result of increases in direct-to-consumer advertising by pharmaceutical companies. In response to increasing prescription drug costs, we implemented a three-tiered drug program and expanded the use of formularies for our members.

        Administrative expense increased $339.0 million, or 23%, in 2000, primarily due to our acquisitions of BCBS-NH, BCBS-CO/NV and BCBS-ME. Administrative expense in 1999 included $41.9 million resulting from our settlement with the Office of Inspector General, or OIG, Health and Human Services to resolve an investigation into alleged misconduct in the Medicare fiscal intermediary operations in Connecticut during periods preceding Blue Cross and Blue Shield of Connecticut's, or BCBS-CT's, merger with Anthem. Excluding acquisitions and the effect of the OIG settlement, administrative expense increased $75.6 million, or 5%, primarily due to higher commissions and premium taxes, which vary with premium and higher incentive compensation costs. Additionally, in December 2000, we made a $20.0 million contribution to Anthem Foundation, Inc., which is a charitable and educational not-for-profit corporation. Excluding these costs, administrative expense would have been down slightly in 2000 due to productivity improvements resulting from our ongoing efforts to identify and implement more efficient processes in our customer service and claims operations.

        Our administrative expense ratio decreased 160 basis points primarily due to operating revenues increasing faster than administrative expense. Excluding acquisitions and the effect of the OIG settlement, our administrative expense ratio would have decreased 120 basis points.

        Net investment income increased $49.6 million, or 33%, primarily due to higher rates of investment returns earned on our fixed income portfolio and higher portfolio balances. The higher portfolio balances included net cash resulting from acquisitions, net proceeds of $295.9 million from our surplus note issuance in January 2000, as well as cash generated from operations and from improved balance sheet management, such as quicker collection of receivables and sales of non-core assets. Excluding acquisitions, net investment income increased $24.9 million, or 17%.

        Net realized capital gains decreased $11.6 million, or 31%, in 2000. Included in net realized capital gains in 1999 are capital losses of $20.5 million related to our sale of several non-core businesses. Excluding the effect of the capital losses on dispositions, net realized capital gains decreased $32.1 million, or 55%, primarily due to lower turnover in our portfolio resulting in fewer capital gains. Net realized capital gains from sale of equities decreased 37% to $43.5 million in 2000 from $69.3 million in 1999. Net realized capital losses from sale of fixed income securities increased 56% to a $17.6 million loss in 2000 from a $11.3 million loss in 1999. Net gains or losses on investments are influenced by market conditions when we sell an investment, and will vary from year to year as sales of investments are determined by our cash flow needs, as well as our portfolio allocation decisions.

        Interest expense increased $24.3 million, or 80%, primarily reflecting increased net borrowings following our private placement of $300.0 million principal amount of surplus notes in January 2000. The proceeds of those surplus notes were used to retire short-term borrowings which had been incurred to finance our purchases of BCBS-NH and BCBS-CO/NV in late 1999 and to bolster liquidity as a part of our Year 2000 readiness effort.

        Amortization of intangibles increased $14.4 million, or 113%, primarily due to amortization of goodwill associated with our acquisitions of BCBS-NH, BCBS-CO/NV and BCBS-ME.

        The payment to non-profit foundations of $114.1 million in 1999 represented our settlement of charitable asset claims brought by the Attorneys General of the states of Ohio, Kentucky and Connecticut.

        Income before taxes and minority interest increased $269.0 million as a result of improvement in our operating results in all business segments, partially offset by the non-recurring endowment of non-profit foundations during 1999.

        Income tax expense increased $92.0 million due to higher income before taxes. Our effective income tax rate in 2000 was 31.0% and in 1999 was 16.7%. These rates were lower than the statutory effective tax rate in both periods primarily as a result of changes in our deferred tax valuation allowance.

        Excluding the after-tax effect of payments to non-profit foundations in 1999, net income increased $109.3 million, or 94%, primarily due to our improvement in operating results, acquisitions and higher investment income.

Midwest

        Our Midwest segment is comprised of health benefit and related business for members in Indiana, Kentucky and Ohio. The following table presents our Midwest segment's summarized results of operations for the years ended December 31, 2000 and 1999:

	2000	1999	% Change
	($ in Millions)
Operating Revenue	$4,460.5	$3,975.5	12%
Operating Gain	$87.8	$36.4	141%
Operating Margin	2.0%	0.9%	110	bp
Membership (in 000s)	4,582	4,382	5%

        Operating revenue increased $485.0 million, or 12%, in 2000 primarily due to premium rate increases in group (both Local Large Group and Small Group) and Medicare + Choice businesses, and the effect of higher average membership throughout the year. Medicare + Choice premium rates increased due to both the aging of our insured Medicare + Choice population in 2000 and a 3% rate increase from CMS at the beginning of 2000. We receive higher premiums from CMS as our Medicare + Choice population ages. Medicare + Choice membership increased 28% due to reduced competition in the Ohio marketplace as a result of competitors discontinuing their participation in the Medicare + Choice product.

        Operating gain increased $51.4 million, or 141%, resulting in an operating margin of 2.0%, a 110 basis point improvement from the year ended December 31, 1999. Operating gain increased primarily due to our growth in premiums and improved underwriting results.

        Membership increased 5% to 4.6 million members, primarily due to growth in our National, BlueCard and Local Large Group businesses.

East

        Our East segment is comprised of health benefit and related business for members in Connecticut, New Hampshire and Maine. The following table presents our East segment's summarized results of operations for the years ended December 31, 2000 and 1999. BCBS-NH is included from its October 27, 1999, acquisition date and BCBS-ME is included from its acquisition date of June 5, 2000.

	2000	1999	% Change
	($ in Millions)
Operating Revenue	$2,921.9	$1,598.9	83%
Operating Gain (Loss)	$103.8	$(0.9)	NM
Operating Margin	3.6%	(0.1)%	370	bp
Membership (in 000s)	2,093	1,397	50%

        Operating revenue increased $1,323.0 million, or 83%, primarily due to an increase in premiums, resulting from our acquisitions of BCBS-NH in October 1999 and BCBS-ME in June 2000 and the conversion of the State of Connecticut account from self-funded to fully insured status in July 1999. Due to the State of Connecticut's conversion, 2000 included a full year of premiums versus six months of premiums (July through December) in 1999. For the first six months of 1999, we recorded administrative fee income for the State of Connecticut account. Excluding the effect of acquisitions and the conversion of the State of Connecticut account, premiums increased $155.7 million, or 12%, in 2000 due to premium rate increases in our group business and higher average membership.

        Operating gain increased $104.7 million and our operating margin increased 370 basis points as the effect of disciplined pricing, expense control and membership growth all contributed to the improvement in operating earnings. Additionally, administrative expense in 1999 included $41.9 million resulting from our settlement with the OIG, Health and Human Services to resolve an investigation into alleged misconduct in the Medicare fiscal intermediary operations in Connecticut during periods preceding BCBS-CT's merger with Anthem.

        Membership increased 50% to 2.1 million in 2000 primarily due to our acquisition of BCBS-ME and growth in both our Local Large Group and Small Group and our National businesses. Excluding our acquisition of BCBS-ME, membership grew 15%.

West

        Our West segment is comprised of health benefit and related business for members in Colorado and Nevada, and it was established following our acquisition of BCBS-CO/NV on November 16, 1999. Results of this segment have been included in our consolidated results from that date forward. Accordingly, our 1999 results include approximately one and one-half months of activity, while our 2000 results include 12 months of activity. The following table presents our West segment's summarized results of operations for the years ended December 31, 2000 and 1999:

	2000	1999	% Change
	($ in Millions)
Operating Revenue	$622.4	$72.7	NM
Operating Gain (Loss)	$2.5	$(3.5)	NM
Operating Margin	0.4%	(4.8)%	520	bp
Membership (in 000s)	595	486	22%

        Operating results in our West segment improved in 2000, primarily due to reduced administrative expense as a result of integration savings and cost reduction programs as well as higher membership. These cost reduction programs included reduced staffing levels and improved productivity in customer service and claims operations.

        Our membership increased 22% due to higher sales and better retention of business, which was the result of improved customer service and a more comprehensive product portfolio.

Specialty

        Our Specialty segment includes our group life and disability, pharmacy benefit management, dental and vision administration services and third party occupational health services operations. The following table presents our Specialty segment's summarized results of operations for the years ended December 31, 2000 and 1999:

	2000	1999	% Change
	($ in Millions)
Operating Revenue	$332.3	$249.1	33%
Operating Gain	$24.9	$16.2	54%
Operating Margin	7.5%	6.5%	100	bp

        Operating revenue increased $83.2 million, or 33%, primarily due to an increase in life and disability premiums resulting from our acquisition of Rocky Mountain Life, or RML, an affiliate of BCBS-CO/NV, higher life sales in our Midwest region and increased administrative fees due to our acquisitions of Occupational Healthcare Management Services, Inc., a worker's compensation third party administration company, and Health Management Systems, Inc., a dental benefits third party administration company, both subsidiaries of BCBS-CO/NV. Additionally, other revenue increased primarily from APM. In 2000, APM began to provide pharmacy benefit management services to both BCBS-NH and Anthem Alliance. APM's revenues also increased due to higher mail and retail prescription volumes in line with increased membership and utilization. Mail service membership increased 26% while retail service membership increased 80%. Mail service prescription volume increased 15% and retail prescription volume increased 39%.

        Operating gain increased $8.7 million, or 54%, while operating margin increased 100 basis points to 7.5% in 2000, primarily due to improved underwriting results from our life and disability products and from increased APM volume, following its introduction as the pharmacy benefit manager for recently acquired membership.

Other

        Our Other segment includes various ancillary business units such as AdminaStar Federal, a subsidiary that administers Medicare Parts A and B programs in Indiana, Illinois, Kentucky and Ohio, and Anthem Alliance, a subsidiary that provided the health care benefits and administration in nine states for active and retired military employees and their dependents under the Department of

Defense's TRICARE program for military families. We sold the TRICARE business on May 31, 2001. Our Other segment also includes intersegment revenue and expense eliminations and corporate expenses not allocated to operating segments. The following table presents the summarized results of operations for our Other segment for the years ended December 31, 2000 and 1999:

	2000	1999	% Change
	($ in Millions)
Operating Revenue	$206.4	$184.4	12%
Operating Loss	$(34.9)	$(19.7)	NM

        Operating revenue increased $22.0 million, or 12%, from 1999. Excluding intersegment operating revenue eliminations of $151.7 million in 2000 and $111.2 million in 1999, operating revenue increased $62.5 million, or 21%, primarily due to higher premiums at Anthem Alliance. These amounts were received in connection with our global settlement related to a series of bid price adjustments, requests for equitable adjustments and change orders filed during the past two years with the Department of Defense under our TRICARE program.

        Certain corporate expenses are not allocated to our business segments. These unallocated expenses accounted for $39.9 million in 2000 and $26.7 million in 1999, and primarily included such items as unallocated incentive compensation and other corporate expenses. Excluding unallocated corporate expenses, operating gain was $5.0 million in 2000, $2.0 million, or 29%, less than in 1999. Most of the decrease was due to higher non-reimbursable administrative expense at AdminaStar Federal.

ANTHEM'S CRITICAL ACCOUNTING POLICIES

        Anthem considers some of its most important accounting policies to be those policies with respect to liabilities for unpaid life, accident and health claims, income taxes, goodwill and other intangible assets and our investment portfolio. Application of these and other accounting policies requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes.

Anthem's Liability for Unpaid Life, Accident and Health Claims

        The most significant accounting estimate in our consolidated financial statements is our liability for unpaid life, accident and health claims. We establish liabilities for pending claims and claims incurred but not reported. We determine the amount of this liability for each of our business segments by following a detailed process that entails using both historical claim payment patterns as well as emerging medical cost trends to project claim liabilities. We also look back to assess how our prior year's estimates developed and to the extent appropriate, incorporate those findings in our current year projections. Since the average life of a claim is just a few months, current medical cost trends and utilization patterns are very important in establishing this liability.

        In addition, the liability for unpaid life, accident and health claims includes reserves for premium deficiency losses which we recognize when it is probable that expected claims and loss adjustment expenses will exceed future premiums on existing health and other insurance contracts without consideration of investment income. For purposes of premium deficiency losses, contracts are deemed to be either short or long duration and are grouped in a manner consistent with our method of acquiring, servicing and measuring the profitability of such contracts.

Anthem's Income Taxes

        Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," requires, among other things, the separate recognition, measured at currently enacted tax rates, of deferred tax assets and deferred tax liabilities for the tax effect of temporary differences between financial reporting and tax reporting. A valuation allowance must be established for deferred tax assets if it is "more likely than not" that all or a portion may be unrealized. See Note 13 to our audited consolidated financial statements for additional information.

        We believe a net deferred tax liability of $63.6 million properly reflects our net future tax obligation as of December 31, 2001. This net deferred tax liability is comprised of a gross tax asset of $467.1 million, less a valuation allowance of $250.4 million and a deferred tax liability of $280.3 million. We believe that our valuation allowance is sufficient and at each quarterly financial reporting date, we evaluate each of our gross deferred tax assets based on each of the five key elements that follow:

  •
  the types of temporary differences making up our gross deferred tax asset;

  •
  the anticipated reversal periods of those temporary differences;

  •
  the amount of taxes paid in prior periods and available for a carry-back claim;

  •
  the forecasted near term future taxable income; and

  •
  any significant other issues impacting the likely realization of the benefit of the temporary differences.

        As an entity taxed under Internal Revenue Code Section 833, at December 31, 2001, we have tax temporary differences of approximately $199.7 million for net operating loss carry-forwards and alternative minimum tax and other credits. Due to uncertainty of the realization of these deferred tax assets, we have provided a valuation allowance included above of $188.3 million for these amounts. This amount is part of the total valuation allowance of $250.4 million at December 31, 2001.

        Further, because of challenges including industry-wide issues regarding both the timing and the amount of deductions, we have recorded reserves for probable exposure. To the extent we prevail in matters we have accrued for or are required to pay more than reserved, our future effective tax rate in any given period could be materially impacted. In addition, the Internal Revenue Service is currently examining two of our five open tax years.

Anthem's Goodwill and Other Intangible Assets—FAS 141 and FAS 142

        On January 1, 2002, we adopted Statement of Financial Accounting Standards No. 141, "Business Combinations," and Statement of Accounting Standards No. 142, "Goodwill and Other Intangible Assets." FAS 141 requires business combinations completed after June 30, 2001 to be accounted for using the purchase method of accounting. It also specifies the types of acquired intangible assets that are required to be recognized and reported separately from goodwill. Under FAS 142, goodwill and other intangible assets (with indefinite lives) will not be amortized but will be tested for impairment at least annually. We are required to complete our transitional impairment test of existing goodwill by June 30, 2002. This test will involve the use of estimates related to the fair value of the business with which the goodwill is associated. We do not expect any material impairment loss as a result of this test. See Note 3 to our March 31, 2002 unaudited consolidated financial statements for additional information.

Anthem's Investment Portfolio

        Our investment portfolio is carried at fair value. As a result, we evaluate our investment securities on a quarterly basis, using both quantitative and qualitative factors, to determine whether a decline in value is other than temporary. If any declines are determined to be other than temporary, we charge the losses to income. At December 31, 2001, we had gross unrealized gains of $90.4 million and gross unrealized losses of $18.4 million, none of which were deemed to be other than temporary. At March 31, 2002, we had gross unrealized gains of $56.5 million and gross unrealized losses of $35.2 million, none of which were deemed to be other than temporary.

ANTHEM'S LIQUIDITY AND CAPITAL RESOURCES

        Our cash receipts consist primarily of premiums and administrative fees, investment income and proceeds from the sale or maturity of our investment securities. Cash disbursements result mainly from policyholder benefit payments, administrative expenses and taxes. We also use cash for purchases of investment securities, capital expenditures and acquisitions. Cash outflows can fluctuate because of uncertainties regarding the amount and timing of settlement of our liabilities for benefit claims and the timing of payments of operating expenses. Our investment strategy is to make prudent investments, consistent with insurance statutes and other regulatory requirements, with the principle of preserving our asset base. Cash inflows could be adversely impacted by general business conditions including health care costs increasing more than premium rates, our ability to maintain favorable provider agreements, reduction in enrollment, changes in federal and state regulation, litigation risks and competition. We believe that cash flow from operations, together with the investment portfolio, will continue to provide sufficient liquidity to meet general operations needs, special needs arising from changes in financial position and changes in financial markets. We also have lines of credit totaling $935.0 million and a $300.0 million commercial paper program to provide additional liquidity. We have made no borrowings under these facilities. Total borrowings under these facilities cannot exceed $935.0 million because borrowing under either facility reduces availability under the other facility.

Anthem's Cash Flow for the Three Months Ended March 31, 2002 Compared to Three Months Ended March 31, 2001

        Net cash flow provided by operating activities was $183.3 million for the quarter ended March 31, 2002, and $178.5 million for the quarter ended March 31, 2001, an increase of $4.8 million, or 3%. In 2002, there was an increase in net income of $29.2 million, a $70.1 million increase in policy liabilities due to growth in membership and a $46.2 million reduction of restricted cash due to the sale of the TRICARE operations in May 2001. Offsetting these positives was an increase in receivables of $112.1 million generally attributable to premium increases and a reduction of unearned income caused by an acceleration of cash collection in the first quarter 2001 that now is part of our normal course of business.

        Net cash used in investing activities was $133.5 million for the quarter ended March 31, 2002, and $99.2 million for the quarter ended March 31, 2001, an increase of $34.3 million, or 35%. This increase was due primarily to a reduction of cash balances held by our investment managers, an increase in capital expenditures and our purchase of the remaining 50% interest of Maine Partners Health Plan.

        There was no material financing activity during the first quarter of 2002.

Anthem's Cash Flow for the Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

        Net cash flow provided by operating activities was $654.6 million for the year ended December 31, 2001, and $684.5 million for the year ended December 31, 2000, a decrease of $29.9 million, or 4%. In both 2001 and 2000, net cash flow provided by operating activities was impacted by better balance sheet management resulting from the conversion of certain operating assets, such as receivables and investments in non-strategic assets, to cash. As the continuing focus on balance sheet management in order to maximize invested assets began in early 2000, our cash flow provided by operating activities in 2000 is unusually high.

        Net cash used in investing activities was $498.1 million for the year ended December 31, 2001, and $761.1 million for the year ended December 31, 2000, a decrease of $263.0 million, or 35%. This decrease was due primarily to our having directed our investment managers to maintain greater liquidity at December 31, 2001, than at December 31, 2000. In part this liquidity will be necessary to fund the purchase of BCBS-KS, pending the ultimate outcome of the appeal of the Kansas Insurance

Commissioner's decision (see Note 2 and Note 9 to our March 31, 2002 unaudited consolidated financial statements). In 2001, we received cash for the sale of our TRICARE operations, while in 2000 we used additional cash to purchase BCBS-ME.

        Net cash provided by financing activities was $46.6 million for the year ended December 31, 2001, and $75.5 million for the year ended December 31, 2000, a decrease of $28.9 million, or 38%. Our 2000 financing activities consisted of $295.9 million net proceeds received from the issuance of $300.0 million of surplus notes on a discounted basis less $220.4 million repayment of bank debt.

        On November 2, 2001, Anthem Insurance Companies, Inc., or Anthem Insurance, converted from a mutual insurance company to a stock insurance company in a process called demutualization. On the date of the demutualization, all membership interests in Anthem Insurance were extinguished and the eligible statutory members of Anthem Insurance were entitled to receive consideration in the form of Anthem Inc.'s, or Anthem's, common stock or cash, as provided in the demutualization.

        The demutualization required an initial public offering of common stock and provided for other capital raising transactions on the effective date of the demutualization. On November 2, 2001, Anthem completed an initial public offering of 55.2 million shares of common stock at an initial public offering price of $36.00 per share. The shares issued in the initial public offering are in addition to 48.1 million shares of common stock which were distributed to eligible statutory members in the demutualization. This number may ultimately vary when all distribution issues are finalized.

        Concurrent with our initial public offering of common stock, we issued 4.6 million 6.00% Equity Security Units. Each Unit contains a purchase contract under which the holder agrees to purchase, for $50.00, shares of common stock of Anthem on November 15, 2004, and a 5.95% subordinated debenture. The number of shares to be purchased will be determined based on the average trading price of Anthem common stock at the time of settlement. In addition, we will make quarterly contract fee payments on the purchase contracts at the annual rate of 0.05% of the stated amount of $50.00 per purchase contract, subject to our rights to defer these payments.

        After an underwriting discount and other offering expenses, net proceeds from our common stock offering were approximately $1,890.4 million (excluding demutualization expenses of $27.6 million). After underwriting discount and expenses, net proceeds from our Units offering were approximately $219.8 million. In December 2001, proceeds from our common stock and Units offerings in the amount of $2,063.6 million were used to fund payments to eligible statutory members of Anthem Insurance who received cash instead of common stock in our demutualization.

Anthem's Cash Flow For The Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

        Net cash flow provided by operating activities was $684.5 million in 2000 and $219.8 million in 1999, an increase of $464.7 million, or 211%. Significant growth occurred in the amount of net income, increased depreciation and amortization expense related to acquisitions, amortization of a new claims and administration system in our Midwest region and better balance sheet management resulting from our conversion of certain operating assets, such as receivables and investments in non-strategic assets, to cash. These activities contributed $256.4 million of additional operating cash in 2000. The year 1999 included the following non-recurring disbursements of $156.0 million: payments for the settlement of charitable asset claims in the states of Ohio, Kentucky and Connecticut and the settlement with the OIG, Health and Human Services, with respect to BCBS-CT.

        Net cash used in investing activities was $761.1 million in 2000 and $356.8 million in 1999, an increase of $404.3 million, or 113%, primarily from our increased operating cash flow in 2000. Additionally, the net cash we paid to acquire BCBS-ME and other purchase price adjustments paid with respect to prior acquisitions in 2000 resulted in a decrease of approximately $161.7 million in cash used for investing activities, as compared to 1999 when we purchased BCBS-NH and BCBS-CO/NV.

        Net cash provided by financing activities was $75.5 million in 2000 and $220.1 million in 1999, a decrease of $144.6 million or 66%. The cash provided in 2000 was the net proceeds received from our issuance of $295.9 million of surplus notes on a discounted basis less $220.4 million repayment of bank debt.

Anthem's Future Liquidity

        Anthem will have cash requirements of approximately $1.2 billion for the merger, including both the cash portion of the purchase price and transaction costs. Anthem has entered into a bridge loan agreement under which it may borrow up to $1.2 billion. The bridge loan agreement contains various conditions to Anthem's ability to borrow under the bridge loan, including conditions related to (1) the absence of any material adverse change since December 31, 2001 in the business, properties, condition (financial of otherwise) or operations of Anthem or in Anthem's ability to repay the bridge loan, (2) the absence of any new litigation or legal proceedings that could have a material adverse effect on Anthem as described in (1) above, (3) Anthem's failure to comply with the financial covenants and ratios set forth in the bridge loan agreement, and (4) the requirement that Anthem and its unregulated subsidiaries (after giving effect to the merger) must have cash or cash equivalents on hand of at least $300 million at the time of the merger.

        Interest under the bridge loan will be payable periodically at a floating rate equal, at Anthem's option, to either the "Base Rate" (essentially, the higher of a commercial "prime rate" or the federal funds rate plus 0.50%) or the "reserve adjusted Eurodollar Rate" plus 1.05%. All indebtedness under the bridge loan must be repaid in full no later than January 28, 2003, and prepayment in the amount of $300 million must be made no later than one month after the completion of the merger.

        Anthem intends to obtain permanent or long-term financing for part of the cash portion of the merger consideration through a combination of (i) borrowing under an amended and restated version of Anthem's existing $800 million credit facility and (ii) the issuance of long-term debt securities. The ultimate mix of bank debt and long-term debt securities will be determined based on market conditions and other financial factors. Anthem is currently working with its lender group to amend and restate its existing $800 million credit facility. As amended and restated, it is expected that the credit facility would provide for Anthem to be the primary borrower and that the facility would provide for up to $1.0 billion of available borrowings.

        Borrowings under (or the availability of borrowings under) the amended and restated credit facility and the net proceeds from issuance of long-term debt securities would reduce the amount of the loan commitment under the bridge loan. To the extent that indebtedness under the bridge loan agreement has been incurred, borrowings under the amended and restated credit facility and/or the net proceeds from issuance of long-term debt securities would be used to repay indebtedness under the bridge loan.

        Additional future liquidity needs may include acquisitions, operating expenses, common stock repurchases and capital contributions to our subsidiaries and will include interest and contract fee payments on our 6.00% equity security units. We anticipate that we will purchase BCBS-KS with cash from current operations, pending the ultimate outcome of the appeal of the Kansas Insurance Commissioner's decision (see Note 2 and Note 9 to our March 31, 2002 unaudited consolidated financial statements). We plan to use all or any combination of the following to fund our liquidity needs: cash from operations, our investment portfolio, new borrowings under our credit facilities, and future equity and debt offerings. Our source of liquidity would be determined at the time of need, based on market conditions at that time.

Anthem's Dividends from Subsidiaries

        The ability of our licensed insurance company subsidiaries to pay dividends to their parent companies is limited by regulations in their respective states of domicile. Generally, dividends in any 12-month period are limited to the greater or lesser (depending on state statute) of the prior year's statutory net income or 10% of statutory surplus. Dividends in excess of this amount are classified as extraordinary and require prior approval of the respective departments of insurance. Further, an insurance company may not pay a dividend unless, after such payment, its surplus is reasonable in relation to its outstanding liabilities and adequate to meet its financial needs, as determined by the department of insurance. In connection with our acquisition of BCBS-ME further limitations were imposed on its ability to pay dividends. Until June 2005, BCBS-ME may not declare any dividend without the prior approval of the Department of Insurance of Maine.

        The dividends paid by regulated subsidiaries to Anthem Insurance were $368.1 million in 2001 and are expected to be approximately $300.0 million in 2002. In April 2002, Anthem Insurance paid $400.0 million to Anthem.

Anthem's Credit Facilities and Commercial Paper

        On November 5, 2001, Anthem and Anthem Insurance entered into two new unsecured revolving credit facilities totaling $800.0 million. Anthem is jointly and severally liable for all borrowings under the facilities. Anthem also will be permitted to be a borrower under the facilities, if the Indiana Insurance Commissioner approves Anthem Insurance's joint liability for Anthem's obligations under the facilities. Borrowings under these facilities bear interest at rates, as defined in the agreements, which generally provide for three different interest rate alternatives. One facility, which provides for borrowings of up to $400.0 million, expires as of November 5, 2006. The other facility, which provides for borrowings of up to $400.0 million, expires as of November 4, 2002. Any amount outstanding under this facility as of November 4, 2002 (other than amounts which bear interest rates determined by a competitive bid process) may be converted into a one-year term loan at the option of Anthem and Anthem Insurance. Each credit agreement requires Anthem to maintain certain financial ratios and contains minimal restrictive covenants. Availability under these facilities is reduced by the amount of any commercial paper outstanding. Upon execution of these facilities, Anthem Insurance terminated its prior $300.0 million unsecured revolving facility. No amounts were outstanding under the current or prior facilities as of March 31, 2002 or December 31, 2001 or during the periods then ended. During February 2002, Anthem and Anthem Insurance entered into two new agreements allowing aggregate additional borrowings of $135.0 million.

        In addition to the revolving credit facilities described above, Anthem Insurance currently has a $300.0 million commercial paper program available for general corporate purposes. Commercial paper notes are short-term senior unsecured notes, with a maturity not to exceed 270 days from date of issuance. When issued, the notes bear interest at current market rates. Availability under the commercial paper program is reduced by the amount of any borrowings outstanding under our revolving credit agreements. There were no commercial paper notes outstanding at March 31, 2002 or December 31, 2001.

Anthem's Stock Repurchase Program

        Our board of directors approved a common stock repurchase program under which we may purchase up to $400.0 million of shares from time to time, subject to business and market conditions. Subject to applicable law, shares may be repurchased in the open market and in negotiated transactions for a period of twelve months beginning February 6, 2002. During 2002, the number of shares outstanding may be affected by share repurchases. No shares had been repurchased as of March 31, 2002. Through May 9, 2002, we had repurchased 542,500 shares at a cost of $36.5 million.

Anthem's Risk-Based Capital

        Our subsidiaries' states of domicile have statutory risk-based capital, or RBC, requirements for health and other insurance companies based on the RBC Model Act. These RBC requirements are intended to assess the capital adequacy of life and health insurers, taking into account the risk characteristics of an insurer's investments and products. The RBC Model Act sets forth the formula for calculating the RBC requirements which are designed to take into account asset risks, insurance risks, interest rate risks and other relevant risks with respect to an individual insurance company's business. In general, under these laws, an insurance company must submit a report of its RBC level to the state insurance department or insurance commissioner, as appropriate, as of the end of the previous calendar year.

        Risk-based capital standards will be used by regulators to set in motion appropriate regulatory actions relating to insurers that show indications of weak or deteriorating conditions. It also provides an additional standard for minimum capital requirements that companies should meet to avoid being placed in rehabilitation or liquidation.

        Anthem's risk based capital as of December 31, 2001 is substantially in excess of all mandatory RBC thresholds.

ANTHEM'S QUANTITATIVE AND QUALITATIVE
DISCLOSURES ABOUT MARKET RISK

        As used in this Anthem's Quantitative and Qualitative Disclosures About Market Risk, the terms "we," "our" and "us" refer only to Anthem, Inc. and its subsidiaries.

        As a result of our investing and borrowing activities, we are exposed to financial market risks, including those resulting from changes in interest rates and changes in equity market valuations. Potential impacts discussed below are based upon sensitivity analyses performed on Anthem's financial positions as of March 31, 2002. Actual results could vary significantly from these estimates. Our primary objective is the preservation of the asset base and the maximization of total return given an acceptable level of risk.

        Our portfolio is exposed to three primary sources of risk: interest rate risk, credit risk, and market valuation risk for equity holdings.

        The primary risks associated with our fixed maturity securities are credit quality risk and interest rate risk. Credit quality risk is defined as the risk of a credit downgrade to an individual fixed income security and the potential loss attributable to that downgrade. We manage this risk through our investment policy, which establishes credit quality limitations on the overall portfolio as well as dollar limits of our investment in securities of any individual issuer. Since we are advised immediately of circumstances surrounding credit rating downgrades, we are able to promptly avoid or minimize exposure to losses by selling the subject security. The result is a well-diversified portfolio of fixed income securities, with an average credit rating of approximately double-A. Interest rate risk is defined as the potential for economic losses on fixed-rate securities, due to a change in market interest rates. Our fixed maturity portfolio consists exclusively of U.S. dollar-denominated assets, invested primarily in U.S. government securities, corporate bonds, asset-backed bonds and mortgage-related securities, all of which represent an exposure to changes in the level of market interest rates. We manage interest rate risk by maintaining a duration commensurate with our insurance liabilities and shareholder's equity. Additionally, we have the capability of holding any security to maturity, which would allow us to realize full par value. Our investment policy prohibits use of derivatives to manage interest rate risk.

        Our portfolio consists of corporate securities (approximately 40% of the total fixed income portfolio at March 31, 2002) which are subject to credit/default risk. In a declining economic environment, corporate yields will usually increase prompted by concern over the ability of corporations to make interest payments, thus causing a decrease in the price of corporate securities, and the decline in value of the corporate fixed income portfolio. This risk is managed externally by our money managers—through fundamental credit analysis, diversification of issuers and industries, and an average credit rating of the corporate fixed income portfolio of approximately single-A.

        Our equity portfolio is exposed to the volatility inherent in the stock market, driven by concerns over economic conditions, earnings and sales growth, inflation and consumer confidence. These systematic risks cannot be managed through diversification alone. However, more routine risks, such as stock/industry specific risks, are managed by investing in index mutual funds that replicate the risk and performance of the S&P 500 and S&P 400 indices, resulting in a diversified equity portfolio.

        All of our current investments are classified as available-for-sale. As of March 31, 2002, approximately 95% of these were fixed maturity securities. Market risk is addressed by actively managing the duration, allocation and diversification of our investment portfolio. We have evaluated the impact on the fixed income portfolio's fair value considering an immediate 100 basis point change in interest rates. A 100 basis point increase in interest rates would result in an approximate $174.3 million decrease in fair value, whereas a 100 basis point decrease in interest rates would result in an approximate $169.8 million increase in fair value. As of March 31, 2002, no portion of our fixed income portfolio was invested in non-US dollar denominated investments.

        We also maintain a diverse portfolio of large capitalization equity securities. An immediate 10% decrease in each equity investment's value, arising from market movement, would result in a fair value decrease of $19.2 million. Alternatively, an immediate 10% increase in each equity investment's value, attributable to the same factor, would result in a fair value increase of $19.2 million. No portion of our equity portfolio was invested in non-US dollar denominated investments as of March 31, 2002. As of March 31, 2002, we held no derivative financial or commodity-based instruments.

Report of Independent Auditors

Shareholders and Board of Directors
Anthem, Inc.

        We have audited the accompanying consolidated balance sheets of Anthem, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Anthem, Inc. at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                      /s/ Ernst & Young LLP

Indianapolis, Indiana
January 28, 2002
except for Note 21, as to which
the date is February 19, 2002

Anthem, Inc.
Consolidated Balance Sheets

	December 31
(In Millions, Except Share Data)	2001	2000
Assets
Current assets:
Investments available-for-sale, at fair value:
Fixed maturity securities	$3,882.7	$3,048.2
Equity securities	189.1	463.1

	4,071.8	3,511.3
Cash and cash equivalents	406.4	203.3
Premium and self funded receivables	544.7	510.5
Reinsurance receivables	76.7	105.1
Other receivables	169.1	241.0
Income tax receivables	0.4	11.0
Other current assets	30.8	42.1

Total current assets	5,299.9	4,624.3
Other noncurrent investments	10.8	18.0
Restricted cash and investments	39.6	89.6
Property and equipment	402.3	428.8
Goodwill and other intangible assets	467.4	498.9
Other noncurrent assets	56.6	48.9

Total assets	$6,276.6	$5,708.5

Liabilities and shareholders' equity
Liabilities
Current liabilities:
Policy liabilities:
Unpaid life, accident and health claims	$1,411.3	$1,411.1
Future policy benefits	247.9	240.4
Other policyholder liabilities	57.3	72.0

Total policy liabilities	1,716.5	1,723.5
Unearned income	320.6	260.2
Accounts payable and accrued expenses	331.0	303.7
Bank overdrafts	310.7	250.5
Income taxes payable	52.4	22.6
Other current liabilities	231.4	237.5

Total current liabilities	2,962.6	2,798.0
Long term debt, less current portion	818.0	597.5
Retirement benefits	96.1	175.1
Other noncurrent liabilities	339.9	218.1

Total liabilities	4,216.6	3,788.7
Shareholders' equity
Preferred stock, without par value, shares authorized — 100,000,000; shares issued and outstanding — none	—	—
Common stock, par value $0.01, shares authorized — 900,000,000; shares issued and outstanding: 2001, 103,295,675; 2000, none	1.1	—
Additional paid in capital	1,960.8	—
Retained earnings	55.7	1,848.6
Accumulated other comprehensive income	42.4	71.2

Total shareholders' equity	2,060.0	1,919.8

Total liabilities and shareholders' equity	$6,276.6	$5,708.5

See accompanying notes.

Anthem, Inc.
Consolidated Statements of Income

	Year ended December 31
(In Millions, Except Per Share Data)	2001	2000	1999
Revenues
Premiums	$9,244.8	$7,737.3	$5,418.5
Administrative fees	817.3	755.6	611.1
Other revenue	58.2	50.6	51.0

Total operating revenue	10,120.3	8,543.5	6,080.6
Net investment income	238.6	201.6	152.0
Net realized gains on investments	60.8	25.9	37.5
Gain on sale of subsidiary operations	25.0	—	—

	10,444.7	8,771.0	6,270.1

Expenses
Benefit expense	7,814.7	6,551.0	4,582.7
Administrative expense	1,986.1	1,808.4	1,469.4
Interest expense	60.2	54.7	30.4
Amortization of goodwill and other intangible assets	31.5	27.1	12.7
Endowment of non-profit foundations	—	—	114.1
Demutualization expenses	27.6	—	—

	9,920.1	8,441.2	6,209.3

Income from continuing operations before income taxes and minority interest	524.6	329.8	60.8
Income taxes	183.4	102.2	10.2
Minority interest (credit)	(1.0)	1.6	(0.3)

Income from continuing operations	342.2	226.0	50.9
Discontinued operations, net of income taxes
Loss on disposal of discontinued operations	—	—	(6.0)

Net income	$342.2	$226.0	$44.9

Pro forma basic earnings per share:
Income from continuing operations	$3.31	$2.19	$0.49
Discontinued operations	—	—	(0.06)

Net income	$3.31	$2.19	$0.43

Pro forma diluted earnings per share:
Income from continuing operations	$3.30	$2.18	$0.49
Discontinued operations	—	—	(0.06)

Net income	$3.30	$2.18	$0.43

Net income for the period from November 2, 2001 (date of demutualization and initial public offering) to December 31, 2001	$55.7

Basic and diluted net income per share for the period from November 2, 2001 (date of demutualization and initial public offering) to December 31, 2001	$0.54

See accompanying notes.

Anthem, Inc.
Consolidated Statements of Shareholders' Equity

	Common Stock
(In Millions, Except Share Data)	Number of Shares	Par Value	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholders' Equity [1]

Balance at December 31, 1998	—	$—	$—	$1,577.7	$124.8	$1,702.5
Net income	—	—	—	44.9	—	44.9
Change in net unrealized gains (losses) on investments	—	—	—	—	(88.5)	(88.5)
Change in additional minimum pension liability	—	—	—	—	2.0	2.0

Comprehensive loss						(41.6)

Balance at December 31, 1999	—	—	—	1,622.6	38.3	1,660.9
Net income	—	—	—	226.0	—	226.0
Change in net unrealized gains on investments	—	—	—	—	36.8	36.8
Change in additional minimum pension liability	—	—	—	—	(3.9)	(3.9)

Comprehensive income						258.9

Balance at December 31, 2000	—	—	—	1,848.6	71.2	1,919.8
Net income before the date of demutualization and initial public offering	—	—	—	286.5	—	286.5
Net income after the date of demutualization and initial public offering	—	—	—	55.7	—	55.7
Change in net unrealized gains (losses) on investments	—	—	—	—	(29.3)	(29.3)
Change in additional minimum pension liability	—	—	—	—	0.5	0.5

Comprehensive income						313.4
Initial public offering of common stock	55,200,000	0.6	1,889.8	—	—	1,890.4
Common stock issued in the demutualization	48,095,675	0.5	71.0	(71.5)	—	—
Cash payments to eligible statutory members in lieu of stock	—	—	—	(2,063.6)	—	(2,063.6)

Balance at December 31, 2001	103,295,675	$1.1	$1,960.8	$55.7	$42.4	$2,060.0

1
Prior year amounts represent "Policyholders' surplus" prior to demutualization.

See accompanying notes.

Anthem, Inc.
Consolidated Statements of Cash Flows

	Year ended December 31
(In Millions)	2001	2000	1999
Operating activities
Net income	$342.2	$226.0	$44.9
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(60.8)	(25.9)	(37.5)
Gain on sale of subsidiary operations	(25.0)	—	—
Depreciation, amortization and accretion	120.5	102.1	61.8
Deferred income taxes	71.4	36.6	23.0
Loss from discontinued operations	—	—	6.0
Loss on sale of assets	3.1	0.5	0.2
Changes in operating assets and liabilities, net of effect of purchases and divestitures:
Restricted cash and investments	8.1	10.0	(2.1)
Receivables	(28.0)	(70.7)	6.0
Other assets	(16.7)	25.3	80.7
Policy liabilities	155.7	124.1	105.6
Unearned income	66.7	22.3	15.9
Accounts payable and accrued expenses	27.8	69.9	(7.5)
Other liabilities	(43.7)	119.0	(40.1)
Income taxes	38.4	47.5	(20.4)

Net cash provided by continuing operations	659.7	686.7	236.5
Net cash used in discontinued operations	(5.1)	(2.2)	(16.7)

Cash provided by operating activities	654.6	684.5	219.8
Investing activities
Purchases of investments	(3,957.3)	(3,544.8)	(2,331.1)
Sales or maturities of investments	3,484.6	2,925.2	2,308.3
Purchases of subsidiaries, net of cash acquired	(4.1)	(85.1)	(246.8)
Sales of subsidiaries, net of cash sold	45.0	5.4	2.3
Proceeds from sale of property and equipment	4.1	11.5	7.2
Purchases of property and equipment	(70.4)	(73.3)	(96.7)

Cash used in investing activities	(498.1)	(761.1)	(356.8)
Financing activities
Proceeds from long term borrowings	—	295.9	220.1
Payments on long term borrowings	—	(220.4)	—
Net proceeds from common stock issued in the initial public offering	1,890.4	—	—
Net proceeds from issuance of Equity Security Units	219.8	—	—
Payments to eligible statutory members in the Demutualization	(2,063.6)	—	—

Cash provided by financing activities	46.6	75.5	220.1

Change in cash and cash equivalents	203.1	(1.1)	83.1
Cash and cash equivalents at beginning of year	203.3	204.4	121.3

Cash and cash equivalents at end of year	$406.4	$203.3	$204.4

See accompanying notes.

Anthem, Inc.
Notes to Consolidated Financial Statements
December 31, 2001

(Dollars in Millions, Except Share Data)

1.    Basis of Presentation and Significant Accounting Policies

        Basis of Presentation:    On November 2, 2001, Anthem Insurance Companies, Inc. ("Anthem Insurance") converted from a mutual insurance company to a stock insurance company after completion of required approvals and conditions, as set forth in the Plan of Conversion (the "Conversion"). The demutualization was accounted for as a reorganization using the historical carrying values of the assets and liabilities of Anthem Insurance. Accordingly, immediately following the demutualization and the initial public offering, Anthem Insurance's policyholders' surplus was reclassified to par value of common stock and additional paid in capital. Concurrent with the demutualization, Anthem Insurance became a wholly-owned subsidiary of Anthem, Inc. ("Anthem").

        The accompanying consolidated financial statements of Anthem and its subsidiaries (collectively, the "Company") have been prepared in conformity with accounting principles generally accepted in the United States. All significant intercompany accounts and transactions have been eliminated in consolidation. Anthem Insurance or its subsidiary insurance companies are licensed in all states and are Blue Cross Blue Shield Association licensees in Indiana, Kentucky, Ohio, Connecticut, Maine, New Hampshire, Colorado and Nevada. Products include health and group life insurance, managed health care, and government health program administration.

        Minority interest represents other shareholders' interests in subsidiaries, which are majority-owned.

        Use of Estimates:    Preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

        Investments:    All fixed maturity and equity securities are classified as "available-for-sale" securities and are reported at fair value. The Company has determined that all investments in its portfolio are available to support current operations and, accordingly, has classified such investment securities as current assets. The unrealized gains or losses on these securities are included in accumulated other comprehensive income as a separate component of shareholders' equity unless the decline in value is deemed to be other than temporary, in which case the loss is charged to income.

        Realized gains or losses, determined by specific identification of investments sold, are included in income.

        Cash Equivalents:    All highly liquid investments with maturities of three months or less when purchased are classified as cash equivalents.

        Premium and Self Funded Receivables:    Premium and self funded receivables include the uncollected amounts from insured and self funded groups, less an allowance for doubtful accounts of $32.6 and $35.1 at December 31, 2001 and 2000, respectively.

        Reinsurance Receivables:    Reinsurance receivables represent amounts recoverable on claims paid or incurred, and amounts paid to the reinsurer for premiums collected but not yet earned, and are estimated in a manner consistent with the liabilities associated with the reinsured policies. There was no allowance for uncollectible reinsurance receivables at December 31, 2001 or 2000.

        Other Receivables:    Other receivables include amounts for interest earned on investments, proceeds due from brokers on investment trades, government programs, pharmacy sales and other miscellaneous amounts due to the Company. These receivables have been reduced by an allowance for uncollectible amounts of $23.2 and $32.3 at December 31, 2001 and 2000, respectively.

        Restricted Cash and Investments:    Restricted cash and investments represent fiduciary amounts held under an insurance contract and other agreements.

        Property and Equipment:    Property and equipment is recorded at cost. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

        Goodwill and Other Intangible Assets:    Goodwill represents the excess of cost of acquisition over the fair value of net assets acquired. Other intangible assets represent the values assigned to licenses, non-compete and other agreements. Goodwill and other intangible assets are amortized using the straight-line method over periods ranging from two to 20 years. Accumulated amortization of goodwill and other intangible assets at December 31, 2001 and 2000 was $90.8 and $58.4, respectively. The carrying value of goodwill and other intangible assets is reviewed annually to determine if the facts and circumstances indicate that they may be impaired. The carrying value of these assets is reduced to its fair value if this review, which includes comparison of asset carrying amounts to expected cash flows, indicates that such amounts will not be recoverable.

        In July 2001, the Financial Accounting Standards Board issued FAS 141, Business Combinations, and FAS 142, Goodwill and Other Intangible Assets. FAS 141 requires business combinations completed after June 30, 2001 to be accounted for using the purchase method of accounting. It also specifies the types of acquired intangible assets that are required to be recognized and reported separately from goodwill. Under FAS 142, goodwill and certain other intangible assets (with indefinite lives) will not be amortized but will be tested for impairment at least annually. The Company plans to adopt FAS 142 on January 1, 2002 and does not expect any impairment of goodwill upon adoption. If the Company had adopted FAS 142 on January 1, 2001, income before income taxes and minority interest and net income for the year ended December 31, 2001, would have increased by $17.5 and $15.2, respectively.

        Policy Liabilities:    Liabilities for unpaid claims include estimated provisions for both reported and unreported claims incurred on an undiscounted basis. The liabilities are adjusted regularly based on historical experience and include estimates of trends in claim severity and frequency and other factors, which could vary as the claims are ultimately settled. Although it is not possible to measure the degree of variability inherent in such estimates, management believes these liabilities are adequate.

        The life future policy benefit liabilities represent primarily group term benefits determined using standard industry mortality tables with interest rates ranging from 3.0% to 5.5%.

        Premium deficiency losses are recognized when it is probable that expected claims and loss adjustment expenses will exceed future premiums on existing health and other insurance contracts without consideration of investment income. For purposes of premium deficiency losses, contracts are deemed to be either short or long duration and are grouped in a manner consistent with the Company's method of acquiring, servicing and measuring the profitability of such contracts.

        Retirement Benefits:    Retirement benefits represent outstanding obligations for retiree health, life and dental benefits and any unfunded liability related to defined benefit pension plans.

        Comprehensive Income:    Comprehensive income includes net income, the change in unrealized gains (losses) on investments and the change in the additional minimum pension liability.

        Revenue Recognition:    Gross premiums for fully insured contracts are prorated over the term of the contracts, with the unearned premium representing the unexpired term of policies. For insurance contracts with retrospective rated premiums, the estimated ultimate premium is recognized as revenue over the period of the contract. Actual experience is reviewed once the policy period is completed and adjustments are recorded when determined. Premium rates for certain lines of business are subject to approval by the Department of Insurance of each respective state.

        Administrative fees include revenue from certain group contracts that provide for the group to be at risk for all, or with supplemental insurance arrangements, a portion of their claims experience. The Company charges self-funded groups an administrative fee which is based on the number of members in a group or the group's claim experience. Under the Company's self-funded arrangements, amounts due are recognized based on incurred claims paid plus administrative and other fees. In addition, administrative fees include amounts received for the administration of Medicare or certain other government programs. Administrative fees are recognized in accordance with the terms of the contractual relationship between the Company and the customer. Such fees are based on a percentage of the claim amounts processed or a combination of a fixed fee per claim plus a percentage of the claim amounts processed. All benefit payments under these programs are excluded from benefit expense.

        Other revenue principally includes amounts from the sales of prescription drugs and revenues are recognized as prescription drug orders are delivered or shipped.

        Federal Income Taxes:    Anthem files a consolidated return with its subsidiaries that qualify as defined by the Internal Revenue Code.

        Stock-Based Compensation:    The Company has a plan that provides for the award of stock options to employees. Stock options are granted for a fixed number of shares with an exercise price at least equal to the fair value of the shares at the date of grant. The Company accounts for stock options using Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense related to stock options.

        Earnings Per Share:    Earnings per share amounts, on a basic and diluted basis, have been calculated based upon the weighted average common shares outstanding or deemed to be outstanding for the period after the date of the demutualization and initial public offering.

        Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share includes the dilutive effect of all stock options and purchase contracts included in Equity Security Units, using the treasury stock method. Under the treasury stock method, exercise of stock options and purchase contracts is assumed with the proceeds used to purchase common stock at the average market price for the period. The difference between the number of shares assumed issued and number of shares assumed purchased represents the dilutive shares.

        Reclassifications:    Certain prior year balances have been reclassified to conform to the current year presentation.

2.    Demutualization, Initial Public Offering and Equity Security Unit Offering

        On November 2, 2001, the date the Conversion became effective, all membership interests in Anthem Insurance were extinguished and the eligible statutory members of Anthem Insurance became entitled to receive consideration in the form of Anthem's common stock or cash, as provided in the Conversion.

        The Conversion required an initial public offering of common stock and provided for other capital raising transactions on the effective date of the Conversion. On the Conversion effective date, Anthem completed an initial public offering of 55,200,000 shares of common stock at an initial public offering price of $36.00 per share. The shares issued in the initial public offering are in addition to 48,095,675 shares of common stock (which will ultimately vary slightly when all distribution issues are finalized) distributed to eligible statutory members in the demutualization.

        Concurrent with the initial public offering of common stock noted above, Anthem issued 4,600,000 of 6.00% Equity Security Units ("Units"). Each Unit contains a purchase contract under which the holder agrees to purchase, for fifty dollars, shares of common stock of Anthem on November 15, 2004, and a 5.95% subordinated debenture (see Note 6). The number of shares to be purchased will be determined based on the average trading price of Anthem common stock at the time of settlement. In addition, Anthem will pay quarterly contract fee payments on the purchase contracts at the annual rate of 0.05% of the stated amount of $50.00 per purchase contract, subject to Anthem's rights to defer these payments.

        After underwriting discount and other offering and demutualization expenses, net proceeds from the common stock offering were approximately $1,862.8. After underwriting discount and expenses, net proceeds from the Units offering were approximately $219.8. In December 2001, proceeds from the common stock and Units offerings in the amount of $2,063.6 were used to fund payments to eligible statutory members of Anthem Insurance who received cash instead of common stock in the demutualization.

3.    Acquisitions, Divestitures and Discontinued Operations

Acquisitions:

Pending

        On January 17, 2002, a subsidiary of Anthem Insurance, Anthem Health Plans of Maine, Inc., signed a stock purchase agreement to purchase the remaining 50% ownership interest in Maine Partners Health Plan, Inc. for an aggregate purchase price of $10.6. Subject to terms and conditions of the agreement, the transaction is expected to close in the first quarter of 2002.

2000

        On June 5, 2000, the Company completed its purchase of substantially all of the assets and liabilities of Associated Hospital Service of Maine, formerly d/b/a Blue Cross and Blue Shield of Maine ("BCBS-ME"), in accordance with the Asset Purchase Agreement dated July 13, 1999. The purchase price was $95.4 (including direct costs of acquisition) and resulted in $90.5 of goodwill and other intangible assets which are being amortized over periods ranging from ten to 20 years. In 2001, goodwill was reduced by $2.1 for purchase price allocation adjustments based on final valuation studies. This acquisition was accounted for as a purchase and the net assets and results of operations have been included in the Company's consolidated financial statements from the purchase date. The pro forma effects of the BCBS-ME acquisition would not be material to the Company's consolidated results of operations for periods preceding the purchase date.

1999

        On October 27, 1999, the Company completed its purchase of the assets and liabilities of New Hampshire-Vermont Health Services, formerly d/b/a Blue Cross Blue Shield of New Hampshire ("BCBS-NH"), in accordance with the Asset Purchase Agreement entered into on February 19, 1999. The purchase price was $125.4 (including direct costs of acquisition), which resulted in $107.9 of goodwill and other intangible assets, which are being amortized over periods ranging from two to 20 years.

        On November 16, 1999, the Company completed its purchase of the stock of Rocky Mountain Hospital and Medical Service, formerly d/b/a Blue Cross and Blue Shield of Colorado and Blue Cross and Blue Shield of Nevada ("BCBS-CO/NV"). The purchase price was $160.7 (including direct costs of acquisition) and resulted in $152.1 of goodwill and other intangible assets which are being amortized over periods ranging from five to 20 years.

        These acquisitions were accounted for as purchases and the net assets and results of operations have been included in the Company's consolidated financial statements from the respective purchase dates.

        Unaudited pro forma results of operations assuming the 1999 acquisitions occurred on January 1, 1999, would have resulted in total revenues of $7,186.4, income from continuing operations of $11.5 and net income of $5.5 for 1999.

Divestitures:

2001

        On May 31, 2001, Anthem Insurance and its subsidiary Anthem Alliance Health Insurance Company ("Alliance"), sold the TRICARE operations of Alliance to a subsidiary of Humana, Inc. for $45.0. The transaction, which closed on May 31, 2001, resulted in a gain on sale of subsidiary operations of $25.0, net of selling expenses.

1999

        During 1999, the Company disposed of several small business operations, which were no longer deemed strategically aligned with the Company's core business. The Company recognized a loss of $14.2 (net of income tax benefit of $6.1) on these disposals. The pro forma effects of these divestitures are insignificant to the consolidated results of operations.

Discontinued Operations:

1999

        During 1999, the Company recognized additional losses of $6.0, net of income tax benefit of $6.2, resulting from sales agreement contingency adjustments relating to the discontinued operations sold in prior years.

4.    Endowment of Non-Profit Foundations

        During 1999, Anthem Insurance reached agreements in the states of Kentucky, Ohio and Connecticut to resolve any questions as to whether Anthem Insurance or the predecessor/successor entities were in possession of property that was impressed with a charitable trust.

        In 1999, contributions of $45.0, $28.0 and $41.1, were made for the benefit of charitable foundations in Kentucky, Ohio, and Connecticut, respectively, from Anthem Insurance's subsidiaries, Anthem Health Plans of Kentucky, Inc., Community Insurance Company and Anthem Health Plans, Inc., respectively.

5.    Investments

        The following is a summary of available-for-sale investments:

	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
December 31, 2001
Fixed maturity securities:
United States Government securities	$684.7	$18.2	$(4.7)	$698.2
Obligations of states and political subdivisions	3.7	0.1	—	3.8
Corporate securities	1,381.4	35.2	(10.3)	1,406.3
Mortgage-backed securities	1,744.3	33.5	(3.4)	1,774.4

Total fixed maturity securities	3,814.1	87.0	(18.4)	3,882.7
Equity securities	185.7	3.4	—	189.1

	$3,999.8	$90.4	$(18.4)	$4,071.8

December 31, 2000
Fixed maturity securities:
United States Government securities	$723.4	$25.6	$(2.5)	$746.5
Obligations of states and political subdivisions	0.8	—	—	0.8
Corporate securities	1,041.4	19.4	(20.1)	1,040.7
Mortgage-backed securities	1,250.3	21.1	(13.0)	1,258.4
Preferred stocks	1.9	—	(0.1)	1.8

Total fixed maturity securities	3,017.8	66.1	(35.7)	3,048.2
Equity securities	376.2	133.0	(46.1)	463.1

	$3,394.0	$199.1	$(81.8)	$3,511.3

        The amortized cost and fair value of fixed maturity securities at December 31, 2001, by contractual maturity, are shown below. Expected maturities may be less than contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

	Amortized Cost	Fair Value
Due in one year or less	$51.6	$52.6
Due after one year through five years	589.7	606.6
Due after five years through ten years	833.3	845.5
Due after ten years	595.2	603.6

	2,069.8	2,108.3
Mortgage-backed securities	1,744.3	1,774.4

	$3,814.1	$3,882.7

        The major categories of net investment income are as follows:

	2001	2000	1999
Fixed maturity securities	$220.5	$178.8	$137.0
Equity securities	6.4	6.1	6.3
Cash, cash equivalents and other	15.7	21.5	12.8

Investment revenue	242.6	206.4	156.1
Investment expense	(4.0)	(4.8)	(4.1)

Net investment income	$238.6	$201.6	$152.0

        Proceeds from sales of fixed maturity and equity securities during 2001, 2000 and 1999 were $3,488.8, $2,911.8 and $2,336.8, respectively. Gross gains of $164.3, $71.3 and $86.8 and gross losses of $103.5, $45.4 and $49.3 were realized in 2001, 2000 and 1999, respectively, on those sales.

6.    Long Term Debt and Commitments

        Debt consists of the following at December 31:

	2001	2000
Surplus notes at 9.125% due 2010	$295.9	$295.5
Surplus notes at 9.00% due 2027	197.3	197.2
Senior guaranteed notes at 6.75% due 2003	99.7	99.5
Debentures included in Units at 5.95% due 2006	220.2	—
Other	5.2	5.5

Long term debt	818.3	597.7
Current portion of long term debt	(0.3)	(0.2)

Long term debt, less current portion	$818.0	$597.5

        Surplus notes are unsecured obligations of Anthem Insurance and are subordinate in right of payment to all of Anthem Insurance's existing and future indebtedness. Any payment of interest or principal on the surplus notes may be made only with the prior approval of the Indiana Department of Insurance ("DOI"), and only out of capital and surplus funds of Anthem Insurance that the DOI determines to be available for the payment under Indiana insurance laws. For statutory accounting purposes, the surplus notes are considered a part of capital and surplus of Anthem Insurance.

        Senior guaranteed notes are unsecured and unsubordinated obligations of Anthem Insurance and will rank equally in right of payment with all other existing and future senior indebtedness of Anthem Insurance.

        On November 2, 2001, Anthem issued 4,600,000 of 6.00% Equity Security Units (see Note 2). Each Unit contains a 5.95% subordinated debenture. The debentures are unsecured and are subordinated in right of payment to all of Anthem's existing and future senior indebtedness. The debentures will mature on November 15, 2006. Each debenture will initially bear interest at the rate of 5.95% per year, payable quarterly, commencing February 15, 2002, subject to Anthem's rights to defer these payments.

        On November 5, 2001, Anthem and Anthem Insurance entered into two new unsecured revolving credit facilities totaling $800.0. Anthem is jointly and severally liable for all borrowings under the facilities. Anthem also will be permitted to be a borrower under the facilities, if the Indiana Insurance Commissioner approves Anthem Insurance's joint liability for Anthem's obligations under the facilities. Upon execution of these facilities, Anthem Insurance terminated its prior $300.0 unsecured revolving facility. Borrowings under these facilities will bear interest at rates, as defined in the agreements, which generally provide for three different interest rate alternatives. One facility, which provides for borrowings of up to $400.0, expires on November 5, 2006. The second facility, which provides for borrowings of up to $400.0, expires on November 4, 2002. Certain amounts outstanding under this facility at November 4, 2002, as defined in the agreement, may be converted into a one-year term loan at the option of Anthem and Anthem Insurance. Each credit agreement requires Anthem to maintain certain financial ratios and contains minimal restrictive covenants. Availability under these facilities is reduced by the amount of any commercial paper outstanding. No amounts were outstanding under the current or prior facilities at December 31, 2001 or 2000 or during the years then ended.

        In addition to the revolving credit facilities described above, Anthem Insurance currently has a $300.0 commercial paper program available for general corporate purposes. Commercial paper notes are short term senior unsecured notes, with a maturity not to exceed 270 days from date of issuance. When issued, the notes bear interest at current market rates. Availability under the commercial paper program is reduced by the amount of any borrowings outstanding under the Company's revolving credit facilities. There were no commercial paper notes outstanding at December 31, 2001 or 2000 or during the years then ended.

        Subsequent to December 31, 2001, Anthem and Anthem Insurance entered into two new agreements allowing aggregate indebtedness of $135.0. Anthem will guarantee all obligations of Anthem Insurance under the facilities. Anthem also will be permitted to be a borrower under the facilities, if the Indiana Insurance Commissioner approves Anthem Insurance's guarantee of Anthem's obligations under the facilities.

        Interest paid during 2001, 2000 and 1999 was $57.4, $49.9 and $28.2, respectively.

        Future maturities of debt are as follows: 2002, $0.3; 2003, $100.1; 2004, $1.3; 2005, $0.5; 2006, $220.8 and thereafter $495.3.

7.    Fair Value of Financial Instruments

        Considerable judgment is required to develop estimates of fair value for financial instruments. Accordingly, the estimates shown are not necessarily indicative of the amounts that would be realized in a one time, current market exchange of all of the financial instruments.

        The carrying values and estimated fair values of certain financial instruments are as follows at December 31:

	2001		2000
	Carrying Value	Fair Value	Carrying Value	Fair Value
Fixed maturity securities	$3,882.7	$3,882.7	$3,048.2	$3,048.2
Equity securities	189.1	189.1	463.1	463.1
Restricted investments	38.7	38.7	42.7	42.7
Debt:
Equity Security Units	220.2	294.4	—	—
Other	598.1	681.9	597.7	562.2

The carrying value of all other financial instruments approximates fair value because of the relatively short period of time between the origination of the instruments and their expected realization. Fair values for securities, restricted investments and Equity Security Units are based on quoted market prices, where available. For securities not actively traded, fair values are estimated using values obtained from independent pricing services. The fair value of other debt is estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

8.    Property and Equipment

        Property and equipment includes the following at December 31:

	2001	2000
Land and improvements	$21.8	$21.0
Building and components	251.2	251.3
Data processing equipment, furniture and other equipment	432.7	407.6
Leasehold improvements	36.4	37.2

	742.1	717.1
Less accumulated depreciation and amortization	339.8	288.3

	$402.3	$428.8

        Property and equipment includes non-cancelable capital leases of $7.3 and $7.4 at December 31, 2001 and 2000, respectively. Total accumulated amortization on these leases at December 31, 2001 and 2000 was $3.9 and $3.7, respectively. The related lease amortization expense is included in depreciation and amortization expense. Depreciation and leasehold improvement amortization expense for 2001, 2000 and 1999 was $89.6, $75.3 and $47.1, respectively.

9.    Unpaid Life, Accident and Health Claims

        The following table provides a reconciliation of the beginning and ending balances for unpaid life, accident and health claims:

	2001	2000	1999
Balances at January 1, net of reinsurance	$1,382.1	$1,052.6	$735.6
Business purchases (divestitures)	(139.1)	113.9	190.4
Incurred related to:
Current year	7,894.1	6,593.6	4,608.9
Prior years	(96.4)	(60.1)	(30.9)

Total incurred	7,797.7	6,533.5	4,578.0

Paid related to:
Current year	6,521.5	5,361.9	3,769.8
Prior years	1,115.5	956.0	681.6

Total paid	7,637.0	6,317.9	4,451.4

Balances at December 31, net of reinsurance	1,403.7	1,382.1	1,052.6
Reinsurance recoverables at December 31	7.6	29.0	109.2

Reserve gross of reinsurance recoverables on unpaid claims at December 31	$1,411.3	$1,411.1	$1,161.8

        Amounts incurred related to prior years vary from previously estimated liabilities as the claims are ultimately settled. Negative amounts reported for incurred related to prior years resulted from claims being settled for amounts less than originally estimated.

10.  Reinsurance

        The Company reinsures certain of its risks with other companies and assumes risk from other companies and such reinsurance is accounted for as a transfer of risk. The Company is contingently liable for amounts recoverable from the reinsurer in the event that it does not meet its contractual obligations.

        The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvencies.

        The details of net premiums written and earned are as follows for the years ended December 31:

	2001		2000		1999
	Written	Earned	Written	Earned	Written	Earned
Consolidated:
Direct	$9,325.7	$9,285.9	$7,993.0	$7,961.5	$5,674.8	$5,693.7
Assumed	1.6	1.7	0.7	1.9	23.9	26.9
Ceded	(42.5)	(42.8)	(229.2)	(226.1)	(305.6)	(302.1)

Net premiums	$9,284.8	$9,244.8	$7,764.5	$7,737.3	$5,393.1	$5,418.5

Reportable segments:
Midwest	$4,814.2	$4,774.2	$4,240.4	$4,203.1	$3,708.6	$3,729.3
East	3,462.5	3,462.5	2,753.0	2,768.9	1,490.3	1,495.4
West	716.1	716.1	571.1	569.6	64.5	64.2
Specialty	94.9	94.9	123.7	123.7	96.3	96.3
Other	197.1	197.1	76.3	72.0	33.4	33.3

Net premiums	$9,284.8	$9,244.8	$7,764.5	$7,737.3	$5,393.1	$5,418.5

        The effect of reinsurance on benefit expense is as follows for the years ended December 31:

	2001	2000	1999
Assumed — increase in benefit expense	$6.2	$8.6	$27.4
Ceded — decrease in benefit expense	38.0	233.0	299.8

        The effect of reinsurance on certain assets and liabilities is as follows at December 31:

	2001	2000
Policy liabilities assumed	$29.2	$28.6
Unearned premiums assumed	0.7	0.2
Premiums payable ceded	7.8	8.5
Premiums receivable assumed	0.3	0.3

11.  Employee Stock Purchase and Stock and Long Term Incentive Plans

        The Company has reserved 3,000,000 shares of common stock for the Employee Stock Purchase Plan ("Stock Purchase Plan"). The Stock Purchase Plan is expected to be implemented by mid 2002 and any employee that meets the eligibility requirements, as defined, may participate. No employee will be permitted to purchase more than twenty-five thousand dollars of stock in any calendar year.

        The Company's 2001 Stock Incentive Plan (the "Stock Plan") provides for the granting of stock options, restricted stock awards, performance stock awards, performance awards and stock appreciation rights to eligible employees and non-employee directors. The Company has registered 7,000,000 shares of its common stock for issuance under the Stock Plan, including 2,000,000 shares solely for issuance under grants of stock options to substantially all employees and for issuance under similar grants to new employees. Awards are granted by the Compensation Committee of the Board of Directors. Options vest and expire over terms as set by the Committee at the time of grant. In accordance with the Plan, options to purchase 100 shares of common stock at the initial public offering price of $36.00 per share were granted to eligible employees. These options generally vest at the end of two years and expire 10 years from the grant date.

        A summary of the activity in the Stock Plan for the period from January 1, 2001 to December 31, 2001 is as follows:

	Number of Options	Weighted Average Exercise Price
Balance at January 1, 2001	—	$—
Granted	1,479,000	36.00
Forfeited	20,368	36.00

Balance at December 31, 2001	1,458,632	$36.00

Options exercisable at December 31, 2001	36	$36.00

        The weighted average remaining contractual life of the options is 9.83 years. As of December 31, 2001, 5,541,368 shares were available for future grants.

        The pro forma information regarding net income and earnings per share as required by FAS 123 has been determined as if the Company had accounted for its stock-based compensation under the fair value method of the Statement. The fair value for the stock options was estimated at the date of grant using a Black-Scholes option-valuation model with the following weighted average assumptions for 2001:

Risk-free interest rate	4.96%
Volatility factor	42.00%
Dividend yield	—
Weighted average expected life	4 years

        The Black-Scholes option-valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock option grants have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock option grants.

        For purposes of pro forma disclosures, compensation expense is increased for the estimated fair value of the options amortized over the options' vesting periods. The Company's pro forma information for 2001 is as follows:

	As Reported	Pro Forma
Net income	$342.2	$341.1
Net income for the period from November 2, 2001 (date of demutualization and initial public offering) to December 31, 2001	55.7	54.6
Earnings per share — basic and diluted net income after demutualization and initial public offering	0.54	0.53
Weighted average fair value of each option granted during the year	—	14.12

        Certain executives are participants in a Long Term Incentive Plan ("LTIP"). The LTIP operates during successive three-year periods. At the beginning of each three-year period, the Compensation

Committee establishes performance goals, which include specific strategic objectives such as growth in net income, operating margin and comparison of performance against peer companies. Each participant's target award is established as a percentage ranging from 30% to 150% of annual base salary for each year of the three-year period. The LTIP expense for 2001, 2000 and 1999 totaled $49.9, $50.9 and $14.9, respectively.

12.  Earnings Per Share

        The following sets forth the denominator for basic and diluted earnings per share for the period from November 2, 2001 (date of demutualization and initial public offering) through December 31, 2001:

Denominator for basic earnings per share — weighted average shares	103,295,675
Effect of dilutive securities — employee stock options	313,397
Effect of dilutive securities — incremental shares from conversion of Unit purchase contracts	212,766

Denominator for diluted earnings per share	103,821,838

        Weighted average shares used for basic earnings per share assumes that shares distributed to eligible statutory members as consideration in the demutualization were issued on the effective date of the Plan. Since the average market price of Anthem's common stock exceeds the grant price of stock options, such options are dilutive to Anthem's earnings per share. The purchase contracts included in the Units are dilutive to Anthem's earnings per share, because the average market price of Anthem's common stock exceeds a stated threshold price of $43.92 per share.

        There were no shares or dilutive securities outstanding prior to the demutualization and initial public offering. For comparative pro forma earnings per share presentation, the weighted average shares outstanding and the effect of dilutive securities for the period from November 2, 2001 to December 31, 2001 as shown above was used to calculate pro forma earnings per share for all periods presented.

13.  Income Taxes

        The components of deferred income taxes at December 31 are as follows:

	2001	2000
Deferred tax assets:
Pension and postretirement benefits	$60.5	$84.7
Accrued expenses	98.3	85.2
Alternative minimum tax and other credits	133.5	83.7
Insurance reserves	47.8	33.0
Net operating loss carryforwards	66.2	174.5
Bad debt reserves	19.8	35.1
Other	41.0	31.5

Total deferred tax assets	467.1	527.7
Valuation allowance	(250.4)	(338.7)

Total deferred tax assets, net of valuation allowance	216.7	189.0
Deferred tax liabilities:
Unrealized gains on securities	25.4	41.4
Goodwill and other intangible assets	70.0	55.1
Other	184.9	72.4

Total deferred tax liabilities	280.3	168.9

Net deferred tax asset (liability)	$(63.6)	$20.1

        The resolution of an Internal Revenue Service examination during 2000 resulted in certain subsidiaries having an increase in alternative minimum tax credits and net operating loss carryforwards. Due to the uncertainty of the realization of these deferred tax assets, the Company increased its valuation allowance accordingly. During 2001, portions of these net operating loss carryforwards were utilized and the valuation allowance was reduced accordingly. The net change in the valuation allowance for 2001, 2000 and 1999 totaled $(88.3), $190.5 and $(14.4), respectively.

        Deferred tax assets and liabilities reported with other current assets or liabilities and other noncurrent assets or liabilities on the accompanying consolidated balance sheets at December 31 are as follows:

	2001	2000
Deferred tax asset (liability) — current	$(8.3)	$10.5
Deferred tax asset (liability) — noncurrent	(55.3)	9.6

Net deferred tax asset (liability)	$(63.6)	$20.1

        Significant components of the provision for income taxes consist of the following:

	2001	2000	1999
Current tax expense (benefit):
Federal	$101.1	$53.9	$(2.6)
State and local	7.7	3.9	(7.0)

Total current tax expense (benefit)	108.8	57.8	(9.6)
Deferred tax expense	74.6	44.4	19.8

Total income tax expense	$183.4	$102.2	$10.2

        Current federal income taxes consisted of amounts due for alternative minimum tax and tax obligations of subsidiaries not included in the consolidated return of Anthem. During 2001, 2000 and 1999 federal income taxes paid totaled $74.1, $26.3 and $0.0, respectively.

        A reconciliation between actual income tax expense and the amount computed at the statutory rate is as follows:

	2001		2000		1999
	Amount	%	Amount	%	Amount	%
Amount at statutory rate	$183.6	35.0	$115.4	35.0	$21.3	35.0
State and local income taxes (benefit) net of federal tax benefit	3.5	0.7	2.6	0.8	(4.8)	(7.9)
Amortization of goodwill	5.9	1.1	5.6	1.7	3.1	5.1
Dividends received deduction	(1.4)	(0.2)	(1.2)	(0.4)	(1.3)	(2.1)
Deferred tax valuation allowance change, net of net operating loss carryforwards and other tax credits	(20.3)	(3.9)	(20.0)	(6.0)	(14.4)	(23.7)
Other, net	12.1	2.3	(0.2)	(0.1)	6.3	10.4

	$183.4	35.0	$102.2	31.0	$10.2	16.8

        At December 31, 2001, the Company had unused federal tax net operating loss carryforwards of approximately $189.1 to offset future taxable income. The loss carryforwards expire in the years 2002 through 2019.

14.  Accumulated Other Comprehensive Income

        The following is a reconciliation of the components of accumulated other comprehensive income at December 31:

	2001	2000
Gross unrealized gains on investments	$90.4	$199.1
Gross unrealized losses on investments	(18.4)	(81.8)

Total pretax net unrealized gains on investments	72.0	117.3
Deferred tax liability	(25.4)	(41.4)

Net unrealized gains on investments	46.6	75.9

Additional minimum pension liability	(6.5)	(7.2)
Deferred tax asset	2.3	2.5

Net additional minimum pension liability	(4.2)	(4.7)

Accumulated other comprehensive income	$42.4	$71.2

        A reconciliation of the change in unrealized and realized gains (losses) on investments included in accumulated other comprehensive income follows:

	2001	2000	1999
Change in pretax net unrealized gains on investments	$15.5	$83.1	$(99.2)
Less change in deferred taxes	(5.3)	(28.4)	36.9
Less net realized gains on investments, net of income taxes (2001, $21.3; 2000, $8.0; 1999, $11.3), included in net income	(39.5)	(17.9)	(26.2)

Change in net unrealized gains (losses) on investments	$(29.3)	$36.8	$(88.5)

15.  Leases

        The Company leases office space and certain computer equipment using noncancelable operating leases. Related lease expense for 2001, 2000 and 1999 was $45.2, $64.0, and $60.9, respectively.

        At December 31, 2001, future lease payments for operating leases with initial or remaining noncancelable terms of one year or more consisted of the following: 2002, $35.7; 2003, $32.0; 2004, $27.0; 2005, $24.4; 2006, $21.9; and thereafter $145.8.

16.  Retirement Benefits

        Anthem Insurance and its subsidiary, Anthem Health Plans of New Hampshire, Inc. (which acquired the business of BCBS-NH), sponsor defined benefit pension plans. These plans generally cover all full-time employees who have completed one year of continuous service and attained the age of twenty-one.

        The Company's plan, which beginning January 1, 2001, includes all affiliates except for Anthem Health Plans of New Hampshire, Inc., is a cash balance arrangement where participants have an account balance and will earn a pay credit equal to three to six percent of compensation, depending on years of service. In addition to the pay credit, participant accounts earn interest at a rate based on the 10-year Treasury notes.

        Anthem Health Plans of New Hampshire, Inc. sponsors a plan that is also a cash balance arrangement where participants have an account balance and will earn a pay credit equal to five percent of compensation. The participant accounts earn interest at a rate based on the lesser of the 1-year Treasury note or 7%.

        Through December 31, 2000, a subsidiary of Rocky Mountain Hospital and Medical Service, Inc. ("RMHMS") (formerly known as BCBS-CO/NV) sponsored a pension equity plan where the participants earn retirement credit percentages based on their age and service when the credit was earned. A lump sum benefit is calculated for each participant based on this formula. Effective December 31, 2000, the RMHMS plan was frozen and its participants became participants of the Company's plan on January 1, 2001. Effective April 30, 2001, the RMHMS plan was merged into the Company's plan.

        Through December 31, 2000, Anthem Health Plans of Maine, Inc. (which acquired the business of BCBS-ME) sponsored a final average pay defined benefit plan with contributions made at a rate intended to fund the cost of benefits earned. The plan's benefits are based on years of service and the participant's highest five year average compensation during the last ten years of employment. Effective December 31, 2000, the Anthem Health Plans of Maine, Inc. plan was merged into the Company's plan and its participants became participants of the Company's plan on January 1, 2001.

        All of the plans' assets consist primarily of common and preferred stocks, bonds, notes, government securities, investment funds and short-term investments. The funding policies for all plans are to contribute amounts at least sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act plus such additional amounts as are necessary to provide assets sufficient to meet the benefits to be paid to plan members.

        The effect of acquisitions on the consolidated benefit obligation and plan assets is reflected through the business combination lines of the tables below.

        In addition to the Company's defined benefit and defined contribution plans, the Company offers most employees certain life, health, vision and dental benefits upon retirement. There are several plans, which differ in amounts of coverage, deductibles, retiree contributions, years of service and retirement age. The Company funds certain benefit costs through contributions to a Voluntary Employees' Beneficiary Association ("VEBA") trust and others are accrued, with the retiree paying a portion of the costs. Postretirement plan assets held in the VEBA trust consist primarily of bonds and equity securities.

        The reconciliations of the benefit obligation based on a measurement date of September 30 are as follows:

	Pension Benefits		Other Benefits
	2001	2000	2001	2000
Benefit obligation at beginning of year	$567.6	$471.8	$111.6	$117.1
Service cost	29.3	27.3	1.5	1.3
Interest cost	40.9	36.6	8.7	8.4
Plan amendments	(6.8)	(1.2)	1.5	(5.2)
Actuarial (gain) loss	(5.5)	35.4	31.7	(11.0)
Benefits paid	(42.6)	(53.1)	(10.7)	(8.0)
Business combinations	—	50.8	—	9.0

Benefit obligation at end of year	$582.9	$567.6	$144.3	$111.6

        The changes in plan assets are as follows:

	Pension Benefits		Other Benefits
	2001	2000	2001	2000
Fair value of plan assets at beginning of year	$650.6	$557.5	$28.4	$23.2
Actual return on plan assets	(115.7)	75.3	(3.6)	3.1
Employer contributions	3.0	30.0	2.0	1.2
Benefits paid	(42.6)	(53.1)	(3.1)	(3.7)
Business combinations	—	40.9	—	4.6

Fair value of plan assets at end of year	$495.3	$650.6	$23.7	$28.4

        The reconciliations of the funded status to the net benefit cost accrued are as follows:

	Pension Benefits		Other Benefits
	2001	2000	2001	2000
Funded status	$(87.6)	$83.0	$(120.6)	$(83.2)
Unrecognized net loss (gain)	103.2	(61.5)	(5.1)	(44.1)
Unrecognized prior service cost	(25.3)	(22.8)	(33.6)	(41.9)
Unrecognized transition asset	—	(1.0)	—	—
Additional minimum liability	(6.5)	(7.2)	—	—

Accrued benefit cost at September 30	(16.2)	(9.5)	(159.3)	(169.2)
Payments made after the measurement date	76.7	1.0	2.7	2.6

Prepaid (accrued) benefit cost at December 31	$60.5	$(8.5)	$(156.6)	$(166.6)

        The weighted average assumptions used in calculating the accrued liabilities for all plans are as follows:

	Pension Benefits			Other Benefits
	2001	2000	1999	2001	2000	1999
Discount rate	7.25%	7.50%	7.50%	7.25%	7.50%	7.50%
Rate of compensation increase	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%
Expected rate of return on plan assets	9.00%	9.00%	9.00%	6.50%	6.27%	6.50%

        The assumed health care cost trend rate used in measuring the other benefit obligations is generally 6% in 2000 and 7% in 1999, and is assumed to decrease 1% per year to 5% through September 30, 2001. Beginning October 1, 2001, the assumed health care trend rate is 10% decreasing 1% per year to 5% in 2007.

        The health care cost trend rate assumption can have a significant effect on the amounts reported. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage Point Increase	1-Percentage Point Decrease
Effect on total of service and interest cost components	$0.4	$(0.4)
Effect on the accumulated postretirement benefit obligation	7.9	(6.5)

        Below are the components of net periodic benefit cost:

	Pension Benefits			Other Benefits
	2001	2000	1999	2001	2000	1999
Service cost	$29.3	$27.3	$26.6	$1.5	$1.3	$2.1
Interest cost	40.9	36.6	31.4	8.7	8.4	6.2
Expected return on assets	(55.1)	(49.9)	(39.6)	(1.8)	(1.4)	(1.2)
Recognized actuarial (gain) loss	0.3	2.8	1.2	(1.7)	(1.7)	(2.4)
Amortization of prior service cost	(3.9)	(3.3)	(3.3)	(6.8)	(6.5)	(5.4)
Amortization of transition asset	(1.0)	(1.7)	(2.0)	—	—	—

Net periodic benefit cost (credit) before curtailments	10.5	11.8	14.3	(0.1)	0.1	(0.7)
Net settlement/curtailment credit	—	—	(7.9)	—	—	—

Net periodic benefit cost (credit)	$10.5	$11.8	$6.4	$(0.1)	$0.1	$(0.7)

        The net settlement/curtailment credit in 1999 result from the divestitures of several non-core businesses as previously discussed in Note 3.

        The Company has several qualified defined contribution plans covering substantially all employees. Eligible employees may only participate in one plan. Voluntary employee contributions are matched at the rate of 50%, up to a maximum depending upon the plan, subject to certain limitations. Contributions made by the Company totaled $11.2, $10.3 and $8.7 during 2001, 2000 and 1999, respectively.

17.  Contingencies

Litigation:

        A number of managed care organizations have been sued in class action lawsuits asserting various causes of action under federal and state law. These lawsuits typically allege that the defendant managed care organizations employ policies and procedures for providing health care benefits that are inconsistent with the terms of the coverage documents and other information provided to their members, and because of these misrepresentations and practices, a class of members has been injured in that they received benefits of lesser value than the benefits represented to and paid for by such members. Two such proceedings which allege various violations of the Employee Retirement Income Security Act of 1974 ("ERISA") have been filed in Connecticut against the Company or its Connecticut subsidiary. One proceeding was brought by the Connecticut Attorney General on behalf of a purported class of HMO and Point of Service members in Connecticut. No monetary damages are sought, although the suit does seek injunctive relief from the court to preclude the Company from allegedly utilizing arbitrary coverage guidelines, making late payments to providers or members, denying coverage for medically necessary prescription drugs and misrepresenting or failing to disclose essential information to enrollees. The complaint contends that these alleged policies and practices are a violation of ERISA. A second proceeding, brought on behalf of a purported class of HMO and Point of Service members in Connecticut and elsewhere, seeks injunctive relief to preclude the Company from allegedly making coverage decisions relating to medical necessity without complying with the express terms of the policy documents, and unspecified monetary damages (both compensatory and punitive).

        In addition, the Company's Connecticut subsidiary is a defendant in three class action lawsuits brought on behalf of professional providers in Connecticut. The suits allege that the Connecticut subsidiary has breached its contracts by, among other things, failing to pay for services in accordance with the terms of the contracts. The suits also allege violations of the Connecticut Unfair Trade Practices Act, breach of the implied duty of good faith and fair dealing, negligent misrepresentation and unjust enrichment. Two of the suits seek injunctive relief and monetary damages (both compensatory and punitive). The third suit, brought by the Connecticut State Medical Society, seeks injunctive relief only.

        The Company intends to vigorously defend these proceedings. All of the proceedings are in the early stages of litigation, and their ultimate outcomes cannot presently be determined.

        Following the purchase of Blue Cross and Blue Shield of Maine ("BCBS-ME"), appeals were filed by two parties that intervened in the administrative proceedings before Maine's Superintendent of Insurance (the "Superintendent"), challenging the Superintendent's decision approving the conversion of BCBS-ME to a stock insurer, which was a required step before the acquisition. In one appeal, Maine's Attorney General requested the Court to modify the Superintendent's decision, by requiring BCBS-ME to submit an update to the statutorily mandated appraisal of its fair market value and to deposit into the charitable foundation the difference between the net proceeds that have been transferred to the foundation and the final value of BCBS-ME, if greater. In the other appeal, a consumers' group also challenged that portion of the Superintendent's decision regarding the value of BCBS-ME. On December 21, 2001, the Court issued an opinion affirming the decision of the Superintendent of Insurance approving the conversion of BCBS-ME and the subsequent acquisition by Anthem Insurance. The Consumers for Affordable Health Care have appealed this decision to the Maine Supreme Judicial Court. The Attorney General did not appeal the decision, and the appeals time has passed. While the Consumer appeal is still pending, the Company does not believe that the appeal will have a material adverse effect on its consolidated financial position or results of operations.

        On March 11, 1998, Anthem Insurance and its Ohio subsidiary, Community Insurance Company ("CIC") were named as defendants in a lawsuit, Robert Lee Dardinger, Executor of the Estate of Esther Louise Dardinger v. Anthem Blue Cross and Blue Shield, et al., filed in the Licking County Court of Common Pleas in Newark, Ohio. The plaintiff sought compensatory damages and unspecified punitive damages in connection with claims alleging wrongful death, bad faith and negligence arising out of the Company's denial of certain claims for medical treatment for Ms. Dardinger. On September 24, 1999, the jury returned a verdict for the plaintiff, awarding $1,350 (actual dollars) for compensatory damages, $2.5 for bad faith in claims handling and appeals processing, $49.0 for punitive damages and unspecified attorneys' fees in an amount to be determined by the court. The court later granted attorneys' fees of $0.8. An appeal of the verdict was filed by the defendants on November 19, 1999. On May 22, 2001, the Ohio Court of Appeals (Fifth District) affirmed the jury award of $1,350

(actual dollars) for breach of contract against CIC, affirmed the award of $2.5 compensatory damages for bad faith in claims handling and appeals processing against CIC, but dismissed the claims and judgments against Anthem Insurance. The court also reversed the award of $49.0 in punitive damages against both Anthem Insurance and CIC, and remanded the question of punitive damages against CIC to the trial court for a new trial. Anthem Insurance and CIC, as well as the plaintiff, appealed certain aspects of the decision of the Ohio Court of Appeals. On October 10, 2001, the Supreme Court of Ohio agreed to hear the plaintiff's appeal, including the question of punitive damages, and denied the cross-appeals of Anthem Insurance and CIC. In December 2001, CIC paid the award of $2.5 compensatory damages for bad faith and $1,350 (actual dollars) for breach of contract, plus accrued interest. The ultimate outcome of the matters that are the subject of the pending appeal cannot be determined at this time.

        In addition to the lawsuits described above, the Company is also involved in other pending and threatened litigation of the character incidental to the business transacted, arising out of its insurance and investment operations, and is from time to time involved as a party in various governmental and administrative proceedings. The Company believes that any liability that may result from any one of these actions is unlikely to have a material adverse effect on its consolidated results of operations or financial condition.

Other Contingencies:

        The Company, like a number of other Blue Cross and Blue Shield companies, serves as a fiscal intermediary for Medicare Parts A and B. The fiscal intermediaries for these programs receive reimbursement for certain costs and expenditures, which is subject to adjustment upon audit by the federal Centers for Medicare and Medicaid Services, formerly the Health Care Financing Administration. The laws and regulations governing fiscal intermediaries for the Medicare program are complex, subject to interpretation and can expose an intermediary to penalties for non-compliance. Fiscal intermediaries may be subject to criminal fines, civil penalties or other sanctions as a result of such audits or reviews. In the last five years, at least eight Medicare fiscal intermediaries have made payments to settle issues raised by such audits and reviews. These payments have ranged from $0.7 to $51.6, plus a payment by one company of $144.0. While the Company believes it is currently in compliance in all material respects with the regulations governing fiscal intermediaries, there are ongoing reviews by the federal government of the Company's activities under certain of its Medicare fiscal intermediary contracts.

        On December 8, 1999, Anthem Health Plans, Inc. ("AHP"), a subsidiary of Anthem Insurance, reached a settlement agreement with the Office of Inspector General ("OIG"), Department of Health and Human Services, in the amount of $41.9, to resolve an investigation into misconduct in the Medicare fiscal intermediary operations of Blue Cross & Blue Shield of Connecticut ("BCBS-CT"), AHP's predecessor. The period investigated was before Anthem Insurance merged with BCBS-CT. The resolution of this case involved no criminal penalties against the Company nor any suspension or exclusion from federal programs. This expense was included in administrative expense in the statement of consolidated income for the year ended December 31, 1999.

        AdminaStar Federal, Inc. ("AdminaStar"), a subsidiary of Anthem Insurance, has received several subpoenas from the OIG and the U.S. Department of Justice, one seeking documents and information concerning its responsibilities as a Medicare Part B contractor in its Kentucky office, and the others requesting certain financial records and information of AdminaStar and Anthem Insurance related to the Company's Medicare fiscal intermediary (Part A) and carrier (Part B) operations. The Company has made certain disclosures to the government relating to its Medicare Part B operations in Kentucky.

The Company was advised by the government that, in conjunction with its ongoing review of these matters, the government has also been reviewing separate allegations made by individuals against AdminaStar, which are included within the same timeframe and involve issues arising from the same nucleus of operative facts as the government's ongoing review. The Company is not in a position to predict either the ultimate outcome of these reviews or the extent of any potential exposure should claims be made against the Company. However, the Company believes any fines or penalties that may arise from these reviews would not have a material adverse effect on the consolidated financial condition of the Company.

        As a Blue Cross Blue Shield Association licensee, the Company participates in the Federal Employee Program ("FEP"), a nationwide contract with the Federal Office of Personnel Management to provide coverage to federal employees and their dependents. On July 11, 2001, the Company received a subpoena from the OIG, Office of Personnel Management, seeking certain financial documents and information, including information concerning intercompany transactions, related to operations in Ohio, Indiana and Kentucky under the FEP contract. The government has advised the Company that, in conjunction with its ongoing review, the government is also reviewing a separate allegation made by an individual against the Company's FEP operations, which is included within the same timeframe and involves issues arising from the same nucleus of operative facts as the government's ongoing review. The Company is currently cooperating with the OIG and the U.S. Department of Justice on these matters. The Company is not in a position to predict either the ultimate outcome of these reviews or the extent of any potential exposure should claims be made against the Company. There can be no assurance that the ultimate outcome of these reviews will not have a material adverse effect on the Company's consolidated results of operations or financial condition.

        Anthem Insurance guaranteed certain financial contingencies of its subsidiary, Anthem Alliance Health Insurance Company ("Alliance"), under a contract between Alliance and the United States Department of Defense. Under that contract, Alliance managed and administered the TRICARE Managed Care Support Program for military families from May 1, 1998 through May 31, 2001. There was no call on the guarantee for the period from May 1, 1998 to April 30, 1999 (which period is now "closed"), and the Company does not anticipate a call on the guarantee for the periods beginning May 1, 1999 through May 31, 2001 (which periods remain "open" for possible review by the Department of Defense).

Vulnerability from Concentrations:

        Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of investment securities and premiums receivable. All investment securities are managed by professional investment managers within policies authorized by the board of directors. Such policies limit the amounts that may be invested in any one issuer and prescribe certain investee company criteria. Concentrations of credit risk with respect to premiums receivable are limited due to the large number of employer groups that constitute the Company's customer base in the geographic regions in which we conduct business. As of December 31, 2001, there were no significant concentrations of financial instruments in a single investee, industry or geographic location.

18.  Segment Information

        The Company's principal reportable segments are strategic business units primarily delineated by geographic areas that essentially offer similar insurance products and services. They are managed separately because each geographic region has unique market, regulatory and healthcare delivery characteristics. The geographic regions are: the Midwest region, which operates primarily in Indiana, Kentucky and Ohio; the East region, which operates primarily in Connecticut, New Hampshire and Maine; and the West region, which operates in Colorado and Nevada. BCBS-NH was added to the East region effective with its October 27, 1999 acquisition, while the West region was established following the acquisition of BCBS-CO/NV on November 16, 1999. BCBS-ME is included in the East segment since its acquisition date of June 5, 2000.

        In addition to its three principal reportable geographic segments, the Company operates a Specialty segment, which includes business units providing group life and disability insurance benefits, pharmacy benefit management, dental and vision administration services and third party occupational health services. Various ancillary business units (reported with the Other segment) consist primarily of AdminaStar Federal which administers Medicare programs in Indiana, Illinois, Kentucky and Ohio and Anthem Alliance, which provided health care benefits and administration in nine states for the Department of Defense's TRICARE Program for military families. The TRICARE operations were sold on May 31, 2001. The Other segment also includes intersegment revenue and expense eliminations and corporate expenses not allocated to reportable segments.

        Through its participation in the Federal Employee Program, Medicare, Medicare at Risk, and TRICARE Program, the Company generated approximately 20%, 22% and 23% of its total consolidated revenues from agencies of the U.S. government for the years ended December 31, 2001, 2000 and 1999, respectively.

        The Company defines operating revenues to include premium income, administrative fees and other revenues. Operating revenues are derived from premiums and fees received primarily from the sale and administration of health benefit products. Operating expenses are comprised of benefit and administrative expenses. The Company calculates operating gain or loss as operating revenue less operating expenses.

        The accounting policies of the segments are the same as those described in the summary of significant accounting policies except that certain shared administrative expenses for each segment are recognized on a pro rata allocated basis, which in aggregate approximates the consolidated expense. Any difference between the allocated expenses and actual consolidated expense is included in other expenses not allocated to reportable segments. Intersegment sales and expenses are recorded at cost, and eliminated in the consolidated financial statements. The Company evaluates performance of the reportable segments based on operating gain or loss as defined above. The Company evaluates investment income, interest expense, amortization expense and income taxes, and asset and liability details on a consolidated basis as these items are managed in a corporate shared service environment and are not the responsibility of segment operating management.

        The following tables present financial data by reportable segment for each of the years ended December 31, 2001, 2000 and 1999:

	Reportable Segments
	Midwest	East	West	Specialty	Other and Eliminations	Total
2001
Operating revenue from external customers	$5,093.0	$3,667.3	$774.4	$182.1	$403.5	$10,120.3
Intersegment revenues	—	—	—	214.0	(214.0)	—
Operating gain (loss)	161.5	128.8	20.1	32.9	(23.8)	319.5
Depreciation and amortization	1.0	2.4	2.8	2.6	80.8	89.6
	Reportable Segments
	Midwest	East	West	Specialty	Other and Eliminations	Total
2000
Operating revenue from external customers	$4,452.3	$2,921.9	$622.4	$188.8	$358.1	$8,543.5
Intersegment revenues	8.2	—	—	143.5	(151.7)	—
Operating gain (loss)	87.8	103.8	2.5	24.9	(34.9)	184.1
Depreciation and amortization	16.9	17.1	8.7	2.1	30.5	75.3
	Reportable Segments
	Midwest	East	West	Specialty	Other and Eliminations	Total
1999
Operating revenue from external customers	$3,968.0	$1,598.9	$72.7	$145.4	$295.6	$6,080.6
Intersegment revenues	7.5	—	—	103.7	(111.2)	—
Operating gain (loss)	36.4	(0.9)	(3.5)	16.2	(19.7)	28.5
Depreciation and amortization	16.6	8.5	0.5	1.4	20.1	47.1

        Asset and equity details by reportable segment have not been disclosed, as they are not reported internally by the Company.

        A reconciliation of reportable segment operating revenues to the amounts of total revenues included in the consolidated statements of income for 2001, 2000 and 1999 is as follows:

	2001	2000	1999
Reportable segments operating revenues	$10,120.3	$8,543.5	$6,080.6
Net investment income	238.6	201.6	152.0
Net realized gains on investments	60.8	25.9	37.5
Gain on sale of subsidiary operations	25.0	—	—

Total revenues	$10,444.7	$8,771.0	$6,270.1

        A reconciliation of reportable segment operating gain to income from continuing operations before income taxes and minority interest included in the consolidated statements of income for 2001, 2000 and 1999 is as follows:

	2001	2000	1999
Reportable segments operating gain	$319.5	$184.1	$28.5
Net investment income	238.6	201.6	152.0
Net realized gains on investments	60.8	25.9	37.5
Gain on sale of subsidiary operations	25.0	—	—
Interest expense	(60.2)	(54.7)	(30.4)
Amortization of goodwill and other intangible assets	(31.5)	(27.1)	(12.7)
Endowment of non-profit foundations	—	—	(114.1)
Demutualization expenses	(27.6)	—	—

Income from continuing operations before income taxes and minority interest	$524.6	$329.8	$60.8

19.  Statutory Information

        Statutory-basis capital and surplus of Anthem Insurance amounted to $2,338.7 and $1,907.5 at December 31, 2001 and 2000, respectively. Statutory-basis net income of Anthem Insurance was $406.9, $91.7 and $201.7 for 2001, 2000 and 1999, respectively. Statutory-basis capital and surplus of Anthem Insurance is subject to regulatory restrictions with respect to amounts available for dividends to Anthem.

        In 1998, the National Association of Insurance Commissioners adopted codified statutory accounting principles ("Codification") which became effective January 1, 2001. Codification resulted in changes to certain accounting practices that Anthem Insurance and its insurance subsidiaries use to prepare statutory-basis financial statements. The impact of these changes was not significant.

20.  Selected Quarterly Financial Data (Unaudited)

        Selected quarterly financial data is as follows:

	For the Quarter Ended
	March 31	June 30	September 30	December 31
2001 Data
Total revenues	$2,560.5	$2,558.3	$2,663.7	$2,662.2
Operating gain	59.9	73.4	79.1	107.1
Net income	70.6	72.4	111.5	87.7
Pro forma basic earnings per share	0.68	0.70	1.08	0.85
Pro forma diluted earnings per share	0.68	0.70	1.07	0.85
Basic and diluted net income per share for the period from November 2, 2001 (date of demutualization and initial public offering) to December 31, 2001	—	—	—	0.54
2000 Data
Total revenues	$1,962.1	$2,104.1	$2,320.0	$2,384.8
Operating gain	32.4	34.2	53.3	64.2
Net income	40.4	49.9	63.5	72.2
Pro forma basic earnings per share	0.39	0.48	0.62	0.70
Pro forma diluted earnings per share	0.39	0.48	0.61	0.70

        There were no shares or dilutive securities outstanding prior to the demutualization and initial public offering. For comparative pro forma earnings per share presentation, the weighted average shares outstanding and the effect of dilutive securities for the period from November 2, 2001 to December 31, 2001 was used to calculate pro forma earnings per share for all periods presented.

21.  Subsequent Events

        Anthem's Board of Directors approved a common stock repurchase program under which management has been authorized to purchase up to $400.0 worth of shares, subject to business and market conditions. Shares may be repurchased in the open market and in negotiated transactions for a period of twelve months beginning February 6, 2002.

        On May 30, 2001, Anthem Insurance and Blue Cross and Blue Shield of Kansas ("BCBS-KS") signed a definitive agreement pursuant to which BCBS-KS would become a wholly-owned subsidiary of Anthem Insurance. Under the proposed transaction, BCBS-KS would demutualize and convert to a stock insurance company. The agreement calls for Anthem Insurance to pay $190.0 in exchange for all of the shares of BCBS-KS. On February 11, 2002, the Kansas Insurance Commissioner disapproved the proposed transaction, which had been previously approved by the BCBS-KS policyholders in January 2002. On February 19, 2002, the board of directors of BCBS-KS voted unanimously to appeal the Kansas Insurance Commissioner's decision and BCBS-KS will seek to have the decision overturned in Shawnee County District Court. The Company will join BCBS-KS in the appeal.

 Anthem, Inc.
Consolidated Balance Sheet
(Unaudited)

(In Millions, Except Share Data)	March 31, 2002
Assets
Current assets:
Investments available-for-sale, at fair value:
Fixed maturity securities	$3,768.5
Equity securities	192.4

3,960.9
Cash and cash equivalents	456.3
Premium and self funded receivables	610.6
Reinsurance receivables	77.6
Other receivables	275.3
Other current assets	37.5

Total current assets	5,418.2
Restricted cash and investments	39.6
Property and equipment	406.6
Goodwill	342.8
Other intangible assets	126.2
Other noncurrent assets	69.6

Total assets	$6,403.0

Liabilities and shareholders' equity
Liabilities
Current liabilities:
Policy liabilities:
Unpaid life, accident and health claims	$1,528.1
Future policy benefits	251.0
Other policyholder liabilities	56.1

Total policy liabilities	1,835.2
Unearned income	328.7
Accounts payable and accrued expenses	245.8
Bank overdrafts	360.2
Income taxes payable	54.1
Other current liabilities	184.0

Total current liabilities	3,008.0
Long term debt, less current portion	818.7
Retirement benefits	97.3
Other noncurrent liabilities	353.0

Total liabilities	4,277.0
Shareholders' equity
Preferred stock, without par value, shares authorized — 100,000,000; shares issued and outstanding — none	—
Common stock, par value $0.01, shares authorized — 900,000,000; shares issued and outstanding: 2002, 103,323,299; 2001, 103,295,675	1.1
Additional paid in capital	1,960.9
Retained earnings	155.5
Accumulated other comprehensive income	8.5

Total shareholders' equity	2,126.0

Total liabilities and shareholders' equity	$6,403.0

See accompanying notes.

Anthem, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended March 31
(In Millions, Except Per Share Data)	2002	2001
Revenues
Premiums	$2,529.5	$2,268.9
Administrative fees	201.0	213.0
Other revenue	18.1	11.5

Total operating revenue	2,748.6	2,493.4
Net investment income	60.5	53.9
Net realized gains on investments	3.3	13.2

	2,812.4	2,560.5

Expenses
Benefit expense	2,136.4	1,934.1
Administrative expense	505.6	499.4
Interest expense	17.6	14.4
Amortization of goodwill and other intangible assets	3.3	7.7
Demutualization expenses	—	0.6

	2,662.9	2,456.2

Income before income taxes and minority interest	149.5	104.3
Income taxes	49.2	34.4
Minority interest (credit)	0.5	(0.7)

Net income	$99.8	$70.6

Net income per share [1]:
Basic	$0.97	$0.68

Diluted	$0.95	$0.68

1
Prior year amounts represent pro forma earnings per share prior to the initial public offering.

See accompanying notes.

Anthem, Inc.
Consolidated Statements of Shareholders' Equity
(Unaudited)

	Common Stock
					Accumulated Other Comprehensive Income
(In Millions, Except Share Data)	Number of Shares	Par Value	Additional Paid in Capital	Retained Earnings		Total Shareholders' Equity[1]
Balance at December 31, 2001	103,295,675	$1.1	$1,960.8	$55.7	$42.4	$2,060.0
Net income	—	—	—	99.8	—	99.8
Change in net unrealized losses on investments	—	—	—	—	(33.9)	(33.9)

Comprehensive income						65.9
Adjustments related to the demutualization	27,624	—	0.1	—	—	0.1

Balance at March 31, 2002	103,323,299	$1.1	$1,960.9	$155.5	$8.5	$2,126.0

Balance at December 31, 2000	—	$—	$—	$1,848.6	$71.2	$1,919.8
Net income	—	—	—	70.6	—	70.6
Change in net unrealized losses on investments	—	—	—	—	(9.5)	(9.5)

Comprehensive income						61.1

Balance at March 31, 2001	—	$—	$—	$1,919.2	$61.7	$1,980.9

1
Prior year amounts represent "Policyholders' surplus" prior to demutualization.

See accompanying notes.

Anthem, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31
(In Millions)	2002	2001
Operating activities
Net income	$99.8	$70.6
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(3.3)	(13.2)
Depreciation, amortization and accretion	28.5	30.0
Deferred income taxes	13.6	12.2
Changes in operating assets and liabilities, net of effect of purchases and divestitures:
Restricted cash and investments	—	(46.2)
Receivables	(72.6)	39.5
Other assets	(6.2)	(0.6)
Policy liabilities	118.8	48.7
Unearned income	8.2	85.8
Accounts payable and accrued expenses	(85.2)	(48.2)
Other liabilities	79.6	(16.5)
Income taxes	2.1	16.5

Net cash provided by continuing operations	183.3	178.6
Net cash used in discontinued operations	—	(0.1)

Cash provided by operating activities	183.3	178.5
Investing activities
Purchases of investments	(826.2)	(979.3)
Sales or maturities of investments	730.3	891.3
Purchases of subsidiaries, net of cash acquired	(10.6)	—
Proceeds from sale of property and equipment	0.9	0.1
Purchases of property and equipment	(27.9)	(11.3)

Cash used in investing activities	(133.5)	(99.2)
Financing activities
Adjustment to payments to eligible statutory members	0.1	—

Cash provided by financing activities	0.1	—

Change in cash and cash equivalents	49.9	79.3
Cash and cash equivalents at beginning of period	406.4	203.3

Cash and cash equivalents at end of period	$456.3	$282.6

See accompanying notes.

Anthem, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

March 31, 2002
(Dollars in Millions, Except Share Data)

1.    Basis of Presentation

        On November 2, 2001, Anthem Insurance Companies, Inc. ("Anthem Insurance") converted from a mutual insurance company to a stock insurance company in a process known as a demutualization. Concurrent with the demutualization, Anthem Insurance became a wholly-owned subsidiary of Anthem, Inc. ("Anthem"). Effective with the demutualization, Anthem completed an initial public offering of 55,200,000 shares of common stock. The shares issued in the initial public offering are in addition to 48,095,675 shares of common stock (which will ultimately vary slightly as all distribution issues are finalized) distributed to eligible statutory members in the demutualization.

        The accompanying unaudited consolidated financial statements of Anthem Inc. and its subsidiaries (the "Company") have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") for interim financial reporting. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments, including normal recurring adjustments, necessary for a fair presentation of the consolidated financial statements as of and for the three month periods ended March 31, 2002 and 2001 have been recorded. The results of operations for the three month period ended March 31, 2002 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2002. These unaudited consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements for the year ended December 31, 2001 included in Anthem's Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

        Certain prior year balances have been reclassified to conform to current year presentation.

2.    Acquisitions

        On April 29, 2002, Anthem and Trigon Healthcare, Inc. ("Trigon") announced that they entered into an agreement and plan of merger pursuant to which Trigon will become a wholly-owned subsidiary of Anthem. Trigon is Virginia's largest health care company and is the Blue Cross and Blue Shield licensee in the state of Virginia. Under the agreement, Trigon's shareholders will receive thirty dollars in cash and 1.062 shares of Anthem common stock for each Trigon share outstanding. The value of the transaction is estimated to be approximately $4.0 billion, and is expected to close in three to six months, subject to regulatory and shareholder approvals.

        On February 28, 2002, a subsidiary of Anthem Insurance, Anthem Health Plans of Maine, Inc. completed its purchase of the remaining 50% ownership interest in Maine Partners Health Plan, Inc. ("MPHP") in accordance with a stock purchase agreement dated January 17, 2002. Full ownership of MPHP, an HMO serving southern Maine, is expected to result in expanded member service capabilities. The purchase price was $10.6 and resulted in $4.7 of non-tax deductible goodwill assigned to the East reportable segment. The Company previously consolidated the financial results of MPHP in its consolidated financial statements and recorded minority interest for the percentage not owned. The pro forma effects of the acquisition on results for periods preceding the purchase date are not material to the Company's consolidated financial statements.

        On May 30, 2001, Anthem Insurance and Blue Cross and Blue Shield of Kansas ("BCBS-KS") signed a definitive agreement pursuant to which BCBS-KS would become a wholly-owned subsidiary of Anthem Insurance. Under the proposed transaction, BCBS-KS would demutualize and convert to a stock insurance company. The agreement calls for Anthem Insurance to pay $190.0 in exchange for all of the shares of BCBS-KS. On February 11, 2002, the Kansas Insurance Commissioner disapproved the proposed transaction, which had been previously approved by the BCBS-KS policyholders in January 2002. On February 19, 2002, the board of directors of BCBS-KS voted unanimously to appeal the Kansas Insurance Commissioner's decision and BCBS-KS is seeking to have the decision overturned in Shawnee County District Court. The Company joined BCBS-KS in the appeal, which was filed on March 7, 2002. Hearings are scheduled to begin on June 7, 2002. See Note 9.

3.    Goodwill and Other Intangible Assets

        On January 1, 2002, the Company adopted FAS 141, Business Combinations, and FAS 142, Goodwill and Other Intangible Assets. FAS 141 requires business combinations completed after June 30, 2001 to be accounted for using the purchase method of accounting. Under FAS 142, goodwill and other intangible assets (with indefinite lives) will not be amortized but will be tested for impairment at least annually. The Company is required to complete its transitional impairment test of existing goodwill by June 30, 2002. This test will involve the use of estimates related to the fair value of the business with which the goodwill is associated. The Company does not expect any material impairment loss as a result of this test.

        Following is a summary of the change in the carrying amount of goodwill by reportable segment for the period ended March 31, 2002:

	Midwest	East	West	Specialty	Total
Balance as of January 1, 2002	$133.6	$121.5	$74.9	$8.1	$338.1
Goodwill acquired	—	4.7	—	—	4.7

Balance as of March 31, 2002	$133.6	$126.2	$74.9	$8.1	$342.8

        The following table reflects the components of other intangible assets as of March 31, 2002 and December 31, 2001:

	March 31, 2002			December 31, 2001
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets with finite lives:
Subscriber base	$64.9	$(32.1)	$32.8	$64.7	$(29.7)	$35.0
Provider and hospital networks	24.2	(5.6)	18.6	24.2	(5.0)	19.2
Other	10.8	(3.5)	7.3	10.8	(3.2)	7.6

	99.9	(41.2)	58.7	99.7	(37.9)	61.8
Intangible asset with indefinite life:
Blue Cross and Blue Shield trademarks	67.5	—	67.5	67.5	—	67.5

	$167.4	$(41.2)	$126.2	$167.2	$(37.9)	$129.3

        With the adoption of FAS 142 on January 1, 2002, the Company ceased amortization of goodwill. The intangible asset established for Blue Cross and Blue Shield trademarks is deemed to have an indefinite life and is no longer amortized. The following table presents net income and earnings per share on a comparable basis as if FAS 142 had been adopted January 1, 2001:

	Three Months Ended March 31
	2002	2001
Reported net income	$99.8	$70.6
Amortization of goodwill (net of tax)	—	3.5
Amortization of Blue Cross and Blue Shield trademarks (net of tax)	—	0.5

Adjusted net income	$99.8	$74.6

Basic earnings per share:
As reported and pro forma	$0.97	$0.68
Amortization of goodwill (net of tax)	—	0.03
Amortization of Blue Cross and Blue Shield trademarks (net of tax)	—	0.01

Adjusted basic earnings per share	$0.97	$0.72

Diluted earnings per share:
As reported and pro forma	$0.95	$0.68
Amortization of goodwill (net of tax)	—	0.03
Amortization of Blue Cross and Blue Shield trademarks (net of tax)	—	0.01

Adjusted diluted earnings per share	$0.95	$0.72

        Aggregate amortization expense for the three months ended March 31, 2002 was $3.3. Estimated amortization expense for each of the five calendar years ending December 31, is as follows:

2002	$12.8
2003	9.6
2004	8.6
2005	7.2
2006	6.5

4.    Earnings Per Share

        The following sets forth the denominator for basic and diluted earnings per share for the three months ended March 31, 2002. Weighted average shares used for basic earnings per share assumes that the adjustment to common stock issued in the demutualization occurred on January 1, 2002.

Denominator for basic earnings per share — weighted average shares	103,323,299
Effect of dilutive securities — employee stock options	485,314
Effect of dilutive securities — incremental shares from conversion of Unit purchase contracts	1,011,959

Denominator for diluted earnings per share	104,820,572

        There were no shares or dilutive securities outstanding prior to the demutualization and initial public offering. For comparative pro forma earnings per share presentation, the weighted average shares outstanding and the effect of dilutive securities for the period from November 2, 2001 to

December 31, 2001, as shown below, was used to calculate pro forma earnings per share for the three months ended March 31, 2001.

Denominator for basic earnings per share — weighted average shares	103,295,675
Effect of dilutive securities — employee stock options	313,397
Effect of dilutive securities — incremental shares from conversion of Unit purchase contracts	212,766

Denominator for diluted earnings per share	103,821,838

        On May 3, 2002, pursuant to the Company's 2001 Stock Incentive Plan (the "Stock Plan"), the Company granted 1,549,720 stock options to purchase shares of the Company's common stock to certain eligible executives, employees and non employee directors. The exercise price of these options is $71.86 per share, the fair value of the stock on the grant date. These options will vest and expire over terms set by the Compensation Committee of the Board of Directors.

        On May 3, 2002, pursuant to the Stock Plan, the Company granted 93,600 shares of the Company's common stock as restricted stock awards to certain eligible executives at $71.86 per share, the fair value of the stock on the grant date. The shares vest on a pro-rata basis over the periods ending December 31, 2004 and 2005. None of the shares of restricted stock may be transferred or encumbered, except as provided for in the award agreements, until the restrictions on such shares lapse or are removed.

        The stock options and restricted stock awards will not be considered outstanding in computing the weighted-average number of shares outstanding for basic earnings per share, but will be included, from the grant date, in determining diluted earnings per share using the treasury stock method.

5.    Credit Facilities

        Anthem has cash requirements of approximately $1.2 billion for the pending acquisition of Trigon, including both the cash portion of the purchase price and transaction costs. During April 2002, Anthem obtained a commitment for a bridge loan of up to $1.2 billion. Anthem plans to issue up to $1.0 billion of debt securities in a private placement or public offering to provide permanent financing for the acquisition. The net proceeds from issuance of these debt securities would reduce the amount of the commitment for the bridge loan and would be used to repay indebtedness under the bridge loan, to the extent it has been drawn down. Under the terms of the bridge loan commitment, which is subject to customary conditions, a required prepayment in an amount equal to all cash and cash equivalents of Trigon and its unregulated subsidiaries (which must be not less than $300.0) must be made no later than one month after the closing of the acquisition. See Note 9. All indebtedness under the bridge loan must be repaid in full no later than January 28, 2003.

        During February 2002, Anthem and Anthem Insurance entered into two new agreements allowing aggregate indebtedness of $135.0. Anthem will guarantee all obligations of Anthem Insurance under the facilities. Anthem also will be permitted to be a borrower under the facilities, if the Indiana Insurance Commissioner approves Anthem Insurance's guarantee of Anthem's obligations under the facilities.

6.    Stock Repurchase Program

        Anthem's Board of Directors approved a common stock repurchase program under which the Company may purchase up to $400.0 of shares from time to time, subject to business and market conditions. Shares may be repurchased in the open market and in negotiated transactions for a period of twelve months beginning February 6, 2002. No shares were repurchased as of March 31, 2002. Through May 9, 2002, the Company repurchased 542,500 shares at a cost of $36.5.

7.    Segment Information

        The following tables show financial data by segment for the three months ended March 31, 2002 and 2001:

	Reportable Segments
	Midwest	East	West	Specialty	Other and Eliminations	Total
Three Months Ended March 31, 2002
Operating revenue from external customers	$1,451.8	$985.3	$221.2	$53.9	$36.4	$2,748.6

Intersegment revenues	$—	$—	$—	$66.2	$(66.2)	$—

Operating gain (loss)	$54.1	$42.2	$7.5	$12.4	$(9.6)	$106.6

	Reportable Segments
	Midwest	East	West	Specialty	Other and Eliminations	Total
Three Months Ended March 31, 2001
Operating revenue from external customers	$1,219.9	$874.9	$176.5	$42.5	$179.6	$2,493.4

Intersegment revenues	$—	$—	$—	$46.6	$(46.6)	$—

Operating gain (loss)	$42.8	$22.6	$0.2	$7.5	$(13.2)	$59.9

        A reconciliation of reportable segment operating gain to income before income taxes and minority interest included in the consolidated statements of income for the three months ended March 31, 2002 and 2001 is as follows:

	Three Months Ended March 31
	2002	2001
Reportable segments operating gain	$106.6	$59.9
Net investment income	60.5	53.9
Net realized gains on investments	3.3	13.2
Interest expense	(17.6)	(14.4)
Amortization of goodwill and other intangible assets	(3.3)	(7.7)
Demutualization expenses	—	(0.6)

Income before income taxes and minority interest	$149.5	$104.3

8.    Contingencies

Litigation:

        A number of managed care organizations have been sued in class action lawsuits asserting various causes of action under federal and state law. These lawsuits typically allege that the defendant managed care organizations employ policies and procedures for providing health care benefits that are inconsistent with the terms of the coverage documents and other information provided to their members, and because of these misrepresentations and practices, a class of members has been injured in that they received benefits of lesser value than the benefits represented to and paid for by such members. Two such proceedings which allege various violations of the Employee Retirement Income Security Act of 1974 ("ERISA") have been filed in Connecticut against the Company or its Connecticut subsidiary. One proceeding was brought by the Connecticut Attorney General on behalf of a purported class of HMO and Point of Service members in Connecticut. No monetary damages are sought, although the suit does seek injunctive relief from the court to preclude the Company from allegedly utilizing arbitrary coverage guidelines, making late payments to providers or members, denying coverage for medically necessary prescription drugs and misrepresenting or failing to disclose essential information to enrollees. The complaint contends that these alleged policies and practices are a violation of ERISA. A second proceeding, brought on behalf of a purported class of HMO and Point of Service members in Connecticut and elsewhere, seeks injunctive relief to preclude the Company from allegedly making coverage decisions relating to medical necessity without complying with the express terms of the policy documents, and unspecified monetary damages (both compensatory and punitive).

        In addition, the Company's Connecticut subsidiary is a defendant in three class action lawsuits brought on behalf of professional providers in Connecticut. The suits allege that the Connecticut subsidiary has breached its contracts by, among other things, failing to pay for services in accordance with the terms of the contracts. The suits also allege violations of the Connecticut Unfair Trade Practices Act, breach of the implied duty of good faith and fair dealing, negligent misrepresentation and unjust enrichment. Two of the suits seek injunctive relief and monetary damages (both compensatory and punitive). The third suit, brought by the Connecticut State Medical Society, seeks injunctive relief only.

        On October 10, 2001, the Connecticut State Dental Association and five dental providers filed suit against the Company's Connecticut subsidiary. The suit alleged breach of contract and violation of the Connecticut Unfair Trade Practices Act. The suit was voluntarily withdrawn on November 9, 2001. The claims were refiled on April 15, 2002, as two separate suits, one by the Connecticut State Dental Association, and the second by two dental providers, purportedly on behalf of a class of dental providers. Both suits seek injunctive relief, and unspecified monetary damages (both compensatory and punitive).

        The Company intends to vigorously defend these proceedings. All of the proceedings are in the early stages of litigation, and their ultimate outcomes cannot presently be determined.

        Following the purchase of Blue Cross and Blue Shield of Maine ("BCBS-ME"), appeals were filed by two parties that intervened in the administrative proceedings before Maine's Superintendent of Insurance (the "Superintendent"), challenging the Superintendent's decision approving the conversion of BCBS-ME to a stock insurer, which was a required step before the acquisition. In one appeal, Maine's Attorney General requested the Court to modify the Superintendent's decision, by requiring

BCBS-ME to submit an update to the statutorily mandated appraisal of its fair market value and to deposit into the charitable foundation the difference between the net proceeds that have been transferred to the foundation and the final value of BCBS-ME, if greater. In the other appeal, a consumers' group also challenged that portion of the Superintendent's decision regarding the value of BCBS-ME. On December 21, 2001, the Court issued an opinion affirming the decision of the Superintendent of Insurance approving the conversion of BCBS-ME and the subsequent acquisition by Anthem Insurance. The Consumers for Affordable Health Care have appealed this decision to the Maine Supreme Judicial Court. The Attorney General did not appeal the decision, and the appeals time has passed. The Company does not believe that the Consumers' appeal will have a material adverse effect on its consolidated financial position or results of operations.

        On March 11, 1998, Anthem Insurance and its Ohio subsidiary, Community Insurance Company ("CIC") were named as defendants in a lawsuit, Robert Lee Dardinger, Executor of the Estate of Esther Louise Dardinger v. Anthem Blue Cross and Blue Shield, et al., filed in the Licking County Court of Common Pleas in Newark, Ohio. The plaintiff sought compensatory damages and unspecified punitive damages in connection with claims alleging wrongful death, bad faith and negligence arising out of the Company's denial of certain claims for medical treatment for Ms. Dardinger. On September 24, 1999, the jury returned a verdict for the plaintiff, awarding $1,350 (actual dollars) for compensatory damages, $2.5 for bad faith in claims handling and appeals processing, $49.0 for punitive damages and unspecified attorneys' fees in an amount to be determined by the court. The court later granted attorneys' fees of $0.8. An appeal of the verdict was filed by the defendants on November 19, 1999. On May 22, 2001, the Ohio Court of Appeals (Fifth District) affirmed the jury award of $1,350 (actual dollars) for breach of contract against CIC, affirmed the award of $2.5 compensatory damages for bad faith in claims handling and appeals processing against CIC, but dismissed the claims and judgments against Anthem Insurance. The court also reversed the award of $49.0 in punitive damages against both Anthem Insurance and CIC, and remanded the question of punitive damages against CIC to the trial court for a new trial. Anthem Insurance and CIC, as well as the plaintiff, appealed certain aspects of the decision of the Ohio Court of Appeals. On October 10, 2001, the Supreme Court of Ohio agreed to hear the plaintiff's appeal, including the question of punitive damages, and denied the cross-appeals of Anthem Insurance and CIC. In December 2001, CIC paid the award of $2.5 compensatory damages for bad faith and $1,350 (actual dollars) for breach of contract, plus accrued interest. The ultimate outcome of the matters that are the subject of the pending appeal cannot be determined at this time.

        In addition to the lawsuits described above, the Company is also involved in other pending and threatened litigation of the character incidental to the business transacted, arising out of its insurance and investment operations, and is from time to time involved as a party in various governmental and administrative proceedings. The Company believes that any liability that may result from any one of these actions is unlikely to have a material adverse effect on its consolidated results of operations or financial position.

Other Contingencies:

        The Company, like a number of other Blue Cross and Blue Shield companies, serves as a fiscal intermediary for Medicare Parts A and B. The fiscal intermediaries for these programs receive reimbursement for certain costs and expenditures, which is subject to adjustment upon audit by the federal Centers for Medicare and Medicaid Services, formerly the Health Care Financing Administration. The laws and regulations governing fiscal intermediaries for the Medicare program are complex, subject to interpretation and can expose an intermediary to penalties for non-compliance. Fiscal intermediaries may be subject to criminal fines, civil penalties or other sanctions as a result of such audits or reviews. In the last five years, at least eight Medicare fiscal intermediaries have made payments to settle issues raised by such audits and reviews. These payments have ranged from $0.7 to $51.6, plus a payment by one company of $144.0. While the Company believes it is currently in compliance in all material respects with the regulations governing fiscal intermediaries, there are ongoing reviews by the federal government of the Company's activities under certain of its Medicare fiscal intermediary contracts.

        On December 8, 1999, Anthem Health Plans, Inc. ("AHP"), a subsidiary of Anthem Insurance, reached a settlement agreement with the Office of Inspector General ("OIG"), Department of Health and Human Services, in the amount of $41.9, to resolve an investigation into misconduct in the Medicare fiscal intermediary operations of Blue Cross & Blue Shield of Connecticut ("BCBS-CT"), AHP's predecessor. The period investigated was before Anthem Insurance merged with BCBS-CT. The resolution of this case involved no criminal penalties against the Company nor any suspension or exclusion from federal programs. This expense was included in administrative expense in the statement of consolidated income for the year ended December 31, 1999.

        AdminaStar Federal, Inc. ("AdminaStar"), a subsidiary of Anthem Insurance, has received several subpoenas prior to May 2000 from the OIG and the U.S. Department of Justice, one seeking documents and information concerning its responsibilities as a Medicare Part B contractor in its Kentucky office, and the others requesting certain financial records and information of AdminaStar and Anthem Insurance related to the Company's Medicare fiscal intermediary (Part A) and carrier (Part B) operations. The Company has made certain disclosures to the government relating to its Medicare Part B operations in Kentucky. The Company was advised by the government that, in conjunction with its ongoing review of these matters, the government has also been reviewing separate allegations made by individuals against AdminaStar, which are included within the same timeframe and involve issues arising from the same nucleus of operative facts as the government's ongoing review. The Company is not in a position to predict either the ultimate outcome of these reviews or the extent of any potential exposure should claims be made against the Company. However, the Company believes any fines or penalties that may arise from these reviews would not have a material adverse effect on the consolidated financial position or results of operations.

        As a Blue Cross Blue Shield Association licensee, the Company participates in the Federal Employee Program ("FEP"), a nationwide contract with the Federal Office of Personnel Management to provide coverage to federal employees and their dependents. On July 11, 2001, the Company received a subpoena from the OIG, Office of Personnel Management, seeking certain financial documents and information, including information concerning intercompany transactions, related to operations in Ohio, Indiana and Kentucky under the FEP contract. The government has advised the Company that, in conjunction with its ongoing review, the government is also reviewing a separate allegation made by an individual against the Company's FEP operations, which is included within the same timeframe and involves issues arising from the same nucleus of operative facts as the government's ongoing review. The Company is currently cooperating with the OIG and the U.S. Department of Justice on these matters. The ultimate outcome of these reviews cannot be determined at this time.

        Anthem Insurance guaranteed certain financial contingencies of its subsidiary, Anthem Alliance Health Insurance Company ("Alliance"), under a contract between Alliance and the United States

Department of Defense. Under that contract, Alliance managed and administered the TRICARE Managed Care Support Program for military families from May 1, 1998 through May 31, 2001. There was no call on the guarantee for the period from May 1, 1998 to April 30, 1999 (which period is now "closed"), and the Company does not anticipate a call on the guarantee for the periods beginning May 1, 1999 through May 31, 2001 (which periods remain "open" for possible review by the Department of Defense).

9.    Subsequent Events

        The bridge loan commitment described in Note 5 was amended on May 16, 2002 and was superseded on May 29, 2002, when Anthem entered into a bridge loan agreement. Under the agreement, Anthem may borrow up to $1.2 billion. The bridge loan agreement contains various conditions to Anthem's ability to borrow under the bridge loan, including conditions related to (1) the absence of any material adverse change since December 31, 2001 in the business, properties, condition (financial or otherwise) or operations of Anthem or in Anthem's ability to repay the bridge loan, (2) the absence of any new litigation or legal proceedings that could have a material adverse effect on Anthem as described in (1) above, (3) Anthem's failure to comply with the financial covenants and ratios set forth in the bridge loan agreement, and (4) the requirement that Anthem and its unregulated subsidiaries (after giving effect to the merger) must have cash or cash equivalents on hand of at least $300 million at the time of the merger.

        On June 7, 2002, the Shawnee County District Court ruled on the BCBS-KS appeal described in Note 2. The Court ruled in favor of Anthem and BCBS-KS, vacating the Commissioner's decision and remanding the matter to the Commissioner for further proceedings not inconsistent with the Court's order. Anthem and BCBS-KS are reviewing the ruling and considering their next steps.

APPENDIX A

         AGREEMENT AND PLAN OF MERGER
DATED AS OF
APRIL 28, 2002
AMONG
ANTHEM, INC.,
AI SUB ACQUISITION CORP.
AND
TRIGON HEALTHCARE, INC.

5.9.	PUBLIC ANNOUNCEMENTS	A-37
5.10.	LISTING OF SHARES OF PURCHASER COMMON STOCK	A-37
5.11.	AFFILIATES	A-37
5.12.	TRANSITION TEAM	A-37
5.13.	MANAGEMENT RESPONSIBILITIES; HEADQUARTERS	A-38
5.14.	TAX-FREE REORGANIZATION TREATMENT	A-38
5.15.	REPRESENTATION ON PURCHASER BOARD	A-38
5.16.	OTHER OBLIGATIONS	A-38
ARTICLE VI CONDITIONS PRECEDENT		A-38
6.1.	CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER	A-38
6.2.	ADDITIONAL CONDITIONS TO OBLIGATIONS OF PURCHASER AND MERGER SUB	A-39
6.3.	ADDITIONAL CONDITIONS TO OBLIGATIONS OF COMPANY	A-40
ARTICLE VII TERMINATION AND AMENDMENT		A-40
7.1.	TERMINATION	A-40
7.2.	EFFECT OF TERMINATION	A-42
7.3.	FEES AND EXPENSES.	A-42
ARTICLE VIII GENERAL PROVISIONS		A-43
8.1.	NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS	A-43
8.2.	NOTICES	A-43
8.3.	INTERPRETATION	A-44
8.4.	COUNTERPARTS	A-45
8.5.	ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.	A-45
8.6.	GOVERNING LAW	A-45
8.7.	SEVERABILITY	A-45
8.8.	AMENDMENT	A-45
8.9.	EXTENSION; WAIVER	A-45
8.10.	ASSIGNMENT	A-46
8.11.	SUBMISSION TO JURISDICTION; WAIVERS	A-46
8.12.	ENFORCEMENT	A-46
8.13.	DEFINITIONS	A-46

        AGREEMENT AND PLAN OF MERGER, dated as of April 28, 2002 (this "Agreement"), among Anthem, Inc., an Indiana corporation ("Purchaser"), AI Sub Acquisition Corp., an Indiana corporation and a direct wholly owned subsidiary of Purchaser ("Merger Sub"), and Trigon Healthcare, Inc., a Virginia corporation ("Company").

WITNESSETH:

        WHEREAS, the respective Boards of Directors of Company and Purchaser deem it advisable and in the best interests of each corporation and its respective stockholders that Company and Purchaser engage in a business combination in order to advance the long-term strategic business interests of Company and Purchaser;

        WHEREAS, the combination of Company and Purchaser shall be effected by the terms of this Agreement through a merger as outlined below (the "Merger");

        WHEREAS, in furtherance thereof, the respective Boards of Directors of Company, Purchaser and Merger Sub have approved or adopted this Agreement, pursuant to which Company will be merged with and into Merger Sub on the terms and subject to the conditions set forth in this Agreement, with each share of Class A common stock, $0.01 par value, of Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3), other than Company Treasury Shares (as defined in Section 1.8(a)) and shares of Company Common Stock owned by Purchaser or Merger Sub, being converted into (as such amount may be increased as set forth in Section 7.1(i) hereof) the right to receive (i) $30.00 cash and (ii) 1.062 shares of common stock, par value $0.01 per share, of Purchaser ("Purchaser Common Stock");

        WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Code") and that this Agreement shall constitute a plan of reorganization within the meaning of Sections 354 and 361 of the Code; and

        WHEREAS, as an inducement to and condition of Purchaser's willingness to enter into this Agreement, Company and Purchaser have entered into the Stock Option Agreement ("Option Agreement") in the form attached hereto as Exhibit A.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
THE MERGER

        1.1.    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Virginia Stock Corporation Act ("VSCA") and the Indiana Business Corporation Law ("IBCL"), Company shall be merged with and into Merger Sub at the Effective Time. Upon completion of the Merger, the separate corporate existence of Company shall cease and Merger Sub shall continue as the surviving corporation (the "Surviving Corporation") and shall change its name to Trigon Healthcare, Inc.

        1.2.    Closing.    Subject to the terms and conditions hereof, the closing of the Merger and the transactions contemplated by this Agreement (the "Closing") will take place on the second Business Day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI (other than any such conditions which by their terms cannot be satisfied until the Closing Date, which shall be required to be so satisfied or waived (subject to applicable law) on the Closing Date), unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of

Baker & Daniels, 300 North Meridian Street, Suite 2700, Indianapolis, Indiana, unless another place is agreed to in writing by the parties hereto.

        1.3.    Effective Time.    At the Closing, the parties shall file appropriate articles of merger (the "Articles of Merger") in such form as is required by and executed in accordance with the respective relevant provisions of the VSCA and the IBCL. The Merger shall become effective at such time as the last to be filed of the Articles of Merger are duly filed with the State Corporation Commission of the Commonwealth of Virginia and the Secretary of State of the State of Indiana or at such subsequent time as Purchaser and Company shall agree and as shall be specified in the Articles of Merger (the date and time the Merger becomes effective being the "Effective Time").

        1.4.    Effects of the Merger.    At and after the Effective Time, the Merger will have the effects set forth in the VSCA and the IBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall be the debts, liabilities and duties of the Surviving Corporation.

        1.5.    Articles of Incorporation.    Except as contemplated by Section 1.1, the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

        1.6.    By-Laws.    At the Effective Time and without any further action on the part of Company and Merger Sub, the by-laws of Merger Sub shall be the by-laws of the Surviving Corporation, until thereafter changed or amended or repealed as provided therein or the articles of incorporation of the Surviving Corporation and by applicable law.

        1.7.    Officers and Directors of Surviving Corporation.    The officers of Company as of the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be. The directors of Merger Sub as of the Effective Time shall serve as directors of the Surviving Corporation until the earlier of their death, resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

        1.8.    Effect on Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock:

          (a)  All shares of Company Common Stock that are owned by Company as treasury stock (the "Company Treasury Shares") or by Purchaser or Merger Sub shall be canceled and retired and shall cease to exist and no cash, Purchaser Common Stock or other consideration shall be delivered in exchange therefor.

          (b)  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Company Treasury Shares and shares of Company Common Stock owned by Purchaser or Merger Sub), shall be converted at the Effective Time into the right to receive (as such amounts may be increased as set forth in Section 7.1(i) hereof) (i) $30.00 in cash (the "Cash Consideration") and (ii) 1.062 shares (the "Exchange Ratio") of Purchaser Common Stock (the "Merger Consideration"). Upon such conversion, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Company Certificate (as defined in Section 1.9) shall thereafter represent the right to receive the Merger Consideration, cash for fractional shares in accordance with Section 2.5 and any dividends or other distributions pursuant to Section 2.3 upon the surrender of the Company Certificate in accordance with the terms hereof.

          (c)  Each share of common stock, par value $0.01, of Merger Sub (the "Merger Sub Common Stock") outstanding immediately prior to the Effective Time shall remain outstanding and unchanged following the Effective Time as shares of the Surviving Corporation.

        1.9.    Exchange Agent.    Prior to the Effective Time, Purchaser shall appoint an exchange agent (the "Exchange Agent") for the purpose of exchanging certificates which immediately prior to the Effective Time evidenced shares of Company Common Stock (the "Company Certificates") for the Merger Consideration.

        1.10.    Company Stock Options and Restricted Stock.    Company and Purchaser shall take all action reasonably necessary so that each employee or director stock option exercisable for shares of Company Common Stock (the "Company Stock Options") outstanding immediately prior to the Effective Time shall have vested and become exercisable by the Effective Time and shall be converted automatically at the Effective Time into an option to purchase a number of shares of Purchaser Common Stock (a "Converted Option") equal to the product of the number of shares of Company Common Stock subject to such Company Stock Option multiplied by the Option Exchange Ratio (provided that any fractional share resulting from such multiplication shall be rounded to the nearest whole share). The Option Exchange Ratio shall mean the sum of (i) 1.062 (as such amount may be increased as set forth in Section 7.1(i) hereof) and (ii) a fraction the numerator of which is 30 (as such amount may be increased as set forth in Section 7.1(i) hereof) and the denominator of which is the closing trading price of Purchaser Common Stock on the NYSE, as reported in the Wall Street Journal, Eastern Edition (or such other source as the parties shall agree in writing), on the Business Day prior to the Effective Time. The terms and conditions of the Converted Option shall otherwise remain the same as the terms and conditions of the Company Stock Option, except that the exercise price per share of each Converted Option shall equal the exercise price per share of such Company Stock Option divided by the Option Exchange Ratio (provided that such exercise price shall be rounded to the nearest whole cent). Notwithstanding the foregoing, each Company Stock Option which is intended to be an "incentive stock option" (as defined under Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. Purchaser shall, as of the Effective Time, assume the obligations of Company under all plans and agreements pursuant to which a Company Stock Option has been issued and shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Purchaser Common Stock for delivery upon exercise of the Converted Options. Purchaser shall use its reasonable best efforts to cause the registration of the shares of Purchaser Common Stock subject to the Converted Options to become effective as part of a registration statement on Form S-8, no later than the Effective Time; and, thereafter, Purchaser shall file one or more registration statements on appropriate forms with respect to shares of Purchaser Common Stock subject to the Converted Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements, including the current status of any related prospectus, for so long as the Converted Options remain outstanding. Company and Purchaser shall take all such steps within their control as may be required to cause the transactions contemplated by this Section 1.10 and any other deemed dispositions of Company equity securities (including derivative securities) or deemed acquisitions of Purchaser equity securities (including derivative securities) in connection with this Agreement by each individual who (i) is a director or officer of Company or (ii) at the Effective Time will become a director or officer of Purchaser, to become exempt from liability under Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder. As soon as practicable after the Effective Time, Purchaser shall deliver or cause to be delivered to each holder of Converted Options an appropriate notice setting forth such holder's rights pursuant to any stock option or similar plan of the Company (the "Company Stock Option Plans") and agreements evidencing the grants of such Converted Options, after giving effect to the transactions hereunder. All shares of restricted Company Common Stock held by current or former employees or directors of Company immediately prior to the Effective Time shall vest automatically at the Effective Time.

        1.11.    Certain Adjustments.    If, between the date of this Agreement and the Effective Time, the outstanding Purchaser Common Stock or Company Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration and the Option Exchange Ratio shall be appropriately adjusted to provide to the holders of Company Common Stock and Company Stock Options the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE II
EXCHANGE OF CERTIFICATES

        2.1.    Exchange Fund.    At or prior to the Effective Time, Purchaser shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, (i) certificates representing the Purchaser Common Stock issuable pursuant to Section 1.8 and (ii) cash sufficient to pay the cash portion of the Merger Consideration. Purchaser agrees to make available to the Exchange Agent from time to time as needed, additional cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5 and any dividends and other distributions pursuant to Section 2.3. Any cash and certificates of Purchaser Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

        2.2.    Exchange Procedures.    Within five Business Days after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Company Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Purchaser may reasonably specify and (ii) instructions for effecting the surrender of such Company Certificates in exchange for the Merger Consideration. Upon surrender of a Company Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Purchaser Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Sections 1.8 and (B) a check for the cash portion of the Merger Consideration and for the cash that such holder has the right to receive pursuant to the provisions of this Article II, including cash in lieu of any fractional shares of Purchaser Common Stock pursuant to Section 2.5 and dividends and other distributions pursuant to Section 2.3. No interest will be paid or will accrue on any cash payable for the cash portion of the Merger Consideration or pursuant to Section 2.3 or Section 2.5. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of Company, one or more shares of Purchaser Common Stock evidencing, in the aggregate, the proper number of shares of Purchaser Common Stock and a check for the cash portion of the Merger Consideration, the cash in lieu of any fractional shares of Purchaser Common Stock pursuant to Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, may be issued with respect to such Company Common Stock to such a transferee if the Company Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

        2.3.    Distributions with Respect to Unexchanged Shares.    No dividends or other distributions declared or made with respect to shares of Purchaser Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Purchaser Common Stock that such holder would be entitled to receive upon surrender of such Company Certificate until such holder shall surrender such Company Certificate in accordance with Section 2.2. Subject to the effect of applicable laws, following surrender of any such Company Certificate, there shall be paid to such holder of shares of Purchaser Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date prior to such surrender payable with respect to such shares of Purchaser Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Purchaser Common Stock.

        2.4.    No Further Ownership Rights in Company Common Stock.    All shares of Purchaser Common Stock issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Sections 2.3 or 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock. Until surrendered as contemplated by this Article II, each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration (and any cash to be paid pursuant to Sections 2.3 or 2.5).

        2.5.    No Fractional Shares of Purchaser Common Stock.

          (a)  No certificates or scrip or shares of Purchaser Common Stock representing fractional shares of Purchaser Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Company Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Purchaser or a holder of shares of Purchaser Common Stock.

          (b)  Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Purchaser Common Stock (after taking into account all Company Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Purchaser Common Stock multiplied by (ii) the closing price for a share of Purchaser Common Stock on the New York Stock Exchange, Inc. ("NYSE") Composite Transactions Tape on the date of the Effective Time or, if such date is not a Business Day, the Business Day immediately before the date on which the Effective Time occurs. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Purchaser, and Purchaser shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

        2.6.    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Company Certificates twelve months after the Effective Time shall be delivered to Purchaser or otherwise on the instruction of Purchaser and any holders of the Company Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Purchaser for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8 and Section 2.2, any cash in lieu of fractional shares of Purchaser Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions with respect to shares of Purchaser Common Stock to which such holders are entitled pursuant to Section 2.3.

        2.7.    No Liability.    None of Purchaser, Merger Sub, Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the

Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        2.8.    Investment of the Exchange Fund.    The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Purchaser on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to Purchaser.

        2.9.    Lost Certificates.    If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Company Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Purchaser Common Stock, and unpaid dividends and distributions on shares of Purchaser Common Stock deliverable in respect thereof, in each case, pursuant to this Agreement.

        2.10.    Withholding Rights.    Each of the Surviving Corporation and Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Purchaser, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Purchaser, as the case may be, and such amounts shall be delivered by the Surviving Corporation or Purchaser, as the case may be, to the applicable taxing authority.

        2.11.    Further Assurances.    At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

        2.12.    Stock Transfer Books.    The stock transfer books of Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of Company. On or after the Effective Time, any Company Certificates presented to the Exchange Agent or Purchaser for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Purchaser Common Stock to which the holders thereof are entitled pursuant to Section 2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

        3.1.    Representations and Warranties of Purchaser.    Purchaser represents and warrants to Company as follows:

          (a)  Organization, Standing and Power; Subsidiaries.    Each of Purchaser and each of its material Subsidiaries (as defined in Section 8.13) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser. The copies of the articles of incorporation and by-laws of Purchaser which were previously furnished or made available to Company are true, complete and correct copies of such documents as in effect on the date of this Agreement.

          (b)  Capital Structure.    The authorized capital stock of Purchaser consists of (i) 900,000,000 shares of Purchaser Common Stock of which 103,323,299 shares were issued and outstanding as of March 31, 2002 and (ii) 100,000,000 shares of Preferred Stock, without par value, none of which are outstanding. Since March 31, 2002 to the date of this Agreement, there have been no issuances of shares of the capital stock of Purchaser or any other securities of Purchaser other than issuances of shares pursuant to the demutualization of Purchaser's Subsidiary and pursuant to options or rights outstanding as of March 31, 2002 under the Benefit Plans (as defined in Section 8.13) of Purchaser. All issued and outstanding shares of the capital stock of Purchaser are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to (or has been issued in violation of) preemptive rights. There were outstanding as of March 31, 2002 no options, warrants or other rights to acquire capital stock from Purchaser other than options, restricted stock and share equivalents representing in the aggregate the right to purchase no more than 1,500,000 shares of Purchaser Common Stock and contracts included in Purchaser's 6% Equity Security Units issued on November 2, 2001 to purchase up to 6,394,000 shares of Purchaser Common Stock. All shares of Purchaser Common Stock to be issued in connection with the Merger and the other transactions contemplated hereby (including without limitation all shares of Purchaser Common Stock to be issued upon exercise of the Converted Options) will, when issued in accordance with the terms hereof, have been duly authorized, validly issued, full paid and non-assessable, free and clear of all Liens. Section 3.1(b) of the Purchaser Disclosure Schedule delivered by Purchaser to Company prior to the execution of this Agreement (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein and any other representation and warranty to which its relevance is reasonably apparent) (the "Purchaser Disclosure Schedule") sets forth a complete and correct list, as of the date hereof, of the number of shares of Purchaser Common Stock subject to options or other rights to purchase or receive Purchaser Common Stock granted under Benefit Plans of Purchaser. As of the date hereof, there are no stockholder agreements, voting trusts or other agreements or understandings to which Purchaser is a party or by which it is bound relating to the voting of any shares of the capital stock of Purchaser, other than proxies outstanding in connection with Purchaser's annual meeting of stockholders to be held in May of 2002.

          (c)  Authority, No Conflicts.

            (i)    Purchaser has all requisite corporate power and authority to enter into this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby, including, without limitation, the issuance of the shares of Purchaser Common Stock to be issued in the Merger (the "Share Issuance") and upon the exercise of Converted Options, subject in the case of the consummation of the Share Issuance to the Required Purchaser Vote (as defined in Section 3.1(g)). The execution and delivery of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser, subject in the case of the consummation of the Share Issuance to the Required Purchaser Vote. This Agreement and the Option Agreement have been duly executed and delivered by Purchaser and, assuming that this Agreement and the Option Agreement constitute the valid and binding agreements of Company, constitute valid and binding agreements of Purchaser, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

            (ii)  The execution and delivery of this Agreement and the Option Agreement by Purchaser does not or will not, as the case may be, and the consummation by Purchaser of the Merger and the other transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, is hereinafter referred to as a "Violation") pursuant to: (A) any provision of the articles of incorporation or by-laws of Purchaser or any material Subsidiary of Purchaser or (B) except as set forth in Section 3.1(c) of the Purchaser Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any material Subsidiary of Purchaser, or their respective properties or assets.

            (iii)  No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity"), is required by or with respect to Purchaser or any Subsidiary of Purchaser in connection with the execution and delivery of this Agreement by Purchaser or Merger Sub, the Option Agreement by Purchaser or the consummation of the Merger and the other transactions contemplated hereby or thereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) state securities or "blue sky" laws (the "Blue Sky Laws"), (C) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), (D) the Exchange Act; (E) the VSCA and the IBCL with respect to the filing of the Articles of Merger, (F) rules and regulations of the NYSE, (G) the Virginia State Corporation Commission and the Indiana Department of Insurance and (H) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (G) are hereinafter referred to as "Necessary Consents."

          (d)  Reports and Financial Statements.

            (i)    Purchaser has filed or will file prior to Closing all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2001 until the Closing (collectively, including all exhibits thereto, the "Purchaser SEC Reports"). No Subsidiary of Purchaser is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the Purchaser SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Purchaser SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Purchaser and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring adjustments that were not or are not expected to be material in amount, and lack of footnote disclosure. All of such Purchaser SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Purchaser SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

            (ii)  Except (A) to the extent reflected in the balance sheet of Purchaser included in the Purchaser SEC Reports last filed prior to the date hereof, (B) as set forth in Section 3.1(d) of the Purchaser Disclosure Schedule or (C) incurred in the ordinary course of business since the date of the balance sheet referred to in the preceding clause (A), Purchaser does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

          (e)  Information Supplied.

            (i)    None of the information supplied or to be supplied by Purchaser or Merger Sub for inclusion or incorporation by reference in (A) the registration statement on Form S-4 to be filed with the SEC by Purchaser in connection with the Share Issuance, or any of the amendments or supplements thereto (collectively, the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the joint proxy statement for use relating to the approval by the stockholders of Company of this Agreement and by the stockholders of Purchaser approving the Share Issuance, or any of the amendments or supplements thereto (collectively, the "Joint Proxy Statement") will, on the date it is first mailed to Company stockholders and Purchaser stockholders or at the time of the Company Stockholders Meeting (as defined in Section 5.1(b)) and the Purchaser Stockholders Meeting (as defined in Section 5.1(e)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

            (ii)  Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by Purchaser with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement based on information supplied by Company.

          (f)    Board Approval.    The Board of Directors of Purchaser, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Purchaser Board Approval"), has unanimously approved this Agreement and the Option Agreement and the transactions contemplated hereby and thereby, including the Merger.

          (g)  Vote Required.    The affirmative vote of a majority of the votes cast by the holders of Purchaser Common Stock at the Purchaser Stockholders Meeting, provided that the total vote cast represents over 50% in interest of all securities entitled to vote, in favor of the Share Issuance ("Required Purchaser Vote") is the only vote of the holders of any class or series of Purchaser capital stock necessary to consummate the transactions contemplated hereby.

          (h)  Brokers or Finders.    No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Purchaser, except Goldman, Sachs & Co. (the "Purchaser Financial Advisor"), whose fees and expenses will be paid by Purchaser in accordance with Purchaser's agreement with such firm.

          (i)    Company Stock.    Neither Purchaser nor any of its Subsidiaries (including Merger Sub) is, nor at any time during the last three years has any of such been, an "interested shareholder" of Company as defined in Article 14 of the VSCA. Neither Purchaser nor any of its Subsidiaries (including Merger Sub) owns, (directly or indirectly, beneficially or of record) and none of them is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of Company (other than as contemplated by this Agreement and the Option Agreement).

          (j)    Litigation, Compliance with Laws.

            (i)    Except as disclosed in the Purchaser SEC Reports filed prior to the date of this Agreement or as set forth in Section 3.1(j) of the Purchaser Disclosure Schedule, there is no suit, action, investigation or proceeding pending or, to the knowledge of Purchaser, threatened, against or affecting Purchaser or any Subsidiary of Purchaser having, or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Purchaser or any Subsidiary of Purchaser having, or which reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

            (ii)  Except as disclosed in the Purchaser SEC Reports filed prior to the date of this Agreement and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, Purchaser and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the operation of the businesses of Purchaser and its Subsidiaries, taken as a whole (the "Purchaser Permits"). Purchaser and its Subsidiaries are in compliance with the terms of the Purchaser Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser. Except as disclosed in the Purchaser SEC Reports filed prior to the date of this Agreement, the businesses of Purchaser and its Subsidiaries are not being conducted in violation of, and Purchaser has not received any notices of violations with respect to, any law, ordinance or regulation of any Governmental Entity, except for possible violations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

            (iii)  Purchaser is in compliance in all material respects with all material rules and regulations of the BCBSA.

          (k)  Absence of Certain Changes or Events.    Except for liabilities incurred in connection with this Agreement and the Option Agreement or the transactions contemplated hereby or thereby, since December 31, 2001 there has not been any change, circumstance or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

          (l)    Opinion of Purchaser Financial Advisor.    The Board of Directors of Purchaser has received the opinion of Purchaser Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to Purchaser, a copy of which opinion will promptly be made available to Company after receipt by Purchaser.

          (m)  Taxes.    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, or as set forth in Section 3.1(m) of the Purchaser Disclosure Schedule, Purchaser and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due and payable on such filed Tax Returns or that Purchaser or any of its Subsidiaries are obligated to pay without the filing of a Tax Return; (iii) have paid all other assessments received to date in respect of Taxes other than those being contested in good faith for which provision has been made in accordance with GAAP on the most recent balance sheet included in Purchaser's Annual Report on Form 10-K for the year ended December 31, 2001; (iv) have withheld from amounts owing to any employee, creditor or other Person all Taxes required by law to be withheld and have paid over to the proper governmental authority in a timely manner all such withheld amounts to the extent due and payable; (v) have not waived any applicable statute of limitations with respect to United States federal or state income or franchise Taxes and have not otherwise agreed to any extension of time with respect to a United States federal or state income or franchise Tax assessment or deficiency; (vi) have never been members of any consolidated group for United States federal income tax purposes other than the consolidated group of which Purchaser is the common parent; and (vii) are not parties to any tax sharing agreement or arrangement other than with each other. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, no liens for Taxes exist with respect to any of the assets or properties of Purchaser or its Subsidiaries, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith. Purchaser has made available to Company true and correct copies of all material federal, state and local Tax Returns filed by Purchaser and its Subsidiaries on which the statute of limitations has not expired. None of Purchaser or its Subsidiaries has been a party to a Section 355 transaction that could give rise to a Tax liability pursuant to Section 355(e) of the Code. Except as set forth in Section 3.1(m) of the Purchaser Disclosure Schedule, there are not being conducted or threatened in writing any material audits, examinations, investigations, litigation, or other proceedings in respect of Taxes of Purchaser or any Subsidiary; and none of Purchaser or its Subsidiaries has any material deferred gains created by any other transaction, or has any material excess loss accounts. Purchaser is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (n)  Financing.    Purchaser has provided to Company a copy of an executed financing commitment letter related to this Agreement and the transactions contemplated hereby. Purchaser will have available to it on the Closing Date sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

          (o)  Accounting and Financial Matters.    Since January 1, 2001, Purchaser has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Entity other than comments received from the staff of the SEC in connection with the initial public offering of Purchaser Common Stock. Since January 1, 2001, Purchaser's independent public accounting firm has not informed Purchaser that it has any material questions, challenges or disagreements regarding or pertaining to Purchaser's accounting policies or practices. Since January 1, 2001, no officer or director of Purchaser has received, or is entitled to receive, any material compensation from any entity that has engaged in or is engaging in any material transaction with the Purchaser or any of its Subsidiaries. Set forth on Section 3.1(o) of the Purchaser Disclosure Schedule is a list of all off-balance sheet special purpose entities and financing arrangements of Purchasers and its Subsidiaries.

        3.2.    Representations and Warranties of Company.    Company represents and warrants to Purchaser as follows:

          (a)  Organization, Standing and Power; Subsidiaries.

            (i)    Each of Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. The copies of the articles of incorporation and by-laws of Company and its material Subsidiaries which were previously furnished or made available to Purchaser are true, complete and correct copies of such documents as in effect on the date of this Agreement.

            (ii)  Except as set forth in Section 3.2(a) of the Company Disclosure Schedule delivered by Company to Purchaser prior to the execution of this Agreement (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein and any other representation and warranty to which its relevance is reasonably apparent) (the "Company Disclosure Schedule"), all the outstanding shares of capital stock of, or other equity interests in, each Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except as explicitly set forth in the Company SEC Reports (as defined in Section 3.2(d)) or in Section 3.2(a) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, that is or would reasonably be expected to be material to Company and its Subsidiaries taken as a whole.

          (b)  Capital Structure.

            (i)    The authorized capital stock of Company consists of (A) 300,000,000 shares of Company Common Stock, of which 35,786,194 shares were outstanding (which amount includes all shares of restricted Company Common Stock outstanding) as of the date hereof,

    (B) 300,000,000 shares of Class B common stock, par value $0.01 per share, of which no shares are outstanding, (C) 75,000,000 shares of Class C common stock par value $0.01 per share, of which no shares are outstanding, and (D) 50,000,000 shares of Preferred Stock, without par value, none of which are outstanding and 3,000,000 shares of which have been designated Series A Junior Participating Preferred Stock and reserved for issuance upon exercise of the rights (the "Company Rights") distributed to the holders of Company Common Stock pursuant to the Rights Agreement, dated as of July 16, 1997 (the "Company Rights Agreement"), between Company and First Chicago Trust Company of New York, as Rights Agent. All issued and outstanding shares of the capital stock of Company are duly authorized, validly issued, fully paid and nonassessable, and no capital stock is entitled to (or was issued in violation of) preemptive rights. Other than shares of Company Common Stock reserved for issuance under the Option Agreement and 725,912 shares of Company Common Stock reserved for issuance under the Company ESPP, there were outstanding as of the date hereof no options, warrants or other rights to acquire capital stock from Company other than the Company Rights and Company Stock Options representing in the aggregate the right to purchase no more than 3,522,415 shares of Company Common Stock under the Company Stock Option Plans. Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and correct list of (x) as of March 31, 2002, the number of shares of Company Common Stock subject to Company Stock Options or other rights to purchase or receive Company Common Stock granted under the Company Stock Option Plans or otherwise, and the dates of grant, vesting dates, expiration dates, exercise prices and holders of each such Company Stock Option, (y) as of March 31, 2002, the number of shares of restricted Company Common Stock outstanding, and the dates of grant, vesting dates, expiration dates and holders of each such share of restricted Company Common Stock and (z) the total amount of deductions withheld for the pay period ending April 15, 2002, with respect to purchases to be made pursuant to the Company ESPP. The shares of Company Common Stock issuable pursuant to the Option Agreement have been duly reserved for issuance by Company, and upon any issuance of such shares of Company Common Stock in accordance with the terms of the Option Agreement or as set forth in Section 3.2(b) of the Company Disclosure Schedule, such shares of Company Common Stock will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Lien, pledge, security interest, claim or other encumbrance.

            (ii)  No bonds, debentures, notes or other indebtedness of Company having the right to vote on any matters on which stockholders may vote are issued or outstanding.

            (iii)  Except as otherwise set forth in this Section 3.2(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Company or any of its Subsidiaries is a party or by which any of them is bound obligating Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Company or any of its Subsidiaries or obligating Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as contemplated by the Option Agreement or as set forth in Section 3.2(b) of the Company Disclosure Schedule, there are no outstanding obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any of its Subsidiaries.

          (c)  Authority; No Conflicts.

            (i)    Company has all requisite corporate power and authority to enter into this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby, subject to the approval of this Agreement by the Required Company Vote (as defined in Section 3.2(h)). The execution and delivery of this Agreement and the Option

    Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Company, subject to the approval of this Agreement by the Required Company Vote. This Agreement and the Option Agreement have been duly executed and delivered by Company and, assuming that this Agreement and the Option Agreement constitute the valid and binding agreements of Purchaser and, in the case of this Agreement, Merger Sub, constitute valid and binding agreements of Company, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

            (ii)  The execution and delivery of this Agreement and the Option Agreement by Company does not or will not, as the case may be, and the consummation by Company of the Merger and the other transactions contemplated hereby and thereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the articles of incorporation or by-laws of Company or any Subsidiary of Company or (B) except as set forth in Section 3.2(c) of the Company Disclosure Schedule or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any Subsidiary of Company or their respective properties or assets.

            (iii)  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Company or any Subsidiary of Company in connection with the execution and delivery of this Agreement or the Option Agreement by Company or the consummation of the Merger and the other transactions contemplated hereby and thereby, except the Necessary Consents and such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

          (d)  Reports and Financial Statements.

            (i)    Company has filed or will file prior to Closing all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1999 until the Closing (collectively, including all exhibits thereto, the "Company SEC Reports"). No Subsidiary of Company is required to file any form, report, registration statement or prospectus or other document with the SEC. None of the Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Company and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP applied on a consistent basis throughout the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring adjustments that were not or are not expected to be material in amount, and lack of footnote disclosure. All of such Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

            (ii)  Except (A) to the extent reflected in the balance sheet of Company included in the Company SEC Report last filed prior to the date hereof, (B) as set forth in Section 3.2(d) of the Company Disclosure Schedule or (C) incurred in the ordinary course of business since the date of the balance sheet referred to in the preceding clause (A), Company does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

          (e)  Reserves.    The loss reserves and other actuarial amounts of Company and its Subsidiaries recorded in their respective financial statements contained in the Company SEC Reports and all statutory reports as of December 31, 2001, as of such date: (i) were determined in accordance in all material respects with generally accepted actuarial standards consistently applied (except as otherwise noted in such financial statements), (ii) were fairly stated in all material respects in accordance with sound actuarial principles, (iii) satisfied all applicable Laws and the requirements of the BCBSA in all material respects and have been computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years, except as otherwise noted in the financial statements and notes thereto included in the Company SEC Reports or the statutory reports and related actuarial opinions for the Company and its Subsidiaries for the 2001 fiscal year, and (iv) include provisions for all actuarial reserves and related items which ought to be established in accordance with applicable laws and regulations and in accordance, in all material respects, with prudent insurance practices generally followed in the insurance industry. Company is not aware of any facts or circumstances which would necessitate any material adverse change in the statutorily required reserves or reserves above those reflected in the most recent balance sheet (other than increases consistent with past experience resulting from increases in enrollment with respect to services provided by Company or its Subsidiaries). The capital and surplus for each insurance and health maintenance organization Subsidiary of Company is now, and immediately prior to the Closing will be, not less than 200% of the authorized control level as defined in NAIC Risk-Based Capital Guidelines required by applicable law.

          (f)    Information Supplied.

            (i)    None of the information supplied or to be supplied by Company or any of its Subsidiaries for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Joint Proxy Statement will, on the date it is first mailed to Company stockholders and to Purchaser stockholders or at the time of the Company Stockholders Meeting and the Purchaser Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations thereunder.

            (ii)  Notwithstanding the foregoing provisions of this Section 3.2(f), no representation or warranty is made by Company with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement based on information supplied by Purchaser or Merger Sub.

          (g)  Board Approval.    The Board of Directors of Company, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Company Board Approval"), has unanimously (i) determined that this Agreement and the Merger are advisable, fair to and in the best interests of Company and its stockholders, and (ii) adopted this Agreement and approved the Option Agreement and the transactions contemplated hereby and thereby. The Board of Directors of Company has taken all actions necessary to exempt Purchaser and Merger Sub from the threshold restrictions on Company Common Stock ownership in Company's articles of incorporation and to make any applicable Virginia corporate takeover statutes or other similar statutes inapplicable to the transactions contemplated by this Agreement and the Option Agreement, including the Merger.

          (h)  Vote Required.    The affirmative vote of the holders of more than 66 2/3% of the outstanding shares of Company Common Stock to approve this Agreement (the "Required Company Vote") is the only vote of the holders of any class or series of Company capital stock necessary to consummate the transactions contemplated hereby and by the Option Agreement.

          (i)    Litigation, Compliance with Laws.

            (i)    Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as set forth in Section 3.2(i) of the Company Disclosure Schedule, there is no suit, action, investigation or proceeding pending or, to the knowledge of Company, threatened, against or affecting Company or any Subsidiary of Company having, or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Company or any Subsidiary of Company having, or which reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

            (ii)  Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or materially impair the ability of Company to consummate the transactions contemplated by the Option Agreement, Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the operation of the businesses of Company and its Subsidiaries, as conducted on the date hereof, taken as a whole (the "Company Permits"). Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the businesses of Company and its Subsidiaries are not being conducted in violation of, and Company has not received any notices of violations with respect to, any law, ordinance or regulation of any Governmental Entity, except for possible violations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or materially impair the ability of Company to consummate the transactions contemplated by the Option Agreement.

            (iii)  Company is in compliance in all material respects with all material rules and regulations of the BCBSA.

          (j)    Absence of Certain Changes or Events.    Except for liabilities incurred in connection with this Agreement or the Option Agreement or the transactions contemplated hereby and thereby or as set forth in Section 3.2(j) of the Company Disclosure Schedule, since December 31, 2001, Company and its Subsidiaries have conducted their business only in the ordinary course and there has not been (i) any change, circumstance or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or (ii) any action taken by Company or any of its Subsidiaries during the period from December 31, 2001 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time without the consent of Purchaser, would constitute a breach of Section 4.1(c), (d), (e), (j)(only with respect to the sixteen Company executives with executive continuity agreements), (k) or (q).

          (k)  Environmental Matters.    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or as disclosed on Section 3.2(k) of the Company Disclosure Schedule, (i) the operations of Company and its Subsidiaries have been and are in compliance with all applicable Environmental Laws and with all Environmental Permits, (ii) there are no pending or, to the knowledge of Company, threatened, actions, suits, claims, investigations or other proceedings under or pursuant to Environmental Laws against Company or its Subsidiaries or, to the knowledge of Company, involving any real property currently or formerly owned, operated or leased by Company or its Subsidiaries, (iii) Company and its Subsidiaries are not subject to any Environmental Liabilities and, to the knowledge of Company, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or formerly owned, operated or leased by Company or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities, (iv) all real property owned and all real property operated or leased by Company or its Subsidiaries is free of Hazardous Materials in conditions and concentrations that would reasonably be expected to have an adverse effect on human health or the environment and none of Company or any of its Subsidiaries has disposed of any Hazardous Materials on or about such premises, (v) no release, discharge, spillage or disposal of any Hazardous Material and no soil, water or air contamination by any Hazardous Material has occurred or is occurring in, from or on such premises, and (vi) Company has made available to Purchaser the most recent Environmental Report, dated February 2002.

          As used in this Agreement, "Environmental Laws" means any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other Governmental Entity, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sections 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. sections 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. sections 6901 et seq., the Clean Water Act, 33 U.S.C. sections 1251 et seq., the Clean Air Act, 42 U.S.C. sections 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. sections 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C., sections 136 et seq. and the Oil Pollution Act of 1990, 33 U.S.C. sections 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, "Environmental Liabilities" with respect to any person means any and all liabilities of or relating to such person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under applicable Environmental Laws or with respect to Hazardous Materials, and (ii) relate to actions occurring or conditions existing, on or prior to the Closing Date. As used in this Agreement, "Environmental Permits" means any and all permits, consents, licenses, approvals, registrations, notifications, exemptions and any other authorization required under any applicable Environmental Law. As used in this Agreement, "Environmental Report" means any report, study, assessment, audit, or other similar document that addresses any issue of noncompliance with, or liability under, any Environmental Law that may affect Company or any of its Subsidiaries. As used in this Agreement, "Hazardous Materials" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances of any kind, whether or not any such substance is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any applicable Environmental Law.

          (l)    Intellectual Property.    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or as disclosed on Section 3.2(l) of the Company Disclosure Schedule, (a) Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b) to the knowledge of Company, the use of any Intellectual Property by Company and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Company or any Subsidiary acquired the right to use any Intellectual Property; (c) to the knowledge of Company, no Person is challenging or infringing on or otherwise violating any right of Company or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Company or its Subsidiaries; and (d) neither Company nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by Company and its Subsidiaries and, to the knowledge of Company, no Intellectual Property owned or licensed by Company or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.

          For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continued prosecution applications, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; know-how, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

          (m)  Brokers or Finders.    No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Company, except Bear Stearns & Company, Inc. (the "Company Financial Advisor"), whose fees and expenses will be paid by Company in accordance with Company's agreements with such firm, copies of which have been provided to Purchaser.

          (n)  Taxes.    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, or as set forth in Section 3.2(n) of the Company Disclosure Schedule, Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due and payable on such filed Tax Returns or that Company or any of its Subsidiaries are obligated to pay without the filing of a Tax Return; (iii) have paid all other assessments received to date in respect of Taxes other than those being contested in good faith for which provision has been made in accordance with GAAP on the most recent balance sheet included in Company's Annual Report on Form 10-K for the year ended December 31, 2001; (iv) have withheld from amounts owing to any employee, creditor or other Person all Taxes required by law to be withheld and have paid over to the proper governmental authority in a timely manner all such withheld amounts to the extent due and payable; (v) have not waived any applicable statute of limitations with respect to United States federal or state income or franchise Taxes and have not otherwise agreed to any extension of time with respect to a United States federal or state income or franchise Tax assessment or deficiency; (vi) have never been members of any consolidated group for United States federal income tax purposes other than the consolidated group of which Company is the common parent; and (vii) are not parties to any tax sharing agreement or arrangement other than with each other. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, no liens for Taxes exist with respect to any of the assets or properties of Company or its Subsidiaries, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith. Company has made available to Purchaser true and correct copies of all material federal, state and local Tax Returns filed by Company and its Subsidiaries on which the statute of limitations has not expired. None of Company or its Subsidiaries has been a party to a Section 355 transaction that could give rise to a Tax liability pursuant to Section 355(e) of the Code. Except as set forth in Section 3.2(n) of the Company Disclosure Schedule, there are not being conducted or threatened in writing any material audits, examinations, investigations, litigation, or other proceedings in respect of Taxes of Company or any Subsidiary; and none of Company or its Subsidiaries has any material deferred gains created by any other transaction, or has any material excess loss accounts. Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (o)  Certain Contracts.

            (i)    Section 3.2(o)(i) of the Company Disclosure Schedule lists, as of the date hereof, each of the following contracts, agreements or arrangements to which Company or any of its Subsidiaries is a party or by which it is bound: (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act), (ii) the ten largest provider and the ten largest customer contracts measured in terms of payments to or receipts from Company and its Subsidiaries, (iii) any contract that involves annual premiums, premium equivalents or payments greater than $50 million and that, by its terms, does not terminate within one year after the date of such contract and is not cancelable during such period without penalty or without payment (other than customer agreements that are not terminable within one year solely as a result of Health Insurance Portability and Accountability Act of 1996 ("HIPAA") or other statutory or regulatory requirements), (iv) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for the lending of money, whether as borrower, lender or guarantor in amounts greater than $5,000,000 (it being understood that trade payables, ordinary course business funding mechanisms between Company and its customers and providers, and guarantees of indebtedness by the Company and its Subsidiaries to the Company and its Subsidiaries shall not be considered indebtedness for purposes of this provision), (v) any contract or other agreement expressly restricting the payment of dividends or the repurchase of stock or other equity, (vi) collective bargaining contracts, (vii) material joint venture, partnership agreements or other similar agreements, (viii) any contract for the pending acquisition, directly or indirectly (by merger or otherwise), of any entity or business, if the acquisition price (including the assumption of any debt or liabilities) exceeds $10 million, (ix) any contract, agreement or policy for reinsurance with a third party, (x) leases for real or personal property involving any annual expense in excess of $600,000 and not cancelable by Company (without premium or penalty) within twelve months or (xi) any non-competition agreement or any other agreement or arrangement that by its express terms (x) materially limits or otherwise materially restricts Company or any of its Subsidiaries or any successor thereto or (y) would, after the Effective Time, materially limit or otherwise materially restrict Purchaser or any of its Subsidiaries (including the Surviving Corporation), in each case, from engaging or competing in any line of business material to Company and its affiliates (taken as a whole), the Purchaser and its affiliates (taken as a whole), as applicable, or in any geographic area material to the Company and its Subsidiaries (taken as a whole) or to the Purchaser and its Subsidiaries (taken as a whole), as applicable (other than exclusivity provisions or arrangements with providers of healthcare services) (collectively, the "Material Contracts").

            (ii)  Neither Company nor any of its Subsidiaries is, or has received any written notice that any other party is, in default (or would be in default but for the lapse of time or the giving of notice or both) in any respect under any such Material Contract, except for those defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

          (p)  Employee Benefit Plans.

            (i)    Section 3.2(p) of the Company Disclosure Schedule contains a true and complete list of each material Benefit Plan, stock purchase, stock option, severance, employment, change in control, fringe benefit, collective bargaining agreement, bonus, incentive, deferred compensation, and all other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not under which any employee or former employee of Company or any of its Subsidiaries has any present or future right to benefits and under which Company or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans"; provided, however, that for purposes of this Section 3.2(p), the terms Benefit Plans and Company Plans shall not include any benefit plans, agreements, policies, programs or arrangements sold or marketed by Company or its Subsidiaries.

            (ii)  With respect to each material Company Plan, Company has delivered or made available to Purchaser a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (A) any related trust agreement, annuity contract or other funding instrument; (B) the most recent determination letter; (C) any summary plan description and other written communications (or a description of any oral communications) by Company or any of its Subsidiaries to its employees concerning the extent of the benefits provided under a Company Plan; and (D) for the most recent year: (I) the Form 5500 and attached schedules; (II) audited financial statements; (III) actuarial valuation reports; and (IV) attorney responses to auditors' requests for information.

            (iii)  Except as would not reasonably be expected to have a Material Adverse Effect on Company, (A) each Company Plan has been established and administered in accordance with its terms, and in material compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations and if intended to be qualified within the meaning of Section 401(a) of the Code is so qualified; (B) with respect to any Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened; (C) neither Company nor any other party has engaged in a prohibited transaction, as such term is defined under Section 4975 of the Code or Section 406 of ERISA, which would subject Company, the Surviving Corporation or any of their Subsidiaries to any taxes, penalties or other liabilities under Section 4975 of the Code or Section 409 or 502(i) of ERISA and Company has no other liability under the Code with respect to any Company Plan, including liability under any other provision of Chapter 43 of the Code; (D) no Company Plan provides for an increase in benefits on or after the Closing Date; and (E) each Company Plan may be amended or terminated without additional obligation or liability as a result of such termination or amendment (other than those obligations and liabilities which have accrued as of the time immediately prior to such termination or amendment in accordance with the terms of such Company Plan).

            (iv)  Except as disclosed in Section 3.2(p)(iv) of the Company Disclosure Schedule, neither Company nor any member of its Controlled Group has ever maintained, sponsored, administered or contributed to an employee benefit plan subject to Title IV of ERISA, a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) or a welfare benefit plan that provides coverage or benefits to former employees (other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended).

            (v)  Except as disclosed in Section 3.2(p)(v) of the Company Disclosure Schedule, no Company Plan exists which would reasonably be expected to result in the payment to any employee of Company or any of its Subsidiaries of any cash payment or other property or rights or accelerate or provide any other rights or benefits to any such employee as a result of the transactions contemplated by this Agreement. Except as disclosed on Section 3.2(p) of the Company Disclosure Schedule, there is no contract or agreement, plan or arrangement by Company or its Subsidiaries covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Company or its Subsidiaries by reason of Section 280G of the Code or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

            (vi)  Except as would not reasonably be expected to have a Material Adverse Effect on Company, all individuals who are or have been eligible to participate in the Company Plans based upon the eligibility provisions set forth therein or under applicable law have been provided with a timely opportunity to participate.

          (q)    Labor Matters.    (1) Neither Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization (other than contracts or other agreements or understandings with labor unions or labor organizations in connection with products and services offered and sold to such unions and organizations by Company or its Subsidiaries); (2) except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company, neither Company nor any of its Subsidiaries is the subject of any proceeding asserting that it or any Subsidiary has committed an unfair labor practice or sex, age, race or other discrimination or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (3) there are no current or, to the knowledge of Company, threatened organizational activities or demands for recognition by a labor organization seeking to represent employees of Company or any Subsidiary, or labor strike and no such activities have occurred during the past 24 months; (4) except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company, no grievance, arbitration, complaint or investigation relating to labor or employment matters is pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries; (5) except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company, Company and each Subsidiary is in compliance with all applicable laws (domestic and foreign), agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment; (6) Company has complied in all material respects with its payment obligations to all employees of Company and its Subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any Company policy, practice, agreement, plan, program or any statute or other law; (7) Except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, Company is not liable for any severance pay or other payments to any employee or former employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, or program of Company, nor will Company have any liability which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by Company of any persons employed by Company or any of its Subsidiaries on or prior to the Effective Time of the Merger except as required by Code Section 4980B; and (8) Company is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 ("WARN") and part 6 and 7 of Title I of ERISA, to the extent applicable, and all other employee notification and bargaining obligations arising under any collective bargaining agreement or statute.

          (r)    Affiliate Transactions.    Except as disclosed in the Company SEC Reports or as disclosed in Section 3.2(r) of the Company Disclosure Schedule, there are no material (determined with respect to either counterparty thereto) contracts, commitments, agreements, arrangements or other transactions between Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of Company or (iii) affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

          (s)    Statutory Financial Statements.    Except as otherwise set forth therein, the annual statements and the quarterly statements filed by Company or any of its Subsidiaries with the Virginia State Corporation Commission ("VSCC") for the years ended December 31, 1999, 2000 and 2001, and for each quarterly period ending after December 31, 2001 and prior to the Closing Date (the "VSCC Filings") and the statutory balance sheets and income statements included in such VSCC Filings fairly present, or will fairly present, in all material respects the statutory financial condition and results of operations of Company or such Subsidiaries, as applicable, as of the date and for the periods indicated therein and have been prepared, or will be prepared, in all material respects, in accordance with applicable statutory accounting principles consistently applied throughout the periods indicated, except as may be reflected in the notes thereto, or the statutory reports and related actuarial opinions for Company or its Subsidiaries for the 2001 fiscal year, and subject to the absence of notes required by statutory accounting principles and to normal year-end adjustments.

          (t)    Insurance.    Company has provided or made available to Purchaser true, correct and complete copies of its primary director and officer and employee and officer insurance policies and will make available to Purchaser, prior to the Closing Date, true and complete copies of all material policies of insurance to which Company or its Subsidiaries is a party or is a beneficiary or named insured. Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Company or its Subsidiaries (taking into account the cost and availability of such insurance).

          (u)    Rights Agreement.    The Rights Agreement has been amended so that Purchaser and Merger Sub, with respect to the transactions contemplated hereby and by the Option Agreement, are each exempt from the definition of "Acquiring Person" contained in the Company Rights Agreement, no "Stock Acquisition Date" or "Distribution Date" or "Triggering Event" (as such terms are defined in the Company Rights Agreement) will occur as a result of the execution and delivery of this Agreement and the Option Agreement or the consummation of any of the transactions contemplated hereby or thereby, including the Merger. The Company Rights Agreement will expire immediately prior to the Effective Time, and the Company Rights Agreement, as so amended, has not been further amended or modified. Copies of all such amendments to the Company Rights Agreement have been previously provided or made available to Purchaser.

          (v)    No Dissenters' Rights.    Company stockholders are not entitled to any dissenters' or appraisal rights in connection with the Merger under the VSCA or Company's articles of incorporation or by-laws.

          (w)    Opinion of Company Financial Advisor.    The Board of Directors of Company has received the opinion of the Company Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock, a copy of which opinion will promptly be made available to Purchaser after receipt by Company.

          (x)    Accounting and Financial Matters.    Since January 1, 2001, Company has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Entity. Since January 1, 2001, Company's independent public accounting firm has not informed Company that it has any material questions, challenges or disagreements regarding or pertaining to Company's accounting policies or practices. Since January 1, 2001, no officer or director of Company has received, or is entitled to receive, any material compensation from any entity that has engaged in or is engaging in any material transaction with the Company or any of its Subsidiaries. Set forth on Section 3.2(x) of the Company Disclosure Schedule is, among other things, a list of all off-balance sheet special purpose entities and financing arrangements of Company and its Subsidiaries.

        3.3.    Representations and Warranties of Purchaser and Merger Sub.    Purchaser and Merger Sub represent and warrant to Company as follows:

          (a)    Organization.    Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Indiana. Merger Sub is a direct wholly-owned subsidiary of Purchaser.

          (b)    Corporate Authorization.    Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. Purchaser, in its capacity as sole stockholder of Merger Sub, has approved this Agreement and the other transactions contemplated hereby as required by the IBCL. This Agreement has been duly executed and delivered by Merger Sub and, assuming that this Agreement constitutes the valid and binding agreement of Company, constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

          (c)    Non-Contravention.    The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the articles of incorporation or by-laws of Merger Sub.

          (d)    No Business Activities.    Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

        4.1.    Conduct of Business of Company Pending the Merger.    Company covenants and agrees that, during the period from the date hereof to the Effective Time and except as otherwise agreed to in writing by Purchaser or as expressly contemplated by this Agreement, the businesses of Company and its Subsidiaries shall be conducted only in, and Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws; and Company and its Subsidiaries, except as expressly contemplated by this Agreement, shall each use its commercially reasonable efforts to preserve substantially intact the business organization of Company and its Subsidiaries, to keep available the services of the present officers, employees and consultants of Company and its Subsidiaries and to preserve the present relationships of Company and its Subsidiaries with such of the customers, suppliers, licensors, licensees, or distributors with which Company or any of its Subsidiaries has significant business relations. By way of amplification and not limitation, without the prior written consent of Purchaser (which shall not be unreasonably withheld or delayed) neither Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, except as set forth in Section 4.1 of the Company Disclosure Schedule, directly or indirectly do, or propose or commit to do, any of the following:

          (a)  Amend its articles of incorporation or by-laws or equivalent organizational documents;

          (b)  Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of Company or any of its Subsidiaries, except for (i) the issuance of securities issuable pursuant to options outstanding as of the date hereof under the Option Agreement or any Benefit Plans of Company (including the Company Employee Stock Purchase Plan ("Company ESPP")) and (ii) grants of equity or equity-based awards in accordance with Section 4.1(b) of the Company Disclosure Schedule.

          (c)  Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than dividends payable by a directly or indirectly wholly-owned Subsidiary of Company to Company or another directly or indirectly wholly-owned Subsidiary of Company;

          (d)  Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, stock options or debt securities;

          (e)  Acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division or line of business;

          (f)    Modify its current investment policies or investment practices in any material respect except to accommodate changes in applicable law;

          (g)  Transfer, lease, mortgage, or otherwise dispose of or subject to any Lien any of its assets, including capital stock of Subsidiaries, with a fair market value in excess of $10 million individually or $25 million in the aggregate (except (i) by incurring Permitted Liens; (ii) in the ordinary course of business consistent with past practice; and (iii) equipment and property no longer used in the operation of Company's or any Subsidiaries' business);

          (h)  (I) Repay or retire any indebtedness for borrowed money or repurchase or redeem any debt securities, except (x) upon the maturity date of such indebtedness or as otherwise required by the terms of such indebtedness or securities or (y) as permitted by Section 5.16, (II) incur any indebtedness for borrowed money or issue any debt securities or (III) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person in excess of $5 million individually or $10 million in the aggregate (it being understood that trade payables, ordinary course business funding mechanisms between Company and its customers and providers and guarantees of indebtedness by the Company and its Subsidiaries to the Company and its Subsidiaries shall not be considered indebtedness for purposes of this provision);

          (i)    Enter into or amend any Material Contract, any other contract or agreement (with "other contract or agreement" being defined for purposes of this subsection as a contract or agreement which involves Company incurring a liability in excess of $10 million individually or $25 million in the aggregate and which is not terminable by Company without penalty upon one year or less notice (other than (x) contracts or amendments issued or entered into in the ordinary course of business with customers or providers of Company or its Subsidiaries, (y) customer agreements that are not terminable within one year solely as a result of HIPAA or other statutory or regulatory requirements or (z) as required by law)) or, except for any agreement in the ordinary course of business and that is not inconsistent with Section 5.16, agreement with an affiliate of Company;

          (j)    Except (A) to the extent required under this Agreement or as set forth on Section 4.1(j) of the Company Disclosure Schedule, (B) pursuant to applicable law or (C) pursuant to existing obligations under the Company Plans or collective bargaining agreements, increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of officers and employees of Company or its Subsidiaries in the ordinary course of business in accordance with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into, or amend, any employment, change-in-control or similar arrangement, consulting or severance agreement or arrangement (except, other than with respect to the sixteen Company executives with executive continuity agreements, pursuant to separation agreements and severance agreements entered into in the ordinary course of business consistent with past practice) with any present or former director, officer or other employee of Company or any of its Subsidiaries, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, welfare, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

          (k)  Except as may be required as a result of a change in law or in generally accepted accounting or actuarial principles, make any material change to the accounting practices or principles or reserving or underwriting practices or principles used by it;

          (l)    Knowingly take, or knowingly permit any of its Subsidiaries to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

          (m)  Settle or compromise any pending or threatened suit, action or claim involving a payment by Company or its Subsidiaries in excess of $1,000,0000 or agree to any settlement or compromise in respect thereof, if such settlement or compromise would be reasonably likely to be (i) a settlement or compromise which is the first settlement or compromise effected by the Company or its Subsidiaries with regards to any particular type of conduct or complaint or (ii) a settlement or compromise which would be substantially different than prior settlements of the Company or its Subsidiaries with regards to any particular type of conduct or complaint, which in either the case of (i) or (ii) would create an adverse precedent for claims, actions or proceedings that would be material to Company and its Subsidiaries, taken as whole;

          (n)  Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Company or any of its Subsidiaries;

          (o)  Effectuate a "plant closing" or "mass layoff", as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of Company or any of its Subsidiaries;

          (p)  Fail to use reasonable commercial efforts to maintain in full force and effect the existing insurance policies covering Company or its Subsidiaries or their respective properties, assets and businesses or comparable replacement policies to the extent available for a cost not exceeding 150% of the current cost of such policy;

          (q)  Authorize or make capital expenditures other than aggregate capital expenditures not to exceed an amount equal to the aggregate capital expenditures contemplated to be made between the date of this Agreement and the Closing in the capital expenditure plan previously provided to Purchaser in writing plus $2 million;

          (r)  Expand its marketing efforts beyond those states in which its products are offered as of the date of this Agreement;

          (s)  Make any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability, change any method of Tax accounting in any material respect, enter into any closing agreement relating to any material amount of Tax, or surrender any right to claim a material Tax refund;

          (t)    (i)(x) Amend or alter any of the Company Stock Option Plans or any award agreements thereunder or (y) waive any provision of such plans or agreements or (z) exercise any discretionary right or take any discretionary action under or in relation to such plans or agreements, in any case, to provide that the Company shall be obligated or required to pay optionholders any difference between the applicable exercise price of such option and any other value (including any fair market value of Company Common Stock or the Merger Consideration) (any such payment, a "Cash-Out Payment") or (ii) make any Cash-Out Payment or make any loan or guarantee to any optionholders to fund the exercise price of any options (other than (I) prior to the approval of the Company's stockholders of this Agreement at Company Stockholders Meeting, aggregate Cash-Out Payments in respect of an immaterial number of options and (II) share withholding upon the exercise of options, for purposes of paying applicable withholding tax); or

          (u)  Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.1(a) through 4.1(t).

        4.2.    Conduct of Business of Purchaser Pending the Merger.    Purchaser shall not, between the date of this Agreement and the Effective Time, except as set forth in Section 4.2 of the Purchaser Disclosure Schedule or as may be consented to beforehand in writing by Company (such consent not to be unreasonably withheld or delayed), directly or indirectly do, or propose or commit to do, any of the following:

          (a)  Amend its articles of incorporation or by-laws or equivalent organizational documents in a manner adverse to Company or its stockholders (as a group);

          (b)  Knowingly take, or knowingly permit any of its Subsidiaries to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

          (c)  Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of Purchaser or any of its Subsidiaries, except for (i) the issuance of securities issuable pursuant to options outstanding as of the date hereof under any Benefit Plans of

  Purchaser (including the Purchaser Employee Stock Purchase Plan ("Purchaser ESPP")), (ii) grants of equity or equity-based awards in the ordinary course of business and the issuance of securities in settlement thereof, (iii) the issuance of any securities as contemplated by Section 4.2 of Purchaser Disclosure Schedule, (iv) any issuance of any shares of Purchaser Common Stock related to the demutualization of Purchaser's Subsidiary and (v) the issuance of any securities (other than those contemplated by clauses (i) through (iv) above) in registered primary offerings or in connection with business combinations up to a maximum aggregate value of $100 million;

          (d)  Declare, set aside, make or pay any dividend or other distribution (other than repurchases of Purchaser Common Stock), payable in cash, stock, property or otherwise, with respect to any of its capital stock;

          (e)  Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Purchaser;

          (f)    Merge or consolidate with, or acquire a material amount of assets or capital stock of, any other person, if such merger, consolidation or acquisition would reasonably be expected to materially impair, materially delay or prevent consummation of the transactions contemplated hereby, including the Merger; or

          (g)  Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.2(a) through (f) or any action which would result in any of the conditions set forth in Article VI not being satisfied or materially delay the Closing.

        4.3.    Operational Matters.    From the date of this Agreement until the Effective Time, each of Purchaser and Company shall (a) confer on a regular and frequent basis with the other and (b) report (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. Company and Purchaser shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and each of Purchaser and Company shall (to the extent any report, announcement and publication relates to this Agreement and the Merger, and to the extent permitted by law or regulation or applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly after the same are filed.

ARTICLE V
ADDITIONAL AGREEMENTS

        5.1.    Preparation of Form S-4 and the Joint Proxy Statement; Stockholders Meetings.

          (a)  Promptly following the date of this Agreement, Company and Purchaser shall prepare and file with the SEC the Joint Proxy Statement, and Purchaser shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Company and Purchaser shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Each of Company and Purchaser will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Purchaser shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities law in connection with the Share Issuance, and Company shall furnish all information concerning Company and the holders of Company Common Stock and rights to acquire Company Common Stock pursuant to the Company Stock Option Plans as may be reasonably required in connection with any such action. Each of Purchaser and Company shall furnish all information concerning itself to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Form S-4 and the preparation, filing and distribution of the Joint Proxy Statement. Company, Purchaser and Merger Sub each agree to promptly correct any information provided by it for use in the Form S-4 or the Joint Proxy Statement that shall have become false or misleading.

          (b)  Company, acting through its Board of Directors, shall, subject to and in accordance with its articles of incorporation and by-laws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Form S-4 becomes effective a meeting of the holders of Company Common Stock (the "Company Stockholders Meeting") for the purpose of voting to approve this Agreement, and (i) except as otherwise provided in the following sentence, recommend approval of this Agreement and include in the Joint Proxy Statement such recommendation and (ii) use its reasonable best efforts to solicit and obtain such approval. In the event that prior to the approval of this Agreement by the Company's stockholders, the Board of Directors of Company receives a Superior Proposal (as defined in Section 8.13) and the Board of Directors of Company determines in good faith by resolution duly adopted after consultation with its outside counsel that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties under Virginia law, the Board of Directors of Company may withdraw, amend or modify, in a manner adverse to Purchaser, its recommendation, provided that before withdrawing, amending or modifying its recommendation, it gives Purchaser five business days' prior written notice of its intention to do so and during such time, Company, if requested by Purchaser, shall have engaged in good faith negotiations to amend this Agreement such that the Board of Directors of Company may continue to recommend the approval of this Agreement. The parties agree that nothing in this Section 5.1 shall in any way limit or otherwise affect Purchaser's right to terminate this Agreement pursuant to Section 7.1(c) at such time as the requirements of such subsection have been met. Any such withdrawal, amendment or modification of the recommendation shall not (x) change the adoption of this Agreement or any other approval of the Board of Directors of Company in any respect that would have the effect of causing the threshold restrictions on Company Common Stock ownership in Company's articles of incorporation, the Company Rights Agreement and any Virginia corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby, including the Merger, or the transactions contemplated by the Option Agreement, or (y) change the obligation of Company to present this Agreement for approval at the Company Stockholders Meeting on the earliest practicable date. At any such meeting following any withdrawal, amendment or modification of Company's recommendation of this Agreement, Company may submit this Agreement to its stockholders without recommendation (although the adoption of this Agreement by the Board of Directors of Company may not be rescinded or amended), in which event the Board of Directors of Company may communicate the basis for its lack of a recommendation to its stockholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law. Nothing contained in this Agreement shall prohibit Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making disclosure of the fact that a proposal for an Alternative Transaction has been made, the identity of the party making the proposal or the material terms of such proposal in the Form S-4 or the Joint Proxy Statement, to the extent disclosure of such facts, identity or terms is advisable under applicable law (and the disclosure of such facts, by itself, shall not be deemed a withdrawal or adverse modification or amendment of its approval or recommendation to stockholders of the Merger).

          (c)  During the term of this Agreement, Company shall not take any actions to exempt any Person other than Purchaser and Merger Sub from the Company Rights Agreement, the threshold restrictions on Company Common Stock ownership in Company's articles of incorporation, or make any Virginia state takeover statute or similar statute inapplicable to any Alternative Transaction unless, in any such case, the Board of Directors of Company determines in good faith after consultation with its outside counsel that failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties under Virginia law.

          (d)  Company will cause its transfer agent to make stock transfer records relating to Company available to the extent reasonably necessary to effectuate the intent of this Agreement.

          (e)  Purchaser, acting through its Board of Directors, shall, subject to and in accordance with its articles of incorporation and by-laws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date on which the Form S-4 becomes effective, a meeting of the holders of Purchaser Common Stock (the "Purchaser Stockholders Meeting") for the purpose of voting to approve the Share Issuance. Purchaser shall recommend such approval to its stockholders and use its reasonable best efforts to solicit and obtain such approval. The Board of Directors of Purchaser shall not withhold, withdraw, amend or modify in any manner adverse to Company its recommendation referred to in the preceding sentence (or announce publicly its intention to do so). Nothing contained in this Agreement shall prohibit Purchaser from making any factual disclosure regarding this Agreement, the Option Agreement, the parties hereto, or any of the transactions contemplated hereby or thereby, if such disclosure is advisable under applicable law (and the disclosure of such information, by itself, shall not be deemed a withdrawal or adverse modification or amendment of its approval or recommendation to its stockholders of the Share Issuance).

          (f)    Company and Purchaser shall endeavor to hold the Company Stockholder Meeting and the Purchaser Stockholder Meeting as closely together in time as practicable and, to the extent possible, on the same date.

        5.2.    Accountant's Letters.

          (a)  Purchaser shall use its reasonable best efforts to cause to be delivered to Company a letter from Purchaser's independent public accountants, dated (i) the date on which the Form S-4 shall become effective, and (ii) the Closing Date, addressed to Purchaser, in form and substance reasonably satisfactory to Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

          (b)  Company shall use its reasonable best efforts to cause to be delivered to Purchaser a letter from Company's independent public accountants, dated (i) the date on which the Form S-4 shall become effective, and (ii) the Closing Date, addressed to Company and Purchaser, in form and substance reasonably satisfactory to Purchaser and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

        5.3.    Access to Information.    Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to such of its properties, books, contracts, commitments, records, officers and employees as the other party may reasonably request and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) consistent with its legal obligations, all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that either party may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict access to any properties or information (but only if such party shall have used commercially reasonable efforts to get any such restriction waived). The parties will hold any such information which is non-public in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement between Company and Purchaser (the "Confidentiality Agreement"). Any investigation by Purchaser or Company shall not affect the representations and warranties of Company or Purchaser, as the case may be.

        5.4.    Reasonable Best Efforts.

          (a)  Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to prepare and file as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement or any transaction contemplated by the Option Agreement. Upon the terms and subject to the conditions hereof, each party will use its reasonable best efforts to take, or cause to be taken, all actions, to do, or cause to be done, all things reasonably necessary to satisfy the conditions to Closing set forth herein and to consummate the transactions contemplated hereby.

          (b)  In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby and by the Option Agreement as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act. Each of Purchaser and Company shall cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry under the HSR Act.

          (c)  In furtherance and not in limitation of the foregoing, the parties agree that Purchaser shall make as promptly as practicable such filings as are required in connection with this Agreement and the transactions contemplated hereby on its behalf, including the "Form A" regulatory filings to be made with the Virginia State Corporation Commission and shall, in consultation with Company, coordinate the conduct of any hearing or hearings before the Virginia State Corporation Commission in connection with such filings. Company and Purchaser will reasonably cooperate with regard to the content of the filings referred to in the first sentence of this Section 5.4(c). Company and Purchaser, as the case may be, shall submit all such filings and hearing testimony, witness lists and other similar materials relating to any hearing to the other for its review prior to filing and shall incorporate the reasonable comments of the other party.

          (d)  Nothing contained in this Section 5.4 shall be construed as requiring Purchaser to agree to any conditions which would impose (i) any limitations on Purchaser's ownership or operation of all or any portion of its, any of its Subsidiaries', or Company's (or any of its Subsidiaries') business or assets, or to compel Purchaser or any of its Subsidiaries to dispose of or hold separate all or any portion of its, any of its Subsidiaries' or Company's or any of its Subsidiaries' business or assets, (ii) any limitations on the ability of Purchaser to acquire or hold or to exercise full rights of ownership of the Company Common Stock, (iii) any obligations on Purchaser or any of its Subsidiaries or Company or any of its Subsidiaries to maintain facilities, operations, places of business, employment levels, products or businesses or (iv) any other obligation, restriction, limitation, qualification or other conditions, which, in the case of any of clauses (i) through (iv) above, would be reasonably likely to have a material and adverse effect on Purchaser and its Subsidiaries, taken as a whole, have a material and adverse effect on Company and its Subsidiaries, taken as a whole, or materially impair the long-term benefits sought to be derived from the Merger.

        5.5.    No Solicitation of Transactions.    Company agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries' directors, officers, employees, agents or representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries), directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any Alternative Transaction (as defined in Section 8.13), or negotiate, explore or otherwise engage in discussions with any Person (other than Purchaser, Merger Sub or their respective directors, officers, employees, agents and representatives) with respect to any Alternative Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement or the Option Agreement; provided that, at any time prior to the approval of this Agreement by Company's stockholders, Company may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a bona fide written proposal for an Alternative Transaction which was not solicited or encouraged after the date of this Agreement, if and so long as the Board of Directors of Company determines in good faith by resolution duly adopted after consultation with its outside legal counsel that the failure to provide such information or engage in such negotiations or discussions is or would reasonably be expected to constitute a breach of the directors' fiduciary duties under Virginia law and determines in good faith that such a proposal is a Superior Proposal. Company shall notify Purchaser promptly of such inquiries, proposals or offers received by, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives, indicating the name of such Person and providing to Purchaser a copy of such written proposal or offer for an Alternative Transaction. Prior to providing any information or data to, or entering into any negotiations or discussions with, any Person in connection with a proposal or offer for an Alternative Transaction, Company shall (i) give to Purchaser five business days' prior written notice of its intention to do so, and during such time shall, if requested by Purchaser, engage in good faith negotiations to amend this Agreement such that the Board of Directors of Company will not be required to provide such information pursuant to its fiduciary duties, and (ii) receive from such Person an executed confidentiality agreement containing terms and provisions at least as restrictive as those contained in the Confidentiality Agreement (which shall not preclude discussions or negotiations relating to the proposal or offer from such Person). Company agrees that it will keep Purchaser informed, on a prompt basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations and that it will deliver to Purchaser copies of (or, if oral, summaries of) any changes to any proposals or offers. Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any Alternative Transaction and will not waive any rights under any standstill or confidentiality agreements entered into with such parties.

        5.6.    Employee Benefits Matters.

          (a)    Continuation and Comparability of Benefits.    From the Effective Time until December 31, 2003 (the "Benefits Continuation Period"), the Surviving Corporation shall provide compensation and Benefits Plans to the current and former employees of Company and its Subsidiaries (other than those current and former employees whose terms and conditions of employment are subject to a collective bargaining agreement) that are in the aggregate no less favorable than those provided to the current and former employees of the Company and its Subsidiaries as of the Effective Date. On or prior to January 1, 2004, the Purchaser shall have caused the compensation and Benefit Plans providing compensation and benefits to the current and former employees of Purchaser (other than current and former employees of the Surviving Corporation and its Subsidiaries) on the one hand, and the current and former employees of the Surviving Corporation and its Subsidiaries, on the other hand, to be in the aggregate comparable for similarly situated current and former employees.

          (b)    Pre-Existing Limitations; Service Credit.    With respect to any Benefit Plans in which any Company employees first become eligible to participate, on or after the Effective Time, and which are plans that the Company employees did not participate in prior to the Effective Time (the "New Company Plans"), Purchaser shall: (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company employees under any health and welfare New Company Plans in which such employees may be eligible to participate after the Effective Time, and deductibles, coinsurance or maximum out-of-pocket payments made by Company employees during the calendar year in which the Effective Time occurs shall reduce the amount of deductibles, coinsurance and maximum out-of-pocket payments under the New Company Plans; provided that such Company employee and covered family members were enrolled in comparable coverage under the Benefit Plans of Company on the Effective Time and continuously thereafter until the effective time of coverage in the New Company Plans, and (B) recognize service of the Company employees with Company (or otherwise credited by Company) accrued prior to the Effective Time for purposes of eligibility to participate and vesting credit (and levels of benefits) in any New Company Plan in which such employees may be eligible to participate after the Effective Time, to the extent service is taken into account under the applicable New Company Plan; provided, however, in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service. Service with Company will also be recognized under any New Company Plan that is a defined benefit pension plan with a benefit formula based upon final average compensation, with an offset for any benefit payable for the same period of service with Company under any defined benefit plan of Company.

          (c)    Retention Agreements.    Company and Purchaser have entered into binding employment arrangements with the certain executives of Company set forth on Exhibit B hereto.

          (d)    Company Plans.    From and after the Effective Time, Purchaser shall and shall cause its affiliates (including the Surviving Corporation and its Subsidiaries) to honor all Company Plans in accordance with their terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by such terms. Without limiting the generality of the foregoing sentence, Purchaser shall cause the Company to continue (i) its Retirement Program without modification through December 31, 2003 and shall maintain the defined benefit portion of such plan, without modification, through October 1, 2003; and (ii) its annual and long term incentive plans (the "Bonus Plans") in effect throughout the Benefits Continuation Period; provided that (i) the Purchaser or Company may modify the performance measures under the Bonus Plans to reflect equitably and appropriately the transactions contemplated by this Agreement subject to the consent of the CEO of the Company as of the date hereof, which consent shall not be unreasonably withheld; (ii) the target bonus as a percentage of base salary shall not be reduced throughout the Benefits Continuation Period; and (iii) the Company performance in respect of calculations made under the Bonus Pans for 2002 and 2003 calendar years shall be calculated without taking into account any changes, expenses or costs associated with or arising as a result of the transactions contemplated by the Agreement or any non-recurring charges that would not reasonably be expected to have been incurred had the transactions contemplated by this Agreement not occurred, and Company may modify the Bonus Plans accordingly.

          (e)    Subsequent Disposition.    If Purchaser disposes of Company or any of its Subsidiaries or all or substantially all of their respective assets during the Benefits Continuation Period, Purchaser shall require the purchaser of Company, its Subsidiaries or their respective assets, as the case may be, to expressly agree to assume and perform the provisions of this Section 5.6 through the remainder of the Benefits Continuation Period with respect to provision of compensation and benefits.

          (f)    Employee Stock Purchase Plan.    Company shall take all action to the extent necessary (including amending the Company ESPP) such that the Company ESPP will terminate immediately prior to the Effective Time and all participants will automatically exercise their purchase rights immediately prior to the termination of the plan. Purchaser shall take all action to the extent necessary (including amending the Purchaser ESPP) such that the employees of Company or its Subsidiaries prior to the Effective Time who become employees of Purchaser or one of its Subsidiaries after the Effective Time shall be eligible to participate in the Purchaser ESPP as soon as practicable after the Effective Time.

        5.7.    Directors' and Officers' Indemnification and Insurance.

          (a)  The Surviving Corporation shall, and Purchaser shall cause the Surviving Corporation to, (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present (as of the Effective Time) directors, officers and employees of Company and its Subsidiaries (the "Indemnified Persons") to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Company pursuant to Company's articles of incorporation, by-laws and indemnification agreements, if any, in existence on the date hereof with any current or former directors, officers and employees of Company and its Subsidiaries (but in any event to the fullest extent permitted by law) for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby), and (ii) purchase as of the Effective Time a tail policy to the current policy of directors' and officers' liability insurance and fiduciary liability insurance maintained by Company which tail policy shall be effective for a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Effective Time, and which tail policy shall contain substantially the same coverage and amounts, and contain terms and conditions no less advantageous, in the aggregate, as that coverage currently provided by such current policy; provided, however, that in no event shall the Surviving Corporation be required to expend, for the entire tail policy, in excess of 400% of the annual premium currently paid by Company for its current policy of directors' and officers' liability insurance and fiduciary liability insurance; and, provided, further, that if the premium of such insurance coverage exceeds such amount, the Surviving Corporation after consultation with Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

          (b)  To the extent permitted by the IBCL, the articles of incorporation and by-laws of the Surviving Corporation shall contain provisions with respect to indemnification, advancement of expenses and exculpation from liability at least as favorable to the Indemnified Persons as those set forth in the current articles of incorporation and by-laws of Company, and for a period of six years from the Effective Time, those provisions shall not be repealed or amended or otherwise modified in any manner that would adversely affect the rights thereunder as of the Effective Time of the Indemnified Persons, except to the extent, if any, that such modification is required after the Effective Time by applicable law.

          (c)  Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Persons on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.7 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

          (d)  The covenants contained in this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Persons is entitled, whether pursuant to law, contract or otherwise.

          (e)  In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.7.

        5.8.    Notification of Certain Matters.    Company shall use reasonable commercial efforts to give prompt notice to Purchaser, and Purchaser shall use reasonable commercial efforts to give prompt notice to Company, to the extent that either acquires actual knowledge of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of Company, Purchaser or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        5.9.    Public Announcements.    Purchaser and Company shall develop a joint communications plan and each party shall (i) ensure that all press releases and other public statements with respect to this Agreement, the Option Agreement and the transactions contemplated hereby or thereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other a reasonable time before issuing any press release or otherwise making any public statement, and mutually agree upon any such press release or public statement, with respect to this Agreement, the Option Agreement or the transactions contemplated hereby and thereby. In addition to the foregoing, except to the extent disclosed in the Joint Proxy Statement in accordance with the provisions of Section 5.1, neither Purchaser nor Company shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party.

        5.10.    Listing of Shares of Purchaser Common Stock.    Prior to the Closing Date, Purchaser shall use its reasonable best efforts to cause the shares of Purchaser Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance.

        5.11.    Affiliates.    Promptly after execution and delivery of this Agreement, Company shall deliver to Purchaser a letter identifying all persons who, in the opinion of Company, may be deemed as of the date hereof "affiliates" of Company for purposes of Rule 145 under the Securities Act, and such list shall be updated as necessary to reflect changes from the date thereof. Company shall use reasonable efforts to cause each person identified on such list to deliver to Purchaser not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit C hereto (an "Affiliate Agreement").

        5.12.    Transition Team.    Promptly following execution of this Agreement, the parties shall establish a transition planning team (the "Transition Team") comprised of an equal number of representatives of Company and Purchaser. The Transition Team shall be responsible for facilitating a transition and integration planning process to ensure the successful combination of the operations of Company with those of Purchaser. The Transition Team shall be responsible for developing, and monitoring the development of, and deliverables due under, an action plan for the combination of the businesses. The Transition Team shall also meet regularly to review the financial performance of Company and its affiliates and at such meetings Company shall advise the Transition Team of the status of achieving Company's then current operating plan (as has been presented to Purchaser).

        5.13.    Management Responsibilities; Headquarters.    At the Effective Time, the Chairman and Chief Executive Officer of Company shall be named the President of the Southeast Region of Purchaser with the responsibility for Purchaser's health benefits operations in the Southeast Region and shall be based in Richmond, Virginia and shall report directly to the Chief Executive Officer of Purchaser. The headquarters and the principal executive offices of the Southeast Region of Purchaser, and of Trigon Blue Cross and Blue Shield, shall be in Richmond, Virginia.

        5.14.    Tax-Free Reorganization Treatment.    The parties hereto shall use their commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code and shall not knowingly take or fail to take any action which action or failure to act would prevent (a) the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code or (b) the receipt of the opinions of Tax counsel in such form and upon such matters as described in Section 6.2(c) and Section 6.3(c). Unless required by law, each of Purchaser, Merger Sub, and Company shall not file any Tax Return or take any position inconsistent with the treatment of the Merger as a reorganization described in Section 368(a) of the Code. Prior to the Effective Time, the parties shall use their commercially reasonable efforts to obtain the opinions of tax counsel in such form and upon such matters as described in Section 6.2(c) and Section 6.3(c).

        5.15.    Representation on Purchaser Board.    Immediately after the Effective Time, Purchaser shall appoint three of Company's current directors (none of whom shall be an employee of Company) to the Board of Directors of Purchaser. Such directors shall be appointed to each of the three classes of the Board of Directors of Purchaser such that their terms of office expire at the annual meeting of stockholders of Purchaser in 2003, 2004 and 2005, respectively. It is the current intention of the parties that each such director shall be nominated for election upon the expiration of his or her term of office.

        5.16.    Other Obligations.    From and after the date hereof, Company (i) shall use commercially reasonable efforts to meet the goal of repurchasing, by the Closing Date, in accordance with prudent business practices, for cash all commercial paper issued by Company or any of its Subsidiaries (whether outstanding as of the date hereof or issued hereafter) and (ii) shall, in accordance with prudent business practices, pursue as a goal the existence of cash and/or cash equivalents at Closing in an aggregate amount in accordance with disclosures made to rating agencies prior to the date hereof with respect to the transactions contemplated hereby. The parties acknowledge that contingencies may arise and facts may change, including the value of Company's investment portfolio, such that Company may, in its reasonable judgment, vary from the foregoing as appropriate; provided that Company consult and cooperate with Purchaser in good faith prior to any such variance.

ARTICLE VI
CONDITIONS PRECEDENT

        6.1.    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of Company, Purchaser and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)  No Injunctions or Restraints, Illegality.    (i) No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger; and (ii) no Governmental Entity shall have instituted any action or proceeding (which remains pending at what would otherwise be the Closing Date) before any United States court or other Governmental Entity of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit consummation of the transactions contemplated by this Agreement.

          (b)  HSR Act.    The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (c)  NYSE Listing.    The shares of Purchaser Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (d)  Effectiveness of the Form S-4.    The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e)  Company Stockholder Approval.    This Agreement shall have been approved by the Required Company Vote at the Company Stockholders Meeting.

          (f)    Purchaser Stockholder Approval.    The Share Issuance shall have been approved by the Required Purchaser Vote at the Purchaser Stockholders Meeting.

          (g)  Required Governmental Consents.    The Necessary Consents shall have been obtained, and shall be in full force and effect.

          (h)  BCBSA.    Any required approval of the BCBSA shall have been obtained, so that the right of the Company's Subsidiaries to use the Blue Cross and Blue Shield name in Company's Subsidiaries licensed service area shall remain in full force and effect after the Merger.

        6.2.    Additional Conditions to Obligations of Purchaser and Merger Sub.    The obligations of Purchaser and Merger Sub to effect the Merger are subject to the satisfaction or waiver by Purchaser, on or prior to the Closing Date, of the following conditions:

          (a)    Representations and Warranties.    (i) The representations and warranties of Company set forth in the last sentence of Section 3.2(a)(i), Section 3.2(b), Section 3.2(c)(i), Section 3.2(c)(ii)(A), Section 3.2(g), Section 3.2(h), Section 3.2(j)(ii) (but only with respect to the actions contemplated by Section 4.1(c)), Section 3.2(o)(xi), Section 3.2(u), Section 3.2(v) and Section 3.2(w) of this Agreement shall, in the aggregate, be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date); and (ii) the representations and warranties of Company (other than those set forth in clause (i) above) (in each case, read without any materiality, material or Material Adverse Effect qualifications) shall be true and correct as of the date of this Agreement and as of the Closing Date (except to the extent that such representations and warranties speak as of another date), other than such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Purchaser shall have received a certificate of the chief executive officer and the chief financial officer of Company to such effect.

          (b)    Performance of Obligations of Company.    Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date. Purchaser shall have received a certificate of the chief executive officer and the chief financial officer of Company to such effect.

          (c)    Tax Opinion.    Purchaser shall have received from Baker & Daniels, counsel to Purchaser, on the Closing Date, a written opinion dated such date, based on customary representations of Company and Purchaser that counsel to Purchaser deems relevant, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) Company, Purchaser and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

          (d)    Necessary Consents.    None of the Necessary Consents shall contain any terms or conditions that would have any of the effects specified in clauses (i) through (iv) of Section 5.4(d).

          (e)    Accountant's Letter.    Purchaser shall have received, in form and substance reasonably satisfactory to Purchaser, from Company's independent public accountants the "comfort" letter described in Section 5.2(b).

        6.3.    Additional Conditions to Obligations of Company.    The obligations of Company to effect the Merger are subject to the satisfaction of, or waiver by Company, on or prior to the Closing Date of the following additional conditions:

          (a)    Representations and Warranties.    (i) The representations and warranties of Purchaser and Merger Sub set forth in the last sentence of Section 3.1(a), Section 3.1(b), Section 3.1(c)(i), Section 3.1(c)(ii)(A), Section 3.1(f), Section 3.1(h), Section 3.1(l), Section 3.1(n), Section 3.3(b), and Section 3.3(c) of this Agreement shall, in the aggregate, be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date); and (ii) the representations and warranties of Purchaser and Merger Sub (other than those set forth in clause (i) above) (in each case, read without any materiality, material or Material Adverse Effect qualifications) shall be true and correct as of the date of this Agreement and as of the Closing Date (except to the extent that such representations and warranties speak as of another date), other than such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser. Company shall have received a certificate of the chief executive officer and the chief financial officer of Purchaser to such effect.

          (b)    Performance of Obligations of Purchaser and Merger Sub.    Purchaser and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by them under this Agreement at or prior to the Closing Date. Company shall have received a certificate of the chief executive officer and the chief financial officer of Purchaser to such effect.

          (c)    Tax Opinion.    Company shall have received from McGuireWoods LLP, counsel to Company, on the Closing Date, a written opinion dated such date, based on customary representations of Company and Purchaser that counsel to Company deems relevant, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and (ii) Company, Purchaser and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

          (d)    Accountant's Letter.    Company shall have received from Purchaser's independent public accountants the "comfort" letter described in Section 5.2(b).

          (e)    Termination of Walkaway Right.    Either (a) the Determination Date shall have occurred and, as of the Determination Date, Company shall have no right to terminate the Agreement pursuant to Section 7.1(i) or (b) the Determination Date shall have occurred and any right which Company had as of the Determination Date to terminate this Agreement pursuant to Section 7.1(i) shall have terminated, lapsed, been withdrawn or been eliminated pursuant to a Purchaser election pursuant to Section 7.1(i).

ARTICLE VII
TERMINATION AND AMENDMENT

        7.1.    Termination.    This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Closing Date, whether before or after approval of matters presented in connection with the Merger by the stockholders of Company or Purchaser:

          (a)  By mutual written consent of Purchaser and Company;

          (b)  By either Purchaser or Company, if the Merger shall not have been consummated on or before the date that is 9 months after the date of this Agreement (other than due principally to the failure of the party seeking to terminate this Agreement to perform any obligations under this Agreement required to be performed at or prior to the Effective Time);

          (c)  By Purchaser, if (i) the Board of Directors of Company shall withdraw, amend or modify its recommendation that its stockholders approve this Agreement in a manner adverse to Purchaser or (ii) the Board of Directors of Company adopts or recommends any Alternative Transaction.

          (d)  By Purchaser, if any required approval of the stockholders of Company of this Agreement shall not have been obtained by reason of the failure to obtain the Required Company Vote at the Company Stockholders Meeting or at any adjournment thereof;

          (e)  By Purchaser or Company, if any required approval of the stockholders of Purchaser of the Share Issuance shall not have been obtained by reason of the failure to obtain the Required Purchaser Vote at the Purchaser Stockholders Meeting or at any adjournment thereof;

          (f)    By Purchaser or Company, if any court or other governmental body of competent jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable;

          (g)  By Company, if (i) prior to the Closing Date there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of Purchaser or Merger Sub contained in this Agreement, which breach would (A) give rise to the failure of a condition set forth in Section 6.3 and (B) is incapable of being cured prior to the Closing Date by Purchaser or is not cured within 45 days of notice of such breach, or (ii) any of the conditions set forth in Section 6.1 (other than 6.1(e)) shall have become incapable of fulfillment;

          (h)  By Purchaser, if (i) prior to the Closing Date there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of Company contained in this Agreement, which breach would (A) give rise to the failure of a condition set forth in Section 6.2 and (B) is incapable of being cured prior to the Closing Date by Company or is not cured within 45 days of notice of such breach or (ii) any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment; and

          (i)    By Company, at any time during the five Business Day period commencing the day after the Determination Date, if both of the following conditions are satisfied:

            (1)  the Average Purchaser Price on the Determination Date of shares of Purchaser Common Stock shall be less than $55.00; and

            (2)  (i) the number obtained by dividing the Average Purchaser Price on the Determination Date by $70.70 (such number being referred to herein as the "Purchaser Common Stock Ratio") shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on April 26, 2002, and subtracting 0.15 from the quotient in this clause (2) (ii)(such number being referred to herein as the "Index Ratio");

  subject, however, to the following sentences of this Section 7.1(i). If Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Purchaser; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned five Business Day period. During the five Business Day period commencing with its receipt of such notice, Purchaser shall have the option of either (I) adjusting the Exchange Ratio to equal a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the product of $55.00 and the Exchange Ratio (as then in effect) and the denominator of which is the Average Purchaser Price, (II) increasing the Cash Consideration by an amount (the "Top-Up Amount") equal to the product of (x) the Average Purchaser Price and (y) the positive difference between (A) the adjusted Exchange Ratio determined by performing (for purposes of this clause (II) only) the calculation set forth in the preceding clause (I) and (B) 1.062 or (III) increasing each of the Cash Consideration and adjusting the Exchange Ratio as Purchaser may determine, so long as the sum of (i) the amount of the increase of the Cash Consideration and (ii) the value of the product of (x) the Average Purchaser Price and (y) the Exchange Ratio as adjusted pursuant to this clause (III) minus 1.062, is equal to the Top-Up Amount; provided, that Purchaser shall not be entitled to elect to increase the Cash Consideration pursuant to clauses (II) or (III) unless the parties agree (each acting reasonably and in good faith) that the transaction, as adjusted pursuant to this Section 7.1(i), qualifies as a "reorganization" within the meaning of Section 368 of the Code. If Purchaser makes an election contemplated by the preceding sentence, within such five Business Day period, it shall give prompt written notice to Company of such election and the revised Exchange Ratio or the amount of the increase in the Cash Consideration, or both, as applicable, whereupon no termination shall be deemed to have occurred pursuant to this Section 7.1(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio or the Cash Consideration, as applicable, shall have been so modified), and any references in this Agreement to "Exchange Ratio" or "Cash Consideration", as applicable shall thereafter be deemed to refer to the Exchange Ratio or Cash Consideration, as applicable, as adjusted pursuant to this Section 7.1(i).

        7.2.    Effect of Termination.    In the event of the termination of this Agreement pursuant to Section 7.1, the obligations of the parties under this Agreement shall terminate, except for the obligations in the confidentiality provisions of Section 5.3, and all of the provisions of this Section 7.2, Section 7.3 and Section 8.1, and there shall be no liability on the part of any party hereto; provided, however, that no party hereto shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement. The termination of this Agreement shall not affect the Option Agreement other than pursuant to its terms, which shall remain in full force and effect.

        7.3.    Fees and Expenses.

          (a)  If this Agreement is terminated pursuant to:

            (i)    (x) Section 7.1(c)(i) in a case where (i) the Board of Directors of Company was aware of the existence of a bona fide proposed Alternative Transaction or the intention to propose a bona fide Alternative Transaction and (ii) such proposed Alternative Transaction or intention had not been withdrawn prior to the taking of the actions set forth in Section 7.1(c)(i) and (except as provided for below in this Section 7.3(a)) at the time of such termination by Purchaser or (y) Section 7.1(c)(ii);

            (ii)  Section 7.1(d), if prior to the Company Stockholders Meeting there has been a public announcement of a bona fide proposed Alternative Transaction (and such proposed Alternative Transaction had not been publicly withdrawn at least two Business Days prior to the time of such meeting); or

            (iii)  Section 7.1(h)(i), based on a material breach by Company of Section 5.1(b), Section 5.1(c) or Section 5.5, in a case where (x) the Board of Directors of Company was aware of the existence of a bona fide proposed Alternative Transaction or the intention to propose a bona fide Alternative Transaction and (y) such proposed Alternative Transaction or intention had not been withdrawn prior to such breach, then, (x) in the case of a termination contemplated by Section 7.3(a)(i) (so long as (a) such termination occurs by the end of the first Business Day following the day on which Purchaser receives written notice from Company in accordance with Section 8.2 of the actions by the Board of Directors of Company contemplated by Section 7.1(c)(i) or (c)(ii) and (b) the proposed Alternative Transaction or intention had not been withdrawn prior to the time of such termination by Purchaser), (I) Company shall pay to Purchaser within one Business Day following termination of this Agreement, a fee, in cash, of $94,605,750.00 and (II) if Company within 12 months after such termination either consummates an Alternative Transaction or enters into a definitive agreement with respect to an Alternative Transaction, Company shall pay to Purchaser $94,605,750.00 simultaneously with such consummation or entering into such definitive agreement, as the case may be, and (y) in the case of a termination pursuant to any of Section 7.3(a)(i) (but (a) after the end of the first Business Day following the day on which Purchaser receives written notice from Company in accordance with Section 8.2 of the actions by the Board of Directors of Company contemplated by Section 7.1(c)(i) or (c)(ii) or (b) in a case in which the proposed Alternative Transaction or intention had been withdrawn prior to the time of such termination by Purchaser), Section 7.3(a)(ii) or Section 7.3(a)(iii), if Company within 12 months after such termination either consummates an Alternative Transaction or enters into a definitive agreement with respect to an Alternative Transaction, Company shall pay to Purchaser $189,211,500.00 simultaneously with such consummation or entering into such definitive agreement, as the case may be.

          (b)  Except as otherwise specifically provided herein, each party shall bear its own Expenses in connection with this Agreement and the transactions contemplated hereby, except that each Purchaser and Company shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement; provided, however, that if Company withdraws, amends or modifies its recommendation with respect to this Agreement or the Merger, Purchaser shall not be responsible for any costs or expenses related to any materials sent or delivered to Company's stockholders in respect thereof. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Form S-4 and the Joint Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

ARTICLE VIII
GENERAL PROVISIONS

        8.1.    Non-Survival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and other agreements in this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time or the termination of this Agreement, as the case may be, except (a) for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time (including the terms of this Article VIII) and (b) for the confidentiality provisions of Section 5.3 and all of the provisions of Section 7.2, Section 7.3 and Section 8.1, which shall survive termination.

        8.2.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

        (a)  if to Purchaser or Merger Sub, to

    Anthem, Inc.
    120 Monument Circle
    Indianapolis, IN 46204
    Attention: David R. Frick, General Counsel

        with a copy to

    Sullivan & Cromwell
    125 Broad Street
    New York, NY 10004
    Attention: Stephen M. Kotran, Esq.

    and

    Baker & Daniels
    300 N. Meridian Street
    Suite 2700
    Indianapolis, IN 46240
    Attention: James A. Aschleman, Esq.

        (b)  if to Company, to

    Trigon Healthcare, Inc.
    2015 Staples Mill Road
    Richmond, VA 23230
    Attention: Thomas R. Byrd

        with a copy to

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, NY 10019
    Attention: Edward D. Herlihy, Esq.

    and

    McGuireWoods LLP
    One James Center
    901 East Cary Street
    Richmond, VA 23219-4030
    Attention: R. Gordon Smith, Esq.

        8.3.    Interpretation.    When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The parties have participated jointly in the negotiating and drafting of this Agreement and the Option Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement and the Option Agreement shall each be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or the Option Agreement.

        8.4.    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

        8.5.    Entire Agreement; No Third Party Beneficiaries.

          (a)  This Agreement, including the schedules hereto, the Option Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

          (b)  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that Sections 1.10 and 5.7 may be enforced against Purchaser or the Surviving Corporation, as the case may be, by the Persons identified or described therein.

        8.6.    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of Indiana (except to the extent that Virginia law applies to the internal and corporate affairs of Company).

        8.7.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

        8.8.    Amendment.    This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Company and the stockholders of Purchaser, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        8.9.    Extension; Waiver.    At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        8.10.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of Purchaser without the consent of Company, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        8.11.    Submission to Jurisdiction; Waivers.    Each of Purchaser and Company irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns shall be brought and determined in the Courts of the State of Indiana and each of Purchaser and Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of Purchaser and Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

        8.12.    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

        8.13.    Definitions.    As used in this Agreement.

          (a)  "Alternative Transaction" means any of the following events: (i) the acquisition of Company by merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction (any of the above, a "Business Combination Transaction") by any person other than the Purchaser, Merger Sub or any affiliate thereof (a "Third Party"), (ii) Company's acquisition of a Third Person in a Business Combination Transaction in which the shareholders of the Third Party immediately prior to consummation of such Business Combination Transaction will own more than 50% of the Company's outstanding capital stock immediately following such Business Combination Transaction or (iii) the acquisition by a Third Party of 20% or more of the outstanding shares of Company Common Stock or of 20% or more of the assets of Company and its Subsidiaries taken as a whole, in a single transaction or a series of related transactions.

          (b)  "Average Purchaser Price" means the average (rounded to the nearest thousandth) of the closing trading prices of Purchaser Common Stock on the NYSE, as reported in the Wall Street Journal, Eastern Edition (or such other source as the parties shall agree in writing), for the 20 full trading days ending on, and including, the Determination Date.

          (c)  "BCBSA" means the Blue Cross Blue Shield Association.

          (d)  "Benefit Plans" means, with respect to any Person, each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) in effect on the date of this Agreement or disclosed on the Company Disclosure Schedule or the Purchaser Disclosure Schedule, as the case may be, to which such Person or its Subsidiary is a party, which is maintained or contributed to by such Person, or with respect to which such Person could incur material liability under Section 4069, 4201 or 4212(c) of ERISA.

          (e)  "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

          (f)    "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

          (g)  "Controlled Group" means any trade or business (whether or not incorporated) under common control with Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

          (h)  "Determination Date" means the Business Day on which the last of the following occurs: (i) the condition set forth in Section 6.1(e) is satisfied, (ii) the condition set forth in Section 6.1(f) is satisfied, (iii) the condition set forth in Section 6.1(h) is satisfied, and (iv) the last of the Necessary Consents is obtained (on terms that satisfy Section 6.2(d)).

          (i)    "good standing" means, when used with respect to the status of any corporation domiciled or doing business in a particular state, that such corporation has filed its most recent required annual report and (i) if a domestic corporation, has not filed articles of dissolution, and (ii) if a foreign corporation, has not applied for a certificate of withdrawal and is not the subject of a proceeding to revoke its certificate of authority.

          (j)    "Index Group" means the group of each of the health benefits companies listed below, the common stock of all of which shall continue to be publicly traded and as to which there shall not have been, on or after April 26, 2002, and before the Determination Date, an announcement of a proposal for the acquisition or sale of such company, or an announcement that such company is considering such a transaction. In the event that the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company will be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price. The relevant health benefits companies and the weights attributed to them are as follows:

Company	Weighting
Aetna	8.5%
CIGNA	19.4%
Coventry	2.1%
First Health Group	3.8%
Health Net	4.5%
Humana	3.4%
Mid Atlantic Medical Services	2.2%
Oxford Health Plans	5.2%
PacifiCare Health Systems	1.1%
United Health Group	36.4%
Wellpoint Health Networks	13.4%

          If any company belonging to the Index Group or Purchaser declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date hereof and the Determination Date, the prices for the common stock of such company or Purchaser shall be appropriately adjusted for the purposes of applying Section 7.1(i).

          (k)  "Index Price" on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies composing the Index Group.

          (l)    "Liens" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, or any capital lease having substantially the same economic effect as any of the foregoing).

          (m)  "Material Adverse Effect" means, with respect to Purchaser or Company, as the case may be, (x) any effect that is materially adverse to the business, assets, operations or condition (financial or otherwise) of Purchaser and its Subsidiaries, taken as a whole, or Company and its Subsidiaries, taken as a whole, respectively, other than any effect relating to (A) the United States or global economy or securities markets in general, (B) the announcement of this Agreement or the transactions contemplated hereby or the identity of Purchaser, (C) changes in applicable law or regulations or in GAAP or regulatory accounting principles or (D) general changes in the health benefits business, provided, that with respect to each of clauses (A), (C) and (D) that such effect is not materially more adverse with respect to the Company and its Subsidiaries, taken as a whole, or Purchaser and its Subsidiaries, taken as a whole, as the case may be, than the effect on comparable health benefits businesses generally, and (y) any effect that materially impairs, materially delays or prevents consummation of the transactions contemplated hereby, including the Merger.

          (n)  "the other party" means, with respect to Company, Purchaser and means, with respect to Purchaser, Company.

          (o)  "Permitted Liens" means (i) any liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar liens, (iii) pledges or deposits in connection with workers' compensation, unemployment insurance, and other social security legislation and (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto.

          (p)  "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

          (q)  "SEC" means the Securities and Exchange Commission.

          (r)  "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          (s)  "Superior Proposal" means a bona fide written proposal made by a Person other than Purchaser, Merger Sub or an affiliate thereof (i) which is for a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving, or any purchase or acquisition of, (A) more than fifty percent (50%) of the voting power of Company's capital stock or (B) all or substantially all of the consolidated assets of Company and its Subsidiaries and (ii) which is otherwise on terms which Company's Board of Directors determines in good faith (A) would result in a transaction that, if consummated, is more favorable to Company's stockholders, from a long-term financial point of view, than the Merger or, if applicable, any proposal by the Purchaser to amend the terms of this Agreement (based on the written advice of a nationally recognized investment banking firm) taking into account all the terms and conditions of such proposal and this Agreement and the relative impact of the Merger and such other proposed transaction on the other Persons whose interests the Board of Directors of Company may consider under Virginia law (to the extent they may do so), and (B) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no proposal shall be deemed to be a Superior Proposal if any financing required to consummate the proposal is not committed.

          (t)    "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") means all federal, state, local and foreign income, profits, premium, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or governmental levies of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts or filing requirements and any interest in respect of such penalties and additions.

          (u)  "Tax Return" means all returns and reports (including elections, declarations, disclosures, schedules, estimates, information returns, claims for refund, and amended returns) relating to Taxes.

        IN WITNESS WHEREOF, Purchaser, Merger Sub and Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ANTHEM, INC.
By:	/s/ LARRY C. GLASSCOCK Larry C. Glasscock President and Chief Executive Officer
AI SUB ACQUISITION CORP.
By:	/s/ LARRY C. GLASSCOCK Larry C. Glasscock President and Chief Executive Officer
TRIGON HEALTHCARE, INC.
By:	/s/ THOMAS G. SNEAD Thomas G. Snead Chairman and Chief Executive Officer

APPENDIX B

        STOCK OPTION AGREEMENT, dated as of April 28, 2002 (this "Option Agreement"), between Anthem, Inc. an Indiana corporation ("Grantee"), and Trigon Healthcare, Inc. a Virginia corporation ("Issuer").

RECITALS

        A.    Merger Agreement.    Grantee and Issuer have entered into an Agreement and Plan of Merger, dated as of April 28, 2002 (as amended, restated or otherwise modified from time to time, the "Merger Agreement"), which agreement was executed and delivered concurrently with the execution and delivery of this Option Agreement, pursuant to which Issuer is to merge with and into a wholly owned subsidiary of Grantee (the "Merger"); and

        B.    Option.    As a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined).

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

        1.    Grant of Option.

          (a)  Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 19.9% of the total fully paid and nonassessable shares of the Class A common stock, par value $0.01 per share, of Issuer ("Common Stock") issued and outstanding at the close of business on April 28, 2002, at a price per share equal to $84.25 (the "Option Price"). The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth; provided, however, that in no event shall the number of shares for which this Option is exercisable (when exercisable) exceed 19.9% of the issued and outstanding shares of Common Stock. Issuer shall make proper provision so that each share of Common Stock issued upon exercise of the Option shall be accompanied by the applicable number of rights under the Company Rights Agreement (as such term is defined in the Merger Agreement).

          (b)  In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Option Agreement and other than pursuant to an event described in Section 5 hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number, together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option.

        2.    Exercise.

          (a)  The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, a Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined); provided that the Holder shall have sent written notice of such exercise (as provided in subsection (d) of this Section 2) within ninety (90) days following such Triggering Event (or such later period as provided in Section 10). An Exercise Termination Event shall be the earliest to occur of the following: (1) the Effective Time (as defined in the Merger Agreement) of the Merger; (2) termination of the Merger Agreement in accordance with the provisions thereof if such termination would not result in a termination fee (or partial fee) being payable to Grantee pursuant to the provisions of Section 7.3 of the Merger Agreement either upon such termination or at any time thereafter; or (3) the passage of fifteen (15) months (or such longer period as provided in Section 10) after termination of the Merger

  Agreement if such termination results in a termination fee (or partial fee) being payable to Grantee pursuant to the provisions of Section 7.3 of the Merger Agreement either upon such termination or at any time thereafter. The term "Holder" shall mean the holder or holders of the Option.

          (b)  The term "Triggering Event" shall mean the consummation of an Alternative Transaction (as such term is defined in the Merger Agreement) or the Company entering into a definitive agreement with respect to an Alternative Transaction, in either case, following a termination of the Merger Agreement, if such consummation of an Alternative Transaction or entering into a definitive agreement with respect to an Alternative Transaction results in a termination fee (or partial fee) being due and payable to Grantee pursuant to the terms of Section 7.3 of the Merger Agreement.

          (c)  Issuer shall notify Grantee in writing of the occurrence of any Triggering Event promptly after it becomes aware of the occurrence thereof, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

          (d)  In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (1) the total number of shares of Common Stock it will purchase pursuant to such exercise and (2) a place and date not earlier than three business days nor later than ten (10) business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to, approval or consent of the Blue Cross and Blue Shield Association ("BCBSA"), the Virginia State Corporation Commission or any other regulatory or antitrust agency is required in connection with such purchase, or to avoid or prevent a conflict, violation, default, right of termination, cancellation or loss with or of the license granted under the Blue Cross License Agreement and the Blue Shield License Agreement, each as amended through the date hereof, by and between BCBSA and Issuer, the Holder shall promptly file the required notice or application for approval or consent, shall promptly notify Issuer of such filing and shall expeditiously process the same and the Closing Date shall occur on the Business Day following the date on which the later of the following occurs: (i) any required notification periods have expired or been terminated and (ii) any such approvals or consents have been obtained and any requisite waiting period or periods shall have passed.

          (e)  At the closing referred to in subsection (d) of this Section 2, the Holder shall (1) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in cash and (2) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to accept the purchase price or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

          (f)    At such closing, simultaneously with the delivery of immediately available funds satisfying the criteria specified in subsection (e) of this Section 2, (1) Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder and (2) Grantee shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such shares of Common Stock in violation of applicable federal and state securities laws or the provisions of this Agreement.

          (g)  Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

            "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

  It is understood and agreed that: (1) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (2) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to the Holder, in form and substance reasonably satisfactory to the Issuer; and (3) the legend shall be removed in its entirety if the conditions in the preceding clauses (1) and (2) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

          (h)  Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (d) of this Section 2 and the tender of the applicable purchase price, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

        3.    Covenants of Issuer.    Issuer agrees: (1) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other then-outstanding options, warrants, convertible securities and other rights to purchase Common Stock; (2) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (3) promptly to take all action as may from time to time be reasonably required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder, (y) in the event, under any applicable Virginia or other state insurance law prior approval of or notice to any state regulatory authority is necessary before the Option may be exercised, and (z) in the event approval or consent of the BCBSA is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to such state regulatory authorities as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (4) promptly to take all action provided herein to protect the rights of the Holder against dilution.

        4.    Exchange.    This Option Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Option Agreement at the principal office of Issuer, for other Option Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Option Agreement" and "Option" as used herein include any Option Agreements and related Options for which this Option Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Option Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Option Agreement, if mutilated, Issuer will execute and deliver a new Option Agreement of like tenor and date. Any such new Option Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

        5.    Certain Adjustments.    In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Option Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, stock combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Option Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive, upon exercise of the Option, the same number and class of shares or other securities or property that Grantee would have received in respect of Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Common Stock are issued after the date of this Option Agreement (other than pursuant to an event described in the first sentence of this Section 5 or upon exercise of the Option), the number of shares of Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

        6.    Registration Rights.    Upon the occurrence of a Triggering Event Issuer shall, at the request of Grantee delivered within twelve (12) months (or such later period as provided in Section 10) of such Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 33% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to eighteen (18) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Option Agreement.

        7.    Repurchase.

          (a)  At any time after the occurrence of a Triggering Event (1) at the written request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (2) at the written request of any present or former Holder who at the time owns Option Shares (each, the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets, the sum of the net price paid in such sale for such assets and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

          (b)  The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Option Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. The Holder and the Owner, as the case may be, shall also represent and warrant that it has sole record and beneficial ownership of such Option Shares and that such Option Shares are then free and clear of all liens. As promptly as practicable, and in any event within five (5) business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

          (c)  To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five (5) business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (1) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (2) deliver, as appropriate, either (A) to the Holder, a new Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

        8.    Substitute Option.

          (a)  In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (1) to consolidate with or merge into any person, other than Grantee or a Subsidiary (as defined in the Merger Agreement) of Grantee ("Grantee Subsidiary"), or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (2) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding voting shares and share equivalents of the merged or acquiring company, or (3) to sell or otherwise transfer all or substantially all of its or any Issuer Subsidiary's assets, in one transaction or in a series of related transactions, to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

          (b)  The following terms have the meanings indicated:

            (1)  "Acquiring Corporation" shall mean (A) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (B) the acquiring person in a plan of exchange in which Issuer is acquired, (C) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person and (D) the transferee of all or a substantial part of Issuer's assets (or the assets of any Issuer Subsidiary).

            (2)  "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option.

            (3)  "Assigned Value" shall mean the market/offer price, as defined in Section 7.

            (4)  "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one (1) year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

          (c)  The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Option Agreement, which agreement shall be applicable to the Substitute Option.

          (d)  The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by twice the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price (the "Number of Substitute Shares"). The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to (I) the Average Price minus (II) quotient of (x) the product of (i) the Assigned Value minus the Option Price multiplied by (ii) the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and (y) the Number of Substitute Shares.

          (e)  In no event, pursuant to any of the foregoing paragraphs, shall the sum (the "Substitute Option Sum") of (i) the Number of Substitute Shares and (ii) the number of shares of Substitute Common Stock that the Grantee would hold if all shares of Common Stock previously obtained by Grantee through exercise of the Option were converted in any transaction contemplated by Section 8(a), exceed 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option Sum would exceed 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (1) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (2) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

          (f)    Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

        9.    Repurchase of Substitute Option.

          (a)  At the written request of the holder of the Substitute Option (the "Substitute Option Holder") made prior to an Exercise Termination Event, the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (1) the Highest Closing Price (as hereinafter defined) exceeds (2) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the written request made prior to an Exercise Termination Event of any present or former Substitute Option Holder (each, the "Substitute Share Owner") who at the time owns shares of Substitute Common Stock issued upon total or partial exercise of the Substitute Option ("Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares to be so repurchased. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

          (b)  The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Option Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable and in any event within five (5) business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

          (c)  To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute

  Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of such prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (1) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (2) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of Substitute Common Stock obtained by multiplying the number of shares of Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

        10.    Extension of Periods Under Certain Circumstances.    The periods for exercise of certain rights under Sections 2, 6, 7, and 9 (and the expiration date of this Option under Section 2) shall be extended for up to a maximum of six months in any given case: (1) to the extent necessary to obtain all regulatory or other approvals (including of the BCBSA) for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory or other approvals), and for the expiration of all statutory waiting periods; (2) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise; and (3) when there exists an injunction, order or judgment that prohibits or delays exercise of such right.

        11.    Representations and Warranties.

          (a)  Issuer hereby represents and warrants to Grantee as follows:

            (1)  Issuer has the requisite corporate power and authority to execute and deliver this Option Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Option Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer ("Issuer Board") prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Option Agreement or to consummate the transactions so contemplated. This Option Agreement has been duly and validly executed and delivered by Issuer.

            (2)  Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Option Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant to the Option, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

          (b)  Grantee hereby represents and warrants to Issuer as follows: Grantee has the requisite corporate power and authority to execute and deliver this Option Agreement and to perform its obligations hereunder. The execution and delivery of this Option Agreement by the Grantee and the performance of its obligations hereunder by the Grantee have been duly and validly authorized by the Board of Directors of Grantee and no other corporate proceedings on the part of the Grantee are necessary to authorize this Option Agreement or for Grantee to perform its obligations hereunder. This Option Agreement has been duly and validly executed and delivered by Grantee.

          (c)  This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed or except in a transaction registered or exempt from registration under the 1933 Act.

        12.    Assignment.    Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Triggering Event shall have occurred, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date fifteen (15) days following the later of the date on which the BCBSA, the Virginia State Corporation Commission or other regulatory authority has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (1) a widely dispersed public distribution, (2) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (3) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (4) any other manner approved by the BCBSA, the Virginia State Corporation Commission or other regulatory authority.

        13.    Filings, Etc.    Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Option Agreement, including, without limitation, applying to the BCBSA and the Virginia State Corporation Commission for approval to acquire the shares issuable hereunder.

        14.    Specific Performance.    The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Option Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith, both parties waive the posting of any bond or similar requirement.

        15.    Maximum Profit.

          (a)  Notwithstanding any other provision herein or of the Merger Agreement, in no event shall Grantee's Total Profit (as defined in Section 15(c)) exceed $189,211,500.00 (the "Maximum Profit"), and, if the Total Profit would otherwise exceed such amount, Grantee, at its sole election, shall either (1) reduce the number of shares subject to the Option (and any Substitute Option), (2) deliver to Issuer, or Substitute Issuer, as the case may be, for cancellation shares of Common Stock or Substitute Common Stock, as the case may be, previously purchased by Grantee valued at fair market value at the time of delivery, (3) pay cash to Issuer, or Substitute Issuer, as the case may be, (4) increase or otherwise adjust the Option Price or Substitute Option Price (or any portion thereof), (5) reduce the amount of the Option Repurchase Price or Substitute Option Repurchase Price, or (6) undertake any combination of the foregoing, so that Grantee's actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions.

          (b)  Notwithstanding any other provision of this Option Agreement, the Option (and any Substitute Option) may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined in Section 15(d)) of more than the Maximum Profit and, if exercise of the Option (and any Substitute Option) would otherwise result in the Notional Total Profit exceeding such amount, Grantee, in its discretion, may take any of the actions specified in Section 15(a) so that the Notional Total Profit shall not exceed the Maximum Profit; provided, that nothing in this sentence shall restrict any subsequent exercise of the Option (and any Substitute Option) which at such time complies with this sentence.

          (c)  For purposes of this Option Agreement, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (1) the excess of (A) the net cash amounts or fair market value of any property received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, after payment of applicable brokerage or sales commissions and discounts, if any, over (B) Grantee's aggregate purchase price for such Option Shares (or other securities), plus (2) all amounts received by Grantee, a Holder or an Owner (including a Substitute Option Holder or Substitute Share Owner) upon the repurchase of the Option and/or any Option Shares by Issuer pursuant to Section 7 (or upon the repurchase of the Substitute Option and/or the Substitute Shares by Issuer pursuant to Section 9) (net in the case of Option Shares or Substitute Option Shares of the Owner's or Substitute Share Owner's aggregate purchase price therefor), plus (3) all equivalent amounts with respect to the Substitute Option and any other amounts paid pursuant to Sections 8(e) and 9, if any, plus (4) the amount of any termination fee paid or due and payable under the terms of the Merger Agreement (unless such termination fee is payable and has not been paid by Issuer in breach of the Merger Agreement or due to written waiver of such termination fee by Grantee) to Grantee pursuant to Section 7.3 of the Merger Agreement, minus (5) all amounts of cash previously paid to Issuer pursuant to Section 15(a)(3) and the value of all Option Shares (or other securities) previously delivered to Issuer for cancellation pursuant to Section 15(a)(2), which value shall be as set forth in clause (2) of Section 15(a).

          (d)  For purposes of this Option Agreement, the term "Notional Total Profit" with respect to any number of shares of Common Stock or Substitute Common Stock, as applicable, as to which Grantee may propose to exercise the Option or Substitute Option, as applicable, shall be the Total Profit, determined as of the date of such proposed exercise assuming (1) that the Option were exercised on such date for such number of shares, (2) that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions) and (3) the effect of any adjustments made by or to be made by Grantee pursuant to Section 15(a). For purposes of this Section 15, the term Grantee will include all Holders and transactions by any affiliate transferee of Grantee in respect of the Option or Option Shares transferred to it shall be treated as if made by Grantee.

        16.    Severability.    If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

        17.    Notices.    All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

        18.    Governing Law.    This Option Agreement shall be governed by and construed in accordance with the laws of the State of Indiana applicable to contracts made and to be performed entirely in that State (except to the extent that Virginia law applies to the internal and corporate affairs of Issuer).

        19.    Counterparts.    This Option Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

        20.    Expenses.    Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

        21.    Entire Agreement; Third-Party Rights.    Except as otherwise expressly provided herein or in the Merger Agreement, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

        22.    Capitalized Terms.    Capitalized terms used in this Option Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

        IN WITNESS WHEREOF, the parties have executed this Option Agreement as of the day and year first above written.

TRIGON HEALTHCARE, INC.
By:	/s/ THOMAS G. SNEAD, JR. Thomas G. Snead, Jr. Chairman and Chief Executive Officer
ANTHEM, INC.
By:	/s/ LARRY C. GLASSCOCK Larry C. Glasscock President and Chief Executive Officer

APPENDIX C

PERSONAL AND CONFIDENTIAL

April 28, 2002

Board of Directors
Anthem, Inc.
120 Monument Circle
Indianapolis, IN 46204

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Anthem, Inc. (the "Company") of the Merger Consideration (as defined below) to be paid for each outstanding share of the Class A Common Stock, par value $0.01 per share (the "Trigon Common Stock"), of Trigon Healthcare, Inc. ("Trigon") pursuant to the Agreement and Plan of Merger, dated as of April 28, 2002 (the "Agreement"), among the Company, AI Sub Acquisition Corp., a wholly-owned subsidiary of the Company ("Merger Sub"), and Trigon. Pursuant to the Agreement, Merger Sub will be merged with and into Trigon and each share of Trigon Common Stock will be converted into the right to receive $30.00 in cash (the "Cash Consideration") and 1.062 shares of the Common Stock, par value $0.01 per share (the "Company Common Stock"), of the Company (together with the Cash Consideration, the "Merger Consideration").

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as its financial advisor in connection with its acquisition of New Hampshire-Vermont Health Service d/b/a Blue Cross Blue Shield of New Hampshire in February 1999, its Alliance Agreement with Rocky Mountain Hospital and Medical Service d/b/a Blue Cross and Blue Shield of Colorado in March 1999 and its acquisition of Associated Hospital Service d/b/a Blue Cross Blue Shield of Maine in July 1999; having acted as its financial advisor in connection with the sale of its TRICARE business to Humana Inc. in June 2001; having acted as its financial advisor in connection with its demutualization in June 2001; having acted as lead managing underwriter of the Company's initial public offering of 55,200,000 shares of the Company Common Stock and 4,600,000 of the Company's 6.00% Equity Security Units (the "Equity Security Units") in October 2001; having coordinated a Large Holder Sale Program for the Company Common Stock since its initial public offering; having acted as financial advisor in connection with its pending acquisition of Blue Cross and Blue Shield of Kansas, Inc., announced in January 2001; and having acted as its financial advisor in connection with, and having participated in certain negotiations leading to, the Agreement. Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., has agreed to act as sole lead arranger, bookrunner and administrative and syndication agent in connection with a $1,200,000,000 bridge loan facility that the Company intends to enter into in connection with the transaction contemplated by the Agreement. In addition, we may provide other investment banking services to the

Board of Directors
Anthem, Inc.
April 28, 2002
Page Two

Company in the future. We also have provided certain investment banking services to Trigon from time to time, including having acted as its financial advisor in connection with its proposed acquisition of Cerulean Companies, Inc. in November 2000. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of the Company or Trigon for its own account and for the account of customers.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Annual Report to Stockholders and Annual Report on Form 10-K of the Company for the year ended December 31, 2001; the Company's Registration Statement on Form S-1, including the prospectus contained therein dated October 26, 2001, relating to the initial public offering of the Company Common Stock and Equity Security Units; Annual Reports to Stockholders and Annual Reports on Form 10-K of Trigon for the five years ended December 31, 2001; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Trigon; certain other communications from the Company and Trigon to their respective stockholders; certain internal financial analyses and forecasts for the Company prepared by the management of the Company; certain internal financial analyses and forecasts for Trigon prepared by the management of Trigon; and certain financial analyses and forecasts for Trigon prepared by the management of the Company (the "Forecasts"), including certain cost savings and operating synergies projected by the management of the Company to result from the transaction contemplated by the Agreement (the "Synergies"). We also have held discussions with members of the senior managements of the Company and Trigon regarding their assessment of the past and current business operations, financial condition and future prospects of their respective companies and the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement, and we have been advised that management of the Company believes such transaction is important to the Company's overall strategic goals, including extending its geographic reach into the Southeast. In addition, we have reviewed the reported price and trading activity for the Company Common Stock and Trigon Common Stock, compared certain financial and stock market information for the Company and Trigon with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the health benefits industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company, and that such Forecasts and Synergies will be realized in the amounts and time periods contemplated thereby. We are not actuaries and our services did not include any actuarial determinations or evaluations by us or an attempt to evaluate actuarial assumptions. In that regard, we have made no analyses of, and express no opinion as to, the adequacy of the reserves of the Company or Trigon and have relied upon information supplied to us by the Company and Trigon as to such adequacy. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance sheet assets or liabilities or insurance reserves) of the Company or Trigon or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed that all material governmental, regulatory or other consents or approvals necessary for the consummation of the transaction contemplated by the Agreement will be obtained without any adverse effect on the

Board of Directors
Anthem, Inc.
April 28, 2002
Page Three

Company or Trigon or on the expected benefits to be realized from the transaction contemplated by the Agreement. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Merger Consideration to be paid by the Company pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

(GOLDMAN, SACHS & CO.)

APPENDIX D

Bear, Stearns & Co. Inc. 383 Madison Avenue New York, New York 10179 Tel 212-272-2000 www.bearstearns.com

April 27, 2002

The Board of Directors
Trigon Healthcare, Inc.
2015 Staples Mill Road
Richmond, VA 23230

Ladies and Gentlemen:

We understand that Trigon Healthcare, Inc. ("Trigon") proposes to enter into an Agreement and Plan of Merger expected to be dated as of April 27, 2002 (the "Agreement") among Anthem Inc., AI Sub Acquisition Corp., a wholly owned subsidiary of Anthem ("Merger Sub"), and Trigon pursuant to which (i) Trigon will be merged with and into Merger Sub (the "Merger") and (ii) each share of Class A common stock, $0.01 par value, of Trigon issued and outstanding ("Trigon Common Stock"), subject to certain exceptions, will be converted into the right to receive both (A) $30.00 in cash (the "Cash Consideration") and (B) 1.062 shares (such number of shares, the "Stock Consideration" and together with the Cash Consideration, the "Merger Consideration") of the common stock, par value $0.01 per share, of Anthem ("Anthem Common Stock").

You have asked us to render our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the stockholders of Trigon.

In the course of performing our review and analyses for rendering this opinion, we have:

•
reviewed a draft copy of the Agreement dated April 25, 2002 (the "Draft Agreement");

•
reviewed Trigon's Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 1999 through 2001, its preliminary results for the quarter ended March 31, 2002 and its Reports on Form 8-K for the three years ended the date hereof;

•
reviewed certain operating and financial information, including projections for the five years ended December 31, 2006, provided to us by Trigon's management relating to Trigon's business and prospects;

•
reviewed certain estimates of revenue enhancements, cost savings and other combination benefits (collectively, "Synergies") expected by Trigon and Anthem to result from the Merger, prepared and provided to us jointly by Trigon and Anthem's management;

•
met with certain members of Trigon's senior management to discuss Trigon's business, operations, historical and projected financial results and future prospects;

•
reviewed Anthem's initial public offering prospectus dated October 30, 2001;

•
reviewed Anthem's Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2001, its preliminary results for the quarter ended March 31, 2002 and its Reports on Form 8-K since Anthem's initial public offering on October 30, 2001;

•
reviewed certain operating and financial information, including projections for the three years ended December 31, 2004, provided to us by Anthem's management relating to Anthem's business and prospects;

•
met with certain members of Anthem's senior management to discuss Anthem's business, operations, historical and projected financial results and future prospects;

•
reviewed the historical prices, trading multiples and trading volumes of the common shares of Trigon Common Stock and Anthem Common Stock;

•
reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Trigon and Anthem;

•
reviewed the terms of recent mergers and acquisitions of companies which we deemed generally comparable to the Merger;

•
performed discounted cash flow analyses based on the projections for Trigon, Anthem, the combined company and synergy estimates for the combined company furnished to us;

•
reviewed the pro forma financial results, financial condition and capitalization of the combined company giving effect to the Merger; and

•
conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the projections and Synergies, provided to us by Trigon and Anthem or otherwise reviewed by us in connection with our engagement. With respect to Trigon and Anthem's projected financial results and the Synergies that could be achieved upon consummation of the Merger, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of Trigon and Anthem as to the expected future performance of Trigon and Anthem, respectively. We have not assumed any responsibility for the independent verification of any such information or of the projections and Synergies provided to us (or the achievability thereof), and we have further relied upon the assurances of the senior managements of Trigon and Anthem that they are unaware of any facts that would make the information, projections and Synergies provided to us incomplete or misleading or which would suggest that such projections and Synergies are not reasonably achievable.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Trigon and Anthem, nor have we been furnished with any such appraisals. We have assumed that the Merger will qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. In connection with our engagement, pursuant to the instructions of Trigon, we did not solicit third party indications of interest in the possible acquisition of all or a part of Trigon. We have assumed that the final form of the Agreement will be substantially similar to the Draft Agreement. We have also assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Draft Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that would have an adverse effect on the parties to the Agreement or on Trigon and Anthem on a combined basis or on the contemplated benefits of the Merger and we have further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Merger will be obtained without any such adverse effect.

We do not express any opinion as to the price or range of prices at which Trigon Common Stock and Anthem Common Stock may trade subsequent to the announcement of the Merger or as to the price or range of prices at which the Anthem Common Stock may trade subsequent to the consummation of the Merger.

We have acted as a financial advisor to Trigon in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. In addition, Trigon has agreed to indemnify us for certain liabilities arising out of our engagement. Bear Stearns has been previously engaged by Trigon to provide certain investment banking and financial advisory services for which we received customary fees. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Trigon and/or Anthem for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

It is understood that this letter is intended for the benefit and use of the Board of Directors of Trigon and does not constitute a recommendation to the Board of Directors of Trigon or any holders of Trigon Common Stock as to how to vote in connection with the Merger. This opinion does not address Trigon's underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Trigon or the effects of any other transaction in which Trigon might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement/prospectus to be distributed to the holders of Trigon Common Stock in connection with the Merger. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the stockholders of Trigon.

Very truly yours,

BEAR, STEARNS & CO. INC.

By: /s/  DAVID M. PLATTER

David M. Platter
 Senior Managing Director

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        The Indiana Business Corporation Law (the "IBCL") provides that a corporation, unless limited by its articles of incorporation, is required to indemnify its directors and officers against reasonable expenses incurred in the successful defense of any proceeding arising out of their serving as a director or officer of the corporation.

        As permitted by the IBCL, Anthem, Inc.'s ("Anthem") articles of incorporation provide for indemnification of directors, officers, employees and agents of Anthem against any and all liability and reasonable expense that may be incurred by them, arising out of any claim or action, civil, criminal, administrative or investigative, in which they may become involved by reason of being or having been a director, officer, employee or agent. To be entitled to indemnification, those persons must have been wholly successful in the claim or action or the board of directors must have determined, based upon a written finding of legal counsel or another independent referee, or a court of competent jurisdiction must have determined, that such persons acted in good faith in what they reasonably believed to be the best interest of Anthem (or at least not opposed to its best interests) and, in addition, in any criminal action, had reasonable cause to believe their conduct was lawful (or had no reasonable cause to believe that their conduct was unlawful). The articles of incorporation authorize Anthem to advance funds for expenses to an indemnified person, but only upon receipt of an undertaking that he or she will repay the same if it is ultimately determined that such party is not entitled to indemnification.

        The rights of indemnification provided by the articles of incorporation of Anthem are not exhaustive and are in addition to any rights to which a director or officer may otherwise be entitled by contract or as a matter of law. Irrespective of the provisions of the articles of incorporation of Anthem, Anthem may, at any time and from time to time, indemnify directors, officers, employees and other persons to the full extent permitted by the provisions of applicable law at the time in effect, whether on account of past or future transactions.

        In addition, Anthem has obtained a directors and officers' liability and company reimbursement policy that insures against certain liabilities under the Securities Act of 1933, subject to applicable retentions.

Item 21. Exhibits and Financial Statement Schedules.

(a)  Exhibits

        The list of exhibits is incorporated herein by reference to the Exhibit Index beginning on page E-1.

(b)
Financial Statement Schedule

        The following financial statement schedule of Anthem is included on pages S-1 through S-4.

  Schedule II—Condensed Financial Information of Registrant (Parent Company Only)

  All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable, or the required information is included in the consolidated financial statements, and therefore have been omitted.

(c)
Report, Opinion or Appraisal. See Exhibits 5, 8.1 and 8.2. The opinions of Goldman, Sachs & Co. and Bear, Stearns & Co. Inc. are included as Appendices C and D, respectively, to the joint proxy statement/prospectus included as part of this registration statement.

Item 22. Undertakings.

          (a)  The undersigned registrant hereby undertakes:

            (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)  (1) The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

            (2)  The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

          (d)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (e)  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (f)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Anthem certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on June 7, 2002.

ANTHEM, INC.
By:	/s/ LARRY C. GLASSCOCK Larry C. Glasscock President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LARRY C. GLASSCOCK Larry C. Glasscock	President, Chief Executive Officer and Director (Principal Executive Officer)	June 7, 2002
/s/ MICHAEL L. SMITH Michael L. Smith	Executive Vice President and Chief Financial and Accounting Officer (Principal Financial and Accounting Officer)	June 7, 2002
* L. Ben Lytle	Director	June 7, 2002
* Susan B. Bayh	Director	June 7, 2002
* William B. Hart	Director	June 7, 2002

* Allan B. Hubbard	Director	June 7, 2002
* Victor S. Liss	Director	June 7, 2002
* William G. Mays	Director	June 7, 2002
* James W. McDowell, Jr.	Director	June 7, 2002
* B. LaRae Orullian	Director	June 7, 2002
* Senator Donald W. Riegle, Jr.	Director	June 7, 2002
* William J. Ryan	Director	June 7, 2002
* George A. Schaefer, Jr.	Director	June 7, 2002
* Dennis J. Sullivan, Jr.	Director	June 7, 2002
/s/ DAVID R. FRICK David R. Frick Attorney-In-Fact

*
The undersigned, by signing his name hereto, does hereby execute this amendment to the registration statement on behalf of the directors of Anthem listed above pursuant to the Powers of Attorney previously filed with the Securities and Exchange Commission.

Schedule II—Condensed Financial Information of Registrant

Anthem, Inc.
(Parent Company Only)
Balance Sheet

December 31, 2001
(In Millions, Except Share Data)
Assets
Current assets:
Cash and cash equivalents	$24.6
Interest receivable	0.8

Total current assets	25.4
Investment in subsidiary	2,259.0

Total assets	$2,284.4

Liabilities and shareholders' equity
Liabilities
Current liabilities:
Accounts payable and accrued expenses	$2.3
Income taxes payable	1.9

Total current liabilities	4.2
Debentures included in Equity Security Units	220.2

Total liabilities	224.4
Shareholders' equity
Common stock, par value $0.01, shares authorized—900,000,000; shares issued and outstanding: 103,295,675	1.1
Additional paid in capital	1,960.8
Retained earnings	55.7
Accumulated other comprehensive income	42.4

Total shareholders' equity	2,060.0

Total liabilities and shareholders' equity	$2,284.4

See accompanying notes.

Schedule II—Condensed Financial Information of Registrant—(continued)

Anthem, Inc.
(Parent Company Only)
Statement of Income

For the Period from November 2, 2001 (Date of Demutualization and Initial Public Offering) to December 31, 2001
(In Millions)
Revenues
Net investment income	$7.7
Expenses
Interest expense	2.6

Income before income taxes	5.1
Income taxes	1.9

Income before equity in undistributed earnings of subsidiary	3.2
Equity in undistributed earnings of subsidiary	52.5

Net income	$55.7

See accompanying notes.

Schedule II—Condensed Financial Information of Registrant—(continued)

Anthem, Inc.
(Parent Company Only)
Statement of Cash Flow

For the Period from November 2, 2001 (Date of Demutualization and Initial Public Offering) to December 31, 2001
(In Millions)
Operating activities
Net income	$55.7
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed earnings of subsidiary	(52.5)
Amortization of debt issuance costs	0.3
Changes in operating assets and liabilities:
Interest receivable	(0.8)
Accounts payable and accrued expenses	2.3
Income taxes	1.9

Cash provided by operating activities	6.9
Investing activities
Capital contribution to subsidiary	(28.9)

Cash used in investing activities	(28.9)
Financing activities
Net proceeds from common stock issued in the initial public offering	1,890.4
Net proceeds from issuance of Equity Security Units	219.8
Payments to eligible statutory members in the demutualization	(2,063.6)

Cash provided by financing activities	46.6

Change in cash and cash equivalents	24.6
Cash and cash equivalents at beginning of period	—

Cash and cash equivalents at end of period	$24.6

See accompanying notes.

Schedule II—Condensed Financial Information of Registrant—(continued)

Anthem, Inc.
(Parent Company Only)
Notes to Condensed Financial Statements

December 31, 2001

(Dollars in Millions)

1.    Basis of Presentation and Significant Accounting Policy

        On November 2, 2001, Anthem Insurance Companies, Inc. ("Anthem Insurance") converted from a mutual insurance company to a stock insurance company. The demutualization was accounted for as a reorganization using the historical carrying values of the assets and liabilities of Anthem Insurance. Accordingly, immediately following the demutualization and the initial public offering, Anthem Insurance's policyholders' surplus was reclassified to par value of common stock and additional paid in capital. Concurrent with the demutualization, Anthem Insurance became a wholly-owned subsidiary of Anthem, Inc. ("Anthem").

        In the parent company financial statements, Anthem's investment in subsidiary is stated at cost plus equity in undistributed earnings of the subsidiary since the effective date of the demutualization on November 2, 2001. Anthem's share of net income of its unconsolidated subsidiary is included in income using the equity method of accounting.

        Parent company only financial statements should be read in conjunction with Anthem's audited consolidated financial statements and the accompanying notes thereto included herein.

2.    Investment in Subsidiary

        Following the demutualization and initial public offering, Anthem made a capital contribution to Anthem Insurance in the amount of $28.9.

3.    Long-Term Debt

        On November 2, 2001, Anthem issued 4,600,000 of 6.00% Equity Security Units. Each Unit contains a 5.95% subordinated debenture. The debentures are unsecured and are subordinated in right of payment to all of Anthem's existing and future senior indebtedness. The debentures will mature on November 15, 2006. Each debenture will initially bear interest at the rate of 5.95% per year, payable quarterly, commencing February 15, 2002, subject to Anthem's rights to defer these payments.

        On November 5, 2001, Anthem and Anthem Insurance entered into two new unsecured revolving credit facilities totaling $800.0. Anthem is jointly and severally liable for all borrowings under the facilities. Anthem also will be permitted to be a borrower under the facilities, if the Indiana Insurance Commissioner approves Anthem Insurance's joint liability for Anthem's obligations under the facilities. Each credit agreement requires Anthem to maintain certain financial ratios and contains minimal restrictive covenants. Availability under these facilities is reduced by the amount of any commercial paper outstanding under Anthem Insurance's commercial paper program. No amounts were outstanding under these facilities at December 31, 2001 or during the year then ended.

        Subsequent to December 31, 2001, Anthem and Anthem Insurance entered into two new agreements allowing aggregate indebtedness of $135.0. Anthem will guarantee all obligations of Anthem Insurance under the facilities. Anthem also will be permitted to be a borrower under the facilities, if the Indiana Insurance Commissioner approves Anthem Insurance's guarantee of Anthem's obligations under the facilities.

EXHIBIT INDEX

Exhibit Number	Document
2.1	Plan of Conversion (1)
2.2
Alliance Agreement, dated as of May 30, 2001, as amended as of September 28, 2001 and November 9, 2001, between Blue Cross and Blue Shield of Kansas, Inc. and Anthem Insurance Companies, Inc. (exhibits thereto will be furnished supplementally to the Securities and Exchange Commission upon request) (5)
2.3
Agreement and Plan of Merger, dated as of April 28, 2002 among Anthem, Inc., AI Sub Acquisition Corp. and Trigon Healthcare, Inc. (included as Appendix A to the Joint Proxy Statement/Prospectus which forms a part of this Registration Statement)
3.1	Restated Articles of Incorporation of Anthem, Inc. (1)
3.2	Bylaws of Anthem, Inc. (1)
4.1	Form of certificate for the common stock, $0.01 par value per share, of Anthem, Inc. (1)
4.2	Upon the request of the Securities and Exchange Commission, Anthem, Inc. will furnish copies of all instruments defining the rights of holders of long-term debt of Anthem, Inc.
4.3	Indenture, dated as of November 2, 2001, by and between Anthem, Inc. and The Bank of New York, as trustee (2)
4.4	First Supplemental Indenture, dated as of November 2, 2001, between Anthem, Inc. and The Bank of New York, as trustee (2)
4.5	Purchase Contract Agreement, dated as of November 2, 2001, between Anthem, Inc. and The Bank of New York, as purchase contract agent (2)
4.6
Pledge Agreement, dated as of November 2, 2001, among Anthem, Inc., The Chase Manhattan Bank, as collateral agent, as custodial agent and as securities intermediary, and The Bank of New York, as purchase contract agent (2)
4.7	Form of Debenture (Included in Exhibit 4.4)
4.8	Form of Normal Unit (Included in Exhibit 4.5)
4.9	Form of Stripped Unit (Included in Exhibit 4.5)
4.10	Form of Remarketing Agreement (3)
4.11
Five-Year Credit Agreement dated as of November 5, 2001, among Anthem Insurance Companies, Inc., Anthem, Inc., the Lenders party thereto, The Chase Manhattan Bank, as Administrative Agent, Bank of America, N.A., as Syndication Agent, and Fleet National Bank, as Documentation Agent (2)
4.12
364-Day Credit Agreement dated as of November 5, 2001, among Anthem Insurance Companies, Inc., Anthem, Inc., the Lenders party thereto, the Chase Manhattan Bank, as Administrative Agent, Bank of America, N.A., as Syndication Agent, and Fleet National Bank, as Documentation Agent (2)
5	Opinion of Baker & Daniels regarding the validity of the shares of Anthem, Inc. common stock registered hereunder (5)
8.1	Tax Opinion of Baker & Daniels

8.2	Tax Opinion of McGuireWoods LLP
10.1	Anthem 2001 Stock Incentive Plan (1)
10.2	Anthem Employee Stock Purchase Plan (1)
10.3	Employment Agreement by and between Anthem Insurance Companies, Inc. and Larry C. Glasscock, dated as of October 22, 1999 (1)
10.4	Employment Agreement by and between Anthem Insurance Companies, Inc. and David R. Frick, dated as of January 1, 2000 (1)
10.5	(i)	Employment Agreement by and between Anthem Insurance Companies, Inc. and Samuel R. Nussbaum, M.D., dated as of January 2, 2001 (1)
	(ii)	Amendment One to Employment Agreement by and between Anthem Insurance Companies, Inc. and Samuel R. Nussbaum, M.D., effective as of January 1, 2002 (4)
10.6	Employment Agreement by and between Anthem Insurance Companies, Inc. and Michael L. Smith, dated as of January 1, 2000 (1)
10.7	(i)	Employment Agreement by and between Anthem Insurance Companies, Inc. and Marjorie W. Dorr, dated as of January 1, 1999 (1)
	(ii)	Amendment One to Employment Agreement by and between Anthem Insurance Companies, Inc. and Marjorie W. Dorr, effective as of January 1, 2000 (1)
	(iii)	Amendment Two to Employment Agreement by and between Anthem Insurance Companies, Inc. and Marjorie W. Dorr, effective as of July 29, 2000 (1)
	(iv)	Amendment Three to Employment Agreement by and between Anthem Insurance Companies, Inc. and Marjorie W. Dorr, effective as of January 1, 2001 (1)
	(v)	Amendment Four to Employment Agreement by and between Anthem Insurance Companies, Inc. and Marjorie W. Dorr, effective as of January 1, 2002 (4)
10.8	(i)	Employment Agreement by and between Anthem Insurance Companies, Inc. and Keith R. Faller, dated as of January 1, 1999 (1)
	(ii)	Amendment One to Employment Agreement by and between Anthem Insurance Companies, Inc. and Keith R. Faller, effective as of January 1, 2000 (1)
	(iii)	Amendment Two to Employment Agreement by and between Anthem Insurance Companies, Inc. and Keith R. Faller, effective as of January 1, 2001 (1)
	(iv)	Amendment Three to Employment Agreement by and between Anthem Insurance Companies, Inc. and Keith R. Faller, effective as of January 1, 2002 (4)
10.9	(i)	Employment Agreement by and between Anthem Insurance Companies, Inc. and Michael D. Houk, dated as of August 12, 2000 (1)
	(ii)	Amendment One to Employment Agreement by and between Anthem Insurance Companies, Inc. and Michael D. Houk, effective as of January 1, 2002 (4)
10.10	(i)	Employment Agreement by and between Anthem Insurance Companies, Inc. and Caroline S. Matthews, dated as of April 1, 1999 (1)
	(ii)	Amendment One to Employment Agreement by and between Anthem Insurance Companies, Inc. and Caroline S. Matthews, effective as of January 1, 2000 (1)

	(iii)	Amendment Two to Employment Agreement by and between Anthem Insurance Companies, Inc. and Caroline S. Matthews, effective as of January 1, 2001 (1)
	(iv)	Amendment Three to Employment Agreement by and between Anthem Insurance Companies, Inc. and Caroline S. Matthews, effective as of January 1, 2002 (4)
10.11	(i)	Employment Agreement by and between Anthem Insurance Companies, Inc. and John M. Murphy, dated as of September 6, 2000 (1)
	(ii)	Amendment One to Employment Agreement by and between Anthem Insurance Companies, Inc. and John M. Murphy, effective as of January 1, 2002 (4)
10.12	(i)	Employment Agreement by and between Anthem Insurance Companies, Inc. and Jane Niederberger, dated as of February 22, 1999 (1)
	(ii)	Amendment One to Employment Agreement by and between Anthem Insurance Companies, Inc. and Jane Niederberger, effective as of January 1, 2000 (1)
	(iii)	Amendment Two to Employment Agreement by and between Anthem Insurance Companies, Inc. and Jane Niederberger, effective as of January 1, 2002 (4)
10.13	Letter from Anthem Insurance Companies, Inc. to L. Ben Lytle regarding retirement benefits (1)
10.14	(i)	Anthem Deferred Compensation Plan (1)
	(ii)	First Amendment to Anthem Deferred Compensation Plan (1)
	(iii)	Second Amendment to Anthem Deferred Compensation Plan (1)
10.15	Anthem Board of Directors Deferred Compensation Plan (1)
10.16	(i)	Anthem Supplemental Executive Retirement Plan (1)
	(ii)	First Amendment to Anthem Supplemental Executive Retirement Plan (1)
	(iii)	Second Amendment to Anthem Supplemental Executive Retirement Plan (1)
10.17	Anthem 1998 Long-Term Incentive Plan (1)
10.18	Anthem 2001-2003 Long-Term Incentive Plan (1)
10.19	Anthem Annual Incentive Plan (1)
10.20	Anthem Directed Executive Compensation Plan (1)
10.21	Anthem Split Dollar Life Insurance Program (1)
10.22	Blue Cross License Agreement by and between Blue Cross and Blue Shield Association and Anthem, Inc., dated November 2, 2001 (4)
10.23	Blue Shield License Agreement by and between Blue Cross and Blue Shield Association and Anthem, Inc., dated November 2, 2001 (4)
10.24	Employment Agreement among Anthem, Inc., Trigon Healthcare, Inc. and Thomas G. Snead, Jr.
10.25	Employment Agreement among Anthem, Inc., Trigon Healthcare, Inc. and Thomas R. Byrd
10.26	Noncompetition Agreement among Anthem, Inc., Trigon Healthcare, Inc. and Thomas G. Snead, Jr.

10.27	Noncompetition Agreement among Anthem, Inc., Trigon Healthcare, Inc. and Thomas R. Byrd
10.28
Credit Agreement, dated as of May 29, 2002, by and among Anthem, Inc., Goldman Sachs Credit Partners L.P., as Administrative Agent, Sole Lead Arranger and Bookrunner, Bank of America, N.A. and J.P. Morgan Chase Bank, Inc. as Co-Syndication Agents, and Fleet National Bank, as Documentation Agent
21	Subsidiaries of Anthem, Inc. (5)
23.1	Consent of Ernst & Young LLP
23.2	Consent of KPMG LLP
23.3	Consent of Baker & Daniels (contained in Exhibit 5)
23.4	Consent of Baker & Daniels (contained in Exhibit 8.1)
23.5	Consent of McGuireWoods LLP (contained in Exhibit 8.2)
24	Power of Attorney (5)
99.1	Form of Proxy Card of Anthem, Inc.
99.2	Form of Proxy Card of Trigon Healthcare, Inc.
99.3	Consent of Goldman, Sachs & Co.
99.4	Consent of Bear, Stearns & Co. Inc.

(1)
The copy of this exhibit filed as the same exhibit number to Anthem, Inc.'s Registration Statement on Form S-1 (Registration No. 333-67714) as filed with the Commission is incorporated herein by reference.

(2)
The copy of this exhibit filed as the same exhibit number to Anthem, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 is incorporated herein by reference.

(3)
The copy of this exhibit filed as the same exhibit number to Anthem, Inc.'s Registration Statement on Form S-1 (Registration No. 333-70566) as filed with the Commission is incorporated herein by reference.

(4)
The copy of this exhibit filed as the same exhibit number to Anthem, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001 is incorporated herein by reference.

(5)
Previously filed.

QuickLinks

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT
REFERENCES TO ADDITIONAL INFORMATION

APPENDICES
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF ANTHEM
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TRIGON
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
COMPARATIVE PER SHARE DATA
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
THE ANTHEM SPECIAL MEETING
THE TRIGON SPECIAL MEETING
INFORMATION ABOUT THE COMPANIES
REGULATORY AND OTHER APPROVALS REQUIRED FOR THE MERGER
THE MERGER
THE MERGER AGREEMENT
THE TRIGON STOCK OPTION AGREEMENT
ACCOUNTING TREATMENT
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
BUSINESS OF ANTHEM
BUSINESS OF AI SUB ACQUISITION CORP.
DESCRIPTION OF ANTHEM'S CAPITAL STOCK
DESCRIPTION OF ANTHEM'S EQUITY SECURITY UNITS
ANTHEM'S MANAGEMENT
Long-Term Incentive Plan (2001-2003)
Compensation Committee William G. Mays, Chairman William J. Ryan, Vice Chairman Victor S. Liss B. LaRae Orullian Dennis J. Sullivan, Jr.
Comparison of Cumulative Total Return1 Among Anthem, the S&P 500 Index and the Morgan Stanley Healthcare Payor Index
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
TRIGON SHAREHOLDER PROTECTION RIGHTS AGREEMENT
COMPARISON OF SHAREHOLDERS' RIGHTS
COMPARATIVE MARKET PRICES AND DIVIDENDS
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
UNAUDITED PRO FORMA COMBINED BALANCE SHEET ($ in Millions)
UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME ($ in Millions, except per share data)
UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME ($ in Millions, except per share data)
NOTES TO UNAUDITED PROFORMA COMBINED FINANCIAL STATEMENTS
EXPERTS
LEGAL MATTERS
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
ANTHEM MANAGEMENT'S DISCUSSION AND ANALYSIS AND FINANCIAL STATEMENTS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
ANTHEM'S QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Report of Independent Auditors
Anthem, Inc. Consolidated Balance Sheets
Anthem, Inc. Consolidated Statements of Income
Anthem, Inc. Consolidated Statements of Shareholders' Equity
Anthem, Inc. Consolidated Statements of Cash Flows
Anthem, Inc. Notes to Consolidated Financial Statements December 31, 2001 (Dollars in Millions, Except Share Data)
Anthem, Inc. Consolidated Balance Sheet (Unaudited)
Anthem, Inc. Consolidated Statements of Income (Unaudited)
Anthem, Inc. Consolidated Statements of Shareholders' Equity (Unaudited)
Anthem, Inc. Consolidated Statements of Cash Flows (Unaudited)
Anthem, Inc. Notes to Consolidated Financial Statements (Unaudited)
March 31, 2002 (Dollars in Millions, Except Share Data)

WITNESSETH
ARTICLE I THE MERGER
ARTICLE II EXCHANGE OF CERTIFICATES
ARTICLE III REPRESENTATIONS AND WARRANTIES
ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS
ARTICLE V ADDITIONAL AGREEMENTS
ARTICLE VI CONDITIONS PRECEDENT
ARTICLE VII TERMINATION AND AMENDMENT
ARTICLE VIII GENERAL PROVISIONS
RECITALS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
Anthem, Inc. (Parent Company Only) Balance Sheet
Anthem, Inc. (Parent Company Only) Statement of Income
Anthem, Inc. (Parent Company Only) Statement of Cash Flow
Anthem, Inc. (Parent Company Only) Notes to Condensed Financial Statements December 31, 2001 (Dollars in Millions)
EXHIBIT INDEX